As filed with the Securities and Exchange Commission on December 23, 2010

Registration No. 333-170934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOST HOTELS & RESORTS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	7011	52-2095412
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on following page.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)

Elizabeth A. Abdoo

Executive Vice President, Secretary and

General Counsel

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott C. Herlihy

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, DC 20004

(202) 637-2200

Approximate date of commencement of proposed sale to the public:  as soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Co-Registrants

Name	State of other Jurisdiction of Formation	Primary Standard Industrial Classification Code Number	IRS Employer Number
HMH Rivers, L.P.	Delaware	7011	52-2126158
HMH Marina LLC	Delaware	7011	26-4511519
HMC SBM Two LLC	Delaware	7011	52-2095412
HMC PLP LLC	Delaware	7011	52-2095412
HMC Retirement Properties, L.P.	Delaware	7011	52-2126159
HMH Pentagon LP	Delaware	7011	52-2095412
Airport Hotels LLC	Delaware	7011	52-2095412
HMC Capital Resources LP	Delaware	7011	26-4510555
YBG Associates LP	Delaware	7011	52-2059377
Host Park Ridge LLC	Delaware	7011	52-2095412
Host of Boston, Ltd.	Massachusetts	7011	59-0164700
Host of Houston, Ltd.	Texas	7011	52-1874039
Host of Houston 1979 LP	Delaware	7011	95-3552476
Philadelphia Airport Hotel LLC	Delaware	7011	52-2095412
HMC Suites LLC	Delaware	7011	26-4511316
HMC Suites Limited Partnership	Delaware	7011	52-1632307
Wellsford-Park Ridge HMC Hotel Limited Partnership	Delaware	7011	52-6323494
HMC Burlingame LLC	Delaware	7011	26-4510338
HMC Grand LP	Delaware	7011	52-2285954
HMC Hotel Development LP	Delaware	7011	52-2095412
HMC Mexpark LLC	Delaware	7011	52-2095412
HMC Polanco LLC	Delaware	7011	52-2095412
HMC NGL LLC	Delaware	7011	52-2095412
HMC OLS I L.P.	Delaware	7011	52-2095412
HMC Seattle LLC	Delaware	7011	52-2095412
Host Swiss GP LLC	Delaware	7011	52-2095412
HMH Restaurants LP	Delaware	7011	26-4511601
HMH Rivers LLC	Delaware	7011	52-2095412
HMH WTC LLC	Delaware	7011	52-2095412
Host La Jolla LLC	Delaware	7011	52-2095412
City Center Hotel Limited Partnership	Minnesota	7011	41-1449758
PM Financial LLC	Delaware	7011	52-2095412
PM Financial LP	Delaware	7011	52-2131022
HMC Chicago LLC	Delaware	7011	52-2095412
HMC Desert LLC	Delaware	7011	26-4510605
HMC Diversified LLC	Delaware	7011	52-2095412
HMC Properties I LLC	Delaware	7011	52-2095412
HMC Potomac LLC	Delaware	7011	52-2095412
HMC Manhattan Beach LLC	Delaware	7011	26-4510718
Chesapeake Hotel Limited Partnership	Delaware	7011	52-1373476
HMH General Partner Holdings LLC	Delaware	7011	26-4521901
S.D. Hotels LLC	Delaware	7011	26-4522361
HMC Gateway LP	Delaware	7011	52-2095412
HMC Market Street LLC	Delaware	7011	52-2095412
New Market Street LP	Delaware	7011	52-2131023
Host Times Square LP	Delaware	7011	52-2095412
Times Square GP LLC	Delaware	7011	52-2095412
HMC Atlanta LLC	Delaware	7011	52-2095412
Ivy Street LLC	Delaware	7011	52-2095412
HMC Georgia LLC	Delaware	7011	52-2095412
HMC SFO LP	Delaware	7011	26-4511255
Market Street Host LLC	Delaware	7011	52-2091669
HMC Property Leasing LLC	Delaware	7011	52-2095412
HMC Host Restaurants LLC	Delaware	7011	52-2095412
Durbin LLC	Delaware	7011	52-2095412

Name	State of other Jurisdiction of Formation	Primary Standard Industrial Classification Code Number	IRS Employer Number
HMC HT LP	Delaware	7011	52-2095412
HMC OLS I LLC	Delaware	7011	52-2095412
HMC OLS II L.P.	Delaware	7011	52-2095412
HMC/Interstate Manhattan Beach, L.P.	Delaware	7011	52-2033807
Ameliatel LP	Delaware	7011	58-1861162
HMC Amelia II LLC	Delaware	7011	52-2095412
Rockledge Hotel LLC	Delaware	7011	52-2095412
HMC Copley LP	Delaware	7011	52-2095412
HMC Headhouse Funding LLC	Delaware	7011	52-2095412
Ivy Street Hopewell LLC	Delaware	7011	52-2095412
HMC Diversified American Hotels, L.P.	Delaware	7011	52-1646207
Potomac Hotel Limited Partnership	Delaware	7011	52-1240223
HMC AP GP LLC	Delaware	7011	52-2171352
HMC AP LP	Delaware	7011	52-2171371
HMC AP Canada Company	Nova Scotia	7011	89-8505540
HMC Toronto Airport GP LLC	Delaware	7011	52-2187400
HMC Toronto Airport LP	Delaware	7011	52-2187401
HMC Toronto EC GP LLC	Delaware	7011	52-2187402
HMC Toronto EC LP	Delaware	7011	52-2187404
HMC Charlotte GP LLC	Delaware	7011	52-2171369
HMC Charlotte LP	Delaware	7011	52-2171370
HMC Charlotte (Calgary) Company	Nova Scotia	7011	86-9552752
Calgary Charlotte Holdings Company	Nova Scotia	7011	98-0588872
HMC Grace (Calgary) Company	Nova Scotia	7011	87-1258026
HMC Maui LP	Delaware	7011	52-2095412
Calgary Charlotte Partnership	Alberta	7011	98-0588875
HMC Chicago Lakefront LLC	Delaware	7011	52-2095412
HMC East Side LLC	Delaware	7011	52-2171365
HMC Kea Lani LP	Delaware	7011	52-2095412
East Side Hotel Associates, L.P.	Delaware	7011	52-1892518
HMC O’Hare Suites Ground LP	Delaware	7011	52-2095412
HMC Toronto Air Company	Nova Scotia	7011	89-4596683
HMC Toronto EC Company	Nova Scotia	7011	12-1597207
HMC Lenox LP	Delaware	7011	52-2095412
Host Realty Partnership, L.P.	Delaware	7011	95-4509413
Host Houston Briar Oaks, L.P.	Delaware	7011	86-0901342
Cincinnati Plaza LLC	Delaware	7011	91-1128920
Host Cincinnati II LLC	Delaware	7011	86-0944822
Host Cincinnati Hotel LLC	Delaware	7011	86-0944821
Host Financing LLC	Delaware	7011	86-0834172
Host Fourth Avenue LLC	Delaware	7011	52-2095412
Host Indianapolis I LP	Delaware	7011	86-0877687
Host Los Angeles LP	Delaware	7011	95-4591657
Host Mission Hills II LLC	Delaware	7011	86-0944817
Host Mission Hills Hotel LP	Delaware	7011	86-0944816
Host Needham II LLC	Delaware	7011	86-0944813
Host Needham Hotel LP	Delaware	7011	86-0944812
Host Realty LLC	Delaware	7011	58-2437600
Host Realty Hotel LLC	Delaware	7011	58-2437602
Host Waltham II LLC	Delaware	7011	86-0944811
Host Waltham Hotel LP	Delaware	7011	86-0944810
HST LT LLC	Delaware	7011	52-2095412
HST I LLC	Delaware	7011	52-2095412
South Coast Host Hotel LP	Delaware	7011	91-0902540
Starlex LP	Delaware	7011	95-4534810
Airport Hotels Houston LLC	Delaware	7011	52-2095412
BRE/Swiss LP	Delaware	7011	13-3955642

Name	State of other Jurisdiction of Formation	Primary Standard Industrial Classification Code Number	IRS Employer Number
HHR Assets LLC	Delaware	7011	52-2095412
HHR Harbor Beach LLC	Delaware	7011	52-2095412
HHR Holdings Cooperatief U.A.	Netherlands	7011	52-2095412
HHR Lauderdale Beach Limited Partnership	Delaware	7011	52-2095412
HHR Singer Island GP LLC	Delaware	7011	52-2095412
HHR Singer Island Limited Partnership	Delaware	7011	52-2095412
HHR WRN GP LLC	Delaware	7011	52-2095412
HHR WRN Limited Partnership	Delaware	7011	52-2095412
HMC Cambridge LP	Delaware	7011	52-2095412
HMC McDowell LP	Delaware	7011	90-0197916
HMC Reston LP	Delaware	7011	26-3876666
Host Atlanta Perimeter Ground GP LLC	Delaware	7011	52-2095412
Host Atlanta Perimeter Ground LP	Delaware	7011	52-2095412
Host Cambridge GP LLC	Delaware	7011	52-2095412
Host Capitol Hill LLC	Delaware	7011	20-5304861
Host City Center GP LLC	Delaware	7011	52-2095412
Host Copley GP LLC	Delaware	7011	52-2095412
Host Dallas Quorum Ground GP LLC	Delaware	7011	52-2095412
Host Dallas Quorum Ground LP	Delaware	7011	52-2095412
Host GH Atlanta GP LLC	Delaware	7011	52-2095412
Host Grand GP LLC	Delaware	7011	52-2095412
Host Indianapolis GP LLC	Delaware	7011	52-2095412
Host Indianapolis Hotel Member LLC	Delaware	7011	52-2095412
Host Indianapolis LP	Delaware	7011	52-2095412
Host Kea Lani GP LLC	Delaware	7011	52-2095412
Host Kierland GP LLC	Delaware	7011	52-2095412
Host Kierland LP	Delaware	7011	52-2095412
Host Lenox Land GP LLC	Delaware	7011	52-2095412
Host Los Angeles GP LLC	Delaware	7011	52-2095412
Host Maui GP LLC	Delaware	7011	52-2095412
Host McDowell GP LLC	Delaware	7011	52-2095412
Host Moscone GP LLC	Delaware	7011	52-2095412
Host NY Downtown GP LLC	Delaware	7011	52-2095412
Host O’Hare Suites Ground GP LLC	Delaware	7011	52-2095412
Host OP BN GP LLC	Delaware	7011	52-2095412
Host Pentagon GP LLC	Delaware	7011	52-2095412
Host Restaurants GP LLC	Delaware	7011	52-2095412
Host Reston GP LLC	Delaware	7011	52-2095412
Host SFO GP LLC	Delaware	7011	52-2095412
Host South Coast GP LLC	Delaware	7011	52-2095412
Host Tampa GP LLC	Delaware	7011	52-2095412
Host Times Square GP LLC	Delaware	7011	52-2095412
Host WNY GP LLC	Delaware	7011	52-2095412
IHP Holdings Partnership LP	Pennsylvania	7011	23-2906092
Pacific Gateway, Ltd.	California	7011	33-0093873
HHR Rio Holdings LLC	Delaware	7011	52-2095412

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 23, 2010

Prospectus

Offer to Exchange all Outstanding

6% Series U Senior Notes due 2020

for

6% Series V Senior Notes due 2020

of

HOST HOTELS & RESORTS, L.P.

We are offering to exchange all of our outstanding 6% Series U senior notes for our 6% Series V senior notes. The terms of the Series V senior notes are substantially identical to the terms of the Series U senior notes except that the Series V senior notes are registered under the Securities Act of 1933, as amended, and are therefore freely transferable. The Series U senior notes were issued on October 25, 2010 and, as of the date of this prospectus, an aggregate principal amount of $500 million is outstanding.

Please consider the following:

•	Our offer to exchange the notes expires at 5:00 p.m., New York City time, on , 2011, unless extended.

•	You should carefully review the procedures for tendering the Series U senior notes. If you do not follow those procedures, we may not exchange your Series U senior notes for Series V senior notes.

•	We will not receive any proceeds from the exchange offer.

•	If you fail to tender your Series U senior notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•

There is currently no public market for the Series V senior notes. We do not intend to list the Series V senior notes on any securities exchange. Therefore, we do not anticipate that an active public market for these notes will develop.

Information about the Series V senior notes:

•

The notes will mature on November 1, 2020. We will pay interest on the notes semi-annually in cash in arrears at the rate of 6% per year payable on February 1 and August 1, commencing February 1, 2011.

•

The notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations, subject to certain limitations set forth in the section entitled “Description of Series V Senior Notes.” For further information on ranking, see also the section entitled “Risk Factors.”

•	The Series V senior notes will be guaranteed by certain of our subsidiaries, comprising all of our subsidiaries that have also guaranteed our credit facility and other indebtedness.

•

As security for the notes, we have pledged the common equity interests of those of our direct and indirect subsidiaries which also secure, on an equal and ratable basis, our credit facility, approximately $3.8 billion of our other outstanding existing senior notes (excluding our Series U senior notes) as of December 21, 2010 and certain other indebtedness.

Broker-dealers receiving Series V senior notes in exchange for Series U senior notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the Series V senior notes.

Investing in the Series V senior notes involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,         .

Each broker-dealer that receives the Series V senior notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series V senior notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series V senior notes received in exchange for Series U senior notes where such Series U senior notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier to occur of (1) the date when all the Series V senior notes held by a broker-dealer have been sold and (2) 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton®, Westin®, Sheraton®, W®, The Luxury Collection®, St. Regis®, Swissôtel®, Accor®, Le Meridien® and Delta®. None of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the Series V senior notes being offered. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus.

i

SUMMARY

This summary highlights certain information contained in this prospectus, but it may not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of this prospectus. You should carefully consider the information contained in this prospectus, including the information set forth under the heading “Risk Factors”, beginning on page 9 of this prospectus. Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation (“Host REIT”), as its sole general partner. Together, we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being our sole general partner, Host REIT holds approximately 98% of our partnership interests. Except as the context may otherwise require, references to “Host REIT” are to Host Hotels & Resorts, Inc., and references to “we,” “us,” and “our” or “Host L.P.” are to Host Hotels & Resorts, L.P. and its consolidated subsidiaries. References to “senior notes” herein include the senior notes outstanding under the indenture under which the Series U senior notes were issued and under which the Series V senior notes will be issued and any future senior notes that we may issue under that indenture, including the Exchangeable Senior Debentures (as defined below).

Company Overview

Host REIT is the largest lodging real estate investment trust and one of the largest owners of luxury and upper upscale hotels, which are held by Host L.P. As of December 21, 2010, our lodging portfolio consisted of 113 luxury and upper upscale hotels containing approximately 62,000 rooms. Substantially all of our portfolio is located in the U.S. and is geographically diverse with hotels in most of the major metropolitan areas in 25 states, Washington, D.C., Toronto and Calgary, Canada, Mexico City, Mexico, Santiago, Chile, London, England and Rio de Janeiro, Brazil. Additionally, we own a 32.1% interest in a European joint venture that owns 11 luxury and upper upscale hotels containing approximately 3,500 rooms located in cities in Italy, Spain, Poland, Belgium, The Netherlands and the United Kingdom. We are the general partner of the joint venture and act as asset manager for these hotels. We also own a 25% interest in an Asian joint venture that currently owns no hotels, but has reached an agreement to develop seven properties in India in a joint venture with Accor S.A. and InterGlobe Enterprises Limited.

Corporate Information

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Host REIT’s Internet website address is www.hosthotels.com. The contents of Host REIT’s website are not part of this prospectus.

THE EXCHANGE OFFER

Securities to be exchanged	On October 25, 2010 we sold $500 million in aggregate principal amount of Series U senior notes in a transaction exempt from the registration requirements of the Securities Act. The terms of the Series U senior notes and the Series V senior notes are substantially identical in all material respects, except that the Series V senior notes will be freely transferable by the holders thereof except as otherwise provided in this prospectus.

The exchange offer	We are offering to exchange $500 million principal amount of Series U senior notes for a like principal amount of Series V senior notes. Series U senior notes may be exchanged only in multiples of $1,000 principal amount.

Registration rights agreement	We sold the Series U senior notes on October 25, 2010 in a private placement in reliance on Section 4(2) of the Securities Act. The Series U senior notes were immediately resold by their initial purchasers in reliance on Securities Act Rule 144A. In connection with the sale, we entered into a registration rights agreement with the initial purchasers requiring us to make this exchange offer. Under the registration rights agreement, we are required to cause the registration statement, of which this prospectus forms a part, to become effective on or before the 260th day following the date on which we issued the Series U senior notes, and we are obligated to consummate the exchange offer on or before the 290th day following the issuance of the Series U senior notes.

Expiration date	Our exchange offer will expire at 5:00 p.m., New York City time, , 2011, or at a later date and time to which we may extend it.

Withdrawal	You may withdraw a tender of Series U senior notes pursuant to our exchange offer at any time before 5:00 p.m., New York City time, on , 2011, or such later date and time to which we extend the offer. We will return any Series U senior notes that we do not accept for exchange for any reason as soon as practicable after the expiration or termination of our exchange offer.

Interest	Interest on the Series V senior notes will accrue from the date of the original issuance of the Series U senior notes or from the date of the last payment of interest on the Series U senior notes, whichever is later. We will not pay interest on Series U senior notes tendered and accepted for exchange.

Conditions to our exchange offer	Our exchange offer is subject to customary conditions, which are discussed in the section entitled “The Exchange Offer.” As described in that section, we have the right to waive some of the conditions.

Procedures for tendering Series U senior notes	We will accept for exchange any and all Series U senior notes that are properly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on , 2011. The Series V senior notes issued pursuant to our exchange offer will be delivered promptly following the expiration date.

If you wish to accept our exchange offer, you must complete, sign and date the letter of transmittal, or a copy, in accordance with the instructions contained in this prospectus and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Series U senior notes and all other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding Series U senior notes through the Depository Trust Company (“DTC”), and wish to accept our exchange offer, you may do so pursuant to the DTC’s Automated Tender Offer Program (“ATOP”), by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•

the Series V senior notes that you acquire pursuant to the exchange offer are being obtained by you in the ordinary course of your business, whether or not you are the registered holder of the Series V senior notes;

•	you are not engaging in and do not intend to engage in a distribution of Series V senior notes;

•	you do not have an arrangement or understanding with any person to participate in a distribution of Series V senior notes; and

•	you are not our “affiliate,” as defined under Securities Act Rule 405.

Under the registration rights agreement we may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Series U senior notes, if:

•	we determine that we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or Securities and Exchange Commission policy; or

•	we have commenced and not consummated the exchange offer within 290 days following the date on which we issued the Series U senior notes.

Exchange agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer.

Federal income tax considerations	We believe the exchange of Series U senior notes for Series V senior notes pursuant to our exchange offer will not constitute a sale or an exchange for Federal income tax purposes. For further information, see the section entitled “Certain United States Federal Tax Consequences.”

Effect of not tendering	If you do not tender your Series U senior notes or if you do tender them but they are not accepted by us, your Series U senior notes will continue to be subject to the existing restrictions upon transfer. Except for our obligation to file a shelf registration statement under the circumstances described above, we will have no further obligation to provide for the registration under the Securities Act of Series U senior notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Series V senior notes.

THE SERIES V SENIOR NOTES

The summary below describes the principal terms of the Series V senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series V senior notes, see the section entitled “Description of Series V Senior Notes.”

Issuer	Host Hotels & Resorts, L.P., a Delaware limited partnership.

Securities Offered	$500,000,000 aggregate principal amount of 6% Series V senior notes due 2020.

Maturity	November 1, 2020.

Interest	Interest on the Series V senior notes will accrue at an annual rate of 6%. We will pay interest on the Series V senior notes in arrears on February 1 and August 1 each year, commencing February 1, 2011.

Ranking	The Series V senior notes and the related guarantees will be our and the guarantors’ unsubordinated obligations, will rank senior to all of our and the guarantors’ existing and future subordinated indebtedness and will rank equally in right of payment to our credit facility and our outstanding series of senior notes issued pursuant to our Amended and Restated Indenture dated August 5, 1998, as supplemented. The Series V senior notes and the existing senior notes effectively will be subordinated to all secured indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such indebtedness (other than indebtedness that is secured by the stock pledge described above). See “Description of Series V Senior Notes—Ranking.” In addition, the Series V senior notes will be junior in right of payment to liabilities of our non-guarantor subsidiaries. For further information on ranking, see “Risk Factors—The Series V senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities,” “Description of Series V Senior Notes—General,” and “Description of Our Other Indebtedness.”

As of September 10, 2010, as adjusted to give effect to the offering of the Series U senior notes, the use of proceeds therefrom to retire $250 million of Series K senior notes on November 29, 2010, as well as the defeasance of $115 million of mortgage debt in October 2010 and the repayment on December 10, 2010 of a $71 million mortgage loan, we and our subsidiaries would have had approximately $5.5 billion of total debt, of which approximately $4.3 billion would have been secured by the stock pledge described above, approximately $1.1 billion would have been secured by mortgage liens on various of our hotel properties and related assets of ours and our subsidiaries, and none of which would have been subordinated to the Series V senior notes. As of September 10, 2010, our non-guarantor subsidiaries had total indebtedness and liabilities of approximately $1.5 billion. See “Capitalization.”

Guarantors	The Series V senior notes will be guaranteed by certain of our direct and indirect subsidiaries, representing all of our subsidiaries that also have guaranteed our credit facility, our existing senior notes and certain of our other indebtedness. The guarantees may be released without the consent of the holders of the Series V senior notes under certain circumstances. We generally are not required to cause future subsidiaries to become guarantors unless they secure our credit facility, our existing senior notes or certain of our other indebtedness. As of September 10, 2010, our non-guarantor subsidiaries held approximately 42% of our assets.

For more detail, see the section entitled “Risk Factors—The Series V senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities.”

Security	The Series V senior notes will be secured by a pledge of the common equity interests of certain of our direct and indirect subsidiaries, which common equity interests also secure, on an equal and ratable basis, our credit facility and approximately $4.0 billion of our outstanding existing senior notes (as of September 10, 2010), including approximately $1.1 billion of exchangeable senior debentures net of original issue discount, and will secure certain other future unsubordinated indebtedness ranking equal in right of payment with the Series V senior notes.

The Series V senior notes and our existing senior notes effectively will be subordinated to all secured indebtedness (other than indebtedness that is secured by the stock pledge described above) that may be incurred under the indenture, to the extent of the value of the collateral securing such indebtedness.

Under the terms of the indenture governing our outstanding existing senior notes, we and the subsidiary guarantors may incur up to $400 million ($300 million in the case of certain series of our existing senior notes) of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. In addition, when we are below such coverage ratio we may also incur up to $150 million ($100 million in the case of certain series of our existing senior notes) of indebtedness (which may be secured) without regard to use of proceeds. See “Description of Series V Senior Notes—Ranking” and “Description of Our Other Indebtedness.”

Under the credit facility, we have the right to require the release of all pledges of capital stock in the event that our leverage ratio is below 6:00 to 1:00 for the two most recent consecutive quarters and no default or event of default exists. Effective October 12, 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date. Hence, since October 12, 2005, no new pledges of capital stock have been made for the benefit of the credit facility banks and holders of senior notes. In certain cases, a requirement to pledge additional capital stock can otherwise result from the acquisition of entities owning hotel properties. We have not, however, released pledges of capital stock existing as of October 12, 2005, although we have the right to do so at any time that we continue to meet the conditions described above, as is currently the case because our leverage ratio is below 6:00 to 1:00, including after giving effect to this offering. No assurances can be made that we will not exercise this right in the future. The credit facility also requires us to reinstate the pledges of capital stock should our leverage ratio subsequently exceed 6:00 to 1:00 for two consecutive quarters. As of September 10, 2010, our leverage ratio was 5.6x. If we were required to reinstate these pledges, holders of our existing senior notes would also receive the benefit of the pledge.

For more detail, see the section entitled “Risk Factors—The Series V Senior Notes effectively will be junior in right of payment to some other liabilities.”

Optional Redemption	At any time prior to November 1, 2015, the Series V senior notes will be redeemable at our option, in whole or in part, for 100% of their principal amount, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest to the applicable redemption date. For more details, see the section entitled “Description of Series V Senior Notes—Optional Redemption.”

Beginning November 1, 2015, we may redeem, in whole or in part, the Series V senior notes at any time at the prices set forth in the section entitled “Description of Series V Senior Notes—Optional Redemption.”

In addition, prior to November 1, 2013, we may redeem up to 35% of the aggregate principal amount of the Series V senior notes at the price set forth in the section entitled “Description of Series V Senior Notes—Optional Redemption” together with any accrued and unpaid interest to the applicable redemption date with the net cash proceeds of certain sales of our or Host REIT’s equity securities.

Mandatory Offer to Repurchase	If we sell certain assets or undergo certain kinds of changes of control, together with a change in the rating of the Series V senior notes, we must offer to repurchase the Series V senior notes as described in the section entitled “Description of Series V Senior Notes—Repurchase of Notes at the Option of the Holder upon a Change of Control Triggering Event.” See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture” and “Risk Factors—We may be required to make an offer to repurchase all other series of our senior notes upon an asset sale but not from holders of Series U senior notes and Series V senior notes exchanged therefore.”

Basic Covenants of the Indenture	The indenture governing the Series V senior notes, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase our equity interests;

•	make investments;

•	allow payment or dividend restrictions to exist on certain of our subsidiaries;

•	sell assets;

•	in the case of our restricted subsidiaries, guarantee indebtedness;

•	create certain liens; and

•	sell certain assets or merge with or into other companies.

All of these limitations are subject to important exceptions and qualifications and in certain instances, the application of these covenants will be suspended, as further described in the section entitled “Description of Series V Senior Notes—Covenants.”

Risk Factors	Investment in the Series V senior notes involves risks. You should carefully consider the information under the section entitled “Risk Factors” and all other information included in this prospectus before investing in the Series V senior notes.

RISK FACTORS

You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones related to our business or the Series V senior notes offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the Series V senior notes could decline substantially or we could be unable to make payments under the Series V senior notes.

Risks Relating to this Offering

We have substantial leverage, which could adversely affect our cash flow and prevent us from fulfilling our obligations under the Series V senior notes.

We have significant indebtedness and we will continue to have significant indebtedness after the exchange of the Series U senior notes. As of September 10, 2010, we and our subsidiaries had total indebtedness of approximately $5.4 billion. As adjusted to give effect to the issuance of the Series U senior notes, the use of proceeds therefrom to redeem $250 million of Series K senior notes, as well as the defeasance of $115 million of mortgage debt on the W New York, Union Square in October 2010 and the repayment on December 10, 2010 of $71 million mortgage on the JW Marriott, Desert Springs, we and our subsidiaries would have had total indebtedness of approximately $5.5 billion (of which approximately $4.3 billion would have consisted of senior notes and indebtedness under the credit facility secured by an equal and ratable pledge of the stock of certain of our subsidiaries, approximately $1.1 billion would have been secured by mortgage liens on various of our hotel properties and related assets, and would effectively be senior to the Series V senior notes to the extent of the value of those assets, and the balance would have consisted of other debt). Under the terms of the Series V senior notes and our existing indebtedness we will have the ability to incur significant amounts of additional indebtedness, including additional secured indebtedness, the collateral of which will not secure the Series V senior notes.

Our substantial indebtedness has important consequences. It currently requires us to dedicate a substantial portion of our cash flow from operations to payments of principal and interest on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, distributions to our partners and other general purposes. Additionally, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Series V senior notes offered hereby;

•

limit our ability in the future to undertake refinancings of our debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to us, or at all; or

•	affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

Because Host REIT must distribute at least 90% of its annual taxable income, excluding net capital gain, in order to maintain its qualification as a REIT, we make significant distributions of cash to Host REIT and depend upon external sources of capital for future growth. If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

•	sales of operating partnership common units (“OP Units”);

•	the incurrence of additional permitted indebtedness by us; or

•	the sale of our assets.

We cannot assure you that any of these sources of funds would be available to us or, if available, would be on terms that we would find acceptable or in amounts sufficient for us to meet our obligations or fulfill our business plan. Under certain circumstances we would be required to use the cash from some of the events described above to repay other indebtedness.

The Series V senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities.

Only our subsidiaries that have guaranteed or will be required to guarantee payment of certain of our indebtedness ranking equal in priority to the Series V senior notes, including the credit facility, our existing senior notes and future indebtedness that is similarly guaranteed, have guaranteed, and are required to guarantee, our obligations under the Series V senior notes. Although the indenture governing the terms of the Series V senior notes places limits on the overall level of indebtedness that non-guarantor subsidiaries may incur, the Series V senior notes effectively will be junior in right of payment to liabilities of our non-guarantor subsidiaries and to any debt of ours or our subsidiaries that is secured by assets other than the equity interests in our subsidiaries securing the Series V senior notes, to the extent of the value of such assets. As of September 10, 2010, our non-guarantor subsidiaries had total debt and liabilities of approximately $1.5 billion. Since only those subsidiaries that guarantee the credit facility, the existing senior notes or certain of our other indebtedness are required to guarantee the Series V senior notes, there can be no assurance as to the number of subsidiaries that will be guarantors of the Series V senior notes at any point in time or as to the value of their assets or significance of their operations.

Under the terms of the indenture applicable to the Series V senior notes, subject to satisfaction of certain other requirements, we, the subsidiary guarantors and our respective restricted subsidiaries may incur debt secured by our respective assets (other than the equity interests of our subsidiaries securing the credit facility, the existing senior notes and the Series V senior notes). For a discussion of our ability to incur such secured debt, see “Description of Series V Senior Notes—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Description of Our Other Indebtedness—Senior Notes—Differences Between Series V and All Other Series of Senior Notes.” Neither the Series V senior notes nor the related subsidiary guarantees thereof will be secured by those assets and the Series V senior notes and such subsidiary guarantees effectively will be junior in right of payment to this secured debt to the extent of the value of the assets securing such debt. As of December 21, 2010, we and our subsidiaries had approximately $1.1 billion of debt secured by mortgages on 11 of our hotels and related assets.

In addition, under the indenture covenants that are applicable to our existing senior notes, and that will be applicable to the Series V senior notes, we and the subsidiary guarantors may also incur up to $400 million ($300 million in the case of certain series of our existing senior notes) of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. In addition, when we are below such coverage ratio we may also incur up to $150 million ($100 million in the case of certain series of our existing senior notes) of indebtedness (which may be secured) without regard to use of proceeds. See “Description of Series V Senior Notes—Ranking.” The Series V senior notes will be subordinated to this and to all other secured indebtedness that may be incurred under the indenture governing the Series V senior notes, to the extent of the value of the collateral securing such secured indebtedness.

Under the credit facility, we have the right to require the release of all pledges of capital stock in the event that our leverage ratio is below 6:00 to 1:00 for the two most recent consecutive quarters and no default or event of default exists. Effective October 12, 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date. Hence, since October 12, 2005, no new pledges of capital stock have been made for the benefit of the credit facility banks and holders of senior notes. In certain cases, we would have otherwise been required to pledge additional capital stock resulting from the acquisition of entities owning hotel properties and, in addition, the capital stock of certain material subsidiaries has not been pledged. We have not, however, released pledges of capital stock existing as of October 12, 2005, although we have the right to do so at any time that we continue to meet the conditions described above as is currently the case because our leverage ratio is below 6:00 to 1:00, including after giving effect to this offering. No assurances can be made that we will not exercise this right in the future. The credit facility also requires us to reinstate the pledges of capital stock should our leverage ratio subsequently exceed 6:00 to 1:00 for two consecutive quarters. If we were required to reinstate these pledges holders of our existing senior notes would also receive the benefit of the pledge.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The documents governing the terms of the Series V senior notes, our existing senior notes and our credit facility and certain of our other outstanding indebtedness contain covenants that place restrictions on us and our subsidiaries. These covenants will restrict, among other things, our ability and the ability of our subsidiaries to:

•	conduct acquisitions, mergers or consolidations unless the successor entity in such transaction assumes our indebtedness;

•	incur additional debt in excess of certain thresholds without satisfying certain financial metrics;

•	create liens securing indebtedness, unless effective provision is made to secure our other indebtedness by such liens;

•	sell assets without using the proceeds from such sales for certain permitted uses or to make an offer to repay or repurchase outstanding indebtedness;

•	make capital expenditures in excess of certain thresholds;

•	raise capital;

•	make distributions without satisfying certain financial metrics; and

•	conduct transactions with affiliates other than on an arms length basis and, in certain instances, without obtaining opinions as to the fairness of such transactions.

In addition, certain covenants in the credit facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in the applicable indenture(s), the credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt. Under the indentures governing the Series V senior notes and certain series of our existing senior notes, if such series achieves investment grade status as described in “Description of Series V Senior Notes— Covenants upon Attainment and Maintenance of an Investment Grade Rating,” substantially all of the restrictive covenants applicable to such series will no longer be in effect. For a detailed description of the covenants and restrictions imposed by the documents governing our indebtedness, see “Description of Our Other Indebtedness.”

We will be permitted to make distributions to Host REIT under certain conditions even when we cannot otherwise make restricted payments under the indenture and the credit facility.

Under the indenture terms governing the Series V senior notes and our existing senior notes, we are only allowed to make restricted payments if, at the time we make such a restricted payment, we are able to incur at least $1.00 of indebtedness under the “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” covenant and we satisfy certain other requirements. This covenant requires us to meet certain conditions in order to incur additional debt, including that we have a consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0 in order to make a restricted payment; except that, in the case of a preferred stock distribution, the covenant applicable to the Series V senior notes and our outstanding senior notes provides that we are only required to have a consolidated coverage ratio of at least 1.7 to 1.0. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the Series V senior notes, see the following sections of this prospectus: “Description of Series V Senior Notes—Limitation on Restriction Payments”; and “Description of Series V Senior Notes—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

Even when we are unable to make restricted payments during a period in which we are unable to incur $1.00 of indebtedness, the indenture terms governing the Series V senior notes and our outstanding senior notes permit us, so long as Host REIT believes in good faith after reasonable diligence that Host REIT qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), to make permitted REIT distributions, which are any distributions (1) to Host REIT equal to the greater of (a) the amount estimated by Host REIT in good faith after reasonable diligence to be necessary to permit Host REIT to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host REIT within the meaning of Section 857(b)(2) of the Code, determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or (b) the amount that is estimated by Host REIT in good faith after reasonable diligence to be necessary either to maintain Host REIT’s status as a REIT under the Code for any calendar year or to enable Host REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host REIT to its shareholders, with such distributions to be made as and when determined by Host REIT, whether during or after the end of the relevant calendar year; in either the case of (a) or (b) above if: (x) the aggregate principal amount of all our outstanding indebtedness and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of our Adjusted Total Assets (as defined in the indenture) and (y) no Default or Event of Default (as defined in the indenture) shall have occurred and be continuing, and (2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host REIT. We refer to the distributions that we are permitted to make which are summarized in this paragraph as “permitted REIT distributions.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding series of our senior notes and the Series V senior notes offered hereby. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of senior notes or that restrictions in our credit facility and other outstanding indebtedness at that time will not allow us to make such repurchases. See “Description of Series V Senior Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event.”

Our failure to repurchase any of the Series V senior notes would be a default under the indenture for all series of senior notes issued thereunder and also under our credit facility.

The Series V senior notes or a guarantee thereof may be deemed a fraudulent transfer.

Under the Federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the Series V senior notes could be voided, or claims on a guarantee of the Series V senior notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

(1)	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

(2)	either:

(a)	was insolvent or rendered insolvent by reason of such incurrence;

(b)	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

(c)	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If such circumstances were found to exist, or if a court were to find that the guarantee were issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In such event, the Series V senior notes would be structurally subordinated to the indebtedness and other liabilities of such subsidiary.

In addition, our obligations under the Series V senior notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Series V senior notes the factors in clauses (1) and (2) above applied to us, or that the Series V senior notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Series V senior notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•

the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We can offer no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

An active trading market may not develop for the notes.

The Series U senior notes are not listed on any securities exchange. Since their issuance, there has been a limited trading market for such notes. To the extent that Series U senior notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Series U senior notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your Series U senior notes.

We will not list the Series V senior notes on any securities exchange. These notes are new securities for which there is currently no market. The Series V senior notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by the initial purchasers of the Series U senior notes that they intend to make a market in the Series V senior notes, as well as the Series U senior notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and their market making activities may be discontinued at any time without notice. In addition, their market making activities may be limited during our exchange offer. Therefore, we cannot assure you that an active market for Series V senior notes will develop.

We may be required to make an offer to repurchase all other series of our senior notes upon an asset sale but not from holders of Series U senior notes and Series V senior notes exchanged therefor.

The covenant restricting our use of proceeds from asset sales under the Series U and Series V senior notes indenture only applies to the extent that the net cash proceeds from such sales during any 12-month period exceeds 5% of our total assets (using undepreciated asset values) whereas the covenant restricting our use of proceeds from asset sales under the indentures governing our other series of senior notes applies when net cash proceeds from such sales during any 12-month period exceeds 1% of our total assets (using undepreciated asset values). Accordingly, in certain instances, we may be required to make an offer to repurchase all existing series of senior notes other than the Series U and Series V senior notes with the excess proceeds from asset sales that are not reinvested or used to pay down our credit facility.

Financial Risks and Risks of Operation

Our revenues and the value of our properties are also subject to other conditions affecting the lodging industry.

The lodging industry is subject to changes in the travel patterns of business and leisure travelers, both of which are affected by the strength of the economy, as well as other factors. Changes in travel patterns of both business and leisure travelers may create difficulties for the industry over the long-term and adversely affect our results. During the recession in 2008 and 2009, overall travel was reduced which had a significant effect on our results of operations. While operating results have improved during 2010, other factors such as low GDP growth, continued high unemployment and weak consumer spending continue to slow the overall economic recovery. For this reason, there can be no assurance that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns. Therefore, our results of operations and any forecast we make, may be affected and can change based on the following risks:

•	changes in the international, national, regional and local economic climate;

•	changes in business and leisure travel patterns;

•	the effect of terrorist attacks and terror alerts in the United States and internationally, as well as other geopolitical disturbances;

•	supply growth in markets where we own hotels which may adversely affect demand at our properties;

•	the attractiveness of our hotels to consumers relative to our competition;

•	the performance of the managers of our hotels;

•	outbreaks of disease;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

A reduction in our revenue or earnings as a result of the above risks may reduce our working capital, impact our long-term business strategy, and impact the value of our assets and our ability to meet certain covenants in our existing debt agreements.

Economic conditions may adversely effect the value of our hotels which may result in impairment charges on our properties.

We analyze our assets for impairment in several situations, including when a property has current or projected losses from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other material trends, contingencies or changes in circumstances indicate that a triggering event has occurred that indicate an asset’s carrying value may not be recoverable. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. Our operating results for 2009 included $131 million of impairment charges taken in the first half of 2009 related to our consolidated hotels and our European joint venture. We did not record any impairment charges in 2010. We may, however, incur additional impairment charges in the future, which will negatively affect our results of operations. We can provide no assurance that any impairment loss recognized would not be material to our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

Disruptions in the financial markets may adversely affect our business and results of operations, our ability to obtain financing on reasonable and acceptable terms, our ability to hedge our foreign currency exchange risk and the value of our common OP units.

The United States and global stock and credit markets experienced significant price volatility, dislocations and liquidity disruptions, all of which caused market prices of the stocks of many companies to fluctuate substantially and the spreads on prospective and outstanding debt financings to widen considerably. These circumstances impacted liquidity in the financial markets, which made terms for certain financings less attractive, and, in some cases, resulted in the lack of availability of certain types of financing. While conditions in the credit markets have improved, continued uncertainty in the stock and credit markets may negatively impact our ability to access additional short-term and long-term financing on reasonable terms or at all, which would negatively impact our liquidity and financial condition. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing and may negatively impact our ability to enter into derivative contracts in order to hedge risks associated with changes in interest rates and foreign currency exchange rates. These disruptions in the financial markets also may adversely affect our credit rating and the value of our common OP units. While we believe we have adequate sources of liquidity with which to meet our anticipated requirements for working capital, debt service and capital expenditures for the foreseeable future, if our operating results worsen significantly and our cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face liquidity problems that could materially and adversely affect our results of operations and financial condition.

We depend on external sources of capital for future growth and we may be unable to access capital when necessary.

Unlike regular C corporations, Host REIT must finance its growth and fund debt repayments largely with external sources of capital because it is required to distribute to its stockholders at least 90% of its taxable income (other than net capital gain) in order to qualify as a REIT, including taxable income recognized for federal income tax purposes but with regard to which it does not receive cash. Funds used by Host REIT to make required distributions are provided through distributions from Host L.P. Our ability to access the external capital we require could be hampered by a number of factors, many of which are outside of our control, including credit market conditions as discussed above, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, or decreases in the market price of Host REIT’s common stock. Our ability to access additional capital also may be limited by the terms of our existing indebtedness, which, under certain circumstances, restrict our incurrence of debt and the payment of distributions. The occurrence of any of these factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us or at all and the failure to obtain necessary external capital could have a material adverse effect on our ability to finance our future growth.

Our ability to make distributions may be limited or prohibited by the terms of our indebtedness or preferred OP units.

We are, and may in the future become, party to agreements and instruments that restrict or prevent the payment of distributions on classes of units. Under the terms of Host L.P.’s credit facility and senior notes indenture, distributions to our unitholders, including Host REIT, upon which Host REIT depends in order to obtain the cash necessary to pay dividends, are permitted only to the extent that, at the time of the distribution, Host L.P. can satisfy certain financial covenant tests (concerning leverage, fixed charge coverage and unsecured interest coverage) and meet other requirements.

Under the terms of our outstanding preferred OP units, we are not permitted to make distributions on our common OP units unless all cumulative distributions have been paid (or funds for payment have been set aside for payment) on our preferred OP units. In the event that we fail to pay the accrued distributions on our preferred OP units for any reason, including any restriction on making such distributions under the terms of our debt instruments (as discussed above), distributions will continue to accrue on such preferred OP units and we will be prohibited from making any distributions on our common OP units until all such accrued but unpaid distributions on our preferred OP units have been paid (or funds for such payment have been set aside).

Defaulting on our mortgage debt could adversely affect our business.

As of December 21, 2010, we and our subsidiaries had approximately $1.1 billion of debt secured by mortgages on 11 of our hotels and related assets. Although the debt is generally non-recourse to us, if these hotels do not produce adequate cash flow to service the debt secured by such mortgages, the mortgage lenders could call a default on these assets. Generally, we would expect to negotiate with the lender prior to the occurrence of a default to pursue other options, such as a deed in lieu of foreclosure. However, we may opt to allow such default to occur rather than make the necessary mortgage payments with funds from other sources. Our senior notes indenture and credit facility contain cross-default provisions, which, depending upon the amount of secured debt in default, could cause a cross-default under both of these agreements. Our credit facility, which contains a more restrictive cross-default provision than the senior notes indenture, provides that a credit facility default will occur in the event that we default on non-recourse secured indebtedness in excess of 1% (or approximately $150 million as of December 31, 2009) of our total assets (using undepreciated real estate book values). For this and other reasons, permitting a default could adversely affect our long-term business prospects.

Our mortgage debt contains provisions that may reduce our liquidity.

Certain of our mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, we escrow cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the lender has the right under certain circumstances to apply the escrowed amount to the outstanding balance of the mortgage debt. If such provisions are triggered, there can be no assurance that the affected properties will achieve the minimum cash flow levels required to trigger a release of any escrowed funds. The amounts required to be escrowed may negatively affect our liquidity by limiting our access to cash flow after debt service from these mortgaged properties.

An increase in interest rates would increase our interest costs on our credit facility and on our floating rate debt and could adversely impact our ability to refinance existing debt or sell assets.

Interest payments for borrowings on our credit facility, the mortgages on two properties and the fixed-to- floating interest rate swaps linked to two other properties are based on floating rates. As a result, an increase in interest rates will reduce our cash flow available for other corporate purposes, including investments in our portfolio. Further, rising interest rates could limit our ability to refinance existing debt when it matures and increase interest costs on any debt that is refinanced. We may from time to time enter into agreements such as interest rate swaps, caps, floors and other interest rate hedging contracts. While these agreements may lessen the impact of rising interest rates, they also expose us to the risk that other parties to the agreements will not perform or that the agreements will be unenforceable. In addition, an increase in interest rates could decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to dispose of assets as part of our business strategy.

Rating agency downgrades may increase our cost of capital.

Our senior notes are rated by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. These independent rating agencies may elect to downgrade their ratings on our senior notes at any time. Such downgrades may negatively affect our access to the capital markets and increase our cost of capital.

Our expenses may not decrease if our revenue decreases.

Many of the expenses associated with owning and operating hotels, such as debt service payments, property taxes, insurance, utilities, and employee wages and benefits, are relatively inflexible and do not necessarily decrease in tandem with a reduction in revenue at the hotels. Our expenses also will be affected by inflationary increases, and certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period and, in the event of a significant decrease in demand, we may not be able to reduce the size of hotel work-forces in order to decrease wages and benefits. Our managers may be unable to offset any such increased expenses with higher room rates. Any of our efforts to reduce operating costs or failure to make scheduled capital expenditures also could adversely affect the future growth of our business and the value of our hotel properties.

Our acquisition of additional properties may have a significant effect on our business, liquidity, financial position and/or results of operations.

As part of our business strategy, we seek to acquire luxury and upper upscale hotel properties. We may acquire properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from Host REIT equity offerings, issuance of limited partnership interests of Host L.P., advances under our credit facility, the incurrence or assumption of indebtedness and proceeds from the sales of assets. Continued disruptions in credit markets may limit our ability to finance acquisitions and may limit the ability of purchasers to finance hotels and adversely affect our disposition strategy and our ability to use disposition proceeds to finance acquisitions.

We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions and we expect to continue to do so in the future. We cannot provide any assurances that we will be successful in consummating future acquisitions on favorable terms or that we will realize the benefits that we anticipate from the acquisitions that we consummate. Our inability to consummate one or more acquisitions on such terms, or our failure to realize the intended benefits from one or more acquisitions, could have a significant adverse effect on our business, liquidity, financial position and/or results of operations, including as a result of our incurrence of additional indebtedness and related interest expense and our assumption of unforeseen contingent liabilities.

We do not control our hotel operations and we are dependent on the managers of our hotels.

Since federal income tax laws restrict REITs and their subsidiaries from operating or managing hotels, we do not operate or manage our hotels. Instead, we lease substantially all of our hotels to subsidiaries which qualify as “taxable REIT subsidiaries” under applicable REIT laws, and our taxable REIT subsidiaries retain third-party managers to operate our hotels pursuant to management agreements. Our cash flow from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they or their affiliates fail to maintain a quality brand name. While our taxable REIT subsidiaries monitor the hotel managers’ performance, we have limited recourse under our management agreements if we believe that the hotel managers are not performing adequately. In addition, from time to time, we have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. Failure by our hotel managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. Our hotel managers or their affiliates manage, and in some cases own, have invested in, or provided credit support or operating guarantees to hotels that compete with our hotels, all of which may result in conflicts of interest. As a result, our hotel managers have in the past made, and may in the future make, decisions regarding competing lodging facilities that are not or would not be in our best interest.

We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor.

We have entered into management agreements with third-party managers to operate our hotel properties. Our third-party managers are responsible for hiring and maintaining the labor force at each of our hotels. Although we do not directly employ or manage employees at our consolidated hotels, we are subject to many of the costs and risks generally associated with the hotel labor force, particularly those hotels with unionized labor. From time to time, hotel operations may be disrupted as a result of strikes, lockouts, public demonstrations or other negative actions and publicity. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. Additionally, hotels where our managers have collective bargaining agreements with employees (approximately 21% of our portfolio at year end 2009, by revenues) are more highly affected by labor force activities than others. The resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. Furthermore, labor agreements may limit the ability of our managers to reduce the size of hotel workforces during an economic downturn because collective bargaining agreements are negotiated between the managers of our hotels and labor unions. We do not have the ability to control the outcome of these negotiations.

Our hotels have an ongoing need for renovations and potentially significant capital expenditures in order to remain competitive in the marketplace, maintain brand standards or to comply with applicable laws or regulations. The timing and costs of such renovations or improvements may result in reduced operating performance during construction and may not improve the return on these investments.

In addition to capital expenditures required by our loan agreements or agreements with our hotel managers, we will need to make capital expenditures in order to remain competitive with other hotels, to maintain the economic value of our hotels and to comply with applicable laws and regulations. The timing of these improvements can affect hotel performance, particularly if the improvements require closures of a significant number of rooms or other features of the hotels, such as ballrooms, meeting space and restaurants. These capital improvements reduce the availability of cash for other purposes and are subject to cost overruns and delays. In addition, because we depend on external sources of capital, we may not have the necessary funds to invest and, if we fail to maintain our properties in accordance with brand standards set by our managers, the manager may terminate the management agreement. Moreover, we may not necessarily realize a significant, or any, improvement in the performance of the hotels in which we make these investments.

The ownership of hotels outside the United States and the expansion of our business into new markets outside of the United States will expose us to risks relating to owning hotels in those international markets.

Part of our business strategy is to expand our presence internationally. We currently own directly nine hotels located outside the United States and are a party to joint ventures that own 11 hotels in Europe. We also own a 25% interest in an Asian joint venture that currently owns no hotels, but has reached an agreement to develop seven properties in India in a joint venture with Accor S.A. and InterGlobe Enterprises Limited. We may have difficulty managing our expansion into new geographic markets where we have limited knowledge and understanding of the local economy, an absence of business relationships in the area, or unfamiliarity with local governmental and permitting procedures and regulations. There are risks inherent in conducting business internationally, which include:

•	employment laws and practices;

•

tax laws which may provide for income or other tax rates that exceed those of the U.S. and which may provide that our foreign earnings are subject to dividend withholding requirements or other restrictions;

•	compliance with and unexpected changes in regulatory requirements or monetary policy;

•	the willingness of domestic or foreign lenders to provide financing and changes in the availability, cost and terms of such financing;

•	adverse changes in local, political, economic and market conditions;

•	insurance coverage related to terrorist events;

•	changes in interest rates and/or the currency exchange rates;

•	regulations regarding the incurrence of debts; and

•	difficulties in complying with U.S. rules governing REITs while operating internationally.

Any of these factors could adversely affect our ability to obtain all of the intended benefits of our international expansion. If we do not effectively manage our geographic expansion and successfully integrate the foreign hotels into our organization, our operating results and financial condition may be adversely affected.

We may acquire hotel properties through joint ventures with third parties that could result in conflicts.

We have made a significant investment in a European joint venture which owns 11 hotels in Europe and are exploring investment opportunities throughout Asia, Australia and New Zealand through our Asian joint venture. We may, from time to time, invest as a co-venturer in other entities holding hotel properties instead of purchasing hotel properties directly. Co-venturers often share control over the operation of a joint venture. Actions by a co-venturer could subject the assets to additional risk as a result of any of the following circumstances:

•	our co-venturer might have economic or business interests or goals that are inconsistent with our, or the joint venture’s, interests or goals; or

•	our co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Although we generally will seek to maintain sufficient control of any joint venture in order to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners.

Our management agreements could affect the sale or financing of our hotels.

Under the terms of our management agreements, we generally may not sell, lease or otherwise transfer our hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance or sell our properties, depending upon the structure of such transactions, may require the manager’s consent. If the manager does not consent to such sale or financing, we may be precluded from taking actions in our best interest.

Future terrorist attacks or changes in terror alert levels could adversely affect us.

Previous terrorist attacks in the United States and subsequent terrorist alerts have adversely affected the travel and hospitality industries over the past several years. The impact that terrorist attacks in the United States or elsewhere could have on domestic and international markets and our business in particular is indeterminable, but it is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and/or our results of operations and financial condition as a whole.

We may not be able to recover fully under our existing terrorism insurance for losses caused by some types of terrorist acts, and federal terrorism legislation does not ensure that we will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future.

We obtain terrorism insurance as part of our all-risk property insurance program, as well as our general liability and directors’ and officers’ coverage. However, our all-risk policies have limitations, such as per occurrence limits, annual aggregate coverage limits and sublimits, all of which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Program Reauthorization Act (“TRIPRA”). Property damage related to war and to nuclear, radiological, biological and chemical incidents is excluded under our policies. While TRIPRA will reimburse insurers for losses resulting from nuclear, radiological, biological and chemical perils, TRIPRA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. Host REIT has a wholly-owned captive insurance company through which it obtains a policy of nuclear, biological, chemical and radiological (“NBCR”) coverage. This captive insurer has the same ability as other insurance companies to apply to the U.S. Treasury for reimbursement, as provided for in TRIPRA, and is subject to the same deductibles and co-insurance obligations. This potential reimbursement applies to property insurance only, and not to general liability or directors’ and officers’ insurance, and there are no assurances that we will be able to recover any or all of our NCBR losses under this program.

We may be unable to satisfy the insurance requirements of our lenders.

Certain of our mortgage debt agreements for our properties and properties held by our European joint venture require us to maintain property insurance provided by carriers maintaining minimum ratings from Standard & Poor’s, A.M. Best or other rating agencies. Several of our mortgages contain requirements for the financial strength of insurers to be rated as high as AA by Standard & Poor’s. Due to upheavals in the financial markets, the number of insurers that carry that rating has been decreasing for a number of years. In prior years, we have still been able to satisfy these requirements through the use of a fronting policy or credit wrap from an AA-rated insurer for a reasonable cost. With the stress in the financial markets, these arrangements have become scarce and expensive, and we are working with our lenders with respect to several mortgage loans in order to modify their financial strength requirements. In 2009 and again in 2010, in all cases where our insurance carriers did not meet the minimum financial strength requirements, we were able to obtain waivers from the lenders or they have provided written assurances that they are satisfied with the makeup of our pool of insurance providers and thereby avoided the costs of obtaining a credit wrap. We cannot provide assurances that each of our lenders will continue to be satisfied with our insurance coverage, or with the rating levels of our carriers, or that our carriers will not be downgraded further. If any of these lenders becomes dissatisfied with our insurance coverage or the ratings of our insurance carriers, they may, on our behalf, elect to procure additional property insurance coverage that meets their ratings requirements. The cost of such additional property insurance would be borne by the property or properties securing the loans. Also, the premiums associated with such coverage may be considerably higher than those associated with our current insurance coverage.

Some potential losses are not covered by insurance.

We, or our hotel managers, carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar types of properties. Generally, our “all-risk” property policies provide coverage that is available on a per-occurrence basis and that, for each occurrence, has an overall limit, as well as various sub-limits, on the amount of insurance proceeds we can receive. Sub-limits exist for certain types of claims, such as service interruption, debris removal, expediting costs, landscaping replacement and natural disasters such as earthquakes, floods and hurricanes. The dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. In this regard, hotels in certain of our markets, including California and Florida, have in the past been and continue to be particularly susceptible to damage from natural disasters. Recovery under the applicable policies also is subject to substantial deductibles and complex calculations of lost business income. There is no assurance that this insurance, where maintained, will fully fund the re-building or restoration of a hotel that is impacted by an earthquake, hurricane, or other natural disaster, or the income lost as a result of the damage. Our property policies also provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded and, in the case where the manager of one of our hotels provides this coverage, any such claims will be combined with the claims of other owners participating in the manager’s program for the same purpose. Therefore, if an insurable event occurs that affects more than one of our hotels, or, in the case of hotels where coverage is provided by the management company, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached. Each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive complete coverage for risks that affect multiple properties, such as earthquakes, hurricanes, or certain types of terrorism.

In addition, there are other risks, such as certain environmental hazards, that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or too expensive to justify coverage. We also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that we believe to be covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur, or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all or a part of the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Litigation judgments or settlements could have a significant adverse effect on our financial condition.

On February 8, 2010, we received an adverse jury verdict in a trial in the 166th Judicial District Court of Bexar County, Texas involving the sale of land encumbered by a ground lease for the San Antonio Marriott Rivercenter. On June 3, 2010, the trial court entered its final judgment, reciting and incorporating the jury’s verdict. On August 26, 2010, we filed our notice of appeal. See “Business and Properties—Legal Proceedings” for more information on the verdict and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Income Statement Line Items” for a discussion of the fourth quarter 2009 litigation accrual.

We are also involved in various other legal proceedings in the normal course of business and are vigorously defending these claims; however, no assurances can be given as to the outcome of any pending legal proceedings. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

We could also become the subject of future claims by the operators of our hotels, individuals or companies who use our hotels, our investors, our joint venture partners or regulating entities, which could have a significant adverse effect on our financial condition and performance.

We may be subject to unknown or contingent liabilities related to hotels or businesses we acquire.

Assets and entities that we have acquired, or may in the future acquire, may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements may not survive long enough for us to become aware of such liabilities and seek recourse against our sellers. While we usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. The total amount of costs and expenses that may be incurred with respect to liabilities associated with acquired hotels and entities may exceed our expectations, plus we may experience other unanticipated adverse effects, all of which may adversely affect our revenues, expenses, operating results and financial condition. Finally, indemnification agreements between us and the sellers typically provide that the sellers will retain certain specified liabilities relating to the assets and entities acquired by us. While the sellers are generally contractually obligated to pay all losses and other expenses relating to such retained liabilities without regard to survival limitations, materiality thresholds, deductibles or caps on losses, there can be no guarantee that such arrangements will not require us to incur losses or other expenses as well.

We depend on our key personnel.

Our success depends on the efforts of our executive officers and other key personnel. None of our key personnel have employment agreements and we do not maintain key person life insurance for any of our executive officers. We cannot assure you that these key personnel will remain employed by us. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our financial performance.

Exchange rate fluctuations could adversely affect our financial results.

As a result of the expansion of our international operations, currency exchange rate fluctuations could affect our results of operations and financial position. We expect to generate an increasing portion of our revenue and our expenses in such foreign currencies as the Euro, the Canadian Dollar, the Mexican Peso, the British Pound, the Brazilian Real, the Polish Zloty and the Chilean Peso. Although we may enter into foreign exchange agreements with financial institutions and/or obtain local currency mortgage debt in order to reduce our exposure to fluctuations in the value of these and other foreign currencies, these transactions, if entered into, will not eliminate that risk entirely. To the extent that we are unable to match revenue received in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have a negative impact on our results of operations and financial condition. Additionally, because our consolidated financial results are reported in U.S. Dollars, if we generate revenues or earnings in other currencies, the conversion of those results into U.S. Dollars can result in an increase or decrease in the amount of those revenues or earnings.

Applicable REIT laws may restrict certain business activities.

As a REIT, Host REIT is subject to various restrictions on its income, assets and activities. Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate, including the development and/or sale of timeshare or condominium units. Due to these restrictions, we anticipate that we will conduct certain business activities, including those mentioned above, in one or more of our taxable REIT subsidiaries. Our taxable REIT subsidiaries are taxable as regular C corporations and are subject to federal, state, local, and, if applicable, foreign taxation on their taxable income.

We may be unable to sell properties because real estate investments are inherently illiquid.

Real estate properties generally cannot be sold quickly and, accordingly, we may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and our ability to service our debt. In addition, under the federal income tax laws applicable to REITs we may be limited in our ability to recognize the full economic benefit from a sale of our assets.

Our ground lease payments may increase faster than the revenues we receive on the hotels situated on the leased properties.

As of September 10, 2010, 36 of our hotels are subject to third-party ground leases (encumbering all or a portion of the hotel). These ground leases generally require periodic increases in ground rent payments, which payments are often based on economic indicators such as the Consumer Price Index. Our ability to pay ground rent could be adversely affected to the extent that our hotel revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which may result in a lower sales price.

Environmental problems are possible and can be costly.

We believe that our properties comply in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and remediation costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly.

Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire and life safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time-to-time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. Any increased costs could have a material adverse effect on our business, financial condition or results of operations.

The acquisition contracts relating to hotels may limit our ability to sell or refinance those hotels.

For reasons relating to federal and state income tax considerations of the former and current owners of one hotel, we have agreed to restrictions on selling the hotel, or repaying or refinancing the mortgage debt for a certain period. The agreement will expire in 2028. As a result, even if it were in our best interest to sell the hotel or repay or otherwise reduce the level of the mortgage debt, it may be difficult or costly to do so during the lock-out period. In specified circumstances, we may agree to similar restrictions in connection with future hotel acquisitions.

Federal Income Tax Risks

To qualify as a REIT, each of Host REIT and its subsidiary REITs are required to distribute at least 90% of its taxable income, excluding net capital gain, regardless of available cash or outstanding obligations.

To continue to qualify as a REIT, Host REIT is required to distribute to its stockholders with respect to each year at least 90% of its taxable income, excluding net capital gain. To the extent that Host REIT satisfies this distribution requirement but distributes less than 100% of its taxable income and net capital gain for the taxable year, it will be subject to federal and state corporate income tax on its undistributed taxable income and net capital gain. In addition, Host REIT will be subject to a nondeductible 4% excise tax on the amount, if any, by which distributions made by Host REIT with respect to the calendar year are less than the sum of 85% of its ordinary income and 95% of its net capital gain for that year and any undistributed taxable income from prior years less excess distributions from prior years. Host REIT intends to make distributions, subject to the availability of cash and in compliance with any debt covenants, to its stockholders to comply with the distribution requirement and to avoid the imposition of a significant nondeductible 4% excise tax and will rely for this purpose on distributions from Host L.P. and its subsidiaries. There are differences in timing between Host REIT’s recognition of taxable income and its receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” income, which is taxable income that is not matched by cash flow. Due to transactions entered into in years prior to Host REIT’s conversion to a REIT, Host REIT could recognize substantial amounts of “phantom” income in the future. It is possible that any difference between taxable income and the receipt of related cash could require us to borrow funds or for Host REIT to issue additional equity in order to enable Host REIT to meet its distribution requirements and, therefore, to maintain its REIT status, and to avoid the nondeductible 4% excise tax. In addition, because the REIT distribution requirements prevent Host REIT from retaining earnings, we generally will be required to refinance debt at its maturity with additional debt or equity. It is possible that any of these sources of funds, if available at all, would not be sufficient to meet Host REIT’s distribution and tax obligations.

We own 100% of the outstanding common stock (and a portion of the outstanding preferred stock) of two entities that have elected to be treated as REITs. Each of these subsidiary REITs will be subject to the same requirements that Host REIT must satisfy in order to qualify as a REIT, including the distribution requirements described above.

Adverse tax consequences would apply if Host REIT or any of its subsidiary REITs fail to qualify as a REIT.

We believe that Host REIT has been organized and has operated in such a manner so as to qualify as a REIT under the Code, commencing with its taxable year beginning January 1, 1999, and Host REIT currently intends to continue to operate as a REIT during future years. In addition, Host REIT owns, through Host L.P., two entities that have elected to be treated as REITs. As the requirements for qualification and taxation as a REIT are extremely complex and interpretations of the federal income tax laws governing qualification and taxation as a REIT are limited, no assurance can be provided that Host REIT currently qualifies as a REIT or will continue to qualify as a REIT or that each of Host REIT’s subsidiary REITs qualify as a REIT. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that Host REIT would fail to qualify as a REIT unless it (or the subsidiary REIT) could avail itself of certain relief provisions. New legislation, treasury regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to an entity’s qualification as a REIT or the federal income tax consequences of its REIT qualification. If Host REIT or any of the subsidiary REITs were to fail to qualify as a REIT, and any available relief provisions did not apply, the non-qualifying REIT would not be allowed to take a deduction for distributions to its stockholders in computing its taxable income, and it would be subject to federal and state corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Moreover, unless entitled to statutory relief, the non-qualifying REIT would not qualify as a REIT for the four taxable years following the year during which REIT qualification was lost.

Any determination that Host REIT or one of its subsidiary REITs does not qualify as a REIT would have a material adverse effect on our results of operations and could materially reduce the value of Host REIT’s common stock. The additional tax liability of Host REIT or the subsidiary REIT for the year, or years, in which the relevant entity did not qualify as a REIT would reduce its net earnings available for investment, debt service or distributions to stockholders. Furthermore, the non-qualifying entity would no longer be required to make any distributions to stockholders as a condition to REIT qualification and all of its distributions to stockholders would be taxable as ordinary C corporation dividends to the extent of its current and accumulated earnings and profits. This means that if Host REIT were to fail to qualify as a REIT, Host REIT’s stockholders currently taxed as individuals would be taxed on those dividends at capital gain rates and Host REIT’s corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Code. Host REIT’s failure to qualify as a REIT also would cause an event of default under Host L.P.’s credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn, would constitute an event of default under Host L.P.’s outstanding debt securities.

If our leases are not respected as true leases for federal income tax purposes, each of Host REIT and its subsidiary REITs would fail to qualify as a REIT.

To qualify as a REIT, Host REIT must satisfy two gross income tests, pursuant to which specified percentages of its gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with our TRS subsidiaries, which currently constitutes substantially all of Host REIT’s and each of our subsidiary REITs’ gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We believe that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this characterization. If the leases were not respected as true leases for federal income tax purposes, neither Host REIT nor any of our subsidiary REITs would be able to satisfy either of the two gross income tests applicable to REITs and each would likely lose its REIT status.

If our affiliated lessees fail to qualify as taxable REIT subsidiaries, each of Host REIT and its subsidiary REITs would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of Host REIT will not be qualifying income for purposes of the two gross income tests applicable to REITs. We lease substantially all of our hotels to our subsidiary that is taxable as a regular C corporation and that has elected to be treated as a taxable REIT subsidiary with respect to Host REIT. So long as any affiliated lessee qualifies as a taxable REIT subsidiary, it will not be treated as a “related party tenant.” We believe that our affiliated lessees have qualified and will continue to qualify, and that the taxable REIT subsidiaries of our subsidiary REITs have qualified and will continue to qualify, to be treated as taxable REIT subsidiaries for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the status of a taxable REIT subsidiary for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of our affiliated lessees (including the taxable REIT subsidiaries of our subsidiary REITs) from treatment as a taxable REIT subsidiary, it is possible that Host REIT or a subsidiary REIT would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to qualify for the gross income tests. If Host REIT or a subsidiary REIT failed to meet either the asset or gross income tests, each would likely lose its REIT status.

Despite the REIT status of each of Host REIT and its subsidiary REITs, we remain subject to various taxes.

One of Host REIT’s subsidiary REITs will be required to pay federal income tax at the highest regular corporate rate on “built-in gain” recognized as a result of any sale of a hotel asset prior to the expiration of the applicable 10-year holding period, including certain hotels acquired from Starwood and its affiliates in 2006. The total amount of gain on which the subsidiary REIT would be subject to corporate income tax if all of its built-in gain assets were sold in a taxable transaction prior to the expiration of the applicable 10-year holding period would be material to it. In addition, we expect that we could recognize other substantial deferred tax liabilities in the future without any corresponding receipt of cash.

Notwithstanding Host REIT’s status as a REIT, Host REIT and our subsidiaries (including our subsidiary REITs) will be subject to some federal, state, local and foreign taxes on their income and property. For example, Host REIT and our subsidiary REITs will pay tax on certain types of income that are not distributed and will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s length basis. Moreover, the taxable REIT subsidiaries of Host REIT and our subsidiary REITs are taxable as regular C corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent that they own assets or conduct operations in foreign jurisdictions.

Host L.P. is obligated under its partnership agreement to pay all such taxes (and any related interest and penalties) incurred by Host REIT.

If the IRS were to challenge successfully Host L.P.’s status as a partnership for federal income tax purposes, Host REIT would cease to qualify as a REIT and suffer other adverse consequences.

We believe that Host L.P. qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including Host REIT, is required to pay tax on such partner’s allocable share of its income. No assurance can be provided, however, that the IRS will not challenge Host L.P.’s status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating Host L.P. as a corporation for federal income tax purposes, Host REIT would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If Host L.P. fails to qualify as a partnership for federal income tax purposes or Host REIT fails to qualify as a REIT, either failure would cause an event of default under Host L.P.’s credit facility that, in turn, could constitute an event of default under Host L.P.’s outstanding debt securities. Also, the failure of Host L.P. to qualify as a partnership for federal income tax purposes would cause it to become subject to federal, state and foreign corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including Host REIT.

As a REIT, each of Host REIT and its subsidiary REITs is subject to limitations on its ownership of debt and equity securities.

Subject to certain exceptions, a REIT is generally prohibited from owning securities in any one issuer to the extent that (1) the value of those securities exceeds 5% of the value of the REIT’s total assets, (2) the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities, or (3) the REIT owns more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of the REIT’s total assets. If Host REIT or any of its subsidiary REITs were to violate these ownership limitations, each would likely lose its REIT status.

Each of Host REIT or its subsidiary REITs may be required to pay a penalty tax upon the sale of a hotel.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% excise tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We intend to hold our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels consistent with our investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% excise tax.

FORWARD-LOOKING STATEMENTS

Information included in this prospectus contains forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained in this prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

national and local economic and business conditions, including the impact of the changing economic environment on overall lodging demand as well as the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business;

•	risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements;

•	relationships with property managers and joint venture partners;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements;

•	the effect of anticipated renovations on our hotel occupancy and financial results;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs;

•

the ability of Host REIT and each of the REIT entities acquired, established or to be established by Host REIT to continue to satisfy complex rules to qualify as REITs for federal income tax purposes, our ability to satisfy the rules to maintain our status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes and Host REIT’s ability and the ability of its subsidiaries, and similar entities to be acquired or established by Host REIT, to operate effectively within the limitations imposed by these rules;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•	the reduction in our operating flexibility and our ability to make distributions resulting from restrictive covenants contained in our debt agreements, including the risk of default that could occur;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses; and

•

our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties on commercially reasonable terms.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus or as of the dates indicated in the statements. All of our forward-looking statements, including those included in this prospectus, such as our outlook for the remainder of 2010, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

THE EXCHANGE OFFER

Purpose and effect

We sold the Series U senior notes on October 25, 2010. In connection with that issuance, we entered into the registration rights agreement, which requires us to file a registration statement under the Securities Act, with respect to the Series V senior notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the Series U senior notes the opportunity to exchange their Series U senior notes for a like principal amount of Series V senior notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

The registration rights agreement further provides that we must use our reasonable best efforts to consummate the exchange offer on or before the 290th day following the date on which we issued the Series U senior notes.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Series U senior notes and the Series V senior notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary in this prospectus of its material provisions is not complete and is qualified in its entirety by reference to the actual agreement. Except as set forth below, following the completion of the exchange offer, holders of Series U senior notes not tendered will not have any further registration rights and those Series U senior notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Series U senior notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the Series V senior notes you acquire pursuant to the exchange offer are being obtained in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the Series V senior notes;

•	you do not have an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Series V senior notes; and

•	you are not our “affiliate,” as defined under Securities Act Rule 405 or, if you are, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Pursuant to the registration rights agreement we and the subsidiary guarantors will be required to file a “shelf” registration statement for a continuous offering pursuant to Securities Act Rule 415 in respect of the Series U senior notes if:

•

we determine that we are not permitted to effect the exchange offer as contemplated hereby because of any change in law or applicable interpretations of the staff of the U.S. Securities and Exchange Commission (the “SEC”); or

•	we have commenced and not consummated the exchange offer within 290 days following the date on which we issued the Series U senior notes for any reason.

Other than as set forth above, no holder will have the right to participate in the shelf registration statement or to otherwise require that we register their Series U senior notes under the Securities Act.

Based on an interpretation by the SEC staff or “Commission staff” set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, Series V senior notes issued to you pursuant to the exchange offer in exchange for Series U senior notes may be offered for resale, resold and otherwise transferred by you, unless you are our “affiliate” within the meaning of Securities Act Rule 405 or a broker-dealer who purchased unregistered notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Series V senior notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of Series V senior notes. We have not requested and do not intend to request that the SEC issue to us a no-action letter in connection with this exchange offer.

If you tender in the exchange offer for the purpose of participating in a distribution of the Series V senior notes, you cannot rely on this interpretation by the Commission staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives Series V senior notes for your own account in exchange for Series U senior notes, where those notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series V senior notes. If you are a broker-dealer who acquired Series V senior notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the Commission staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Series V senior notes.

Consequences of failure to exchange

Following the completion of the exchange offer, you will not have any further registration rights for Series U senior notes that you did not tender. All Series U senior notes not tendered in the exchange offer will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for Series U senior notes could be adversely affected upon completion of the exchange offer.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Series U senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2011 or such date and time to which we extend the offer. We will issue $1,000 principal amount of Series V senior notes in exchange for each $1,000 principal amount of outstanding Series U senior notes accepted in the exchange offer. Holders may tender some or all of their Series U senior notes pursuant to the exchange offer. However, Series U senior notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the Series V senior notes are substantially the same as the form and terms of the Series U senior notes except that the Series V senior notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series V senior notes will evidence the same debt as the Series U senior notes and will be issued pursuant to, and entitled to the benefits of, the same indenture pursuant to which the Series U senior notes were issued.

As of the date of this prospectus, Series U senior notes representing $500 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the DTC. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to you and others based on our belief that you have beneficial interests in the Series U senior notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Series U senior notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Series V senior notes from us. If any of your tendered Series U senior notes are not accepted for exchange because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, certificates for any such unaccepted Series U senior notes will be returned, without expense, to you as promptly as practicable after                     , 2011, unless we extend the exchange offer.

If you tender Series U senior notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Series U senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Expiration date; extensions; amendments

The expiration date will be 5:00 p.m., New York City time, on                     , 2011 unless, in our sole discretion, we extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•

to delay accepting any Series U senior notes, to extend the exchange offer or, if any of the conditions to the exchange offer set forth below under “—Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for tendering

Only a holder of Series U senior notes may tender the Series U senior notes in the exchange offer. To tender in the exchange offer you must either (1) complete, sign, and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date or (2) comply with the book-entry requirements, which are discussed below under “—Book Entry Transfer.” In addition:

•	certificates for Series U senior notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•

a timely confirmation of a book-entry transfer of those Series U senior notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent on or prior to the expiration date. Its address is given below under “—Exchange Agent.”

A tender of your Series U senior notes that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Series U senior notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send any letter of transmittal or Series U senior notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

If you are a beneficial owner whose Series U senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Series U senior notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series U senior notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, referred to as an “eligible institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Series U senior notes listed therein, the Series U senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the Series U senior notes.

If the letter of transmittal or any Series U senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series U senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series U senior notes not properly tendered or any Series U senior notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series U senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series U senior notes must be cured within such time as we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of Series U senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give such notification. Your tender of Series U senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series U senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following                     , 2011 unless we extend the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Series U senior notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase Series U senior notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of Series V senior notes for Series U senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes or a timely book-entry confirmation of such Series U senior notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which you acknowledge your receipt of and agreement to be bound by the letter of transmittal) and all other required documents. If any tendered Series U senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged notes will be returned without expense to you (or, in the case of Series U senior notes tendered by book-entry transfer into the exchange agent’s account at the DTC pursuant to the book-entry transfer procedures described below, such nonexchanged notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

If you are a broker-dealer that receives Series V senior notes for your own account in exchange for Series U senior notes, where your Series U senior notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Series V senior notes.

Book-entry transfer

The exchange agent will make a request to establish an account in respect of the Series U senior notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Series U senior notes being tendered by causing DTC to transfer the Series U senior notes into the exchange agent’s account at DTC in accordance with its transfer procedures. However, although delivery of Series U senior notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC’s ATOP is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Series U senior notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed delivery procedures

If you are a registered holder of the Series U senior notes and you desire to tender your notes and the notes are not immediately available, or time will not permit your Series U senior notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of Series U senior notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered Series U senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

You may withdraw tenders of Series U senior notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of your tender of Series U senior notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the Series U senior notes to be withdrawn;

•	identify the Series U senior notes to be withdrawn, including the certificate number or numbers and principal amount of the Series U senior notes;

•

in the case of a written notice of withdrawal, be signed in the same manner as the original signature on the letter of transmittal by which the Series U senior notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the Series U senior notes into the name of the person withdrawing the tender; and

•	specify the name in which any Series U senior notes are to be registered, if different from that of the person having deposited the Series U senior notes.

All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any Series U senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Series U senior notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Series U senior notes may be retendered by following one of the procedures discussed above under “—Procedures for tendering” at any time on or prior to the expiration date.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Series V senior notes in exchange for, any Series U senior notes and may terminate or amend the exchange offer if, at any time before the acceptance of Series U senior notes for exchange, (1) we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction, (2) any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or have a material adverse effect on us, or (3) we determine that there has been a material change in our business or financial affairs which, in our judgment, would materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Series U senior notes tendered, and no Series V senior notes will be issued in exchange for any Series U senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON

By Registered or Certified Mail:	By Hand:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations — Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mrs. Carolle Montreuil

Telephone: (212) 815-5920

Fax: (212) 298-1915

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations — Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mrs. Carolle Montreuil

Telephone: (212) 815-5920

Fax: (212) 298-1915

By Overnight Courier:	By Facsimile:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations — Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mrs. Carolle Montreuil

Telephone: (212) 815-5920

Fax: (212) 298-1915

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations — Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attention: Mrs. Carolle Montreuil

Fax: (212) 298-1915

Confirm by telephone:

(212) 815-5920

For information, call:

(212) 815-5920

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate such expenses to be approximately $350,000, which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer taxes

You will not be obligated to pay any transfer taxes in connection with your tender of Series U senior notes. However, if you instruct us to register Series V senior notes in the name of, or request that Series U senior notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Series U senior notes for Series V senior notes pursuant to the exchange offer. In consideration for issuing the Series V senior notes as contemplated by this prospectus, we will receive in exchange Series U senior notes in like principal amounts, which will be cancelled. Accordingly, there will not be any increase in our outstanding indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED OP UNIT DISTRIBUTIONS

The following table shows our ratio of earnings to fixed charges and preferred OP unit distributions for the periods indicated (in millions, except ratio amounts).

	Year-to-date September 10, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Ratio of earnings to fixed charges and preferred OP Unit distributions (a)(b)(c)	—	—	1.9	2.0	1.6	1.2
Deficiency of earnings to fixed charges and preferred OP Unit distributions (b)	$(143)	$(211)	$—	$—	$—	$—

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for minority interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and distributions on preferred OP Units divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred OP Units and the estimate of interest within rental expense.
(b)	For fiscal years 2005 through 2008, the ratio of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $332 million, $432 million, $497 million and $555 million, respectively. For the year-to-date period ended September 10, 2010 and the year ended December 31, 2009, the deficiency of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $409 million and $615 million, respectively.
(c)	Under the terms of the indenture applicable to the Series U and Series V senior notes as well as our existing senior notes (which apply generally accepted accounting principles as of August 5, 1998, the date of the indenture), the additional non-cash interest expense to be recorded as a result of the implementation of an accounting requirement regarding convertible debt instruments that may be settled in cash upon conversion (approximately $22 million for the year-to-date period ended September 10, 2010) will not be included in the definition of “interest expense” as that term is used in the various restrictive covenants to which such senior notes are subject under the indenture. The additional non-cash interest expense is, however, included in the GAAP determination of the ratios of earnings to fixed charges and preferred OP Unit distributions calculated above.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 10, 2010, on an actual basis and on an as adjusted basis to give effect to:

•	our payment of approximately $120 million in connection with the defeasance of the $115 million of mortgage debt on the W New York, Union Square on October 19, 2010;

•	our acquisition of the JW Marriott, Rio de Janeiro on September 30, 2010 for approximately $48 million;

•	the issuance of $500 million of 6% Series U senior notes (to be exchanged in connection with this registration statement for Series V senior notes);

•

the redemption of $250 million of the $500 million in aggregate principal amount outstanding of our 7 1/8% Series K senior notes due 2013 on November 29, 2010 at a redemption price of 101.188% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date;

•	the repayment of the $71 million mortgage loan for the JW Marriott, Desert Springs on December 10, 2010; and

•	the issuance of 13.6 million Common OP units during the fourth quarter through December 21, 2010, under Host REIT’s continuous equity offering program for net proceeds of $225 million.

	September 10, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents (1)	$838	$1,053

Senior debt
Credit facility (2)	$57	$57
7 1/8% Series K senior notes due 2013 (3)	500	250
6 3/8% Series O senior notes due 2015	650	650
6 3/4% Series Q senior notes due 2016	800	800
6 7/8% Series S senior notes due 2014	498	498
9% Series T senior notes due 2017	388	388
3 1/4% Exchangeable Senior Debentures due 2024	325	325
2 5/8% Exchangeable Senior Debentures due 2027	496	496
2 1/2% Exchangeable Senior Debentures due 2029	325	325
Senior Notes, with a rate of 10% due 2012	7	7
Series U senior notes due 2020 (4)	—	500

Total senior debt (5)	4,046	4,296
Mortgage debt (6)	1,270	1,080
Other	108	108

Total debt	5,424	5,484

Limited partnership interests of third parties	154	154

Host L.P. capital:
General partner	1	1
Limited partner	6,085	6,300
Accumulated other comprehensive income	9	9

Total Host L.P. capital (7)	6,095	6,310
Non-controlling interests—consolidated partnerships (8)	33	45

Total capital	6,128	6,355

Total capitalization	$11,706	$11,993

(1)	As adjusted cash reflects the following (in millions):

Cash and cash equivalents at September 10, 2010	$838
Net proceeds from issuance of Series U notes	492
Acquisition of the JW Marriott, Rio de Janeiro	(48)
Defeasance of mortgage loan on W New York, Union Square	(120)
Redemption of 7 1/8% Series K senior notes due 2013	(250)
Payment of redemption costs for 7 1/8% Series K senior notes due 2013	(3)
Payment of accrued interest related to 7 1/8% Series K senior notes due 2013	(10)
Repayment of the $71 million mortgage on the JW Marriott, Desert Springs	(71)
Issuance of Common OP units (9)	225

As adjusted cash and cash equivalents at September 10, 2010	$1,053

(2)	As of September 10, 2010, we have the ability to borrow an additional $543 million under our revolving credit facility.
(3)

The as adjusted amount reflects the redemption of $250 million of the $500 million in aggregate principal amount outstanding of our 7 1/8% Series K senior notes due 2013 with a portion of the net proceeds from the offering of Series U senior notes.

(4)	Represents the face amount of the Series U senior notes issued on October 25, 2010.
(5)	The actual and as adjusted total senior notes amounts include unamortized discounts of approximately $119 million, which includes the $102 million of discount related to accounting requirements for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).
(6)	In October 2010, we defeased the mortgage debt assumed in connection with the acquisition of the W New York, Union Square, which has a book value of $119 million based upon the fair value as of the date of acquisition. We paid approximately $120 million to defease the legal obligations under the loan, including approximately $5 million in defeasance, prepayment and other costs. On December 10, 2010 we repaid the $71 million mortgage loan on the JW Marriott, Desert Springs.
(7)	As adjusted Host L.P. capital reflects the following (in millions):

Host L.P. capital at September 10, 2010	$6,095
Defeasance expense for mortgage loan on W New York, Union Square	(1)
Write-off of deferred financing costs and call redemption costs for the 7 1/8% Series K senior notes due 2013	(5)
Interest expense for the period from the end of the third quarter through the call date of our 7 1/8% Series K senior notes due 2013	(4)
Issuance of Common OP units	225

As adjusted Host L.P. capital at September 10, 2010	$6,310

(8)	The increase reflects the contribution from our 10% non-controlling interest partner in the joint venture that owns the W New York, Union Square that was made to defease the associated mortgage debt.
(9)	Subsequent to the end of third quarter 2010 through December 21, 2010, Host REIT issued 13.8 million shares under its stock issuance program at an average price of $16.42 per share for net proceeds of $225 million. In exchange for the shares issued by Host REIT, Host L.P. issued OP units based on the ratio of 1.021494 shares per unit.

SELECTED FINANCIAL DATA

The selected financial data presented below is derived from audited consolidated financial statements of Host Hotels & Resorts, L.P. as of and for each of the years in the five-year period ended December 31, 2009 and the unaudited consolidated financial statements for the year-to-date ended September 10, 2010 and September 11, 2009. The consolidated financial statements as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 are included elsewhere herein. The following table presents certain selected historical financial data which has been updated to reflect the impact of the disposition of one property and the retrospective application of two accounting standards and should be read in conjunction with the consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” appearing elsewhere herein:

	Year-to-date ended		Calendar year
	September 10, 2010	September 11, 2009	2009	2008	2007	2006	2005
	(in millions except per unit amounts)
Income Statement Data:
Revenues	$2,943	$2,818	$4,144	$5,119	$5,227	$4,638	$3,566
Income (loss) from continuing operations	(124)	(131)	(197)	383	533	305	110
Income (loss) from discontinued operations, net of tax(1)	(2)	(55)	(61)	31	201	462	59
Net income (loss)	(126)	(186)	(258)	414	734	767	169
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(126)	(185)	(257)	411	728	758	163
Net income (loss) available to common unitholders	(134)	(191)	(266)	402	719	738	132
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	(.21)	(.24)	(.34)	.68	.96	.55	.19
Income from discontinued operations	—	(.09)	(.10)	.06	.37	.92	.16
Net income (loss)	(.21)	(.33)	(.44)	.74	1.33	1.47	.35
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	(.21)	(.24)	(.35)	.66	.95	.55	.19
Income from discontinued operations	—	(.09)	(.10)	.06	.37	.92	.16
Net income (loss)	(.21)	(.33)	(.45)	.72	1.32	1.47	.35
Distributions declared per common unit	.03	—	.025 (2)	.65	1.00	.76	.41
Balance Sheet Data:
Total assets	$12,094	$12,065	$12,553	$11,948	$11,809	$11,805	$8,224
Debt	5,424	5,539	5,837	5,876	5,515	5,833	5,312
Preferred units	—	97	97	97	97	97	241

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties disposed of and the gain or loss on those dispositions.
(2)	On September 14, 2009, Host REIT’s Board of Directors authorized a special dividend of $0.25 per share of common stock of Host REIT. The dividend was paid on December 18, 2009 to holders of record as of November 6, 2009. In reliance on the specific terms of guidance issued by the IRS and subject to certain elections by Host REIT’s stockholders and the effect of a 10% cash limitation, Host REIT paid approximately 90% of the special dividend with Host REIT common stock, or 13.4 million common shares, with the remaining 10% paid in cash of approximately $15.6 million. Pursuant to the Third Amended and Restated Agreement of Limited Partnership of Host L.P., as amended (the “Partnership Agreement”), common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host REIT to its common stockholders, or $0.025 per OP unit, but did not receive an equivalent per unit distribution for the 90% of the dividend paid with Host REIT common stock. Instead, the conversion factor used to convert OP units into shares of Host REIT common stock was proportionately adjusted from 1.0 to 1.021494. This adjustment to the conversion factor was made to avoid any unintended dilution as a result of the portion of Host REIT’s dividend paid with shares of its common stock to its stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ because of factors discussed in “Forward-Looking Statements” and “Risks Factors” included elsewhere in this prospectus.

Overview

We are a limited partnership operating through an umbrella partnership structure with Host REIT as our sole general partner. As of December 21, 2010, we own 113 luxury and upper-upscale hotel properties, and Host REIT is the largest lodging REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that owns real estate assets and, through payments of dividends to stockholders, is permitted to reduce or eliminate federal income taxes at the corporate level. Host REIT operates as a self-managed and self-administered REIT and owns approximately 98% of the partnership interests of Host L.P.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry. The majority of our properties are luxury and upper-scale that are located in central business districts of major cities, near airports and in resort/conference destinations that benefit from significant barriers to entry by competitors. In 2009, approximately 77% of our revenues were generated by our urban and resort/conference hotels. While our hotels are still subject to competitive pressures, we believe this strategy should allow us to achieve room rate and occupancy premiums in excess of those of our competitors. We seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in optimizing property operations and by completing strategic capital improvements.

Our Customers

The majority of our customers fall into three broad groups: transient business, group business, and contract business, which accounted for approximately 56%, 37% and 7%, respectively, of our 2009 room sales. Similar to the majority of the lodging industry, we further categorize business within these categories based on characteristics they have in common as follows:

Transient business broadly represents individual business or leisure travelers. Business travelers make up the majority of transient demand at our hotels. Therefore, we will be more significantly affected by trends in business travel versus leisure demand. The four key subcategories of the transient business group are:

•

Premium:    Sometimes referred to as “rack rate,” this rate is typically applied to rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

•

Corporate:    This is the benchmark rate that a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiated or discount rates.

•

Special Corporate:    This is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel or to hotel brands generally. These rates are typically negotiated annually at a discount to the anticipated corporate rate.

•

Discount:    This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group business represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. The three key sub-categories of the group business category are:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternal and youth and amateur sports teams, otherwise known as SMERF business.

The final category is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently lower levels of demand. Airline crews are typical generators of contract demand for our hotels.

Understanding Our Performance

Our Revenues and Expenses

Our hotels are operated by third-party managers under long-term agreements under which they typically earn base and incentive management fees based on the levels of revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to purchase inventory and to pay wages, utilities, property taxes and other hotel-level expenses. We generally receive a cash distribution from our hotel managers each four-week or monthly accounting period, which reflects hotel-level sales less property-level operating expenses (excluding depreciation).

Hotel revenue is approximately 97% of our total revenue. The following table presents the components of our 2009 hotel revenue as a percentage of our total revenue:

% of 2009 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is a significant driver of room rates.	60%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	30%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, entertainment and other guest services.	7%

Hotel operating expenses are approximately 98% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2009 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	23%

• Other departmental and support expenses. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	28%

• Management fees. Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels.	4%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change based on changes in revenues at our hotels.	10%

• Depreciation and amortization expense. This is a non-cash expense that changes primarily based on the acquisition and disposition of hotel properties and the level of past capital expenditures.	16%

The expense components listed above are based on those presented in our consolidated statements of operations. It is also worth noting that wage and benefit costs are spread among various line items, however, taken separately these costs represent approximately 55% of our hotel operating expenses.

Key Performance Indicators

Revenue per available room (“Rev PAR”) is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or parking, telephone or other guest service revenues generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels.

RevPAR changes that are driven predominately by occupancy have different implications on overall revenue levels, as well as incremental operating profit than do changes that are driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in additional room-related costs. As a result, changes in RevPAR driven by increases or decreases in average room rates have a greater effect on profitability than changes in RevPAR caused by occupancy levels.

In discussing our operating results, we present RevPAR and certain other financial data for our hotels on a comparable hotel basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred business interruption due to significant property damage, large scale capital improvements or significant events during these periods.

We also evaluate the performance of our business through non-GAAP financial measures, including funds from operations (“FFO”) per diluted unit and comparable hotel adjusted operating profit. We use FFO per diluted unit as a supplemental measure of company-wide profitability. Another key profitability indicator we use is hotel adjusted operating profit, which is a non-GAAP measure used to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per unit. We provide a more detailed discussion of these non-GAAP financial measures, how management uses such measures to evaluate our financial condition and operating performance as well as certain limitations of such measures. See “—Non-GAAP Financial Measures.”

2010 Third Quarter Operating Results and Full Year Outlook

The positive trends that we experienced in the first half of 2010 continued to improve in the third quarter as RevPAR at our comparable hotels increased 8.8% for the quarter. The RevPAR growth was driven by a 290 basis point increase in occupancy and a 4.5% improvement in average rate. Both our transient and group business experienced improvements in occupancy and rate in the quarter. As demand levels have improved across the board, our managers have shifted business away from discounted leisure business, although lower-rated contracts negotiated in 2009 for special corporate and group business continue to hinder rate growth in the near-term. Year-to-date, comparable hotel RevPAR is up 5.6%.

For the third quarter, revenue growth was driven by both occupancy and rate improvements, and as a result, we experienced some growth in our operating profit margins. However, year-to-date, our growth has been driven primarily by occupancy improvements. Therefore, while we have experienced strong RevPAR growth for the year, we continue to see pressure on operating margins. We would not anticipate strong growth in operating margins until we experience sustained growth in average room rates at our properties. Additionally, margins continue to be affected by a decline in attrition and cancellation fees, compared to 2009.

We are encouraged by the improvement in key economic indicators, particularly business investment and corporate profits, as we believe these trends will continue to facilitate improvements in corporate travel, which is an important catalyst of overall demand at our properties. However, other factors, such as low GDP growth, continued high unemployment and weak consumer spending, continue to slow the overall economic recovery. Based on these indicators, we believe that the overall trends experienced in the second and third quarters of 2010 will continue. However, the effect of this improvement on our operating results is slightly offset by a more cautious outlook with respect to food and beverage and auxiliary revenues.

While we believe the positive trends in the lodging industry create the opportunity for further improvements in our operations during the remainder of 2010, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns.

Investing activities outlook

Property acquisitions.    During 2010, we purchased four hotel assets located in London, New York, Chicago and Rio de Janeiro, respectively, for approximately $478 million. Consideration paid included cash of $333 million, $166 million of mortgage debt assumed with a fair value of $170 million and contingent and deferred consideration valued at $8 million (debt and liabilities presented are the consolidated amounts and include amounts that are attributable to the 10% non-controlling partner of the joint venture which owns the W New York, Union Square). Additionally, in December 2010, we entered into agreements to purchase seven hotels in New Zealand for an aggregate purchase price of approximately $143 million, based on current exchange rates. The transaction is expected to close in January 2011, and is subject to various closing conditions. See “—Liquidity and Capital Resources” for further discussion.

We have been actively exploring potential acquisitions and have begun to see an increase in the number of acquisition opportunities available. We have been, and continue to be, engaged in discussions concerning possible acquisitions. Nevertheless, the significant business considerations surrounding these transactions make the timing of any future acquisitions difficult to predict. We may acquire properties using various structures, including transactions involving single assets, portfolios, joint ventures or acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. Acquisitions are financed through available cash or a combination of cash and other sources, including proceeds from equity offerings of Host REIT or issuance of OP Units by Host L.P., the incurrence of debt, proceeds from sales of properties and advances under our credit facility.

Capital expenditures.    During 2010, we intend to renovate approximately 4,900 guest rooms, 181,000 square feet of ballroom and meeting space and 94,100 square feet of public space, including lobbies and restaurants. We will also develop a new 21,000 square foot ballroom at the Westin Kierland Resort & Spa. Our 2010 program also includes the start of an extensive $190 million project at the 1,362-room San Diego Marriott Hotel & Marina, which will include a complete renovation of all guest rooms, the pool and fitness center, as well as the expansion and development of new meeting space and an exhibit hall. Through September 10, 2010, we have spent $149 million on capital expenditures, including $50 million on repositioning and return on investment projects. We expect that capital expenditures will be between $300 million to $320 million during 2010.

Financing activities outlook

Debt transactions.    Over time, we intend to continue to lower our debt-to-equity ratio as we believe lower overall leverage will reduce our cost of capital and earnings volatility and provide us with the necessary flexibility to take advantage of opportunities that have historically developed in periods of market duress, which we consider a key competitive advantage. However, at any point, we expect to issue debt depending on market conditions and liquidity requirements, which could temporarily increase our debt-to-equity ratios. This year we have repaid approximately $1.1 billion of debt. We partially offset this reduction in total debt through issuance of the $500 million, 6% Series U senior notes and the incurrence or assumption of $243 million of debt with a fair value of $247 million, which was used to partially fund the hotel acquisitions described above. See “—Sources and Uses of Cash—Debt Transactions” for further detail.

Equity transactions.    During the first three quarters of 2010, Host REIT issued 11.8 million shares at an average price of $13.60 per share for net proceeds of $158.2 million through its continuous equity offering program. Subsequent to the end of the third quarter, Host REIT issued 13.8 million shares at an average price of $16.42 per share for net proceeds of $225 million. Host REIT may continue to sell shares of common stock under this program from time to time based on market conditions, although it is not under an obligation to sell any shares.

Summary of 2009 Operating Results

During 2009, the economic recession, both domestically and internationally, and the continued fall-out from the collapse of the credit markets in 2008 contributed to a significant decrease in GDP, corporate profits and business and consumer spending, as well as a significant increase in the unemployment rate. These factors combined to depress overall lodging demand, which resulted in historical levels of decline in occupancy and average room rates. In addition to these economic drivers, political pressure and public relations concerns over corporate travel further diminished booking activity and reduced attendance at group events, resulting in lower banquet, food and beverage and other revenues. Meeting planners were able to take advantage of historically high room availability, which has resulted in a shift in pricing power, leading to lower average room rates.

Overall, comparable RevPAR decreased 19.9% in 2009 as a result of a decrease in occupancy of 5.4 percentage points and a decrease of 13.5% in average room rate with a similar decline in food and beverage revenues of 20.1%. As a result, total revenue decreased $975 million, or 19.0%, to approximately $4.1 billion for the year.

Net income declined $672 million in 2009 to a loss of $258 million. The decline in net income primarily reflects the decline in operating profit due to the decrease in overall lodging demand described above. The net loss also reflects $131 million of impairment charges incurred during 2009, $77 million of which are included in discontinued operations. Diluted earnings per common unit decreased $1.17 to a $.45 loss in 2009. FFO per diluted unit decreased $1.19, to $.52, for 2009. The declines in diluted earnings per common unit and FFO per diluted unit reflect the decline in operations and the issuance of approximately 104 million common OP units throughout the year. The declines in earnings and FFO per unit during 2009 also reflect $131 million of impairment charges and an expense accrual of approximately $41 million related to a potential litigation loss. During 2008, impairment charges totaled $3 million.

Management was able to partially mitigate the decline in our operations by working with our managers to minimize margin deterioration. During 2009, we worked with our operators to implement significant contingency plans, which included right-sizing the work force to the amount of business being generated, reducing discretionary spending, delaying the implementation of brand standards, closing restaurant outlets or modifying hours of operations, as well as closing specific floors or towers to reflect the decrease in occupancy. In addition to our cost-cutting measures, our managers accessed additional revenue channels, particularly e-commerce channels, in an effort to offset the decline in revenues from more traditional sources.

Results of Operations

The following tables reflect certain line items from our unaudited quarterly and audited annual statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	Year-to-date ended		% Increase (Decrease)
	September 10, 2010	September 11, 2009
Revenues:
Total full-service hotel sales	$2,826	$2,742	3.1%
Other revenues (1)	117	76	53.9
Operating costs and expenses:
Property-level costs (2)	2,743	2,651	3.5
Corporate and other expenses	69	50	38.0
Operating profit	131	117	12.0
Interest expense	268	264	1.5
Loss attributable to non-controlling interests	—	1	N/M
Loss from discontinued operations	2	55	(96.4)
Net loss attributable to Host Hotels & Resorts, L.P	(126)	(185)	(31.9)

All hotel operating statistics (3):
RevPAR	$119.88	$112.09	6.9%
Average room rate	$168.52	$169.40	(0.5)%
Average occupancy	71.1%	66.2%	4.9	pts.

Comparable hotel operating statistics (4):
RevPAR	$119.56	$113.18	5.6%
Average room rate	$167.81	$169.70	(1.1)%
Average occupancy	71.2%	66.7%	4.5	pts.

(1)	Includes the results of the 71 hotels leased from HPT whose operations we consolidate as of July 7, 2010 as a result of the termination of the subleases with our subtenant. The line item also includes rental income earned prior to the lease terminations.

(2)	Amount represents total operating costs and expenses per our condensed consolidated statements of operations less corporate expenses and includes costs associated with the properties leased from Hotel Properties Trust.
(3)	Operating statistics are for all properties as of September 10, 2010 and September 11, 2009, and include the results of operations for disposed hotels prior to their disposition.
(4)	Comparable hotel operating statistics for September 10, 2010 and September 11, 2009 are based on 108 comparable hotels as of September 10, 2010.
*N/M	= Not meaningful.

	2009	2008	% Change 2008 to 2009		2007		% Change 2007 to 2008
Revenues
Total full-service hotel sales	$4,037	$5,000	(19.3)%			$5,107	(2.1)%
Other revenues (1)	107	119	(10.1)			120	(0.8)
Operating costs and expenses:
Property-level costs (2)	3,879	4,326	(10.3)			4,283	1.0
Corporate and other expenses	116	58	100.0			69	(15.9)
Gain on insurance settlement	—	7	N/M			51	(86.3)
Operating profit	149	742	(79.9)			926	(19.9)
Interest expense	379	375	1.1			444	(15.5)
Net (income) loss attributable to non-controlling interests	1	(3)	N/M			(6)	(50.0)
Income (loss) from discontinued operations	(61)	31	N/M			201	(84.6)
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(257)	411	N/M			728	(43.5)

All hotel operating statistics (3):
RevPAR	$112.57	$140.35	(19.8)%			$142.81	(1.7)%
Average room rate	$170.93	$196.70	(13.1)%			$194.71	1.0%
Average occupancy	65.9%	71.4%	(5.5	)pts.		73.3%	(1.9	)pts.

Comparable hotel operating statistics (4):
RevPAR	$113.68	$141.97	(19.9)%		$	N/A	(2.6)%
Average room rate	$171.61	$198.30	(13.5)%		$	N/A	0.7%
Average occupancy	66.2%	71.6%	(5.4	)pts.		N/A	(2.4	)pts.

(1)	Includes the rental income for the 71 hotels leased from HPT whose operations we began to consolidate beginning July 7, 2010 as a result of the termination of the subleases with our subtenant.
(2)	Amount represents operating costs and expenses per our consolidated statements of operations less corporate and other expenses and the gain on insurance settlement and includes costs associated with the properties leased from HPT.
(3)	Operating statistics are for all properties as of December 31, 2009, 2008 and 2007 and include the results of operations for hotels we have sold prior to their disposition.
(4)	Comparable hotel operating statistics for 2009 and 2008 are based on 111 comparable hotels as of December 31, 2009. The percent change from 2007 to 2008 is based on 115 comparable hotels as of December 31, 2008.
*N/M=Not	Meaningful

Third Quarter Year-to-date 2010 Compared to Third Quarter Year-to-date 2009

Hotel Sales Overview

	Year-to-date ended		% Increase (Decrease)
	September 10, 2010	September 11, 2009
	(in millions)
Revenues:
Rooms	$1,785	$1,696	5.2%
Food and beverage	849	823	3.2
Other	192	223	(13.9)

Total full-service hotel sales	2,826	2,742	3.1
Other revenues	117	76	53.9

Total revenues	$2,943	$2,818	4.4

Hotel sales grew 3.1% year-to-date reflecting strong growth in RevPAR at our properties for our consolidated full-service hotels, as well as increases in rooms and food and beverage revenues, partially offset by a decline in other revenues as a result of a decline in attrition and cancellation fees. Revenues for properties sold in 2010 or 2009 have been reclassified to discontinued operations. See “—Other Income Statement Line Items—Discontinued Operations” below.

On July 6, 2010, we terminated the subleases for 71 hotels leased from HPT because the subtenants failed to meet net worth covenants. Accordingly, beginning on July 7, 2010, we recorded the operations instead of rental income in other revenues on our consolidated statements of operations. Year-to-date 2010, revenues for hotels leased from HPT include hotel revenues of $50 million and rental income of $43 million. Year-to-date 2009, revenues for hotels leased from HPT include rental income of $55 million related to the 71 properties. The property revenues and rental income recorded less the hotel expenses and rental expenses resulted in a slight loss year-to-date.

We discuss operating results for our hotels on a comparable basis. Comparable hotels are those properties that we have consolidated for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred significant property damage or business interruption or large scale capital improvements during these periods. As of September 10, 2010, 108 of our 112 owned hotels have been classified as comparable hotels. The four non-comparable hotels include the three acquired during the third quarter and the San Diego Marriott Hotel & Marina, which is currently undergoing significant renovations. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels. We also discuss our comparable operating results by property type (i.e. urban, suburban, resort/conference or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable hotel sales increased 3.7% to approximately $2.8 billion year-to-date. The revenue growth reflects the increase in comparable RevPAR of 5.6%, as well as increases in food and beverage sales, which were partially offset by a decline in other revenues, reflecting the decline in attrition and cancellation fees. The improvements in RevPAR reflect an increase in occupancy of 4.5 percentage points and a decrease in average room rate of 1.1%. We have adopted a reporting calendar that is closely aligned with the reporting calendar used by Marriott International, the manager of a majority of our properties, whose third quarter ended on September 10, 2010. As a result of the reporting calendar we adopted, for our non-Marriott managed hotels (covering approximately 42% of total revenues of our hotels), we are unable to report September operations until the fourth quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us.

Food and beverage revenues for our comparable hotels increased 4.3% year-to-date. Other revenues for our comparable hotels, which primarily represent spa, golf, parking, internet connectivity and attrition and cancellation fees decreased 13.6%. The decline is primarily due to a reduction in attrition and cancellation fees compared to 2009, when several large groups and business travelers cancelled their travel plans, which disproportionately affected some of the larger hotels in the portfolio. Excluding the incremental attrition and cancellation fees in 2009 of $33 million year-to-date, other revenues would have increased by 1.8%.

Comparable Hotel Sales by Property Type

The following tables set forth performance information for our comparable hotels by property type as of September 10, 2010 and September 11, 2009:

Comparable Hotels by Property Type (a)

	As of September 10, 2010		Year-to-date ended September 10, 2010			Year-to-date ended September 11, 2009			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Urban	52	33,122	$178.42	73.4%	$130.97	$177.33	69.0%	$122.38	7.0%
Suburban	29	10,964	137.71	66.3	91.27	141.67	61.1	86.51	5.5
Resort/Conference	13	8,082	209.63	68.4	143.37	221.67	63.7	141.28	1.5
Airport	14	6,956	114.69	72.1	82.74	116.70	68.0	79.41	4.2

All Types	108	59,124	167.81	71.2	119.56	169.70	66.7	113.18	5.6

(a)	The reporting period for our comparable operating statistics for the year-to-date periods ended September 10, 2010 and September 11, 2009 is from January 2, 2010 to September 10, 2010 and January 3, 2009 to September 11, 2009, respectively.

Year-to-date, comparable hotel RevPAR increased across all of our hotel property types. Our urban properties led the portfolio with a 7% RevPAR increase, as this was the only property type that experienced rate growth year-to-date.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information for our comparable hotels by geographic region as of September 10, 2010 and September 11, 2009:

Comparable Hotels by Region (a)

	As of September 10, 2010		Year-to-date ended September 10, 2010			Year-to-date ended September 11, 2009			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Pacific	26	14,581	$160.70	72.9%	$117.19	$169.06	68.1%	$115.11	1.8%
Mid-Atlantic	10	8,328	208.00	79.9	166.11	203.13	73.9	150.17	10.6
North Central	13	5,897	130.17	64.4	83.77	128.84	61.5	79.21	5.8
South Central	9	5,687	142.95	68.5	97.97	144.63	64.8	93.72	4.5
Florida	9	5,677	184.48	71.7	132.30	189.56	65.0	123.22	7.4
DC Metro	12	5,416	188.18	76.0	142.97	190.83	75.4	143.89	(0.6)
Atlanta	8	4,252	149.12	63.8	95.17	152.94	59.9	91.59	3.9
New England	7	3,924	169.37	70.6	119.51	163.00	63.5	103.46	15.5
Mountain	7	2,889	148.74	64.6	96.02	162.28	59.6	96.67	(0.7)
International	7	2,473	154.43	65.2	100.71	138.55	60.9	84.39	19.3

All Regions	108	59,124	167.81	71.2	119.56	169.70	66.7	113.18	5.6

(a)	The reporting period for our comparable operating statistics for the year-to-date periods ended September 10, 2010 and September 11, 2009 is from January 2, 2010 to September 10, 2010 and January 3, 2009 to September 11, 2009, respectively.

Year-to-date, our top performing regions were the New England and Mid-Atlantic regions. The RevPAR growth for the International region primarily reflects changes due to currency fluctuations. On a constant dollar basis, RevPAR in the International region increased 5.3%. The growth in the New England and Mid-Atlantic regions reflects strong demand in our east coast urban markets. The RevPAR decline in our Mountain region was driven by the decline in our Phoenix market. The decline in our DC Metro region reflects difficult comparisons to prior year, particularly during the first quarter, due to the 2009 presidential inauguration and other government-related activities.

We expect that the fourth quarter operating results in certain markets, including New York, Boston, Phoenix and Orlando, will be disproportionately affected by renovation disruption when compared to the first three quarters of 2010. We have scheduled the majority of our renovation work for 2010 to be completed in the fourth quarter, in particular during November and December.

Hotel Sales by Business Mix.

The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 101 of our hotels for which business mix data is available from our managers. Consistent with the general improvement in business throughout the year, overall transient RevPAR increased 8.3% year-to-date when compared to 2009, reflecting an increase in total room nights of 6.6%, and an increase in average rates of 1.5%. The rate increase was driven primarily by increases in average rate of 4.1% in corporate transient business.

Year-to-date, group RevPAR increased approximately 2.3%, reflecting an increase in total room nights of 7.0% and a decrease in average rates of 4.4%. Typically, recovery in the group segment will follow improvement in transient demand due to longer booking lead times; therefore, while we did experience improvements in group demand and average rates year-to-date, the growth in group room rates continues to lag compared to transient rate growth.

Property-level Operating Expenses

	Year-to-date ended		% Increase (Decrease)
	September 10, 2010	September 11, 2009
	(in millions)
Rooms	$497	$465	6.9%
Food and beverage	641	627	2.2
Other departmental and support expenses	778	754	3.2
Management fees	112	106	5.7
Other property-level expenses	306	270	13.3
Depreciation and amortization	409	429	(4.7)

Total property-level operating expenses	$2,743	$2,651	3.5

The overall increase in operating expenses is consistent with higher overall RevPAR at our properties and improvement in occupancy at our hotels. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflationary increases and revenues (which affect management fees), though the effect on specific costs will differ. Also, wages and benefits account for 55% of the property-level operating expenses and increased year-to-date, driven by a significant increase in the property-level bonus expenses. Property-level operating expenses exclude the costs associated with hotels we have sold during the periods presented, which are included in discontinued operations.

Rooms.    The increase in room expenses is consistent with the overall increase in occupancy and was also affected by higher wage rates.

Food and beverage.    The increase in food and beverage costs reflects the increase in revenues, partially offset by the positive shift in the mix of business to more catering and audio visual revenues. However, weak productivity in banquet sales hurt overall profitability.

Other departmental and support expenses.    The increase in revenues drove an increase in non-controllable hotel expenses, such as credit card commissions, bonus expense, loyalty rewards program expenses and cluster and shared service allocations.

Management fees.    Our base management fees, which are generally calculated as a percentage of total revenues, increased 4.0% year-to-date, which is consistent with the increase in revenues. The incentive management fees, which are based on the level of operating profit at each property after the owner has received a priority return on its investment, increased 17.2% due to an increase in operating profit at certain properties that are expected to earn incentive management fees during 2010.

Other property-level expenses.    These expenses generally do not vary significantly based on occupancy and include expenses such as property taxes and insurance. The increase was primarily driven by the inclusion of the HPT hotel expenses discussed below, partially offset by decreases in property insurance costs due to the reduction in premiums for our insurance program that runs from June 1, 2010 to May 31, 2011.

As previously discussed, beginning on July 7, 2010, we record the operations of 71 hotels leased from HPT. Year-to-date 2010, expenses for hotels leased from HPT include rental expense of $57 million due to HPT, as well as the $37 million of hotel expenses incurred subsequent to the sublease termination. Year-to-date 2009, expenses for hotels leased from HPT represent rental expense due from HPT of $56 million related to the 71 properties.

Depreciation and amortization.    The year-to-date decline in depreciation expense is due to impairment charges recorded in 2009 of approximately $20 million. Other impairment charges for 2009 are included in equity in losses of affiliates or discontinued operations. No impairment charges have been recorded in 2010.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, travel, corporate insurance, legal fees, acquisition related costs, audit fees, building rent and systems costs. The $18 million increase year-to-date is primarily due to an increase in stock-based compensation expense and bonus accruals, as well as $4 million of expenses for consummated property acquisitions. Previously, the acquisition costs would have been capitalized as part of the acquisition; however, under new accounting requirements, these costs are expensed. The expense for the stock-based compensation awards is based on personal performance, as well as Host REIT’s shareholder return relative to other REITs and to other lodging companies and will vary significantly due to fluctuations in Host REIT’s stock price. The increase reflects an improvement in Host REIT’s shareholder return relative to other REITs and other lodging companies, a 34.7% increase in Host REIT’s stock price since the third quarter of 2009 and the overall improvement in operations.

Interest Expense.    The increase in interest expense for year-to-date 2010 is due to costs associated with debt extinguishments (including the acceleration of deferred financing costs and original issue discounts) totaling $15 million; while, by comparison, in 2009 we recorded a net gain of $8 million on debt extinguishments. This increase was partially offset by a net decrease in our overall debt balance, which resulted in interest savings of approximately $18 million. Additionally, the swap transaction mentioned above reduced interest expense by $4.3 million for year-to-date 2010 compared to year-to-date 2009.

Equity in Earnings (losses) of Affiliates.    The improvement in losses of affiliates is a result of an impairment charge of $34 million recorded in the second quarter of 2009 related to our investment in the European joint venture.

Income Tax Benefit.    We lease substantially all of our properties to consolidated subsidiaries designated as taxable REIT subsidiaries (“TRS”) for federal income tax purposes. The difference between hotel-level operating cash flow and the aggregate rent paid to Host L.P. by the TRS represents taxable income or loss, on which we record an income tax provision or benefit. The decrease in the tax benefit year-to-date reflects lower expenses at our TRS and the overall improvement in operating results at our properties. As most of the hotels are paying the minimum rent under the lease agreements, a significant amount of the improvement in profitability is retained by the TRS and, therefore, decreases taxable loss. Additionally, in the third quarter of 2009 we recognized a $12 million tax benefit with respect to the sale of our remaining interest in the CBM Joint Venture Limited Partnership.

Discontinued Operations.    Discontinued operations consist of two hotels sold in 2010 and six hotels sold during 2009 and represent the results of operations and the gains (losses) on the disposition of these hotels during the periods. The losses for year-to-date 2009 include $77 million of impairment charges that were recorded prior to the hotels’ dispositions. The following table summarizes the revenues, income (loss) before taxes, and the gain (loss) on dispositions, net of tax, of the hotels which have been reclassified as discontinued operations in the condensed consolidated statements of operations for the periods presented (in millions):

	Year-to-date ended
	September 10, 2010	September 11, 2009
Revenue	$5	$61
Loss before taxes	(2)	(81)
Gain (loss) on dispositions, net of tax	(1)	26

Year-Over-Year Comparison of 2009, 2008 and 2007

Hotel Sales Overview

	2009	2008	% Change 2008 to 2009	2007	% Change 2007 to 2008
	(in millions)			(in millions)
Revenues
Rooms	$2,490	$3,106	(19.8)%	$3,175	(2.2)%
Food and beverage	1,236	1,547	(20.1)	1,582	(2.2)
Other	311	347	(10.4)	350	(0.9)

Total hotel sales	$4,037	$5,000	(19.3)	$5,107	(2.1)

2009 Compared to 2008

The decrease in hotel sales and food and beverage revenues is primarily attributable to decreased occupancy, which drives lower room rates and less demand for catering and banquet business, as well as other ancillary revenues such as spas, golf, parking, internet connectivity and other fees. Sales for properties disposed of in 2010, 2009 and 2008 have been reclassified as discontinued operations. See “—Discontinued Operations” below.

Consistent with the portfolio as a whole, comparable hotel RevPAR decreased 19.9%, with a 5.4 percentage point decrease in occupancy and a 13.5% decrease in average room rates. Another factor that contributed to the decrease in revenues was corporate travelers downgrading from luxury properties to other hotel segments due to political and public relations concerns regarding corporate expenditures on luxury services. This had a significant affect on our Ritz-Carlton properties, as well as our resort locations.

While management evaluates the performance of each individual hotel against its competitive set in a given market, overall we evaluate the portfolio operating results using three different criteria: property type (i.e. urban, suburban, resort/conference or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable Hotel Sales by Property Type

The following tables set forth performance information for 2009 and 2008:

Comparable Hotels Portfolio by Property Type (a)

	As of December 31, 2009		Year ended December 31, 2009			Year ended December 31, 2008			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Urban	53	34,485	$183.44	69.0%	$126.64	$211.15	73.6%	$155.39	(18.5)%
Suburban	31	11,646	138.72	60.2	83.45	160.68	66.1	106.19	(21.4)
Resort/Conference	13	8,082	215.19	61.1	131.57	248.61	69.0	171.45	(23.3)
Airport	14	6,955	115.61	68.5	79.18	136.71	74.0	101.14	(21.7)

All Types	111	61,168	171.61	66.2	113.68	198.30	71.6	141.97	(19.9)

(a)	The reporting period for 2009 is from December 27, 2008 to January 1, 2010 and for 2008 is from December 29, 2007 to December 26, 2008 for our Marriott hotels.

Consistent with 2008, our urban properties continued to outperform the portfolio as a whole. We believe the location of these assets provides a diversified demand base that helped drive higher levels of occupancy, which partially mitigated the decline in average room rate compared to other property types. As noted above, our resort/conference properties were particularly affected by traveler concerns regarding corporate expenditures for luxury hotels and services.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information for 2009 and 2008:

Comparable Hotels by Region (a)

	As of December 31, 2009		Year ended December 31, 2009			Year ended December 31, 2008			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Pacific	27	15,943	$169.46	67.4%	$114.22	$198.45	73.7%	$146.16	(21.9)%
Mid-Atlantic	10	8,330	219.22	76.4	167.47	270.15	79.8	215.56	(22.3)
North Central	14	6,204	130.93	60.8	79.64	152.23	65.5	99.72	(20.1)
South Central	9	5,687	143.88	63.8	91.83	161.26	67.7	109.11	(15.8)
Florida	9	5,677	182.88	62.9	115.04	211.20	69.7	147.21	(21.9)
DC Metro	12	5,416	190.52	73.6	140.13	199.85	74.4	148.77	(5.8)
New England	8	4,297	161.76	63.7	103.11	179.11	71.9	128.85	(20.0)
Atlanta	8	4,252	152.32	58.2	88.63	172.87	66.0	114.01	(22.3)
Mountain	7	2,889	157.85	59.4	93.69	182.43	66.5	121.36	(22.8)
International	7	2,473	143.29	61.6	88.21	170.63	68.1	116.22	(24.1)

All Regions	111	61,168	171.61	66.2	113.68	198.30	71.6	141.97	(19.9)

(a)	The reporting period for 2009 is from December 27, 2008 to January 1, 2010 and for 2008 is from December 29, 2007 to December 26, 2008 for our Marriott hotels.

Other than the DC Metro region, all of our regions had substantial declines in RevPAR, though results reflect the different dynamics of the major markets within each region. RevPAR at hotels in our top performing DC Metro region declined 5.8%, though individual properties within the region varied from an increase of 7.4% to a decline of 25.4% in RevPAR, with the strongest performers being our downtown properties that benefited from government and government-related activity. Similarly, the 15.8% RevPAR decline in the South Central region included a RevPAR decrease of 3.7% in New Orleans and a decline of 21.4% in Houston.

Hotel Sales by Business Mix.    The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 111 of our hotels for which business mix data is available from our managers.

In 2009, transient RevPAR decreased 18.6% when compared to 2008, reflecting a slight decline in total room nights and a decline in average rate of 17.7%. The decline primarily reflects a shift from the higher-rated premium and corporate business to the price-sensitive transient discount business. Room nights for premium and corporate business declined 17.3%, despite a decline in average rates of 18.9%, which led to a RevPAR decline of 32.9% in this business. This was slightly offset by the 8.6% growth in room nights from price-sensitive transient discount business as customers, particularly leisure travelers, utilized discount programs implemented by our managers and third-party travel websites offering discounted rates.

Group RevPAR declined approximately 23.2% reflecting a decline in total room nights of 17.2% and a decline in average room rates of 7.2%. The decline in room rate was primarily due to corporate group discounts and short-term group rate concessions. The primary driver of the decline in room nights was a significant reduction in corporate group business of 32.8%. In addition to significant reductions in corporate group meetings, this also reflects low attendance at group meetings and groups increasingly renegotiating rates.

2008 Compared to 2007

Hotel sales declined in 2008 due to decreases in occupancy at our properties, as well as decreases in food and beverage and other revenue items. Sales for properties disposed of in 2010, 2009, 2008 and 2007 have been reclassified as discontinued operations. See “—Discontinued Operations” below.

Comparable hotel RevPAR decreased 2.6%. The decrease in RevPAR was the result of a 2.4 percentage point decrease in occupancy which was slightly offset by a .7% increase in average room rates. Occupancy was negatively affected by the decrease in overall lodging demand.

Food and beverage revenues for our comparable hotels decreased 2.9%, primarily due to decreased sales from our catering and banquet business and meeting room rentals and the decline in occupancy at our hotels. Other revenues for our comparable hotels, which primarily represent spa, golf, parking, internet connectivity and other fees, were down slightly.

Comparable Hotel Sales by Property Type

The following tables set forth performance information for 2008 and 2007:

Comparable Hotels Portfolio by Property Type (a)

	As of December 31, 2008		Year ended December 31, 2008			Year ended December 31, 2007			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Urban	53	32,388	$215.42	74.1%	$159.60	$211.97	77.0%	$163.22	(2.2)%
Suburban	34	12,904	158.42	65.5	103.81	157.39	67.9	106.90	(2.9)
Airport	15	7,208	138.39	74.0	102.45	139.04	75.3	104.72	(2.2)
Resort/ Conference	13	8,082	248.61	69.0	171.45	253.45	70.7	179.12	(4.3)

All Types	115	60,582	199.10	71.6	142.51	197.76	74.0	146.39	(2.6)

(a)	The reporting period for 2008 is from December 29, 2007 to December 26, 2008 and for 2007 is from December 30, 2006 to December 28, 2007 for our Marriott hotels. For further discussion, see “—Reporting Periods.”

For 2008, RevPAR decreased across all of our hotel property types. RevPAR at our resort/conference properties was particularly affected by the current economic recession due to reduced consumer spending and increased travel costs. In particular, our Hawaiian properties experienced a dramatic decline in RevPAR as a result of decreased airlift to the Hawaiian islands and overall weak demand in this market. RevPAR at our urban, airport and suburban hotels also declined due to the overall decline in lodging demand.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information for 2008 and 2007:

Comparable Hotels by Region (a)

	As of December 31, 2008		Year ended December 31, 2008			Year ended December 31, 2007			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Pacific	27	15,934	$198.45	73.7%	$146.16	$200.99	75.9%	$152.60	(4.2)%
Mid-Atlantic	11	8,684	266.72	79.2	211.16	260.84	82.6	215.51	(2.0)
North Central	14	6,175	152.23	65.5	99.72	153.96	69.3	106.63	(6.5)
Florida	9	5,676	211.20	69.7	147.21	209.60	69.6	145.95	0.9
New England	11	5,663	176.34	70.9	125.04	176.22	74.7	131.68	(5.0)
DC Metro	13	5,666	199.15	74.5	148.30	198.34	75.6	150.03	(1.2)
South Central	8	4,358	165.49	68.0	112.48	158.80	70.1	111.35	1.0
Mountain	8	3,364	170.73	64.6	110.35	166.75	67.9	113.22	(2.5)
Atlanta	7	2,589	190.52	65.4	124.68	197.10	68.6	135.13	(7.7)
International	7	2,473	170.63	68.1	116.22	156.37	69.3	108.30	7.3

All Regions	115	60,582	199.10	71.6	142.51	197.76	74.0	146.39	(2.6)

(a)	The reporting period for 2008 is from December 29, 2007 to December 26, 2008 and for 2007 is from December 30, 2006 to December 28, 2007 for our Marriott hotels. For further discussion, see “—Reporting Periods.”

In terms of RevPAR growth, our International region was the top performing region due to RevPAR growth at our Chilean and Canadian hotels and the impact of favorable foreign currency exchange rates. Comparable hotel RevPAR growth in our Florida region was driven by RevPAR growth at the Harbor Beach Marriott where we benefited from prior year disruption caused by rooms renovations and the Orlando World Center Marriott where significant discounting drove transient demand. RevPAR results were partially offset by rooms’ renovations at three hotels in the Florida region, as well as the impact of Hurricane Fay. RevPAR growth in the South Central region was the result of year-over-year growth in our Houston market which had a strong fourth quarter due to Hurricane Ike induced demand as well as our San Antonio properties, which experienced strong group business because of recent renovations in the fourth quarter of 2007.

The RevPAR decline in our Pacific region was driven by the 17.1% RevPAR decline at our Hawaiian properties and a 3.8% decline at our San Diego properties. The region’s best performer based on RevPAR growth was the San Francisco market which had a 1.9% increase in RevPAR. However, the RevPAR growth was concentrated in the first half of the year, as RevPAR in San Francisco declined significantly in the fourth quarter. RevPAR in our New England region also declined, reflecting decreased demand at our Boston hotels due to fewer city-wide events and softening leisure demand. In addition, we experienced higher group attrition and cancellations than in prior periods.

The North Central region underperformed other regions, as results in Chicago were particularly weak due primarily to renovations at three of our Chicago properties and lower transient demand. The Atlanta region also underperformed in comparison to the overall portfolio due to weak group bookings, lower transient demand and increased supply. RevPAR in our Mountain region also declined as the Phoenix market continued to struggle due to lower group and transient demand and rooms renovations at two hotels.

Hotel Sales by Business Mix.    The information below is derived from business mix data for 108 of our hotels for which business mix data is available from our managers.

In 2008, overall transient average daily rates decreased 1.3% when compared to 2007 while our overall group average room rate increased almost 3.9% over the prior year as most of the business was contracted prior to any significant downturn.

Property-level Operating Expenses

	2009	2008	% Change 2009 to 2008	2007	% Change 2008 to 2007
	(in millions)			(in millions)
Rooms	$683	$762	(10.4)%	$756	0.8%
Food and beverage	935	1,132	(17.4)	1,149	(1.5)
Other departmental and support expenses	1,102	1,252	(12.0)	1,235	1.4
Management fees	158	241	(34.4)	262	(8.0)
Other property-level expenses	386	384	0.5	384	—
Depreciation and amortization	615	555	10.8	497	11.7

Total property-level operating expenses	$3,879	$4,326	(10.3)	$4,283	1.0

2009 compared to 2008 and 2008 compared to 2007

The overall decrease in operating expenses is consistent with lower overall demand at our properties and our hotel managers actively implementing contingency plans and cost saving measures to manage operating margin decline. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflationary increases and revenues (which affect management fees), though the effect on specific costs will differ. Property-level operating expenses exclude the costs associated with hotels we have sold during all periods presented, which are included in discontinued operations.

Rooms.    The decrease in room expenses was primarily due to a decrease in occupancy. We also benefited from cost cutting measures implemented by our managers that reduced controllable expenses, such as closing rooms in unused sections of the hotels, and reducing management staff and labor hours per occupied room.

Food and Beverage.    The decline in food and beverages costs was primarily driven by a decrease in occupancy, which led to a reduction in food and beverages cost of good sold, and reductions in restaurant hourly and management staff.

Other departmental and support expenses.    The decline in these expenses reflected a reduction in controllable expenses such as marketing and general and administration expenses that were driven by a decrease in the wages and benefits allocated to these expenses, reflecting a decline in management staffing and bonus payouts. Additionally, utilities declined 11.5% as a result of a decline in prices, lower occupancy levels and milder weather.

Management fees.    Our base management fees, which are generally calculated as a percentage of total revenues, declined 20% for the year, which is consistent with our revenue decline. The incentive management fees, which are based on the level of operating profit at each property after the owner has received a priority return on its investment, declined 67% during 2009 as a result of the decline in operating profit at the hotel level.

Other property-level expenses.    These expenses generally do not vary significantly based on occupancy and include expenses such as property taxes and insurance. For 2009, the slight increase was primarily driven by the increase in ground rent expense related to the New York Marriott Marquis, which was largely offset by decreases in insurance, equipment rental and other property-level costs.

Depreciation and amortization.    During 2009, the increase in depreciation expense was primarily due to our extensive $1.8 billion capital expenditure program from 2006 to 2008.

During 2009, we identified properties to be tested for impairment based on certain events or circumstances that occurred which indicated that their carrying amount may not be recoverable as compared to projected undiscounted cash flows, as prescribed by GAAP. We tested these properties for impairment based on management’s estimate of expected future undiscounted cash flows over our expected holding period. As a result of these analyses, we recorded non-cash property impairment charges totaling $97 million for the year based on the difference between the fair value of these properties and their carrying amounts. Of these property impairment charges, $77 million has been included in discontinued operations for year-to-date 2009. During 2008, we identified one property for impairment and recorded $3 million of impairment charges, which are included in discontinued operations. See “—Critical Accounting Policies—Impairment testing” for further discussion of our policies regarding impairments.

In addition, our investment in the European joint venture exceeded its fair value on an other-than-temporary basis, and we recorded an impairment charge of $34 million which is included in equity in earnings (losses) of affiliates. See “—Other Income Statement Line Items—Equity in Earnings (Losses) of Affiliates” for further detail.

Other Income Statement Line Items

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and benefits, including stock-based compensation expense, as well as other costs such as travel, corporate insurance, audit fees, building rent and system costs. Corporate expenses increased approximately $58 million in 2009 from 2008 and decreased approximately $11 million in 2008 from 2007. The increase in 2009 includes an expense accrual of approximately $41 million, or $.07 per common unit, based on a range of possible outcomes for a potential litigation loss. See “Business and Properties—Legal Proceedings.” Additionally, higher corporate expenses reflected an increase in stock-based compensation expense in a return to more normalized levels, as well as an increase in the stock price during 2009.

Gain on Insurance Settlement.    We recorded a gain on insurance settlement of $7 million in 2008 and $51 million in 2007. The gains primarily relate to the insurance proceeds received for both business interruption and property damage following Hurricanes Katrina and Wilma which occurred during September and October 2005, respectively. The hurricanes caused substantial business interruption and property damage at our New Orleans Marriott and at five of our hotels located in southern Florida. The gain represents the insurance proceeds received in excess of the insurance receivable recorded on the balance sheet at the date of loss. The insurance receivable reflected the book value of the property and equipment written off and repairs and maintenance costs incurred from the hurricanes. We recognize the gains on insurance settlements once all contingencies are met, and, as a result, none of the property insurance proceeds were recognized in income during 2005 or 2006.

Interest Income.    The $13 million decline in interest income for 2009 when compared to 2008 is primarily due to lower rates for 2009 compared to 2008. The $17 million decline in interest income for 2008 when compared to 2007 is primarily due to lower interest rates during 2008, as well as a slightly lower weighted average cash balance for the full year 2008 compared to 2007.

Interest Expense.    Interest expense increased 1% to $379 million in 2009. Interest expense includes $27 million, $30 million and $25 million of non-cash interest expense for 2009, 2008 and 2007, respectively, related to our exchangeable debentures.

The decrease of $69 million in interest expense for 2008 from 2007 is primarily due to an expense of $45 million related to call premiums and the acceleration of the amortization of deferred financing costs associated with debt prepayments during 2007 compared to a $14 million gain in 2008 related to the repurchase of $100 million principal amount of our 2004 Debentures. The decline in interest expense also reflects the decrease in our weighted average interest rate of 0.4 percentage points to 6.4%.

Equity in Earnings (Losses) of Affiliates.    In 2009, our share of losses from affiliates increased by $22 million compared to 2008 primarily due to the $34 million non-cash impairment charge related to our investment in the joint venture in Europe and the overall decline in operations at these hotels. Results also were affected by the settlement of a lawsuit in 2009 relating to the return of an initial deposit for a terminated acquisition, which resulted in a gain of $8 million. We recognized a loss of $11 million in 2008 due to uncertainties surrounding this litigation.

We evaluate the recoverability of our investment in affiliates based on our assessment of the fair value of our investment in comparison to our carrying value. In 2009, we determined that the carrying value of our investment in our joint venture in Europe exceeded its fair value on an other-than-temporary basis. As a result, we recorded an impairment charge of $34 million which is included in equity in earnings (losses) of affiliates. See “—Critical Accounting Policies—Other-than-Temporary Impairment of an Investment” for further discussion.

Discontinued Operations.    Discontinued operations consist of two hotels disposed of in 2010, six hotels disposed of in 2009 (including one hotel for which the ground lease expired and will revert back to the ground lessor), two hotels disposed of during 2008 and nine hotels disposed of in 2007 and represent the results of operations and the gains on the disposition of these hotels during the periods. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held for sale and the results of sold hotels prior to their disposition, in the consolidated statements of operations for the periods presented (in millions):

	2009	2008	2007
Revenues	$72	$175	$234
Income (loss) before taxes	(88)	9	39
Gain on disposals, net of tax	26	24	164

Liquidity and Capital Resources

Overview

We seek to maintain a capital structure and liquidity profile with an appropriate balance of cash, debt and equity in order to provide financial flexibility given the inherent volatility in the lodging industry. During the difficult economic period in 2008 and 2009, we worked to preserve capital, increase liquidity and extend debt maturities. During 2010, as the hotel industry and capital markets have strengthened, we have taken advantage of our liquidity position to enhance our hotel portfolio through strategic acquisitions, investments and capital expenditures. As of September 10, 2010, we had approximately $838 million of cash and cash equivalents and $543 million available under our credit facility. Subsequent to quarter end, we issued $500 million in aggregate principal amount of Series U senior notes, redeemed $250 million of the $500 million in aggregate principal amount outstanding of our 7 1/8% Series K senior notes due 2013, prepaid $71 million of mortgage debt on the JW Marriott, Desert Springs, defeased the W New York, Union Square mortgage loan for $120 million and purchased the JW Marriott, Rio de Janeiro for $48 million. We believe that, as a result of these efforts and the overall strength of our balance sheet, we have sufficient liquidity and access to the capital markets in order to pay our near-term debt maturities, fund our capital expenditure programs and take advantage of investment opportunities. As described below, we may continue to opportunistically access the capital markets if favorable market conditions exist to further enhance our liquidity and to fund cash needs.

Cash Requirements

We use cash primarily for acquisitions, capital expenditures, debt payments and distributions to unitholders. As a REIT, Host REIT is required to distribute to its stockholders at least 90% of its taxable income, excluding net capital gain, on an annual basis. Funds used by Host REIT to make cash distributions are provided by Host L.P.

The chart below details our significant cash flows for year-to-date 2010 and 2009 as of the third quarter and the three years ended December 31, 2009 (in millions):

	September 10, 2010	September 11, 2009	2009	2008	2007
Operating activities
Cash provided by operating activities	$328	$370	$552	$1,020	$1,001

Investing activities
Acquisitions and investment	(345)	—	(7)	(77)	(49)
Dispositions and return of investment	12	251	251	38	400
Capital expenditures	(149)	(255)	(340)	(672)	(613)

Financing activities
Issuances of debt	—	506	906	300	1,025
Net draws (repayments) on credit facility	56	(410)	(410)	410	(250)
Repurchase of senior notes, including exchangeable debentures	(571)	(115)	(139)	(82)	—
Debt prepayments and scheduled maturities	(124)	(342)	(342)	(245)	(1,015)
Common OP unit issuance	158	588	767	—	—
Common OP unit repurchase	—	—	—	(100)	—
Redemption of preferred OP units	(101)	—	—	—	—
Distributions on common OP units	(14)	(27)	(43)	(542)	(460)

Set forth below is a schedule of our debt maturities through 2012. As of September 10, 2010, as adjusted for significant debt transactions that occurred subsequent to quarter end, our weighted average interest rate would be 6.4% and our weighted average maturity would be 4.5 years. Transactions occurring subsequent to quarter end include the issuance of the $500 million Series U senior notes, the redemption of $250 million of the Series K senior notes, the defeasance of the $115 million mortgage debt assumed with the acquisition of the W New York, Union Square and the prepayment on December 10, 2010 of the $71 million mortgage on the JW Marriott, Desert Springs. Maturities in 2011 total $536 million and include the $300 million Orlando World Center Marriott mortgage, which is subject to extension, in whole or in part, at our option, if certain requirements are met.

Remaining Debt Maturities 2010 to 2012 (in millions)

	Fourth Quarter 2010	Full Year
		2011	2012
Mortgage loan on four Canadian properties.	$—	$124	$—
Orlando World Center Marriott mortgage (1)	—	300	—
Credit Facility Draw (2)	—	57	—
Mortgage loan, Le Meridien Piccadilly (3)	—	50	—
2.625% Exchangeable Senior Debentures (4)	—	—	526
Senior notes	—	—	7
Principal amortization on other debt	3	5	4

Total maturities	$3	$536	$537

(1)	This mortgage in whole or in part is subject to two, one-year extension options provided that debt coverage exceeds certain ratios and other conditions are met.
(2)	We have the option to extend the maturity for an additional year if certain conditions are met.
(3)	This mortgage is subject to two one-year extensions, at our option, subject to the satisfaction of certain financial covenants.
(4)	Our 2.625% Exchangeable Senior Debentures are due in 2027, but are subject to a put option by the holders on April 15, 2012. The $526 million represents the face amount of the outstanding principal at September 10, 2010.

Capital Resources

As a REIT, Host REIT depends primarily on external sources of capital to finance future growth, including acquisitions, and to fund our near-term debt maturities and increase our liquidity. If, at any time, Host REIT determines that market conditions are favorable, after taking into account our liquidity requirements, Host REIT may seek to issue and sell shares of its common stock in registered public offerings, including through sales directly on the NYSE under its current “at the market” offering program described below, or to issue and sell shares of its preferred stock. Host REIT also may seek to cause us to issue, in offerings exempt from registration under the securities laws, debentures exchangeable for shares of its common stock or senior notes. Because a portion of our debt matures every year, we will continue to use our available cash or new debt issuances to redeem or refinance senior notes and mortgage debt over time, taking advantage of favorable market conditions when available. In February 2010, Host REIT’s Board of Directors authorized repurchases, repayments or redemptions of up to $400 million of senior notes, exchangeable debentures and mortgage debt. Through September 10, 2010, we have redeemed $225 million of indebtedness pursuant to this authorization. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted unit, as defined below, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Accordingly, in light of our priorities in managing our capital structure and liquidity profile, and given the movement of prevailing conditions in the capital markets, we may, at any time, subject to applicable securities laws, be considering, or be in discussions with respect to, the purchase or sale of common stock, exchangeable debentures and/or senior notes. Any such transactions may, subject to applicable securities laws, occur contemporaneously.

As of December 21, 2010, our secured mortgage indebtedness totals approximately $1.1 billion. This represents approximately 20% of our overall indebtedness, and is secured by 11 of our hotels. Accordingly, 102 of our hotels are unencumbered by mortgage debt. Given the flexibility provided by the structure of our balance sheet, we will look to access the capital markets for senior notes and exchangeable debentures and the secured mortgage debt market, based on relative pricing and capacity to fund our cash requirements. We may, at any time, seek to access such markets in the event that we determine that the terms and conditions available to us are advantageous based upon prevailing market conditions, our liquidity requirements and other circumstances. See “—Financial Condition” for further discussion of our restrictive covenants.

Counterparty Credit Risk

We are subject to counterparty credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance of counterparties to deliver contracted commodities or services at the contracted price. As a result of the bankruptcy and insolvency of several high-profile, well-respected financial institutions, we have performed additional assessments to determine the impact, if any, of these market developments on our financial condition. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility and amounts due or payable under our derivative contracts. Our credit exposure in each of these cases is limited. Our exposure with regard to our cash and the $543 million available under our credit facility is mitigated as the credit risk is spread among a diversified group of investment grade financial institutions. At September 10, 2010, our exposure risk related to our derivative contracts totaled $24 million and the counterparties were investment grade financial institutions.

Sources and Uses of Cash

Our principal sources of cash include operations, the sale of assets, and proceeds from debt and equity issuances and debt refinancings. Our principal uses of cash include acquisitions, debt repayments and repurchases, capital expenditures, operating costs, corporate expenses and distributions to equity holders.

Cash Provided by Operations.    Cash provided by operations during the first three quarters of 2010 decreased by $42 million to $328 million compared to the same period in 2009, due primarily to timing of cash receipts from our managers and increased costs associated with debt prepayments. For the full year 2009, our cash provided by operations for 2009 decreased $468 million to $552 million compared to 2008, due primarily to declines in operations at our hotels.

Cash Used in Investing Activities.    Approximately $498 million of cash was used in investing activities during the first three quarters of 2010. This includes our third quarter acquisitions, which is net of debt and other liabilities assumed, $149 million of capital expenditures and the investment in the two junior tranches of a mortgage loan in Europe.

In 2009, approximately $116 million of cash was used in investing activities. This included approximately $340 million of capital expenditures, partially offset by the return of a $39 million investment in the European joint venture and $212 million of net proceeds from the disposition of assets.

Capital Expenditures

For year-to-date September 10, 2010, total capital expenditures decreased by $106 million to $149 million when compared to the comparable period in 2009. Our renewal and replacement capital expenditures for year-to-date 2010 were approximately $99 million, which reflects a decrease of approximately 13.2% from 2009 levels. We also spent approximately $50 million for year-to-date 2010 on ROI projects. In 2009, total capital expenditures decreased $332 million to $340 million. Our renewal and replacement capital expenditures for 2009 were approximately $164 million, or 4% of hotel revenues. Our renewal and replacement capital expenditures are generally funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash. We also spent approximately $176 million in 2009 on ROI/repositioning projects or 4% of hotel revenues. While capital expenditures declined in 2009 and thus far in 2010, they totaled approximately $2.5 billion for 2005 to 2009. As a result, we believe that our properties are in a strong competitive position with respect to their market competitors.

Acquisitions and Investments

During 2010, we have invested $532 million ($386 million of cash) for the acquisition of four hotel assets and a mortgage loan receivable. We did not complete any acquisitions in 2009 or 2008, as we focused on maintaining liquidity during the economic downturn.

The following acquisitions have been completed in 2010:

•	On September 30, 2010, we acquired the 245-room JW Marriott, Rio de Janeiro for approximately R$81 million ($48 million);

•

On September 2, 2010, we formed a joint venture with a subsidiary of Istithmar World to purchase the 270-room W New York, Union Square. We have a 90% interest and serve as the managing member of the joint venture and, therefore, consolidate the entity. The joint venture purchased the hotel for $188 million, which, in addition to cash consideration, includes the assumption of $115 million of mortgage debt, with a fair value of $119 million, and contingent and deferred consideration of $8 million. Additionally, in conjunction with the acquisition, the joint venture purchased restricted cash, FF&E reserve funds and other working capital at the hotel of $10 million. The joint venture acquired the hotel as part of the settlement agreement reached with the previous owners and mezzanine lenders on July 22, 2010;

•	On August 11, 2010, we acquired the 424-room Westin Chicago River North for approximately $165 million;

•

On July 22, 2010, we acquired the leasehold interest in the 266-room Le Meridien Piccadilly in London, England for £64 million ($98 million), including cash consideration of approximately £31 million ($47 million) and the assumption of a £33 million ($51 million) mortgage. As part of the purchase of the leasehold interest, we acquired restricted cash and working capital at the hotel of £4 million ($6 million). In connection with the acquisition, we assumed a capital lease obligation which we valued at £14 million ($21 million). The capital lease obligation is included in debt on the accompanying balance sheet and increased the book value of the leasehold interest purchased. We also recorded a deferred tax liability and corresponding goodwill of £11 million ($17 million) related to the difference in the hotel valuation measured at fair value on the acquisition date and the tax basis of the asset. We drew £37 million ($56 million) from our credit facility to fund the cash portion of the acquisition. For accounting purposes, the above allocations are based on estimates from the best current information available. The final allocation of the fair value of assets and the capital lease obligation are in part dependent upon valuations determined by third party appraisals, which have not been completed; and

•

On April 13, 2010, we acquired, at a discount, the two most junior tranches of a €427 million ($581 million) mortgage loan that is secured by six hotels located in Europe. The two junior tranches purchased by us have a face value of €64 million ($87 million) and are subordinate to €363 million

($494 million) of senior debt. Interest payments for the tranches are based on the 90-day EURIBOR rate plus 303 basis points, or approximately 3.8%, and the loan is performing. The loan matures in October of 2011 and there is a one-year extension option, subject to debt service coverage requirements.

Additionally, on December 3, 2010, we entered into agreements to purchase seven hotels in New Zealand, six from affiliates of Tourism Asset Holdings Limited and one from an affiliate of Accor, for an aggregate purchase price of approximately $143 million, based on current exchange rates. The hotel portfolio has over 1,200 rooms. The transaction is expected to close in January 2011, and is subject to various closing conditions.

Dispositions

During 2010, we disposed of two properties for proceeds of $12 million, and, during 2009, we disposed of six properties for proceeds of approximately $204 million, including the return of reserves held by the manager. The proceeds were used to repay debt and invest in our portfolio. We considered the disposed properties non-core properties within our portfolio where we believed the potential for revenue growth was low. We recognized a gain on the dispositions totaling approximately $26 million, net of tax, in 2009.

On September 11, 2009, we sold our remaining 3.6% limited partnership interest in CBM JV for approximately $13 million and recorded the gain on property transaction of $5 million, net of taxes.

The following table summarizes the significant acquisitions and investments, as well as dispositions, completed since January 1, 2008 (in millions):

Transaction date	Year	Description of transaction	(Investment) sale price
Acquisitions/ Investments
September	2010	Acquisition of the JW Marriott, Rio de Janeiro (1)	$(48)
September	2010	Acquisition of a 90% ownership interest of the W New York, Union Square (2)	(168)
August	2010	Acquisition of the Westin Chicago River North	(165)
July	2010	Acquisition of the Le Meridien Piccadilly (3)	(98)
April	2010	Purchase of a mortgage note on a portfolio of hotels	(53)
January	2009	Return of investment in European joint venture (4)	39
April-December	2008	Investment in European joint venture (4)	(76)

		Total acquisitions/investments	$(569)

Dispositions
June	2010	Disposition of The Ritz-Carlton, Dearborn	$3
February	2010	Disposition of Sheraton Braintree	9
August	2009	Sale of 3.6% investment in CBM Joint Venture Limited Partnership	13
August	2009	Disposition of Hanover Marriott Hotel	27
July	2009	Disposition of Boston Marriott Newton	28
July	2009	Disposition of Sheraton Stamford/Washington Dulles Marriott Suites	36
February	2009	Disposition of Hyatt Regency Boston (5)	113
July	2008	Disposition of Host Airport Hotel Sacramento	15
April	2008	Disposition of Sheraton Suites Tampa Airport	24

		Total dispositions	$268

(1)	The acquisition was R$81 million.

(2)	The investment price represents our 90% interest in the acquisition of the hotel and includes our portion of the assumption by the joint venture of a $115 million mortgage loan with a fair value of $119 million at acquisition and deferred and contingent consideration valued at $8 million.
(3)	The acquisition was £64 million, and includes the assumption of a £33 million mortgage loan.
(4)	Represents our investments for the acquisitions of the Crowne Plaza Amsterdam City Centre, as well as our investments to acquire a portfolio of hotels. The portfolio transaction was terminated in 2008 and, therefore, the European joint venture returned approximately $39 million of these funds in January 2009.
(5)	Includes $5 million of reserves which were returned by the hotel manager.

Cash Provided by/Used in Financing Activities. Approximately $634 million of cash was used in financing activities during the third quarter of 2010. Net cash provided by financing activities was $698 million for 2009, as compared to cash used in financing activities of $284 million in 2008. During 2009, we received proceeds of approximately $1.7 billion through the issuance of debt and equity securities.

Debt Transactions

Year-to-date 2010, and during 2009, we completed several significant debt transactions that provided financial flexibility and extended our debt maturity profile. During 2010, significant transactions include the issuance of the $500 million Series U senior notes due in 2020, the redemption of $821 million of senior notes, the repayment of $195 million of mortgage debt, and the issuance or assumption of $107 million of debt to facilitate hotel acquisitions. The amounts assumed for hotel acquisitions and debt repayments do not include the mortgage debt assumed in September 2010 upon the acquisition of the W New York, Union Square, which was defeased in October 2010.

Debt transactions during 2009 included the December 22, 2009, issuance of $400 million, 2 1/2% Exchangeable Senior Debentures (the “2009 Debentures”) for proceeds of $391 million, net of underwriting fees and expenses. The debentures are currently exchangeable at a rate of $14.08 per share and we have the option, upon exchange, to provide the exchange value in either cash, shares of Host REIT common stock, or a combination thereof. In January 2010, the proceeds from the issuance and available cash were used to redeem the remaining $346 million in 7% Series M senior notes and to repay the $124 million mortgage on the Atlanta Marriott Marquis. Additionally, we received proceeds of $380 million from the issuance of the $400 million, 9% Series T senior notes in May 2009 and closed a $120 million floating rate mortgage loan secured by our JW Marriott, Washington D.C. in March 2009. During 2009, proceeds from these transactions, along with the proceeds from our equity transactions and available cash, were used to repay $153 million face amount of senior notes and debentures with a carrying value of $144 million for $139 million, to repay $410 million outstanding under our credit facility and to repay $342 million in mortgage debt.

The following table summarizes significant debt (net of deferred financing costs) transactions since January 2008 (in millions):

Transaction date	Year	Description of transaction	Transaction amount
Debt
December	2010	Repayment of the 9.8% mortgage loan secured by the JW Marriott, Desert Springs	$(71)
November	2010	Redemption of $250 million face amount of 7 1/8% Series K senior notes	(253)
October	2010	Proceeds from the issuance of the 6% Series U senior notes	492
October	2010	Defeasance of the mortgage debt on W New York, Union Square	(120)
September	2010	Assumption of the mortgage debt on W New York, Union Square	115
August	2010	Redemption of $225 million face amount of 7 1/8% Series K senior notes	(230)
July	2010	Draw on credit facility for the acquisition of the Le Meridien Piccadilly (1)	56
July	2010	Assumption of the mortgage debt on the Le Meridien Piccadilly	51
February	2010	Repayment of the 7.4% mortgage loan secured by the Atlanta Marriott Marquis	(124)
January	2010	Redemption of the $346 million face amount of 7% Series M senior notes	(352)
December	2009	Proceeds from issuance of $400 million 2.5% Exchangeable Senior Debentures (2)	391
June-October	2009	Repurchase of approximately $74 million face amount of the 2007 Exchangeable Senior Debentures	(66)
September	2009	Repayment of the credit facility term loan	(210)
September	2009	Repayment of the 5.08% mortgage loan secured by the Westin Kierland Resort & Spa	(135)
July	2009	Repayment of the 8.45% mortgage loan secured by the San Diego Marriott Hotel & Marina	(173)
June	2009	Repurchase of $4 million face amount of Series M senior notes	(4)
May	2009	Repayment of the revolving portion of the credit facility	(200)
May	2009	Proceeds from issuance of $400 million, 9% Series T senior notes	380
March	2009	Proceeds from the 7.50% mortgage loan secured by the JW Marriott, Washington, D.C. (3)	117
March	2009	Repayment of the 9.214% mortgage loan secured by the Westin Indianapolis	(34)
March	2009	Repurchase of $75 million face amount of the 2004 Exchangeable Senior Debentures	(69)
December	2008	Repayment of 6.08% mortgage on the Scottsdale McDowell Mountains	(34)
October-November	2008	Repurchase of $100 million face amount of the 2004 Exchangeable Senior Debentures	(82)
September	2008	Draw on the credit facility revolver	200
June	2008	Proceeds from 3.76% Orlando World Center Marriott mortgage refinancing (4)	296
June	2008	Repayment of the 7.48% mortgage on the Orlando World Center Marriott	(208)
May	2008	Proceeds from the credit facility term loan	44
April	2008	Repayment of the credit facility revolver	(100)
April	2008	Proceeds from the credit facility term loan	162
March	2008	Draw on the credit facility revolver	100
	2008/2009/ 2010	Principal amortization	(38)

		Net debt transactions	$(99)

(1)	We drew £37 million on the credit facility. The $56 million above is based on the U.S. Dollar to British Pound rates effective on the transaction date.
(2)	Of the proceeds, $82 million was allocated to partners’ capital to recognize the equity component of the debentures.
(3)	The JW Marriott, Washington, D.C. mortgage has a floating interest rate of LIBOR plus 600 basis points, with a LIBOR floor of 1.5% and a LIBOR cap of 3%. The interest rate shown reflects the rate in effect at September 10, 2010.
(4)	The Orlando World Center Marriott mortgage has a floating rate of interest of LIBOR plus 350 basis points. The interest rate shown reflects the rate in effect at September 10, 2010.

Capital Transactions

During 2010, Host REIT issued the remaining 8.1 million shares of common stock available under its 2009 Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC at an average price of $13.58 per share for proceeds of $109 million, net of $1 million of commissions. On August 19, 2010, Host REIT entered into a new Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC on similar terms, through which they may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. The sales will be made in “at the market” offerings under Securities and Exchange Commission (SEC) rules, including sales made directly on the New York Stock Exchange. BNY Mellon Capital Markets, LLC is acting as sales agent. As of December 21, 2010, Host REIT has issued approximately 17.5 million shares of common stock through this new program at an average price of $15.84 per share for proceeds of $274 million, net of $3 million of commissions. Host REIT may continue to sell shares of common stock under our new program from time to time based on market conditions, although they are not under an obligation to sell any shares. As of December 21, 2010 approximately $123 million is remaining under the new program.

On April 29, 2009, Host REIT issued 75.75 million shares of common stock in an underwritten public offering at $6.60 per share and received net proceeds of approximately $480 million, after underwriting discounts and commissions and transaction expenses. In total, Host REIT issued approximately 104 million shares of common stock in 2009 for net proceeds of $767 million and contributed the net proceeds to Host L.P. In exchange, Host L.P. issued OP units based on the applicable conversion ratio to Host REIT.

During 2009, our cash common unit distributions decreased $499 million from $542 million in 2008 to $43 million. In the fourth quarter of 2009, Host REIT’s Board of Directors declared a special dividend of $0.25 per share on Host REIT’s common stock. The special dividend was paid on December 18, 2009 to Host REIT stockholders of record as of November 6, 2009. In reliance on the specific terms of guidance issued by the IRS, Host REIT paid 90% of the dividend with Host REIT common stock, with the remaining 10% paid with cash. Pursuant to the Partnership Agreement, common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host REIT to its common stockholders, or $0.025 per OP unit, but did not receive an equivalent per unit distribution for the 90% of the dividend paid with Host REIT common stock. Instead, the conversion factor used to convert OP units into shares of Host REIT common stock was proportionately adjusted from 1.0 to 1.021494. Our 2009 distributions also include the fourth quarter 2008 distribution of $.05 per common unit, which was paid in the first quarter of 2009. The distributions for 2008 include $.20 per common unit distributions for each of the first, second and third quarters thereof, as well as the fourth quarter 2007 distribution of $.40, which was paid in the first quarter of 2008.

The following table summarizes significant equity transactions since the beginning of January 2008 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Equity
January-December	2010	Issuance of approximately 25 million common units under Host REIT’s continuous equity offering programs	$383
June	2010	Preferred unit redemption	(101)
August-December	2009	Issuance of approximately 28 million common units through Host REIT’s continuous equity offering programs	287
April	2009	Issuance of 75.75 million common units	480
March-August	2008	Common unit repurchases	(100)

		Net proceeds from equity transactions	$949

Other Non-cash Investing and Financing Activities.    On March 12, 2008, we acquired the remaining limited partnership interests in Pacific Gateway Ltd., a subsidiary partnership of Host L.P., which owns the San Diego Marriott Hotel and Marina, and other economic rights formerly held by our partners, including the right to receive 1.7% of the hotel’s sales, in exchange for 5,575,540 OP Units. The OP Units were valued at $93 million based on the closing stock price on such date for Host Hotels & Resorts, Inc., of $16.68.

Financial Condition

As of September 10, 2010, our total debt was approximately $5.4 billion of which 85% carried a fixed rate of interest. Total debt was comprised of (in millions):

	September 10, 2010	December 31, 2009
Series K senior notes, with a rate of 7 1/8% due November 2013	$500	$725
Series M senior notes, with a rate of 7% due August 2012	—	344
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	498
Series T senior notes, with a rate of 9% due May 2017	388	387
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	325	323
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	496	484
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	325	316
Senior notes, with rate of 10.0% due May 2012	7	7
Credit facility	57	—

Total senior debt	4,046	4,534
Mortgage debt (non-recourse) secured by $1.4 billion and $1.5 billion of real estate assets, with an average interest rate of 5.0% and 5.1% at September 10, 2010 and December 31, 2009, maturing through December 2023 (1)	1,270	1,217
Other	108	86

Total debt	$5,424	$5,837

(1)	The assets securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current market value of the assets.

Aggregate debt maturities for our debt that was outstanding at September 10, 2010 are as follows (in millions):

2010 (1)	$440
2011 (2)	536
2012	537
2013	363
2014	1,292
Thereafter	2,332

5,500
Unamortized (discounts) premiums, net	(99)
Capital lease obligations	23

$5,424

(1)

The 2010 maturities include the $71 million mortgage on the JW Marriott, Desert Springs, the $115 million W New York, Union Square mortgage loan and $250 million of our 7 1/8% Series K senior notes, all of which have been repaid or defeased subsequent to September 10, 2010.

(2)	The debt maturing in 2011 includes the $300 million mortgage loan on the Orlando World Center Marriott, which can be extended, in whole or in part, for two, one-year periods, subject to achieving a certain debt coverage ratio and other conditions. It also includes $57 million outstanding on our credit facility, for which we have the option to extend the maturity for an additional year, and $50 million of the Le Meridien Piccadilly mortgage loan which can be extended for two one-year periods, both of which extensions are subject to the satisfaction of certain financial covenants.

Senior Notes

The following summary is a description of the material provisions of the indentures governing our existing senior notes, which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. Because our leverage ratio is below this threshold, we have the right to release all pledges at any time. In October 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x. We are able to make distributions to enable Host REIT to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Under the terms of our senior notes indenture, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value, and, during the three quarters ended September 10, 2010, approximately $22 million of non-cash interest expense to be recorded as a result of the implementation in 2009 of an accounting requirement relating to our Exchangeable Senior Debentures, all of which are included in interest expense on our consolidated statements of operations. Other covenants limiting our ability to incur indebtedness and make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) excluding intangible assets, and maintaining secured indebtedness and subsidiary indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million or $400 million, depending on the series of senior notes, of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million or $150 million, depending on the series of senior notes, of other debt.

Our senior notes indenture also imposes restrictions on customary matters, such as our ability to make distributions on, redeem or repurchase our OP units; make investments; permit payment or distribution restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture). As of September 10, 2010, we are in compliance with all of our financial covenants under our senior notes indentures.

The following table summarizes the financial tests contained in the senior notes indenture as of September 10, 2010:

	Actual Ratio		Covenant Requirement
Unencumbered assets tests	340%		Minimum ratio of 125%
Total indebtedness to total assets	32%		Maximum ratio of 65%
Secured indebtedness to total assets	7%		Maximum ratio of 45%
EBITDA-to-interest coverage ratio	2.7	x	Minimum ratio of 2.0x*

*	1.7x for preferred unit payments.

Exchangeable Senior Debentures.    We currently have three issuances of exchangeable senior debentures outstanding: $400 million, 2 1/2% debentures that were issued on December 22, 2009 (the “2009 Debentures”), $526 million, 2 5/8% debentures that were issued on March 23, 2007 (the “2007 Debentures”) and $325 million, 3 1/4% debentures that were issued on March 16, 2004 (the “2004 Debentures”), collectively, the “Debentures.” The Debentures are equal in right of payment with all of our other senior notes. Holders have the right to require us to purchase the Debentures at a price equal to 100% of the principal amount outstanding plus accrued interest (the “put option”) on certain dates subsequent to their respective issuances. Holders of the Debentures also have the right to exchange the Debentures prior to maturity under certain conditions, including at any time at which the closing price of our common stock is more than 120% (for the 2004 Debentures) or 130% (for the 2007 and 2009 Debentures) of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the Debentures have been called for redemption. We can redeem for cash all, or part of, any of the Debentures at any time subsequent to each of their respective redemption dates at a redemption price of 100% of the principal amount plus accrued interest. If, at any time, we elect to redeem the Debentures and the exchange value exceeds the cash redemption price, we would expect the holders to elect to exchange the Debentures at the respective exchange value rather than receive the cash redemption price. The exchange value is equal to the applicable exchange rate multiplied by the price of Host REIT’s common stock. Upon exchange, the 2004 Debentures would be exchanged for Host REIT’s common stock, the 2007 Debentures would be exchanged for a combination of cash (for the principal balance of the debentures) and Host REIT’s common stock (for the remainder of the exchange value) and the 2009 Debentures would be exchanged for Host REIT’s common stock, cash or a combination thereof, at our option. Currently, none of the Debentures are exchangeable by holders.

The following chart details our outstanding Debentures at September 10, 2010:

	Maturity date	Next put option date	Redemption date	Outstanding principal amount	Current exchange rate for each $1,000 of principal	Current equivalent exchange price	Exchangeable share equivalents
				(in millions)	(in shares)		(in shares)
2009 Debentures	10/15/2029	10/15/2015	10/20/2015	$400	71.0101	$14.08	28.4 million
2007 Debentures	4/15/2027	4/15/2012	4/20/2012	526	32.0239	31.23	16.8 million
2004 Debentures	4/15/2024	4/15/2014	4/19/2009	325	65.3258	15.31	21.2 million

Total				$1,251

We separately account for the liability and equity components of our Debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, we record the liability components of the Debentures at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense through the initial put option date of the Debentures, which is the expected life of the debt. However, there is no effect on our cash interest payments. The following chart details the initial allocations between the debt and equity components of the debentures, net of the original issue discount, based on the effective interest rate at the time of issuance, as well as the debt balances at September 10, 2010 (in millions):

	Initial face amount	Initial debt value	Initial equity value	Face amount outstanding at 9/10/10	Debt carrying value at 9/10/10	Unamortized discount at 9/10/10
2009 Debentures	$400	$316	$82	$400	$325	$75
2007 Debentures	600	502	89	526	496	30
2004 Debentures	500	413	76	325	325	—

Total	$1,500	$1,231	$247	$1,251	$1,146	$105

Interest expense recorded for the Debentures for the year-to-date periods ended September 10, 2010 and September 11, 2009 consists of the following (in millions):

	Year-to-date ended
	September 10, 2010	September 11, 2009
Contractual interest expense (cash)	$24	$21
Non-cash interest expense due to discount amortization	23	19

Total interest expense	$47	$40

Credit Facility

On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed

$300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and maintaining a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

In the third quarter of 2010, we drew £37 million ($56 million) under the credit facility in order to fund the acquisition of the Le Meridien Piccadilly. At September 10, 2010 we had $543 million of available capacity on the revolver portion of the credit facility.

Collateral and Guarantees.    The obligations under the credit facility are guaranteed by certain of our existing subsidiaries (which are the same subsidiaries that guarantee our senior notes) and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges, but not the guarantees, are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As of September 10, 2010, our leverage ratio was 5.6x. As a result of having satisfied such conditions, currently we are not required to pledge our equity interests in any newly acquired or formed subsidiary and, at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Prepayments.    The loans under the credit facility are required to be prepaid, subject to certain exceptions, with excess proceeds from certain asset sales. Voluntary prepayments of the loans under the credit facility are permitted in whole or in part without premium or penalty.

Financial Covenants.    The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Currently, we are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x, our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.10x. If our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed $300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and non-cash interest expense due to the implementation in 2009 of accounting standards relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statement of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance. As of September 10, 2010, our leverage ratio was 5.6x versus the 7.25x maximum leverage ratio allowed under the credit facility, our fixed charge coverage ratio was 1.9x versus the 1.10x minimum fixed charge coverage ratio allowed under the credit facility and our unsecured interest coverage ratio was 3.0x versus the minimum unsecured interest coverage ratio of 1.75x allowed under the credit facility. Accordingly, we are in compliance with all of our financial covenants under the credit facility as of September 10, 2010.

The following table summarizes the financial tests contained in the credit facility:

Financial Covenant Levels
Year	Minimum unsecured interest coverage ratio (a)	Maximum leverage ratio	Minimum fixed charge coverage ratio
2010	1.75x	7.25x	1.10x
2011	1.75x	7.25x	1.15x

(a)	If, at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.

Interest and Fees.    We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in US Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our current leverage ratio of 5.6x, we can borrow at a rate of LIBOR plus 90 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants and Events of Default.    The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and the payment of dividends are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host REIT’s tax status as a REIT.

The credit facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts payable under the credit facility may be accelerated, the lenders’ commitments may be terminated and the lenders may foreclose on the collateral. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Mortgage and Other Debt

As of December 21, 2010, we had 11 hotels that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of September 10, 2010, as adjusted to include fourth quarter 2010 debt transactions, secured debt represented approximately 20% of our total debt and our aggregate secured debt had an average interest rate of 4.5% and an average maturity of 2.4 years.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of September 10, 2010 (in millions):

	Balance as of September 10, 2010	Fourth Quarter 2010	2011	2012	2013	2014	Thereafter
Mortgage Debt
W New York, Union Square, 6.385% due 10/11/2011 (1)	$119	$119	$—	$—	$—	$—	$—
Le Meridien Piccadilly, 1.92%, due 1/20/2011 (2)	51	1	50	—	—	—	—
JW Marriott, Washington, D.C., 7.50%, due 4/2/2013 (3)	117	1	2	3	111	—	—
Orlando World Center Marriott, 3.76%, due 7/1/2011 (4)	300	—	300	—	—	—	—
Harbor Beach Marriott Resort and Spa, 5.55%, due 3/1/2014	134	—	—	—	—	134	—
The Ritz-Carlton, Naples and Newport Beach Marriott Hotel and Spa, 3.53%, due 3/1/2014 (5)	314	—	—	—	—	314	—
JW Marriott, Desert Springs 9.8%, due 12/11/2022 (6)	72	72	—	—	—	—	—
The Westin Tabor Center, 8.51%, due 12/11/2023 (7)	38	—	1	1	2	—	34
Other mortgage debt (8)	125	1	124	—	—	—	—

Total mortgage debt	1,270	194	477	4	113	448	34

Other Debt
Philadelphia Airport Marriott industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Industrial revenue bonds and other (9)	68	—	—	—	—	33	35

Total other debt	108	—	—	—	—	33	75

Total mortgage and other debt	$1,378	$194	$477	$4	$113	$481	$109

(1)	We defeased this loan on October 19, 2010, which released us of all obligations under the mortgage. The amount above reflects the carrying amount at September 10, 2010, the face amount of the loan was $115 million.
(2)	This floating rate mortgage is based on LIBOR plus 118 basis points. The rate shown reflects the rate in effect at September 10, 2010. This mortgage is subject to two one-year extensions, at our option, subject to the satisfaction of certain financial covenants.
(3)	This floating rate mortgage is based on LIBOR plus 600 basis points, with a LIBOR floor of 1.5% and a LIBOR cap of 3%. The rate shown reflects the rate in effect at September 10, 2010.
(4)	This floating rate mortgage is based on LIBOR plus 350 basis points. The rate shown reflects the rate in effect at September 10, 2010. The loan may be extended in whole or in part, at our option, for two one-year periods, subject to certain conditions. We anticipate that the property will have sufficient funds to cover debt service and all operating requirements in 2010. However, based on the December 31, 2009 debt service coverage ratio, the loan agreement requires that we deposit excess cash flow generated by the hotel into a lender restricted escrow.
(5)	During 2009, we entered into three interest rate swap agreements for the total notional amount outstanding on this loan. The rate shown reflects the weighted average interest rate in effect at September 10, 2010. The balance reflects the book value at September 10, 2010, as adjusted due to the implementation of fair value hedge accounting. The face amount at September 10, 2010 was $300 million.
(6)	We prepaid this mortgage on December 10, 2010, with no prepayment penalty.
(7)	Beginning in 2013, the interest rate on this loan increases a minimum of 500 basis points and all excess cash (as defined in the loan agreement) generated by the partnership that owns this property is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(8)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 5.2% at September 10, 2010 and mature through 2011.
(9)	Industrial revenue bonds and other consist of loans with an average interest rate of 7.1% that mature through 2016, and capital leases with varying interest rates and maturity dates.

Credit Ratings.    As of September 10, 2010, we had approximately $4.0 billion of senior notes outstanding rated BB+ by Standard & Poor’s Ratings and Ba1 by Moody’s Investors Service, and both ratings services have a stable outlook for Host REIT. If our operations decline, the ratings on our securities could be reduced. In such case, and if we are unable to improve our ratings, our cost to issue senior notes, either in a refinancing or otherwise, or preferred stock would likely increase.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests

For the entities that we consolidate in our financial statements that have third party minority partnership interests, the proportion of mortgage debt that is attributable to the minority owners, based on their percentage of ownership of the partnerships, is approximately $80 million. Additionally, we have minority interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The proportion of the mortgage and other debt of these partnerships attributable to us, based on our percentage of ownership of the partnerships, was $289 million at September 10, 2010. This debt balance is attributable to our 32.1% ownership interest in the European joint venture. The mortgage debt related to our European joint venture hotels contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of all our unconsolidated partnerships is non-recourse to us.

Distribution Policy

Host REIT is required to distribute at least 90% of its annual taxable income, excluding net capital gains, to its stockholders in order to maintain its qualification as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive cash. Funds used by Host REIT to pay dividends on its common stock are provided through distributions from Host L.P. As of September 10, 2010, Host REIT is the owner of approximately 98% of the common OP Units. The remaining 2% of common OP Units are held by various third party limited partners. Each OP Unit may be redeemed for cash or, at the election of Host REIT, Host REIT common stock based on the conversion ratio. The current conversion ratio is 1.021494 shares of Host REIT common stock for each OP Unit.

Investors should take into account the 2% non-controlling interest in Host L.P. common OP Units when analyzing common dividend payments by Host REIT to its stockholders, as these holders share, on a pro rata basis, in cash amounts being distributed by Host L.P. to holders of its corresponding common units. For example, if Host REIT paid a $1 per share dividend on its common stock, it would be based on payment of a $1.021494 per common unit distribution by Host L.P. to Host REIT, as well as to other common OP Unit holders.

On September 14, 2009, Host REIT’s Board of Directors authorized a special dividend of $0.25 per share of common stock of Host REIT, payable in cash and shares of Host REIT common stock, at the election of the stockholder. The dividend was paid on December 18, 2009 to holders of record as of November 6, 2009. In order to comply with Host REIT’s remaining REIT taxable income distribution requirements for the year ended December 31, 2008, while retaining capital and maintaining maximum financial flexibility, Host REIT’s Board of Directors determined that the cash component of the dividend (other than cash paid in lieu of fractional shares) would not exceed 10% in the aggregate. After giving effect to stockholder elections and the effect of the cash limitation, the dividend paid consisted of approximately 13.4 million shares of Host REIT common stock (90% of the dividend) and $15.6 million of cash (10% of the dividend).

Host REIT’s current policy on common dividends is generally to distribute, over time, 100% of its annual taxable income; however, Host REIT intends to pay a quarterly common dividend of $0.01 per share with respect to its common stock in 2010, even if we do not generate taxable income. The amount of any dividends will be determined by Host REIT’s Board of Directors.

Year-to-date 2010, Host REIT’s Board of Directors has declared dividends of $0.03 per share ($.01 per share for each of the first, second and third quarters) on Host REIT’s common stock. Accordingly, Host L.P. made a distribution of $.03064482 per unit on its common OP units.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2009, we are party to the following material off-balance sheet arrangements:

European Joint Venture.    In March 2006, we formed a joint venture, HHR Euro CV, to acquire hotels in Europe. We serve as the general partner for the European joint venture and have a 32.1% ownership interest (including our general and limited partner interests). Due to the ownership structure and the non-Host limited partners’ unilateral rights to cause the dissolution and liquidation of the European joint venture at any time, it is not consolidated in our financial statements. Our investment balance at September 10, 2010 in the joint venture is approximately €97 million ($123 million), which includes the effect of the impairment of the investment recorded in 2009 (described below).

As of September 10, 2010, the aggregate size of the European joint venture was approximately €1.0 billion ($1.3 billion), including total capital contributions of approximately €448 million ($602 million), of which a total of approximately €142 million ($190 million) was from our contribution of cash and the Sheraton Warsaw Hotel & Towers. Under the joint venture’s partnership agreement, the aggregate size of the European joint venture can increase to approximately €540 million of equity (of which approximately €170 million would be contributed by Host L.P.) and, once all funds have been invested, would represent approximately €1.5 billion of assets.

The European joint venture has €711 million in mortgage debt, none of which is recourse to us, and all of which either has, or has the potential to trigger covenant defaults, cash sweeps or non-payment defaults. During the second quarter 2010, the European joint venture completed an agreement with the lender holding mortgages totaling €70.5 million on its portfolio of three hotels located in Brussels under which the lender waived breaches of any financial covenants. Additionally, during the third quarter 2010, the European joint venture negotiated an agreement with the lenders of mortgage loans totaling €342 million due in 2013 that had breached financial covenants. The lenders have agreed to amend these financial covenants for two years in exchange for a deposit of approximately €10 million by the European joint venture in an escrow to fund debt service or capital expenditures and commitments to fund planned incremental capital expenditures. These loans are secured by a portfolio of six hotels located in Spain, Italy, Poland and the United Kingdom. These mortgage loans are non-recourse to us and a default under these loans does not trigger a default under any of our debt.

During the second quarter 2010, the partners of the European joint venture amended and restated their partnership agreement. The amendments were (i) to extend the commitment period during which the European joint venture may make additional equity investments from May 2010 to May 2013, (ii) to reflect an internal restructuring of one of our joint venture partners, and (iii) to reflect changes as a result of the acquisition by the European joint venture of the equity interests of subsidiaries previously owned by a separate TRS joint venture with the same partners, which currently lease, as tenant, five of the hotels owned by the European joint venture. After the partnership agreement was amended the separate TRS joint venture was dissolved.

The terms of this joint venture agreement limit the life of the investment to 2016, with two one-year extensions. During the second quarter of 2009, we determined that our investment was impaired based on the reduction of distributable cash flows from the joint venture, which has been caused primarily by a decline in cash flows generated by the properties. We believe this impairment to be other-than-temporary as defined by GAAP because the time period over which the joint venture may be able to improve operations such that our investment would be fully recoverable is constrained by the remaining life of the joint venture. As a result, we recorded a non-cash impairment charge totaling $34 million during 2009 based on the difference between the estimated fair value of our investment and its carrying value. This impairment is included in equity in earnings (losses) of affiliates in the consolidated statement of operations. See “—Critical Accounting Policies—Other-than-Temporary Impairment of an Investment” and Note 3, “Investments in Affiliates,” in the accompanying consolidated financial statements.

Since 2008, we entered into four foreign currency forward purchase contracts to hedge the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. As a result we have hedged €80 million (approximately $114 million) of our investment. The forward purchases will occur between August 2011 and October 2014. The value of the forward contracts is $12 million as of September 10, 2010. The derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with current standards, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet. For additional detail on the foreign currency forward purchase contracts and our exposure to changes in foreign currency exchange rates, see “Quantitative and Qualitative Disclosures about Market Risk.”

Asian Joint Venture.    On March 25, 2008, we entered into a joint venture, structured as a Singapore Corporation, to explore investment opportunities in various markets throughout Asia, including India, China and Japan, and Australia. We own a 25% interest in the Asian joint venture. The initial term of the Asian joint venture is for a period of seven years. Due to the ownership structure of the Asian joint venture, and our partner’s unilateral rights to cause the dissolution and liquidation of the Asian joint venture at any time, it is not consolidated in our financial statements. On July 20, 2010, our joint venture in Asia, Asia Pacific Hospitality Venture Pte., Ltd. (the “Asian joint venture”), reached an agreement with Accor and InterGlobe to develop seven properties totaling approximately 1,750 rooms for a total cost of approximately $325 million in three major cities in India; Bangalore, Chennai and Delhi (the “India joint venture”). The Asian joint venture will invest approximately $50 million to acquire approximately 36% of the interest in the India joint venture. The properties will be managed by Accor under the Pullman, Novotel and Ibis brands. Development of the properties is underway, and the first hotel is expected to open in the second quarter of 2011.

Tax Sharing Arrangements.    Under tax sharing agreements with former affiliated companies (such as Marriott International, HMS Host and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host REIT and Host L.P., Host L.P. is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host REIT, as well as any liabilities the IRS may successfully assert against Host REIT. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements.    For reasons relating to federal and state income tax considerations of the former and current owners of three hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. Two of these agreements will expire in 2010 and the third will expire in 2028.

Guarantees.    We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $20 million as of December 31, 2009.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 16 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases, projected capital expenditures and other long-term liabilities, each as of December 31, 2009 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations (1)(2)	$7,570	$1,152	$1,602	$2,295	$2,521
Capital lease obligations	2	1	1	—	—
Operating lease obligations (3)	1,483	143	234	101	1,005
Purchase obligations (4)	126	116	10	—	—
Other long-term liabilities reflected on the balance sheet (5)	14	—	5	—	9

Total	$9,195	$1,412	$1,852	$2,396	$3,535

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate.
(2)	The less than one year obligations include $346 million of our Series M senior notes and the $124 million mortgage on the Atlanta Marriott Marquis, which were repaid on January 20, 2010, and February 11, 2010, respectively.
(3)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants of approximately $7 million, payable to us under non-cancelable subleases.
(4)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years.

(5)	The amounts shown include deferred management fees and the estimated amount of tax expense. Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel, and, is therefore, not determinable. The estimated amount of tax expense relates to uncertain tax liabilities from prior years.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates.

Purchase Price Allocations to Hotels.    Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value. Any remaining unallocated acquisition costs would be treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Identifiable intangible assets are typically contracts including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

Impairment Testing.    We analyze our assets for impairment throughout the year when events or circumstances occur that indicate the carrying value may not be recoverable and, as a result, recorded $97 million of property impairments in the first and second quarters of 2009. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. To the extent that a property has a substantial remaining estimated useful life and management does not believe that it is more likely than not the property will be disposed of prior to the end of its useful life, it would be unusual for undiscounted cash flows to be insufficient to recover the property’s carrying value. In the absence of other factors, we assume that the estimable life is equal to the GAAP depreciable life, because of the continuous property maintenance and improvement capital expenditures required under our management agreements. We adjust our assumptions with respect to the remaining useful life of the property if situations dictate otherwise, such as an expiring ground lease, or it is more likely than not that the asset will be sold prior to its previously expected useful life.

We test for impairment in several situations, including when a property has current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including:

•	projected cash flows, both from operations and the eventual disposition;

•	expected useful life and holding period;

•	future required capital expenditures; and

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

While we consider all of the above indicators, as a preliminary indicator to determine if the carrying value may not be recovered by undiscounted cash flows, we reviewed the actual year-to-date and the projected cash flows from operations to identify properties with actual or projected annual operating losses or minimal operating profit as of December 31, 2009. The projected cash flows are prepared by our third-party managers and consider items such as booking pace, occupancy, room rate and property-level operating costs. We review the projections and may adjust them as we deem appropriate. As a result of our review, we identified 16 properties that required further consideration of property and market specific conditions or factors to determine if the property was impaired using an undiscounted cash flow analysis. We assumed a 2.5% rate of growth of projected cash flows over the estimated useful life of the individual properties, which growth rate was adjusted lower than the historical growth rate in order to reflect the current economic climate. Management considered a range of RevPAR and operating margin declines compared to the prior year operating results in evaluating the projected cash flows from operations. Based on this test, no properties exhibited an impaired value at December 31, 2009. For purposes of this test, if we had assumed a growth rate of 0%, two of the 16 properties identified above would have required further analysis, including testing the property using a probability weighted undiscounted cash flow analysis. Management believes its assumptions and estimates reflect current market conditions. Management will adjust these measures as appropriate for changes therein in future periods and we could incur additional impairment changes if economic conditions continue to remain weak.

Other-than-Temporary Impairment of an Investment.    We review our equity method investments for other-than-temporary impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected useful life or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we will generally have few observable inputs and will determine the fair value based on a discounted cash flow analysis of the investment, as well as considering the impact of other elements (i.e. control premiums, etc.). We use certain inputs, such as available third-party appraisals and forecast net operating income for the hotel properties, to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between the fair value and the carrying value of the investment.

Classification of Assets as “Held for Sale”.    Our policy for the classification of a hotel as held for sale is intended to ensure that the sale of the asset is probable, will be completed within one year and that actions required to complete the sale are unlikely to change or that the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we will typically classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	Host REIT’s Board of Directors has approved the sale (to the extent the dollar amount of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

Depreciation and Amortization Expense.    Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

Valuation of Deferred Tax Assets.    We have approximately $71 million, net of a valuation allowance of $37 million, of consolidated deferred tax assets as of December 31, 2009. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $71 million of deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

Valuation of Derivative Contracts.    We will occasionally enter into derivative products including interest rate and foreign currency swaps, caps and collars. Derivative instruments are subject to fair value reporting at each reporting date and the increase or decrease in fair value is recorded in net income (loss) or accumulated other comprehensive income, based on the applicable hedge accounting guidance. We estimate the fair value of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

Stock Compensation.    We recognize costs resulting from Host REIT’s share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or liability awards. The classification of Host REIT’s restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of these restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. During 2009, Host REIT implemented a new employee stock plan for our senior management that included the following awards:

Restricted stock awards with vesting based on market conditions.    These awards are classified as liability awards due to settlement features that allowed the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the minimum required by tax statutes. Therefore, they are remeasured to fair value each reporting period. We utilize a simulation, or Monte Carlo model, to determine the fair value of Host REIT’s restricted stock awards with vesting based on market conditions. The utilization of this model requires us to make certain estimates related to the volatility of the share price of Host REIT’s common stock, risk-free interest rates, the risk profile of Host REIT’s common shares compared to our peer group and the amount of Host REIT’s awards expected to be forfeited.

Restricted stock awards with vesting based on performance conditions.    These awards are earned based on an employee’s achieving a specified performance target, which will be based on the employee’s specific management business objectives. Compensation cost will be recognized when the achievement of the performance condition is considered probable of achievement. If a performance condition has more than one outcome that is probable of achievement, recognition of compensation cost will be based on the condition that is the most likely outcome. These awards are also considered liability awards due to the cash-settlement provisions. Therefore, the value of the shares to be issued by Host REIT will be based on Host REIT’s share price on the reporting date.

Stock option awards.    The stock option awards are equity awards, as they do not include cash settlement features. Therefore, the value of the award is determined on the grant date using a binomial pricing model and is not adjusted for future changes in the fair value. Vesting for these awards is based on service conditions. The utilization of the binomial model requires us to make certain estimates related to the volatility of the share price of Host REIT’s common stock, risk-free interest rates and the amount of our awards expected to be forfeited.

Other awards.    During 2009, Host REIT granted restricted stock awards to all of its employees with vesting based on service conditions. These awards are equity classified awards as they do not have an option for excess tax withholding similar to that for awards to senior management.

Consolidation Policies.    Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. We have investments in entities that own hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to us and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures presented under the equity method, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements.

Application of New Accounting Standards

Business Combinations.    This new accounting pronouncement provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and goodwill acquired in a business combination. The pronouncement particularly requires the assets acquired, liabilities assumed and non-controlling interests to be measured at the acquisition date fair value, including contingent considerations. Furthermore, the pronouncement prohibits acquisition-related costs, such as due diligence, legal and accounting fees, from being applied in determining the fair value of the acquired assets. We adopted the provisions of this pronouncement on January 1, 2009. The effect of the adoption of this pronouncement on our financial statements will depend on the nature of our future business combinations.

Consolidation of Variable Interest Entities.    The FASB recently amended its guidance surrounding a company’s analysis to determine whether any of its variable interests constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:

•	The power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance.

•

The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. We perform this analysis on at least a quarterly basis, or more frequently if changes occur in the structure or control of our partnerships. We have evaluated our interests in variable interest entities for the period ended September 10, 2010 and have determined that our non-wholly owned entities are reflected properly in the financial statements.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations for the entirety of the reporting periods being compared and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

All of the 111 hotels that we owned on December 31, 2009 were classified as comparable hotels for full year 2009 and full year 2008. The operating results of the eight hotels we disposed of in 2009 and 2008 are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our hotel properties, they exclude results for our non-hotel properties and other real estate investments.

Of the 112 full-service hotels that we owned on September 10, 2010, 108 have been classified as comparable hotels for the year-to-date periods ended September 10, 2010 and September 11, 2009. The 71 select-service hotels leased from HPT are not included as comparable hotels. The operating results of the eight hotels we disposed of during the first three quarters of 2010 and during 2009 are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our hotel properties, they exclude results for our non-hotel properties and other real estate investments. Due to the current significant renovations associated with a multi-year capital project at the San Diego Marriott Hotel & Marina, this hotel has also been classified as non-comparable for the first three quarters of 2010 and 2009. The operating results of the following hotels that we owned or leased as of September 10, 2010 are excluded from comparable hotel results for these periods:

•	Le Meridien Piccadilly (acquired leasehold interest in July 2010);

•	Westin Chicago River North (acquired in August 2010);

•	W New York, Union Square (acquired in September 2010);

•	San Diego Marriott Hotel & Marina (significant renovations); and

•	53 Courtyard by Marriott properties and 18 Residence Inn by Marriott properties leased from HPT.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Michigan, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Canada, Mexico, Chile, Brazil and the United Kingdom.

Property types consist of the following:

•	Urban—Hotels located in primary business districts of major cities;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/conference—Hotels located in resort/conference destinations such as Arizona, Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

Reporting Periods

For Consolidated Statement of Operations.    The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott, the manager of a significant percentage of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt and Starwood, report results on a monthly basis. Host REIT, as a REIT, is required by federal income tax law to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2010, 2009 and 2008. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2010		2009		2008
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 26	85	January 1—March 27	86	January 1—March 21	81
Second Quarter	March 27—June 18	84	March 28—June 19	84	March 22—June 13	84
Third Quarter	June 19—September 10	84	June 20—September 11	84	June 14—September 5	84
Fourth Quarter	September 11—December 31	112	September 12—December 31	111	September 6—December 31	117

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott, another consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately 43% of total revenues of our hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

For Hotel Operating Statistics and Comparable Hotel Results.    In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are reported based on the reporting cycle used by Marriott for our Marriott-managed hotels. However, for years such as 2008, where Marriott reports its operations based on a 53-week year and a fourth quarter of 17 weeks, for comparable purposes, we exclude the extra week of operations, and we still reflect 52 weeks for the full year and 16 weeks for the fourth quarter. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year. This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results will typically differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics and Comparable Hotel Results—for Marriott Managed Properties

	2010		2009		2008
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 2—March 26	84	January 3—March 27	84	December 29—March 21	84
Second Quarter	March 27—June 18	84	March 28—June 19	84	March 22—June 13	84
Third Quarter	June 19—September 10	84	June 20—September 11	84	June 14—September 5	84
Fourth Quarter	September 11—December 31	112	September 12—January 1	112	September 6—December 26	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO per diluted unit, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Unit

We present FFO per diluted unit as a non-GAAP measure of our performance in addition to our earnings per unit (calculated in accordance with GAAP). We calculate FFO per diluted unit for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted units outstanding during such period. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities, including the payment of preferred OP unit distributions, in accordance with NAREIT guidelines.

We believe that FFO per diluted unit is a useful supplemental measure of our operating performance and that presentation of FFO per diluted unit, when combined with the primary GAAP presentation of earnings per unit, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such a measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted unit does not represent an amount that accrues directly to holders of our OP units. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted unit, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted unit in accordance with NAREIT guidance. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following tables provide a reconciliation of net income available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Reconciliation of Net Income Available to Common Unitholders to Funds From Operations per Diluted Unit

(Year-to-date periods ended September 10, 2010 and September 11, 2009)

	Year-to-date ended
	September 10, 2010	September 11, 2009
Net loss	$(126)	$(186)
Less: Net loss attributable to non-controlling interests	—	1
Dividends on preferred units	(4)	(6)
Issuance costs of redeemed preferred OP units	(4)	—

Net loss available to common unitholders	(134)	(191)
Adjustments:
(Gains) losses on dispositions, net of taxes	1	(31)
Amortization of deferred gains and other property transactions, net of taxes	—	(4)
Depreciation and amortization (a)	409	417
Partnership adjustments	4	5

Funds From Operations	280	196
Adjustments for dilutive securities (b):
Assuming deduction of gain recognized for the repurchase of the 2004 Debentures (c)	—	(2)
Assuming conversion of 2004 Debentures	—	—

Diluted FFO (b)(d)	$280	$194

Diluted weighted average units outstanding—Earnings per Unit	648.8	583.0
Assuming issuance of common units granted under the Comprehensive Stock Plan	2.0	1.0
Assuming conversion of 2004 Exchangeable Debentures	—	—

Diluted weighted average units outstanding—FFO (b)(d)	650.8	584.0
Diluted FFO per unit (b)(d)	$.43	$.33

(a)	In accordance with the guidance on FFO per diluted unit provided by NAREIT, we do not adjust net income for the non-cash impairment charges when determining our FFO per diluted unit.
(b)	Earnings/loss per diluted unit and FFO per diluted unit in accordance with NAREIT are adjusted for the effects of dilutive securities. Dilutive securities may include OP units granted to Host REIT for Host REIT shares granted under Host REIT’s comprehensive stock plans, preferred OP Units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interest to common OP Units. No effect is shown for securities if they are anti-dilutive.
(c)	During 2009, we repurchased $75 million of the 2004 Debentures with a carrying value of $72 million for $69 million. The adjustments to dilutive FFO related to the 2004 Debentures repurchased during the year include the $3 million gain on repurchase, net of interest expense on the repurchased exchangeable debentures.

(d)	FFO per diluted unit and earnings per diluted unit were significantly affected by certain transactions, the effects of which are shown in the table below (in millions, except per unit amounts):

	Year-to-date ended September 10, 2010		Year-to-date ended September 11, 2009
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Gain (loss) on hotel dispositions, net of taxes	$(1)	$—	$31	$—
Non-cash impairment charges (1)	—	—	(131)	(131)
Gain (loss) on debt extinguishments (2)	(15)	(15)	5	5
Preferred unit redemption (3)	(4)	(4)	—	—
Acquisition costs (4)	(4)	(4)	—	—
Potential loss on litigation (5)	(4)	(4)	—	—

Total	$(28)	$(27)	$(95)	$(126)

Diluted units	648.8	650.8	583.0	584.0
Per diluted unit	$(.04)	$(.04)	$(.16)	$(.22)

(1)	During 2009, we recorded non-cash impairment charges totaling $131 million in accordance with GAAP based on the difference between the fair value and the carrying amount of certain properties and investments.
(2)	For 2010, these costs include those associated with the redemption of the Series K and Series M senior notes. For 2009, the costs include gain/losses associated with the repayment of exchangeable debentures and the term loan. Additionally, as prescribed by the sharing agreement with the successor borrower in connection with the 2007 defeasance of a $514 million collateralized mortgage-backed security, we received $7 million for year-to-date 2009 and recorded the gain as a reduction of interest expense.
(3)	Represents the original issuance costs of the Class E preferred stock, which were redeemed on June 18, 2010.
(4)	Represents costs incurred related to acquisitions and investments during 2010. Previously, these costs would have been capitalized as part of the acquisition; however, under new accounting requirements these costs are expensed and deducted from net income and FFO.
(5)	Includes the accrual of a potential litigation loss in the first quarter of 2010.

Reconciliation of Net Income Available to

Common Unitholders to Funds from Operations per Diluted Unit

(Full Year Periods ended December 31, 2009 and December 31, 2008)

	Year ended December 31,
	2009	2008
Net income (loss)	$(258)	$414
Less: Net (income) loss attributable to non-controlling interests	1	(3)
Distributions on preferred units	(9)	(9)

Net income (loss) available to common unitholders	(266)	402
Adjustments:
Gains on dispositions, net of taxes	(31)	(23)
Amortization of deferred gains and other property transactions, net of taxes	(4)	(4)
Depreciation and amortization (a)	604	578
Partnership adjustments	9	11
Adjustments for dilutive securities (b):
Assuming conversion of 2004 Exchangeable Debentures	—	26
Assuming deduction of gain recognized for the repurchase of 2004 Exchangeable Debentures (c)	(2)	(8)

Diluted FFO (d)(e)	$310	$982

Diluted weighted average units outstanding—Earnings per Unit	599.2	547.6
Assuming issuance of common units granted under the Comprehensive Stock Plan	1.8	—
Assuming conversion of 2004 Exchangeable Debentures	—	25.3

Diluted weighted average units outstanding—FFO (d)(e)	601.0	572.9
Diluted FFO per unit (d)(e)	$.52	$1.71

(a)	In accordance with the guidance on FFO per diluted unit provided by the National Association of Real Estate Investment Trusts, we do not adjust net income for the non-cash impairment charges when determining our FFO per diluted unit.
(b)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units for shares granted under comprehensive stock plans, preferred OP Units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interest to common OP Units. No effect is shown for securities if they are anti-dilutive.
(c)	During the first quarter of 2009 and fourth quarter of 2008, we repurchased $75 million and $100 million face amount, respectively, of the 2004 Debentures with a carrying value of $72 million and $96 million for $69 million and $82 million, respectively. The adjustments to dilutive FFO related to the 2004 Debentures repurchased during the year include the $3 million and $14 million gain on repurchase in 2009 and 2008, respectively, net of interest expense on the repurchased debentures.

(d)	FFO per diluted unit and earnings per diluted unit were significantly affected by certain transactions, the effects of which are shown in the table below (in millions, except per unit amounts):

	Year ended December 31
	2009		2008
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Gain on dispositions, net of taxes	$31	$—	$23	$—
Loss on litigation (1)	(41)	(41)	—	—
Non-cash impairment charges	(131)	(131)	—	—
Gain (loss) on debt extinguishments and the CMBS defeasance (2)	7	7	—	—

Total	$(134)	$(165)	$23	$—

Diluted units	599.2	601.7	547.6	572.9
Per diluted units	$(.23)	$(.27)	$.04	$—

(1)	Includes the accrual of a potential litigation loss in the fourth quarter of 2009.
(2)	Includes gains/losses associated with the repurchase of our 2007 Debentures and the repayment of the term loan. Additionally, as prescribed by the sharing agreement with the successor borrower in connection with the 2007 defeasance of a $514 million collateralized mortgage-backed securities, we received $7 million and recorded the gain as a reduction of interest expense in the second quarter 2009. The loan had an initial maturity date of September 15, 2009, and was prepayable beginning on May 1, 2009. We had been legally released from all obligations under the loan upon the defeasance in 2007.

(e)	FFO per diluted unit and loss per diluted unit include a $12 million tax benefit, or $.02 per common unit, related to the reversal of an excess deferred tax liability that was established in prior periods associated with our investment in CBM JV, which was sold on September 11, 2009.

Comparable Hotel Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results (a) (in millions, except hotel statistics)

(For the Year-to-date periods ended September 10, 2010 and September 11, 2009)

	Year-to-date ended
	September 10, 2010	September 11, 2009
Number of hotels	108	108
Number of rooms	59,124	59,124
Percent change in Comparable Hotel RevPAR	5.6%	—

Comparable hotel sales
Room	$1,757	$1,662
Food and beverage	851	816
Other (b)	188	218

Comparable hotel sales (c)	2,796	2,696

Comparable hotel expenses
Room	489	458
Food and beverage	639	621
Other	107	107
Management fees, ground rent and other costs	981	945

Comparable hotel expenses (d)	2,216	2,131

Comparable hotel adjusted operating profit	580	565
Non-comparable hotel results, net (e)	28	31
Office buildings and hotels leased from HPT (f)	1	—
Depreciation and amortization	(409)	(429)
Corporate and other expenses	(69)	(50)

Operating profit	$131	$117

(a)	The reporting period for our comparable operating statistics for the third quarter of 2010 is from June 19, 2010 to September 10, 2010 and for the third quarter of 2009 is from June 20, 2009 to September 11, 2009.
(b)	Other revenues for 2009 include incremental cancellation and attrition fees of $33 million.

(c)	The reconciliation of total revenues per the condensed consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year-to-date ended
	September 10, 2010	September 11, 2009
Revenues per the consolidated statements of operations	$2,943	$2,818
Non-comparable hotel sales	(81)	(83)
Hotel sales for the property for which we record rental income, net	36	31
Rental income for office buildings and revenues for hotels leased from HPT	(97)	(58)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(12)

Comparable hotel sales	$2,796	$2,696

(d)	The reconciliation of operating costs per the condensed consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year-to-date ended
	September 10, 2010	September 11, 2009
Operating costs and expenses per the consolidated statements of operations	$2,812	$2,701
Non-comparable hotel expenses	(53)	(56)
Hotel expense for the property for which we record rental income	36	32
Rent expense for office buildings and expenses for hotels leased from HPT	(96)	(58)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(9)
Depreciation and amortization	(409)	(429)
Corporate and other expenses	(69)	(50)

Comparable hotel expenses	$2,216	$2,131

(e)	Non-comparable hotel results, net includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the condensed consolidated statements of operations. For further detail, see “—Reporting Periods” above.
(f)	Represents rental income less rental expense for office buildings, as well as rental income less rental expense for hotels leased from HPT through July 6, 2010. Beginning on July 7, 2010, we record the operations of the hotels instead of rental income.

Comparable Hotel Statistics (a)

(in millions, except hotel statistics)

(For the Years ended December 31, 2009 and December 31, 2008)

	Year ended December 31,
	2009	2008
Number of hotels	111	111
Number of rooms	61,168	61,168
Percent change in Comparable Hotel RevPAR	(19.9)%	—
Comparable hotel sales
Room	$2,533	$3,166
Food and beverage	1,266	1,591
Other	321	362

Comparable hotel sales (a)	4,120	5,119

Comparable hotel expenses
Room	694	779
Food and beverage	957	1,164
Other	160	189
Management fees, ground rent and other costs	1,438	1,639

Comparable hotel expenses (b)	3,249	3,771

Comparable hotel adjusted operating profit	871	1,348
Non-comparable hotel results, net (c)	3	(1)
Office buildings and select service properties, net (d)	1	7
Comparable hotels sold during 2010, net	5	1
Depreciation and amortization	(615)	(555)
Corporate and other expenses	(116)	(58)

Operating profit	$149	$742

(a)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows:

	Year ended December 31,
	2009	2008
Revenues per the consolidated statements of operations	$4,144	$5,119
Revenues of hotels sold during 2010	25	32
Business interruption revenues for comparable hotels	—	7
Hotel sales for the property for which we record rental income, net	42	51
Rental income for office buildings and select service hotels	(84)	(91)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(7)	1

Comparable hotel sales	$4,120	$5,119

(b)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows:

	Year ended December 31,
	2009	2008
Operating costs and expenses per the consolidated statements of operations	$3,995	$4,377
Operating costs of hotels sold during 2010	30	33
Hotel expenses for the property for which we record rental income	42	51
Rent expense for office buildings and select service hotels	(83)	(84)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(4)	—
Depreciation and amortization	(615)	(555)
Corporate and other expenses	(116)	(58)
Gain on insurance settlement	—	7

Comparable hotel expenses	$3,249	$3,771

(c)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(d)	Represents rental income less rental expense for select service properties and office buildings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. Currently, we have no derivative financial instruments held for trading purposes. We use derivative financial instruments to manage, or hedge, interest rate risks.

As of September 10, 2010 and December 31, 2009, 85% and 88%, respectively, of our outstanding debt bore interest at fixed rates. To manage interest rate risk applicable to our debt, we may enter into interest rate swaps or caps. The interest rate derivatives that we enter into are strictly to hedge interest rate risk, and are not for trading purposes. The percentages above reflect the effect of any derivatives that we have entered into to manage interest rate risk. Valuations for mortgage debt and the credit facility are determined based on the expected future payments, discounted at risk-adjusted rates. Senior notes and the exchangeable senior debentures are valued based on quoted market prices. If market rates of interest on our variable rate debt increase or decrease by 100 basis points, interest expense would increase or decrease, respectively, our future earnings and cash flows by approximately $7 million in 2010.

The table below presents scheduled maturities and related weighted average interest rates by expected maturity dates.

	Expected Maturity Date						Total	Fair Value
	2010	2011	2012	2013	2014	Thereafter
	($ in millions)
Liabilities
Debt:
Fixed rate (1)(2)	$767	$95	$518	$715	$952	$2,371	$5,418	$5,567
Average interest rate	6.88%	6.92%	6.96%	6.97%	7.12%	7.47%
Variable rate
Variable rate	$2	$303	$3	$111	$—	$—	$419	$423

Average interest rate (3)	4.79%	5.37%	7.50%	7.50%	—%	—%
Total debt							$5,837	$5,990

Interest rate derivative
Interest rate swaps
Fixed to variable	$—	$—	$—	$—	$300	$—	$300	$269

Average pay rate (3)	3.27%	3.27%	3.27%	3.27%	3.27%	—%
Average receive rate	5.531%	5.531%	5.531%	5.531%	5.531%	—%

(1)	The 2010 maturities include $346 million of our Series M senior notes and the $124 million mortgage on the Atlanta Marriott Marquis, which were repaid on January 20, 2010, and February 11, 2010, respectively. After these repayments, 2010 debt maturities total $334 million.
(2)	The amounts are net of unamortized discounts and premiums.
(3)	The interest rate for our floating rate payments is based on the rate in effect as of December 31, 2009. No adjustments are made for forecasted changes in the rate.

Fair Value Interest Rate Hedges.    During 2009, we entered into three interest rate swap agreements for a notional amount totaling $300 million related to The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa mortgage loan in the amount of $300 million. We entered into the derivative instruments to hedge changes in the fair value of the fixed-rate mortgage that occur as a result of changes in the 3-month LIBOR rate. As a result, we will pay a floating interest rate equal to the 3-month LIBOR, plus a spread which ranges from 2.7% to 3.2%, as opposed to the fixed rate of 5.531%, on the notional amount of $300 million through March 1, 2014. We have designated these derivatives as fair value hedges. The derivatives are valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. As of December 31, 2009, we recorded a liability of $1 million related to the fair value of the swaps. At the same time, we record the change in the fair value of the underlying debt due to change in the 3-month LIBOR rate as a reduction to the carrying amount of the debt, or $.7 million, at December 31, 2009. The difference between the change in the fair value of the swap and the change in the fair value in the underlying debt is considered the ineffective portion of the hedging relationship. We recognized a loss of $.3 million related to the ineffective portion of the hedging relationship in 2009. Changes in the fair value of these instruments are recognized as gains/losses on derivatives.

Interest Rate Cap Derivative.    In connection with the mortgage debt secured by the JW Marriott, Washington, D.C., we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan. At December 31, 2009, the variable interest rate on the loan was 7.5% and the fair value of the cap was $1.8 million. We also evaluate counterparty credit risk in the calculation of the fair value of the cap. We recognized a gain of $.3 million based on the changes in the fair value of the derivative during the year. Changes in the fair value of these instruments are recognized as gains/losses on derivatives.

Exchange Rate Sensitivity

As we have non-U.S. operations (specifically, the ownership of hotels in Canada, Mexico, Chile and the United Kingdom and investments in our European joint venture), currency exchange risks arise as a normal part of our business. To manage the currency exchange risk applicable to ownership in non-U.S. hotels, where possible, we may enter into forward or option contracts. On July 9, 2010, we entered into an additional €20 million ($26 million) forward purchase contract to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of the net investment in the European joint venture. We will sell the Euro amount and receive the U.S. dollar amount on the forward purchase date of October 1, 2014. To date, we have hedged €80 million ($114 million) of our net investment in the European joint venture. The foreign currency exchange agreements that we have entered into are strictly to hedge foreign currency risk and not for trading purposes.

During 2008, we entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. Pursuant to these transactions, we will sell the Euro amount, and receive the U.S. Dollar amount on the forward purchase date. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation and are marked-to-market with changes in fair value and recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. The following table summarizes our three foreign currency purchase contracts (in millions):

Transaction Date	Transaction Amount in Euros	Transaction Amount in Dollars	Forward Purchase Date	Fair Value As of December 31, 2009	Change in Fair Value
					2009	2008
February 2008	€30	$43	August 2011	$(.1)	$(1.8)	$1.7
February 2008	15	22	February 2013	.7	(1.2)	1.9
May 2008	15	23	May 2014	1.1	(1.4)	2.5

Total	€60	$88		$1.7	$(4.4)	$6.1

BUSINESS AND PROPERTIES

Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation, as its sole general partner. Together with Host Hotels & Resorts, Inc., we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being our sole general partner, Host Hotels & Resorts, Inc. holds approximately 98% of our partnership interests.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is 240-744-1000.

Consolidated Portfolio

As of December 21, 2010, our consolidated lodging portfolio consisted of 113 luxury and upper-upscale hotels containing approximately 62,000 rooms as detailed below:

	Hotels	Rooms
United States(1)	104	58,705
Canada	4	1,643
Mexico	1	312
United Kingdom	1	266
Brazil	1	245
Chile	2	518

Total	113	61,689

(1)	Includes properties in 25 states and Washington, D.C.

European Joint Venture

We own a 32.1% interest in a European joint venture that owns 11 luxury and upper-upscale hotels containing 3,510 rooms. The hotels owned by the European joint venture are located in the following countries:

	Hotels	Rooms
Italy	3	1,053
Spain	2	950
Belgium	3	537
United Kingdom	1	350
Poland	1	350
The Netherlands	1	270

Total	11	3,510

We are the general partner of the venture and act as the asset manager for these hotels in exchange for a fee.

Asian Joint Venture

We own a 25% interest in an Asian joint venture that currently owns no hotels but reached an agreement on July 20, 2010, to develop seven properties in India in a joint venture with Accor S.A. and InterGlobe Enterprises Limited.

The Lodging Industry

The lodging industry in the United States and internationally consists of private and public entities that operate in an extremely diversified market under a variety of brand names. The lodging industry has several key participants:

•

Owners—own the hotel and typically enter into an agreement for an independent third party to manage the hotel. These properties may be branded and operated under the manager’s brand or branded under a franchise agreement and operated by the franchisee or by an independent hotel manager. The properties also may be operated as an independent hotel (unaffiliated with any brand) by an independent hotel manager. We operate as an owner of lodging properties.

•

Owner/Managers—own the hotel and operate the property with their own management team. These properties may be branded under a franchise agreement, operated as an independent hotel (unaffiliated with any brand) or operated under the owner’s brand. We are restricted from operating and managing hotels under applicable REIT laws.

•

Franchisors—own a brand or brands and strive to grow their revenues by expanding the number of hotels in their franchise system. Franchisors provide their branded hotels with brand recognition, marketing support and centralized reservation systems.

•	Franchisor/Manager—own a brand or brands and also operate hotels on behalf of the hotel owner or franchisee.

•

Manager—operate hotels on behalf of the hotel owner, but do not, themselves, own a brand. The hotels may be operated under a franchise agreement or as an independent hotel (unaffiliated with any brand).

The hotel manager is responsible for the day-to-day operation of the hotels, including the employment of hotel staff, the determination of room rates, the development of sales and marketing plans, the preparation of operating and capital expenditure budgets and the preparation of financial reports for the owner. They typically receive fees based on the revenues and profitability of the hotel.

Our industry is influenced by the cyclical relationship between the supply of and demand for hotel rooms. Lodging demand growth typically is related to the vitality of the overall economy in addition to local market factors that stimulate travel to specific destinations. In particular, economic indicators such as GDP growth, business investment and employment growth are some of the primary drivers of lodging demand. Between 2003 and 2007, broad growth in the U.S. economy led to increases in demand. By contrast, slower economic growth and lower levels of capital investment typically slow the rate of demand growth for the lodging industry. Lodging demand declined significantly in the second half of 2008 as the overall weakness in the U.S. economy, particularly the turmoil in the credit markets, weakness in the housing market, and volatile energy and commodity costs, resulted in considerable negative pressure on both consumer and business spending. This trend accelerated in 2009, as the global economic recession caused a significant decline in corporate group and transient lodging demand. During the first three quarters of 2010 comparable RevPAR has increased 5.6%, which reflects improvement in key economic indicators, particularly business investment and corporate profits. These indicators are an important catalyst of overall demand at our properties and we believe that these trends will continue to facilitate improvements in corporate travel. However, other factors such as low GDP growth, continued high unemployment and weak consumer spending continue to slow the overall economic recovery.

Lodging supply growth is generally driven by overall lodging demand, as extended periods of strong demand growth tend to encourage new development. However, the rate of supply growth also is influenced by a number of additional factors, including the availability of capital, interest rates, construction costs and unique market considerations. Additionally, the relatively long lead-time required to complete the development of hotels, while making supply growth relatively easier to forecast than demand growth, increases the volatility of the cyclical behavior of the lodging industry. As illustrated in the charts below, at different points in the cycle, demand and supply may increase or decrease in a dissimilar manner such that demand may increase when there is no new supply or supply may grow when demand is declining. Since the second half of 2008, the stress in the credit markets has made financing for new hotel construction extremely difficult to obtain. This, coupled with the decline in lodging demand due to the global economic recession during 2008 and 2009, has caused a significant reduction in new hotel construction starts. This trend has continued through the first three quarters of 2010. We anticipate that the pace of supply growth will be below historical averages for at least the remainder of 2010 and 2011, which is consistent with analysis provided by STR Global.

Revenue per available room (“RevPAR”) is an operational measure commonly used in the hotel industry to evaluate hotel performance. RevPAR represents the product of the average daily room rate charged and the average daily occupancy achieved, but excludes other revenue generated by a hotel property, such as food and beverage, parking and other guest service revenues. The charts below detail the supply, demand and RevPAR growth for the U.S. lodging industry and for the luxury and upper-upscale segment for 2005 to 2009 based on data provided by STR Global.

U.S. Lodging Industry Supply, Demand and RevPAR Growth

Luxury and upper-upscale Supply, Demand and RevPAR Growth

Business Strategy

Our primary long-term business objective is to provide superior total returns to our unitholders through a combination of appreciation in asset values and growth in earnings and distributions. To achieve this objective we seek to:

•

Acquire luxury and upper upscale properties in urban and resort/conference destinations that are operated by leading management companies. These investments will be primarily located in gateway cities, both domestic and international, with significant appeal to multiple customer segments;

•	Maximize the value of our portfolio through aggressive asset management and strategic capital allocation;

•

Maintain a strong balance sheet with a low leverage level and balanced debt maturities in order to minimize the cost of capital and to maximize our financial flexibility to take advantage of opportunities throughout the lodging business cycle;

•	Expand our global portfolio holdings and revenue sources by creating investment funds and joint ventures that diversify our investments, while reducing market specific risk; and

•	Dispose of non-core assets, including hotels that are at a competitive risk or that are located in suburban or slower-growth markets.

Asset Management.    As Host REIT is the largest REIT owner of luxury and upper-upscale properties in the U.S., we are in a unique position to work with the managers of our hotels to maximize revenues while minimizing operating costs. The size and composition of our portfolio and our affiliation with most of the leading operators and brands in the industry allow us to benchmark similar hotels and identify best practices, evaluate return on investment and repositioning opportunities and identify efficiencies that can be communicated to our managers. Areas of focus include enhancing revenue management for rooms, food and beverage and other services, reducing operating costs and identifying operating efficiencies, all of which improve the long-term profitability of the hotel.

Another key component of our asset management strategy is our capital expenditure programs. These programs are designed to increase profitability by maximizing the value of our portfolio and maintaining our high standards for product quality, as well as those of our managers. We explore opportunities to improve the performance of our assets through investing in profit-generating projects and customer amenities that will improve cash flow. Our asset management and design and construction departments review potential capital investments to ensure that each of our properties is in high-quality physical condition, highly competitive in the market and consistent with brand standards on a continuing basis. Our capital expenditures generally fall into three broad categories: renewal and replacement expenditures, return on investment (or “ROI”)/repositioning expenditures and value enhancement projects.

Renewal and replacement expenditures.    We work closely with our managers to ensure that renewal and replacement expenditures are spent efficiently in order to maximize the profitability of the hotel. Typically, room refurbishments occur at intervals of approximately seven years, but the timing may vary based on the type of property and equipment being replaced. These refurbishments generally are divided into the following types: soft goods, case goods and infrastructure. Soft goods include items such as carpeting, bed spreads, curtains and wall vinyl and may require more frequent updates in order to maintain brand quality standards. Hard goods include items such as dressers, desks, couches, restaurant and meeting room chairs and tables and are generally not replaced as frequently. Infrastructure includes the physical plant of the hotel, including the roof, elevators, façade and fire systems, which are regularly maintained and then replaced at the end of their useful lives.

ROI/repositioning expenditures.    We pursue opportunities to enhance asset value by completing selective capital improvements outside the scope of typical renewal and replacement capital expenditures. These projects include, for example, significant repositioning of guest rooms, lobbies or food and beverage platforms and expanding ballroom, spa or conference facilities. These projects also include green initiatives at our properties designed to increase energy efficiency and decrease our properties’ overall carbon footprint. In certain instances, these ROI/repositioning projects have coincided with the timing of regular maintenance cycles at the properties where we have used the opportunity to significantly improve and upgrade the hotel. These projects also are designed to take advantage of changing market conditions and the favorable location of our properties. Examples of these projects include:

•

the complete renovation of the 1,360 room San Diego Marriott Hotel & Marina, including all guest rooms, the pool and fitness center, the expansion and development of new meeting space and an exhibit hall, which was begun in 2010 and is not expected to be completed until 2012;

•	the construction of the 10,000 square foot ballroom at the Harbor Beach Marriott Resort & Spa which was completed in the first quarter of 2010;

•	the construction of the 12,000 square foot ballroom at The Ritz-Carlton, Amelia Island in 2009;

•	the completion of a 62,750 square foot ballroom addition at the Swissôtel Chicago in 2009;

•

the construction of an 8,300 square foot meeting space addition and the renovation of over 60,000 square feet of public space and food and beverage facilities at the San Francisco Marriott in 2008; and

•	the construction of new food and beverage facilities, renovation of meeting space and the construction of the new 26,000 square foot Atrium Ballroom at the Atlanta Marriott Marquis in 2007 and 2008.

Value enhancement projects.    We seek opportunities to enhance the value of our portfolio by identifying and executing strategies that maximize the highest and best use of all aspects of our properties, such as the development of timeshare or condominium units on excess land, or the acquisition of air rights or developer entitlements that add value to our portfolio or enhance the value in the event we sell the property.

Acquisitions.    Our acquisition strategy primarily focuses on acquiring either directly or through joint ventures, luxury and upper-upscale hotels domestically and internationally. We evaluate potential opportunities to acquire hotels at attractive yields and at discounts to replacement cost. Our acquisition strategy focuses on:

•	properties with locations in key markets and gateway cities with high barriers to entry for prospective competitors with strong demand growth potential;

•	properties operated under premium brand names;

•	properties that further diversify our portfolio, both domestically and internationally; and

•	acquisitions through various structures, including transactions involving portfolios or single asset transactions.

Domestic Acquisitions.    We look for opportunities to take advantage of the lodging cycle’s effect on property valuations in order to maximize the potential to achieve returns above our cost of capital and to diversify our risk. In the early part of the previous upturn in the lodging cycle, between 2003 and 2005, we acquired or agreed to acquire 34 hotel properties. This includes a 2005 agreement to purchase a portfolio of 25 domestic and three foreign properties (the “Starwood Portfolio”) from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) that was consummated in 2006. Consistent with our strategic objectives, these acquisitions significantly increased our brand diversification as well as our exposure to new markets, both domestically and internationally, while creating a platform for new growth opportunities. During the period from the late 2006 through the first half of 2008, we believe that positive lodging fundamentals resulted in premium pricing for lodging assets. Therefore, we did not acquire any domestic hotels during the period as we believed it would have been less likely that we would achieve our targeted levels of return on investment and profitability at the then current pricing levels. Beginning in the second half of 2008 and throughout 2009, as lodging fundamentals became increasingly negative, almost no luxury and upper-upscale hotels were being marketed or sold. This decline in the acquisition/disposition market intensified as the economic recession became more widespread and the credit markets collapsed. During 2010, as the credit markets and lodging fundamentals improved, more properties have been marketed to be sold. Additionally, there has been an increase in the number of assets available for purchase as properties encumbered with very high levels of debt and experiencing reduced cash flows due to the current operating environment has resulted in owners and/or lenders making these properties available for sale. An example of this type of transaction would be our acquisition of the W New York, Union Square. We also may purchase mortgage debt that is secured by hotel properties or mezzanine debt where we believe we can buy the debt at a discount and earn attractive returns through principal and interest payments or the eventual ownership of the hotel through foreclosure. We completed two domestic acquisitions in 2010, the Westin Chicago River North in August and the acquisition of a 90% controlling interest in a consolidated joint venture that owns the W New York, Union Square in September.

International Acquisitions.    We established a joint venture in Europe in 2006, which now owns 11 hotels in six countries. We act as the asset manager for these hotels, as well as an additional hotel in Paris, France. In July and September of 2010, respectively, we completed the acquisition of the Le Meridien Piccadilly in London and the JW Marriott in Rio de Janeiro. We continue to look for acquisition opportunities in London, Paris, Rome and Brussels. In December 2010, we entered into agreements to purchase seven hotels in New Zealand, each of which are expected to close in January 2011.

In 2008, we entered into a joint venture located in the Republic of Singapore as a 25% minority owner, which seeks to acquire hotels in various markets throughout Asia, including China, Japan, and India, and Australia. These acquisitions could include mid-scale hotels, as well as luxury and upper upscale hotels that are our typical focus. We currently do not own any hotels in our Asian joint venture, however on July 20, 2010, the joint venture reached an agreement with Accor and InterGlobe to develop seven properties totaling approximately 1,750 rooms for a total cost of approximately $325 million in three major cities in India: Bangalore, Chennai and Delhi (the “India joint venture”). The Asian joint venture will invest approximately $50 million to acquire a 36% stake of the India joint venture. The properties will be managed by Accor under the Pullman, Novotel and Ibis brands. Development of the properties is underway and the first hotel is expected to open in the second quarter of 2011.

Capital structure and liquidity profile.    As a REIT, Host REIT is required to distribute 90% of its taxable income (other than net capital gain) to its stockholders, and, as a result, generally must rely on external sources of capital to finance growth. Therefore, we will use a variety of debt and equity instruments to fund our external growth, including senior notes and mortgage debt, exchangeable debentures, common and preferred stock offerings, issuances of Host L.P. partnership units and joint ventures/limited partnerships to best take advantage of the prevailing market conditions.

Our capital structure is designed to maintain an appropriate balance of debt and equity that will allow us to weather weaker periods of lodging demand and provide us with substantial flexibility with respect to our sources of capital. Subsequent to the issuance of $500 million of Series U senior notes on October 25, 2010, approximately 77% of our debt consists of senior notes which are guaranteed by various subsidiaries and secured by pledges in subsidiaries, but are not collateralized by specific hotel properties. The remainder of our debt primarily consists of mortgage indebtedness. As of December 21, 2010, 102 of our hotels are unencumbered by mortgage debt. The structure of our balance sheet provides flexibility to allow us to access different forms of financing, primarily senior notes and exchangeable debentures, as well as mortgage debt. While we may issue debt at any time to take advantage of favorable market conditions, management believes it is prudent, over time, to continue to lower our debt to equity ratio on our balance sheet as we believe lower overall leverage will reduce our cost of capital and earnings volatility and provide us with the necessary flexibility to take advantage of opportunities that may develop in periods of market duress, which we consider a key competitive advantage. Management anticipates using different financing and investing strategies to lower our overall leverage. For example, as acquisition opportunities become available, we will look to purchase assets with proceeds from equity offerings. Also, when we believe the lodging cycle and, therefore, asset prices, are at or near their peak, we will look to sell assets and use the proceeds to further pay down debt.

Joint Ventures.    We expect to continue to utilize joint ventures to finance external growth. We believe joint ventures provide a significant means to access external capital and spread the inherent risk of hotel ownership, while providing significant opportunities for positive returns on investment. Our primary focus for joint ventures is currently in international markets, such as in Europe, Asia and Latin America, which will help to diversify our exposure to market risk. We will also explore joint venture opportunities in North America. We intend to earn a promoted interest and a fee for the asset management of the properties owned by such joint ventures.

Dispositions.    The ability of prospective purchasers to obtain acquisition financing has been adversely affected by the credit crisis and the overall lack of available debt in 2009. Despite the difficult market conditions for hotel dispositions, we were able to dispose of six hotels during 2009 and two in the first half of 2010. Including these recent dispositions, we sold 31 hotels since 2005, generally disposing of non-core hotels that are located in suburban and non-target markets. These assets represented properties where we believed the potential for growth was lower or properties with significant capital expenditure requirements where we did not believe we would generate a significant return on the investment. However, we may also dispose of core assets when we have the opportunity to capitalize on value enhancement strategies and may apply the proceeds to other business objectives. Proceeds from dispositions have been, or will be, used to repay debt, fund acquisitions and/or fund ROI/repositioning projects.

Operating Structure

Host REIT operates through an umbrella partnership REIT structure in which substantially all of its properties and assets are held by Host L.P., of which Host REIT is the sole general partner and holds approximately 98% of the outstanding partnership interests or OP units. As a result of the stock dividend issued by Host REIT in December 2009, which affected the conversion ratio of OP Units to Host REIT common stock, our OP Units are no longer convertible on a 1:1 ratio. Now, each OP unit owned by holders other than Host REIT is redeemable, at the option of the holder, for an amount of cash equal to the market value of one share of Host REIT common stock multiplied by a factor of 1.021494. Additionally, for every share of common stock issued by Host REIT, we will issue .97895 OP Units to Host REIT. Host REIT has the right, however, to acquire any OP unit offered for redemption directly from the holder in exchange for 1.021494 shares of Host REIT common stock, instead of Host L.P. redeeming such OP unit for cash. As of December 21, 2010, there were 674.2 million outstanding common shares of Host REIT and Host REIT owned 659.9 million OP Units. Additionally, minority partners held 10.5 million OP Units which were convertible into 10.7 million common shares. Assuming all minority-held OP Units were converted into common shares, there would have been 685 million common shares of Host REIT outstanding at December 21, 2010. When distinguishing between Host REIT and Host L.P., the primary difference is the approximately 2% of the OP units not held by Host REIT as of September 10, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Distribution Policy”.

Our operating structure is as follows:

Because Host REIT is a REIT, certain tax laws limit the amount of “non-qualifying” income that Host REIT can earn, including income derived directly from the operation of hotels. As a result, we lease substantially all of our consolidated properties to certain of our subsidiaries designated as taxable REIT subsidiaries (“TRS subsidiaries”) for federal income tax purposes or to third party lessees. Our TRS subsidiaries are subject to income tax and are therefore not limited as to the amount of non-qualifying income they can generate. The lessees and our TRS subsidiaries enter into agreements with third parties to manage the operations of the hotels. Our TRS subsidiaries also may own assets engaging in other activities that produce non-qualifying income, such as the development of timeshare or condominium units, subject to certain restrictions. The difference between the hotels’ net operating cash flow and the aggregate rents paid to Host L.P. is retained by our TRS subsidiaries as taxable income. Accordingly, the net effect of the TRS leases is that, while, as a REIT, Host REIT is generally exempt from federal income tax to the extent that it meets specific distribution requirements, among other REIT requirements, a portion of the net operating cash flow from our properties is subject to federal, state and, if applicable, foreign income tax.

Our Hotel Properties

Overview.    Our lodging portfolio consists of 113 luxury and upper-upscale hotels generally located in the central business districts of major cities, near airports and resort/conference destinations that, because of their locations, typically benefit from barriers to entry by competitors. These properties typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, exercise facilities and/or spas, gift shops and parking facilities, the combination of which enable them to serve business, leisure and group travelers. Forty-four of our hotels representing approximately 65% of our revenues have over 500 rooms. The average age of our properties is 28 years, although substantially all of the properties have benefited from significant renovations or major additions, as well as regularly scheduled renewal and replacement and other capital improvements.

The following chart details our hotel portfolio by brand as of December 21, 2010:

Brand	Number of Hotels	Rooms	Percentage of Revenues (1)
Marriott	67	38,311	59%
Sheraton	7	5,585	9
Westin	12	6,126	9
Ritz-Carlton	8	3,025	8
Hyatt	6	3,855	7
W	3	1,379	2
Fairmont	1	450	2
Four Seasons	2	608	1
Hilton/Embassy Suites	2	678	1
Swissôtel	1	661	1
Le Méridien	1	266	—
Other	3	745	1

	113	61,689	100%

(1)	Percentage of revenues is based on 2009 revenues. No individual property contributed more than 7% of total revenues in 2009.

Hotel Properties.    The following table sets forth the location and number of rooms of our 113 hotels as of December 21, 2010:

Location	Rooms
Arizona
Scottsdale Marriott Suites Old Town	243
Scottsdale Marriott at McDowell Mountains	270
The Ritz-Carlton, Phoenix	281
The Westin Kierland Resort & Spa	732
California
Coronado Island Marriott Resort (1)	300
Costa Mesa Marriott Suites	253
Desert Springs, a JW Marriott Resort, Palm Desert	884
Hyatt Regency, San Francisco Airport	789
Manhattan Beach Marriott (1)	385
Marina del Rey Marriott (1)	370
Newport Beach Marriott Hotel & Spa	532
Newport Beach Marriott Bayview	254
San Diego Marriott Hotel and Marina (1)	1,360
San Diego Marriott Mission Valley	350
San Francisco Airport Marriott	685
San Francisco Marriott Fisherman’s Wharf	285
San Francisco Marriott Marquis (1)	1,499
San Ramon Marriott (1)	368
Santa Clara Marriott (1)	759
Sheraton San Diego Hotel & Marina (1)	1,053
The Ritz-Carlton, Marina del Rey (1)	304
The Ritz-Carlton, San Francisco	336
The Westin Los Angeles Airport (1)	740
The Westin Mission Hills	512
The Westin South Coast Plaza (2)	390
Colorado
Denver Marriott Tech Center	628
Denver Marriott West (1)	305
The Westin Tabor Center	430
Connecticut
Hartford Marriott Rocky Hill (1)	251
Florida
Tampa Airport Marriott (1)	296
Harbor Beach Marriott Resort and Spa (1)(3)	650
Hilton Singer Island Oceanfront Resort	223
Miami Marriott Biscayne Bay (1)	600
Orlando World Center Marriott Resort and Convention Center	2,000
Tampa Marriott Waterside Hotel and Marina	719
The Ritz-Carlton, Amelia Island	444
The Ritz-Carlton, Naples	450
The Ritz-Carlton Golf Resort, Naples	295
Georgia
Atlanta Marriott Marquis	1,663
Atlanta Marriott Suites Midtown (1)	254
Atlanta Marriott Perimeter Center	400
Four Seasons Hotel, Atlanta	244
Grand Hyatt Atlanta in Buckhead	438
JW Marriott Hotel Buckhead	371
The Ritz-Carlton, Buckhead	517
The Westin Buckhead Atlanta	365
Hawaii
Hyatt Regency Maui Resort and Spa	806
The Fairmont Kea Lani, Maui	450
Illinois
Chicago Marriott Suites Downers Grove	254
Courtyard Chicago Downtown	337

Location	Rooms
Chicago Marriott O’Hare	681
Chicago Marriott Suites O’Hare	256
Embassy Suites Chicago Hotel, Downtown/Lakefront	455
Swissôtel, Chicago	661
Westin Chicago River North	424
Indiana
Sheraton Indianapolis (1)	560
South Bend Marriott	298
The Westin Indianapolis	573
Louisiana
New Orleans Marriott	1,329
Maryland
Gaithersburg Marriott Washingtonian Center	284
Massachusetts
Boston Marriott Copley Place (1)	1,145
Hyatt Regency Cambridge, Overlooking Boston	470
Sheraton Boston	1,220
Sheraton Needham	247
The Westin Waltham-Boston	346
Minnesota
Minneapolis Marriott City Center (1)	583
Missouri
Kansas City Airport Marriott (1)	384
New Hampshire
Courtyard Nashua	245
New Jersey
Newark Liberty International Airport Marriott (1)	591
Park Ridge Marriott (1)	289
Sheraton Parsippany	370
New York
New York Marriott Downtown	497
New York Marriott Marquis Times Square (4)	1,949
Sheraton New York Hotel and Towers	1,756
W New York	685
W New York, Union Square (3)	270
North Carolina
Greensboro-Highpoint Marriott Airport (1)	299
Ohio
Dayton Marriott	399
The Westin Cincinnati (1)	456
Oregon
Portland Marriott Downtown Waterfront	503
Pennsylvania
Four Seasons Hotel, Philadelphia	364
Philadelphia Airport Marriott (1)	419
Philadelphia Marriott Downtown (3)	1,408
Tennessee
Memphis Marriott Downtown	600
Texas
Dallas/Addison Marriott Quorum by the Galleria	547
Houston Airport Marriott (1)	565
Houston Marriott Medical Center (1)	386
JW Marriott Hotel on Westheimer by the Galleria	515
San Antonio Marriott Rivercenter (1)	1,001
San Antonio Marriott Riverwalk (1)	512
St. Regis Hotel, Houston	232
Virginia
Hyatt Regency Reston	518

Location	Rooms
Key Bridge Marriott (1)	582
Residence Inn Arlington Pentagon City	299
The Ritz-Carlton, Tysons Corner (1)	398
Washington Dulles Airport Marriott (1)	368
Westfields Marriott Washington Dulles	336
Washington
Seattle Marriott SeaTac Airport	459
The Westin Seattle	891
W Seattle	424
Washington, D.C.
Hyatt Regency Washington on Capitol Hill	834
JW Marriott Hotel, Washington, D.C.	772
Marriott at Metro Center	459
The Westin Grand	267
Brazil
JW Marriott, Rio de Janeiro	245

Location	Rooms
Canada
Calgary Marriott	384
Toronto Delta Meadowvale Resort and Conference Center	374
Toronto Marriott Airport (3)	424
Toronto Marriott Downtown Eaton Center (1)	461
Chile
San Cristobal Tower, a Luxury Collection Hotel, Santiago	139
Sheraton Santiago Convention Center	379
Mexico
JW Marriott Hotel, Mexico City (3)	312
United Kingdom
Le Méridien Piccadilly (2)	266

Total	61,689

(1)	The land on which this hotel is built is leased from a third party under one or more long-term lease agreements.
(2)	The land, building and improvements are leased from a third party under a long-term lease agreement.
(3)	This property is not wholly owned.
(4)	This property is subject to a ground lease under which we have the option to purchase the land. In prior years, payments under the ground lease, which are determined annually and are not fixed in nature, reduced the deferred ground rent liability and, in 2008, were applied to the deferred purchase price of the land. Accordingly, no expense was included in our results of operations for ground rent expense in those years. In the first quarter of 2009, a portion of the payments fully funded the deferred purchase price, and the remainder of the payment for the first quarter of 2009 and all subsequent payments were accounted for as ground rent expense. We have the ability to buy the fee simple interest in the land under the hotel for an incremental payment of $19.9 million through 2017.

Competition

The lodging industry is highly competitive. Competition is often specific to individual markets and is based on a number of factors, including location, brand, guest facilities and amenities, level of service, room rates and the quality of accommodations. The lodging industry is generally viewed as consisting of six different segments, each of which caters to a discrete set of customer tastes and needs: luxury, upper-upscale, upscale, midscale (with and without food and beverage service) and economy. The classification of a property is based on lodging industry standards, which take into consideration many factors such as guest facilities and amenities, level of service and quality of accommodations. Most of our hotels operate in urban and resort markets either as luxury properties, under such brand names as Ritz-Carlton®, Fairmont®, Four Seasons®, The Luxury Collection®, St. Regis® and W®, or as upper-upscale properties, under such brand names as Marriott®, Hyatt®, Westin®, Hilton®, Sheraton®, Le Meridian® Swissôtel® and Delta®. Our Asian joint venture recently signed an agreement to develop seven properties in India that will be managed by Accor under the Pullman®, Novotel® and Ibis® brands. While our hotels primarily compete with other hotels in the luxury and upper-upscale segments, they also may compete with hotels in other lower-tier segments.

We believe our properties enjoy competitive advantages associated with the hotel brands under which they operate. The international marketing programs and reservation systems of these brands, combined with the strong management systems and expertise they provide, should enable our properties to perform favorably in terms of both occupancy and room rates. In addition, repeat guest business is enhanced by guest reward or guest recognition programs offered by most of these brands. Nevertheless, many management contracts for our hotels do not prohibit our managers from converting, franchising or developing other hotel properties in our markets. As a result, our hotels in a given market often compete with other hotels that our managers may own, invest in, manage or franchise.

We also compete with REITs and other public and private investors for the acquisition of new properties and investment opportunities, both domestically and internationally, as we attempt to position our portfolio to take best advantage of changes in markets and travel patterns of our customers.

Seasonality

Our hotel sales traditionally have experienced moderate seasonality, which varies based on the individual hotel property and the region. Additionally, hotel revenues for our Marriott-managed hotels typically reflect approximately 16 weeks of results in the fourth quarter compared to approximately 12 weeks for each of the first three quarters of the fiscal year. For our non-Marriott managed hotels, the first quarter includes two months of operations, the second and third quarters include three months of operations and the fourth quarter includes four months of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reporting Periods” for more information on our fiscal calendar. Hotel sales have historically averaged approximately 20%, 26%, 22% and 32% for the first, second, third and fourth quarters, respectively.

Other Real Estate Investments

In addition to our hotels, we have minority partner interests in other real estate investments. We manage these investments and conduct business through a combination of general and limited partnership and limited liability company interests. All of the debt of these entities is non-recourse to us and our subsidiaries, and the entities are not consolidated in our financial statements.

European Joint Venture

We currently own a 32.1% general and limited partnership interest in the European joint venture with Stichting Pensioenfonds ABP, a Dutch pension fund, and Jasmine Hotels Pte Ltd, an affiliate of the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC RE). The initial term of the European joint venture is ten years (ending in 2016), subject to two one-year extensions with partner approval. Due to the ownership structure of the European joint venture and the non-Host limited partners’ rights to cause the dissolution and liquidation thereof at any time, it is not consolidated in our financial statements. We also act as the asset manager for the hotels owned by the joint venture, as well as one hotel in Paris, France, in exchange for a fee. As of December 21, 2010, the European joint venture owns the following hotels:

Hotel	City	Country	Rooms/ Units
Hotel Arts Barcelona	Barcelona	Spain	483
The Westin Palace, Madrid	Madrid	Spain	467
The Westin Palace, Milan	Milan	Italy	228
The Westin Europa & Regina	Venice	Italy	185
Sheraton Roma Hotel & Conference Center	Rome	Italy	640
Sheraton Skyline Hotel & Conference Centre	Hayes	United Kingdom	350
Sheraton Warsaw Hotel & Towers	Warsaw	Poland	350
Renaissance Brussels Hotel	Brussels	Belgium	262
Brussels Marriott Hotel	Brussels	Belgium	218
Marriott Executive Apartments	Brussels	Belgium	57
Crowne Plaza Hotel Amsterdam City Centre	Amsterdam	The Netherlands	270

Total rooms			3,510

Asian Joint Venture

We currently own a 25% interest in a joint venture in the Asian joint venture with RECO Hotels JV Private Limited, an affiliate of GIC RE. The Asian joint venture is structured as a Singapore Corporation and will explore investment opportunities in various markets throughout Asia, including India, China and Japan, and Australia. The initial term of the Asian joint venture is a period of seven years (ending in 2015). Due to the ownership structure of the Asian joint venture, and our partner’s rights to cause the dissolution and liquidation thereof at any time, it is not consolidated in our financial statements. Currently, the Asian joint venture does not own any hotels. However as noted above, on July 20, 2010, the Asian joint venture reached an agreement with Accor and InterGlobe and formed the India joint venture to develop seven properties totaling approximately 1,750 rooms for a total cost of approximately $325 million in three major cities in India: Bangalore, Chennai and Delhi. The Asian joint venture will invest approximately $50 million to acquire a 36% stake of the India joint venture.

Note Receivable

On April 13, 2010, we acquired at a discount, the two most junior tranches of a €427 million ($581 million) mortgage loan that is secured by six hotels located in Europe. The two junior tranches have a face value of €64 million ($87 million) and are subordinate to the remainder of the mortgage loans. Interest payments for the tranches are based on the 90-day EURIBOR rate plus 303 basis points, or approximately 3.8% as of September 10, 2010. The loan matures in October 2011 and there is a one-year extension option, subject to debt service coverage requirements.

Hospitality Properties Trust

We own a leasehold interest in 53 Courtyard by Marriott properties and 18 Residence Inn by Marriott properties, which were sold to Hospitality Properties Trust (“HPT”) and leased back to us in 1995 and 1996. In conjunction with our conversion to a REIT, in 1999 we entered into subleases for these 71 properties with a third party. In late June 2010, HPT sent notices of default because the subtenants failed to meet net worth covenants, which would have triggered an event of default by us under the master leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and we started to act as owner under the management agreements. Accordingly, for the remaining portion of the third quarter of 2010, we recorded the operations of the hotels as opposed to rental income. As a result, we recorded $50 million of hotel revenues for the 71 properties, as well as $43 million of rental income earned prior to the termination of the subleases for year-to-date 2010. Additionally, we recorded $37 million of hotel expenses related to the 71 properties, as well as $57 million of rental expense due to HPT for year-to-date 2010. The property revenues and rental income recorded less the hotel expenses and rental expenses resulted in a slight loss for the period.

We will continue to perform all obligations under the master leases. The subtenants remain obligated to us for outstanding rent payment obligations to the extent that operating cash generated by the hotels is less than rent that would have been paid under the terminated subleases. At the expiration of the master leases, HPT is obligated to pay us deferred proceeds related to the initial sale of the properties of approximately $67 million, subject to damages arising out of an event of default, if any, under the master leases, plus additional amounts of approximately $7.8 million. We gave notice to HPT that we will not extend the term of the master lease on the 18 Residence Inn properties which results in the termination and expiration of the master lease on those properties effective December 31, 2010, at which time we expect that $17 million of deferred proceeds will be paid to us by HPT. In the fourth quarter of 2010, we also intend to give notice that we will not extend the term of the master lease on the 53 Courtyard by Marriott properties, which will result in termination and expiration of the master lease on those properties effective December 31, 2012.

Other Investments

We own a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton Golf Resort, Naples. On September 11, 2009, we sold our remaining 3.6% limited partnership interest in CBM Joint Venture Limited Partnership, which owned 115 Courtyard by Marriott properties (“CBM JV”) for approximately $13 million and recorded a gain on property transactions of $5 million, net of taxes. As a result of this transaction, we no longer have any ownership interest in CBM JV.

For additional detail of our other real estate investments, including a summary of the outstanding debt balances of our affiliates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies–Other-than-Temporary Impairment of an Investment” and Note 3 “Investments in Affiliates” and Note 7 “Leases” in the accompanying consolidated financial statements.

Foreign Operations

Excluding hotels owned by our European joint venture, we currently own one property in Brazil, four in Canada, one in Mexico, two in Chile and one in the United Kingdom, which collectively contain approximately 3,000 rooms. Approximately 3% of our revenues were attributed to the operations of these properties (excluding the properties located in Brazil and the United Kingdom which were acquired in the second half of 2010) in each of 2009, 2008 and 2007.

Environmental and Regulatory Matters

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances. These laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require corrective or other expenditures. In connection with our current or prior ownership or operation of hotels, we may be potentially liable for various environmental costs or liabilities. Although we are currently not aware of any material environmental claims pending or threatened against us, we can offer no assurance that a material environmental claim will not be asserted against us in the future.

Operational Agreements

All of our hotels are managed by third parties pursuant to management agreements or operating and license agreements (See “—Operating Structure”). As of February 17, 2010, twenty of our hotels that are operated by Starwood, our Embassy Suites Chicago Hotel, Downtown/Lakefront, our San Francisco Marriott Fisherman’s Wharf and our Hilton Singer Island Oceanfront Resort are operated pursuant to operating and license agreements, while our remaining hotels are operated pursuant to management agreements, the provisions of which are described in more detail below. Under these agreements, the managers or operators generally have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by the managers’ technical and operational experts and promoting and publicizing the hotels. The manager or operator provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. Generally, these support services include planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. For the majority of our properties, we have approval rights over the budget, capital expenditures and other matters.

Management Agreements.    Our management agreements typically include the terms described below:

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Term and fees for operational services.    The initial term of our management agreements generally is 15 to 20 years with one or more renewal terms at the option of the manager. The manager receives compensation in the form of a base management fee, which is calculated as a percentage (typically 3%)

of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after the owner has received a priority return on its investment in the hotel.

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Chain services.    The management agreements require the managers to furnish chain services that are generally furnished on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services, (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by the manager or its affiliates that benefit from these services.

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Working capital and fixed asset supplies.    Our management agreements typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

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Furniture, fixtures and equipment replacements.    Under the management agreements, we are required to provide to the managers all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager into an escrow account in our name, to which the manager has access. However, for 61 of our hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $33.5 million, or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

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Building alterations, improvements and renewals.    The management agreements require the managers to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with the manager’s brand standards. We generally have approval authority over such changes, alterations and improvements.

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Service marks.    During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•

Sale of the hotel.    Most of the management agreements limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of the manager.

•	Termination on sale. While most of our management agreements are not terminable prior to their full term, we have negotiated rights with respect to 18 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels subject to certain limitations, including the number of agreements that can be terminated per year, limitations measured by EBITDA, and limitations requiring that a significant part of such hotels maintain the Marriott brand affiliation. The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

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Performance termination.    The majority of our management agreements provide for termination rights in the case of a manager’s prolonged failure to meet certain financial performance criteria, generally a set return on the owners’ investment. We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements condition the manager’s right to renew pre-determined extension terms upon satisfaction of certain financial performance criteria.

Operating and License Agreements.    Our operating and license agreements with Starwood (the operator with which we have the vast majority of these agreements) typically include the terms described below:

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Term and fees for operational services.     The initial term of our operating agreements is 20 years, with two renewal terms of 10 years each at the option of the operator. The operator receives compensation in the form of a base fee of 1% of annual gross operating revenues and an incentive fee of 20% of annual gross operating profit, after the owner has received a priority return of 10.75% on its purchase price and other investments in the hotels.

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License services.    The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin®, Sheraton® and W®, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of gross operating revenue attributable to room sales and 2% of gross operating revenue attributable to food and beverage sales.

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Programs and services.    The licensor or operator provides certain system programs and services to all or substantially all of our Starwood hotels by brand in a licensed area. Such services include participation in reservation services and the marketing program as well as the Starwood Preferred Guest Program. In addition to these services, under the operating agreements, centralized operating services are furnished to hotels by brand on a system basis. Costs and expenses incurred in providing such system programs and services and centralized operating services under the license and operating agreements or other agreements are fairly allocated among all hotels in the applicable brand operated or licensed by Starwood or its affiliates.

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Working capital and fixed asset supplies.    The operating agreements require us to maintain working capital funds for each hotel in order to fund the cost of certain fixed asset supplies and to meet the ongoing cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels. For 18 of our hotels, the working capital accounts which would otherwise be maintained by Starwood operators for each of such hotels are maintained on a pooled basis, with operators being authorized to make withdrawals from such pooled account as otherwise contemplated with respect to working capital in accordance with the provisions of the operating agreements.

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Furniture, fixtures and equipment replacements.    Under the operating and license agreements, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding for any required furniture, fixtures and equipment replacements). To fund these items each month, the operator transfers into a reserve fund account an amount equal to 5% of the gross operating revenue of a hotel for the previous month. For 18 of our hotels, the periodic reserve fund contributions which would otherwise be deposited into reserve fund accounts maintained by operators for each hotel are distributed to us, and we are responsible for providing funding of expenditures which would otherwise be funded from the reserve funds for each of the subject hotels as such expenditures become necessary. In addition to routine capital expenditures, the reserve funds for the hotels also may be used for building capital improvements. Any approved reserve funding in excess of amounts available in the pooled reserve funds is funded by us and results in appropriate increases of owner’s investment and owner’s priority amounts. For 18 hotels, the amount of any such additional reserve funding will be allocated to each of such hotels on a pro rata basis, determined with reference to the net operating income of each hotel and the total net operating income of all hotels for the most recent operating year. Any such additional reserve funding will result in corresponding increases in the owner’s investment and owner’s priority amounts with respect to each of such hotels.

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Building alterations, improvements and renewals.    The operating agreements require the operators to prepare an annual operating plan that includes an estimate of the expenditures necessary for maintenance, repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, which plan and proposed expenditures we review and approve based on the operator’s recommendations and our judgment.

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Territorial.    The operating agreements provide area restrictions for a period of either five or 10 years, which limit the operator and its affiliates from owning, operating or licensing a hotel of the same brand in the area. The area restrictions vary with each hotel, from city blocks in urban areas to up to a 10-mile radius from the hotel in other areas.

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Sale of the hotel/other.    The license agreements limit our ability to sell, lease or otherwise transfer the hotels. Generally, the agreements require that the transferee assume the related operating agreement and meet specified other conditions, including the condition that the transferee not be a competitor of the licensor. The operating agreements provide for termination rights beginning in 2016 in the case of the operator’s failure to meet certain financial performance criteria. Generally, such rights arise in the event that the operator fails, for two consecutive years, to generate operating profit equal to or greater than a specified percentage of the owner’s investment in the hotel, and the RevPAR performance of the hotel falls below that of other competitive hotels in the market during such two-year period.

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Termination on sale.    As of February 17, 2010, we have termination rights relating to the operating agreements on ten specified hotels upon the sale of those hotels. Such termination rights are currently active with respect to one such hotel. With respect to nine of the ten specified hotels, we have the right beginning in 2016 to sell 35% of such hotels (measured by EBITDA), not to exceed two hotels annually, free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Employees

As of December 21, 2010, we had 204 employees, including 188 at our Bethesda, Maryland office, four at our London, England office, four at our Amsterdam, The Netherlands office and eight at our Republic of Singapore office. Employees at our consolidated hotels are employed by the operators that manage our hotels.

None of our direct employees are covered by collective bargaining agreements. However, employees at certain of our third-party managed hotels are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. For a discussion of these relationships see “Risk Factors—We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor.”

Legal Proceedings

On April 27, 2005, we initiated a lawsuit against Keystone-Texas Property Holding Corporation seeking a declaration that a provision of the ground lease for the property under the San Antonio Marriott Rivercenter was valid and claiming that Keystone had breached that lease provision. On October 18, 2006, Keystone filed an amended counterclaim and later, a third party claim, alleging that we had tortiously interfered with Keystone’s attempted sale of the property and that we slandered Keystone’s title to the property.

On February 8, 2010, we received an adverse jury verdict in the 166th Judicial District Court of Bexar County, Texas. The jury found that we tortiously interfered with the attempted sale by Keystone of the land under the San Antonio Marriott Rivercenter and awarded Keystone $34.3 million in damages plus statutory interest. In addition, the jury found that we slandered Keystone’s title to the property and awarded Keystone $39 million in damages plus statutory interest. Keystone will only be entitled to receive one of these damages awards. On February 12, 2010, the jury awarded Keystone $7.5 million in exemplary damages with respect to the second claim. Based on the range of possible outcomes, we have accrued a potential litigation loss of approximately $47 million consistent with generally accepted accounting principles.

On June 3, 2010, the trial court entered its final judgment, reciting and incorporating the jury’s verdict and awarding Keystone damages for slander of title, interest and attorneys’ fees. The final judgment did not include any award for exemplary damages since the trial court previously granted our motion to disregard such damages. On August 26, 2010, we filed our notice of appeal based, in part, on what we believe to be numerous erroneous rulings which adversely impacted the jury’s verdict. We intend to vigorously pursue these issues on appeal.

We are also involved in various other legal proceedings in the normal course of business and are vigorously defending these claims; however, no assurances can be given as to the outcome of any pending legal proceedings. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

MANAGEMENT

In the following table we set forth certain information regarding those persons currently serving as directors and executive officers of Host Hotels & Resorts, Inc. as of December 1, 2010:

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host REIT
Richard E. Marriott Chairman of the Board	71

Mr. Richard E. Marriott is Host REIT’s Chairman of the Board. He is Chairman of the Board of First Media Corporation and the Polynesian Cultural Center. He is the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities and a Trustee of the Boys & Girls Clubs of America.

Mr. Marriott was nominated for election to Host REIT’s Board of Directors as a result of his comprehensive knowledge, unique perspective and insight into the hospitality industry and his long history of successful management of Host REIT. He has served on our Board since 1979.

W. Edward Walter President and Chief Executive Officer and Director	55

Mr. Walter is Host REIT’s President and Chief Executive Officer. He joined Host REIT in 1996 as Senior Vice President for Acquisitions, and was elected Treasurer in 1998, Executive Vice President in 2000, Chief Operating Officer in 2001 and Chief Financial Officer in 2003. He became President and Chief Executive Officer in October 2007. Prior to joining Host REIT, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He serves on the Board of Directors of AvalonBay Communities, Inc. He is also on the board of the Friendship Public Charter School, the largest charter school system in the District of Columbia, the National Kidney Foundation, and serves on the Board of Governors and acts as Treasurer of the National Association of Real Estate Investment Trusts.

Mr. Walter was nominated for election to Host REIT’s Board of Directors as a result of his: extensive experience in finance, capital markets, real estate and hospitality; extensive knowledge of Host REIT as a member of senior management for over 13 years; and his knowledge of construction, law, financial reporting and compliance. He has served on our Board since 2007.

Elizabeth A. Abdoo Executive Vice President, General Counsel and Secretary	52	Elizabeth A. Abdoo joined Host REIT in June 2001 as Senior Vice President and General Counsel and became Executive Vice President in February 2003. She was elected Secretary in August 2001. Prior to joining Host REIT, Ms. Abdoo served as Senior Vice President and Assistant General Counsel of Orbital Sciences Corporation from January 2000 to May 2001.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host REIT
Minaz Abji Executive Vice President, Asset Management	57	Minaz Abji joined Host REIT in 2003 as Executive Vice President, Asset Management. Prior to joining Host REIT, Mr. Abji was President of Canadian Hotel Income Properties REIT, a Canadian REIT located in Vancouver, British Columbia where he began working in August 1998. Mr. Abji previously worked for Starwood Hotels and Resorts in Canada as area managing director from May to August 1998. He was a general manager with Westin from 1986 to August 1998.

James F. Risoleo Executive Vice President, Chief Investment Officer	55	James F. Risoleo joined Host REIT in 1996 as Senior Vice President for Acquisitions, and was elected Executive Vice President in 2000. He is responsible for our development, acquisition and disposition activities. Prior to joining Host REIT, Mr. Risoleo served as Vice President of Development for Interstate Hotels Corporation. Before joining Interstate, he was Senior Vice President at Westinghouse Financial Services.

Larry K. Harvey Executive Vice President, Chief Financial Officer	46	Larry K. Harvey rejoined Host REIT in February 2003 as Senior Vice President, Corporate Controller. In February 2006, he was promoted to Senior Vice President and Chief Accounting Officer, was elected Treasurer in September 2007 and elected Chief Financial Officer and Executive Vice President in November 2007. Prior to joining Host REIT, Mr. Harvey served as Chief Financial Officer of Barceló Crestline Corporation, formerly Crestline Capital Corporation, and in various other positions with Crestline from January 1999 to January 2003. From May of 1994 through December of 1998, he served in various accounting positions at Host REIT and was the Vice President, Corporate Accounting prior to the spin-off of Crestline.

Gregory J. Larson Executive Vice President, Corporate Strategy & Fund Management	46	Gregory J. Larson joined Host REIT in October 1993 as Senior Manager of Partnerships and was promoted to Director of Acquisitions in 1996. Mr. Larson joined the Treasury group as Vice President of Corporate Finance in 1998, assumed leadership of the Investor Relations department in 2000, was promoted to Senior Vice President in 2002, and was elected Treasurer in 2005. Mr. Larson is responsible for Host REIT’s Treasury, Corporate Finance and Investor Relations functions. Prior to joining Host REIT, Mr. Larson served in various accounting positions with Marriott International, Inc. and worked in public accounting.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host REIT
Joanne G. Hamilton Executive Vice President, Human Resources	52	Joanne G. Hamilton joined Host REIT as Executive Vice President, Human Resources in January 2010. Prior to joining Host REIT, she was the Chief Human Resource Officer for Beers & Cutler, an accounting and consulting firm based in Vienna, Virginia from 2007 to 2010. Prior to joining Beers & Cutler, Ms. Hamilton served as Senior Vice President of Human Resources for Spirent PLC, a global telecommunications company, from 2002 to 2007. Prior to that time, Ms. Hamilton was Senior Vice President at Visual Networks and Vice President of Human Resources at Telecommunications Techniques Corporation.

Brian G. Macnamara Senior Vice President, Controller	51	Brian G. Macnamara joined Host REIT in February 1996 and was promoted to Vice President, Assistant Corporate Controller in February 2007, and was elected Senior Vice President, Corporate Controller in September 2007. Prior to serving as Assistant Corporate Controller, Mr. Macnamara served as Vice President, Financial Reporting and Corporate Real Estate. Prior to joining Host REIT, Mr. Macnamara worked at the Securities & Exchange Commission and Deloitte & Touche.

Willard W. Brittain, Jr. Director	63

Mr. Brittain is the Chairman and Chief Executive Officer of Preod Corporation (Professional Resources on Demand), which he founded in March 2003. Mr. Brittain is a former partner of PricewaterhouseCoopers and its predecessor, Price Waterhouse, where he worked for 28 years prior to his retirement. While at PricewaterhouseCoopers, Mr. Brittain held several senior management positions, including serving as the Chief Operating Officer from July 1995 to September 2000 and as the Chief Operating Officer of PwC Consulting, a spin-off from PricewaterhouseCoopers, from September 2000 until his retirement in October 2002. Mr. Brittain is a member of the board of directors of Tutor Perini Corporation, DaVita Inc. and Convergys Corporation. He previously served on the board of Analyst International.

Mr. Brittain was nominated for election to Host REIT’s Board of Directors as a result of his extensive experience in accounting and controls, financial systems and operations, and his knowledge of employment and human resources issues, technology, construction, and healthcare. He has served on our Board since 2009.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host REIT
John B. Morse, Jr. Director	64

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a Director of AES Corporation and HSN, Inc. He is also a Trustee of the College Foundation of the University of Virginia.

Mr. Morse was nominated for election to Host REIT’s Board of Directors as a result of his: experience in business, finance, corporate compliance, consumer services, accounting and controls, and financial reporting as a former chief financial officer of a public company. He has served on our Board since 2003.

Robert M. Baylis Director	72

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, and is Chairman of the Board of Gildan Activewear, Inc. He is an Overseer of the University of Pennsylvania Museum, a Trustee and the Chairman of the Executive Committee of the Rubin Museum of Art in New York City and the Chairman of the Audit Committee of the Woods Hole Oceanographic Institution. He previously served on the boards of Covance, Inc. and PartnerRe Ltd.

Mr. Baylis was nominated for election to Host REIT’s Board of Directors as a result of his extensive investment banking, financial asset management experience, experience with global enterprises and significant experience in the role of lead director. He has served on our Board since 1996.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host REIT
Terence C. Golden Director	66

Mr. Golden served as Host REIT’s President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation and the Federal City Council in Washington, D.C. In addition, Mr. Golden is a Director of Pepco Holdings, Inc., Stemnion, Inc., The Morris and Gwendolyn Cafritz Foundation and the Chairman of Kipp DC. He is also a Trustee of the Washington Real Estate Investment Trust. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, a Director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Mr. Golden was nominated for election to Host REIT’s Board of Directors as a result of his extensive real estate, hospitality, and construction experience, broad knowledge of Host REIT and his demonstrated business, financial and organizational experience as former chief executive officer. He has served on our Board since 1995.

Gordon H. Smith Director	58

Mr. Smith is President and CEO of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Mr. Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, Mr. Smith directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Mr. Smith was nominated for election to Host REIT’s Board of Directors as a result of his high-level U.S. Government experience and leadership, his knowledge of public policy, international affairs and trade and law, financial and business experience and the media/broadcasting industry. He has served on our Board since 2009.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host REIT
Ann McLaughlin Korologos Director	69

Ms. Korologos is the former Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc., and Vulcan Materials Company. She previously served on the boards of Microsoft Corporation and Fannie Mae.

Ms. Korologos was nominated for election to Host REIT’s Board of Directors as a result of her comprehensive experience with Host REIT and other public companies as a director, her recognized expertise and leadership in corporate governance, high-level U.S. Government experience and leadership and her knowledge of labor issues and international affairs. She has served on our Board since 1993.

CORPORATE GOVERNANCE

Host REIT’s Board of Directors oversees the management of Host REIT and its business for the benefit of its stockholders in order to enhance stockholder value over the long-term. The Board adopted Corporate Governance Guidelines in 2002. These Guidelines are reviewed annually and periodically amended as the Board enhances Host REIT’s corporate governance practices. Host REIT’s Corporate Governance Guidelines, codes of conduct and other documents describing Host REIT’s corporate governance practices can be accessed in the “Investor Relations—Governance” section of Host REIT’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

In recent years, the Board has implemented numerous corporate governance enhancements to further strengthen the Board’s capacity to oversee Host REIT and to serve the long-term interests of all stockholders. These include:

•	amending Host REIT’s Bylaws to change the voting standard for the election of directors from a plurality to a majority of all of the votes cast in uncontested elections;

•	amending Host REIT’s Charter to declassify the Board of Directors so that all directors are elected on an annual basis; and

•	allowing the expiration of Host REIT’s Stockholder Rights Plan in November 2008.

Host REIT invites stockholders and other interested parties to communicate any concerns they may have about Host REIT directly and confidentially with any of the full Board of Directors, the presiding director or the non-management directors as a group, by writing to the Board of Directors, the Presiding Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Code of Business Conduct and Ethics

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees of Host REIT and a code of business conduct and ethics and conflict of interest policy that applies to the Board of Directors. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Host REIT; and to promote compliance with all applicable rules and regulations that apply to Host REIT and its officers, employees and directors.

Board Leadership Structure

Host REIT’s governance structure provides the Board with the flexibility to select the appropriate leadership structure for Host REIT. This will be driven by the needs of Host REIT as well as the particular makeup of the Board of Directors at any point in time. As a result, no policy exists requiring the combination or separation of leadership roles and Host REIT’s governing documents do not mandate a particular structure.

Host REIT’s current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as the presiding director of the non-management directors, and strong active independent directors. The CEO is responsible for setting the strategic direction of Host REIT and for the day to day leadership and management of Host REIT, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings and presides over meetings of the full Board of

Directors. This structure reflects the continued strong leadership, industry experience and energy brought to the Board of Directors by Richard E. Marriott, who has led Host REIT since its split with Marriott International in 1993.

Another component of Host REIT’s leadership structure is the active role played by its independent directors in overseeing Host REIT’s business, both at the Board and Committee level. Six of eight of its current directors are considered independent within the meaning of the rules of the New York Stock Exchange. Under its Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of Host REIT as well as matters concerning management, without any member of management present. In accordance with Host REIT’s Corporate Governance Guidelines, the Chair of its Nominating and Corporate Governance Committee, Robert M. Baylis, presides at all executive sessions of non-management directors. Mr. Baylis also serves as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described above under “Corporate Governance.”

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors, including the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board of Directors at that time.

Independence of Directors

It is the Board’s policy that a majority of the directors of Host REIT be independent. To be considered independent, a director must not have a material relationship with Host REIT that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in Host REIT’s Corporate Governance Guidelines.

Under these standards, a director is not considered independent if, within the past three years:

•	the director was employed by Host REIT (except on an interim basis);

•	an immediate family member of the director was an executive officer of Host REIT;

•	the director or an immediate family member is a partner at Host REIT’s internal or external auditors;

•	the director or an immediate family member was a partner or employee of Host REIT’s internal or external auditors and worked on Host REIT’s audit;

•	the director or an immediate family member is employed as an executive officer of another company when a present officer of Host REIT sat on that company’s compensation committee;

•

the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from Host REIT, other than director or committee fees or deferred compensation (provided such compensation is not contingent in any way on continued service);

•

the director or an immediate family member is an employee of a company that makes payments to or receives payments from Host REIT for property or services in excess of the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year; or

•

the director or an immediate family member is an executive officer, director, or trustee of a tax exempt organization to which Host REIT makes contributions in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

In addition, the Board of Directors also considers the following factors, among others, in making its independence determinations:

•	whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with Host REIT; and

•	whether the director receives any compensation or other fees from Host REIT, other than the fees described under “Director Compensation.”

Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with Host REIT, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the directors other than Mr. Marriott and Mr. Walter are independent and recommended this conclusion to the Board. The Board approved the determination that six of Host REIT’s eight directors are independent. Messrs. Marriott and Walter are not independent because they are our employees.

PricewaterhouseCoopers (“PWC”) has served, since 1998, as Host REIT’s internal auditor. Mr. Brittain retired from PWC in 2002, and receives unfunded retirement and other benefits from PWC, a portion of which is variable depending on PWC’s financial results. Mr. Brittain has never been involved in any matters concerning Host REIT. The Board determined that these factors alone would not impede a determination of independence for Mr. Brittain.

The Board’s Role in Risk Oversight

The Board as a whole oversees the various risks facing Host REIT, with reviews of certain areas being conducted by the relevant Committees that report on their deliberations to the Board. In this regard, the Board seeks to understand and oversee critical business risks. Risks are considered in almost all business decisions and as part of Host REIT’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for Host REIT to be competitive and to achieve its business objectives.

The chart below summarizes the primary areas of risk oversight for the Board and its Committees.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan, and strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to Host REIT’s operations, plans, prospects or reputation; joint ventures, acquisitions and divestitures; capital markets; and senior management succession planning.

Audit Committee	Responsible for oversight of risks associated with financial matters, particularly Host REIT’s financial statements, tax, accounting, and disclosure; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of Host REIT’s outside auditor and internal auditors; and Host REIT’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of Host REIT’s officers, stock ownership and incentive-compensation plans, and succession planning. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are designed to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; review of compensation for independent directors; and oversight of the evaluation of the Board and management.

The Board and its Committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its Committees and individual directors on the significant risks identified through this process and how they are being managed.

Meetings and Committees of the Board

The Board met seven times in 2009. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. Host REIT expects directors to attend the annual meeting of stockholders. All directors attended the annual meeting in 2009. Under Host REIT’s Corporate Governance Guidelines, non-management directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2009. Mr. Baylis, the Chair of the Nominating and Corporate Governance Committee, presided over the executive sessions of the non-management directors.

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on Host REIT’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Audit Committee

Members: John B. Morse, Jr. (Chair), Willard W. Brittain and Gordon H. Smith.

Each current member of the Audit Committee is, in the business judgment of the Board, independent, meets the qualifications and expertise requirements of the New York Stock Exchange, and is an “audit committee financial expert” within the meaning of SEC rules.

Number of Meetings held in 2009: seven

Functions:

•	Appoints and oversees the independent auditors;

•	Approves the scope of audits and other services to be performed by the independent and internal auditors;

•

Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•	Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	Meets with the independent auditors, management representatives and internal auditors;

•	Reviews interim financial statements each quarter before Host REIT files its Quarterly Report on Form 10-Q with the SEC;

•	Reviews audited financial statements each year before Host REIT files its Annual Report on Form 10-K with the SEC; and

•	Reviews risk exposures and management policies.

Our independent and internal auditors have unrestricted access to the Audit Committee.

Compensation Policy Committee

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis and Willard W. Brittain, Jr.

Number of Meetings held in 2009: five

Functions:

•	Oversees compensation policies and plans for Host REIT’s employees;

•	Reflects Host REIT’s compensation philosophy in structuring compensation programs;

•	Approves the goals and objectives for compensation of all executive officers of Host REIT and approves compensation for other members of senior management;

•	Advises Host REIT’s Board on the adoption of policies that govern Host REIT’s annual compensation and stock ownership plans;

•	Reviews and approves Host REIT’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	Reviews and advises Host REIT on the process used for gathering information on the compensation paid by other similar businesses;

•	Reviews Host REIT’s succession plans relating to the CEO and other senior management; and

•	Reviews periodic reports from management on matters relating to Host REIT’s personnel appointments and practices.

Nominating and Corporate Governance Committee

Members: Robert M. Baylis (Chair), Ann McLaughlin Korologos, John B. Morse, Jr. and Gordon H. Smith.

Number of Meetings held in 2009: four

Functions:

•	Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	Oversees the annual evaluation of the Board, its committees and management;

•	Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board of Directors or the Compensation Policy Committee of any modifications;

•	Reviews the composition of the Board and skills of directors and recommends nomination of Board members and addition of new members, as appropriate;

•	Ensures that the Board maintains its diversity; and

•	Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—	selection of committee chairs and committee assignments; and

—	implementation, compliance and enhancements to codes of conduct and Host REIT’s Corporate Governance Guidelines.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In 2005, the Committee retained compensation consultant Towers Perrin (known as Towers Watson after merging with Watson Wyatt Worldwide effective January 1, 2010). Towers Watson has assisted the Committee in the design, structure and implementation of the executive compensation programs for 2006-2008 and 2009-2011. In addition, Towers Watson advises the Committee on compensation issues and keeps the Committee apprised of regulatory developments and competitive practices related to executive compensation practices. They do not determine or recommend the exact amount or form of executive compensation for any executive officers. Towers Watson reports directly to the Committee. A representative of Towers Watson, when requested, attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee Chair or its members outside of meetings. The Chair of the Committee, acting on authority delegated by the Committee, approves any other work that Towers Watson may do for Host REIT and its affiliates. In 2009, Towers Watson performed work for Host REIT and Host REIT’s European joint venture, in which Host REIT has a 32% interest and acts as general partner. The work related to assistance with the valuation of pension obligations for financial reporting purposes in Italy, Spain, The Netherlands and Chile. Fees associated with this work were approximately $62,220 in 2009. The individuals involved in providing compensation consulting do not provide these other services and there is no communication between those providing compensation services and consultants providing such other services. The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2009.

Compensation-Related Risks

The Compensation Policy Committee oversees the compensation policies and plans for all employees. Management, at the request of the Committee, has assessed Host REIT’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on Host REIT. This risk assessment process included a review of all material compensation policies and practices, which was discussed with the Committee. The compensation programs of Host REIT are all centrally designed and centrally administered. They do not vary by department or business operations. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the incentive awards are (i) our financial metrics that are based on an annual business plan and budget reviewed and approved by the Board of Directors and (ii) personal performance goals that are derived from the annual business plan and budget and our strategic plan, which tie to measures of long-term success of Host REIT. The business plan and budget are reviewed quarterly with the Board and the strategic plan is addressed annually. The personal goals are drafted by each employee annually and approved by each manager so that there is a common purpose and accountability throughout Host REIT. Total compensation is capped throughout our compensation programs, and the Compensation Policy Committee reviews all senior management compensation and that of any employee earning more than $250,000 in cash compensation. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of Host REIT or had any relationship that is required to be disclosed as a transaction with a related person.

Identification and Evaluation of Director Candidates

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board of Directors. The Committee considers director candidates suggested by members of the Committee, other directors and management. The Committee will also consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in Host REIT’s Bylaws.

The evaluation of director candidates involves several steps, not necessarily in any particular order. Preliminary interviews of director candidates may be conducted by the Chair of the Committee or, at his request, any other member of the Committee, the Chairman of the Board, or other directors. Background material pertaining to director candidates is distributed to the members of the Committee for their review. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from Host REIT. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and executive officers as determined by the Chair of the Committee. The results of these interviews are considered by the Committee in its deliberations.

There are certain minimum qualifications for Board membership that director candidates should possess, including strong values, high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting Host REIT’s business, and a commitment to full participation on the Board and its committees. The Committee has adopted guidelines in its charter to be used in evaluating candidates in order to ensure a diverse and highly qualified Board of Directors. In addition to the characteristics mentioned above, the guidelines provide that the Committee may consider the following criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of Host REIT’s operations, and a reputation, both personal and professional, consistent with the image and reputation of Host REIT. In addition, when considering new Board members, the Committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Board is also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s Charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, perspective, age, tenure, gender, and ethnicity. The Board is satisfied that the current nominees reflect an appropriate diversity of gender, race, age, professional background and experience but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

COMPENSATION OF DIRECTORS

2009 Director Fees

Directors who are our employees receive no additional compensation for serving on the Board or its committees. In 2009, Host REIT provided the following annual compensation to its independent directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards		All Other Compensation (3)	Total
Robert M. Baylis	$100,500	$65,009	(4)	$18,752	$184,252
Willard W. Brittain, Jr.	38,500	54,167	(5)	11,851	104,518
Terence C. Golden	68,000	65,000	(4)	21,445	154,445
Ann McLaughlin Korologos	90,000	65,000	(4)	25,691	180,691
John B. Morse, Jr.	99,500	65,000	(4)	43,844	208,344
Gordon H. Smith	40,000	54,167	(5)	9,338	103,505

(1)	Mr. Marriott, Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of Host REIT and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in “—Executive Officer Compensation.”
(2)	Amount reflects an annual retainer for Board service, attendance fees at committee meetings, special Board meetings and the annual stockholders meeting and retainers for committee chairs, as described below. Messrs. Brittain and Smith joined the Board on July 9, 2009 and both began receiving the monthly portion of the annual retainer amount beginning in that month.
(3)	Amount reflects:
•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Mr. Baylis, $11,073; Mr. Brittain, $6,639; Mr. Golden, $11,591; Ms. Korologos, $13,886; Mr. Morse, $25,342; and Mr. Smith $5,187.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Mr. Baylis, $7,679; Mr. Brittain, $5,212; Mr. Golden, $9,854; Ms. Korologos, $11,805; Mr. Morse, $18,502; and Mr. Smith $4,151.

(4)	Amount reflects annual stock awards under the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to the annual retainer. The annual stock awards are fully vested upon grant.
(5)	Amount reflects annual stock awards under the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to the annual retainer but prorated for Messrs. Brittain and Smith who joined the Board in July 2009.

Compensation Philosophy

Directors are compensated in cash and stock to align their interests with those of Host REIT’s stockholders. The components of director compensation are discussed below.

Cash Compensation

Host REIT provides non-employee directors the following cash compensation in addition to reimbursement of customary and usual travel expenses.

•	retainer of $65,000 per year;

•	$1,500 for each committee meeting attended;

•	$1,500 for attendance at the annual meeting of stockholders;

•	$10,000 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos) and the committee chair of the Nominating and Corporate Governance Committee (Mr. Baylis); and

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse).

There are no fees paid for attendance at regularly scheduled Board meetings, however, non-employee directors would receive $1,500 for attendance at any special meeting, of which there was one in 2009.

Stock Compensation—Annual Stock Award

Stock compensation in 2009 consisted of an annual award of stock units equaling the annual retainer fee ($65,000) in value and credited to each director’s deferred stock unit account under the Non-Employee Directors’ Deferred Stock Compensation Plan. Under that plan, the annual award is granted to each director immediately following the annual meeting of stockholders. The number of stock units is calculated by dividing the annual retainer fee by the average of the high and low prices of Host REIT’s common stock on the date of the annual meeting. In 2009, the average of the high and low price of Host REIT’s common stock on May 14, 2009 was $7.89 and each director was credited with 8,244 stock units. On November 4, 2009, the Nominating and Corporate Governance Committee recommended, and the Board approved, a prorated annual award of stock units to Messrs. Brittain and Smith, who both joined the Board in July 2009. The number of stock units awarded was equal to the annual retainer fee multiplied by 10/12 and divided by the average of the high and low prices of Host REIT’s common stock on the grant date.

Directors are also credited with dividend equivalents that are equal in value to the dividends paid on Host REIT’s common stock. Host REIT will convert the stock units to common stock upon a director’s termination of service from the Board, as more fully described below.

Compensation Changes Effective in 2010

The Nominating and Corporate Governance Committee reviewed the compensation of the independent directors in 2009. Stockholder approval of Host REIT’s 2009 Comprehensive Stock and Cash Incentive Plan allowed more flexibility structuring directors’ compensation because, unlike the former stock plan, it allows directors to receive grants of equity. Effective January 1, 2010, the Committee recommended, and the Board approved, an increase in the annual stock retainer for independent directors from $65,000 to $75,000, to be made after the annual meeting of stockholders with the number of shares to be determined based on the fair market value of Host REIT’s stock on that date. Fair market value under the 2009 Comprehensive Stock and Cash Incentive Plan is the closing price of Host REIT’s stock on the date of grant. The Committee recommended no increase to the annual cash retainer, committee meeting fees or chair retainers.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested restricted stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also would elect at that time the date when the stock units would be payable, which is either upon termination of service from the Board or the earlier of (i) termination of service or (ii) 3 or 5 years from the date of grant. In addition, the Committee implemented new stock ownership guidelines effective in 2010. These are discussed below.

Stock Ownership Policy

Effective January 1, 2010, non-employee directors must own common stock of Host REIT (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer ($65,000) paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of Host REIT’s common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Walter, as employees, are subject to separate stock ownership guidelines applicable to corporate officers.

Perquisites

To encourage directors to visit and personally evaluate our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

The Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual retainer, meeting fees, and committee chair fees until after their service on the Board has ended. Under this plan, Host REIT has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of Host REIT’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

With respect to stock units received prior to January 1, 2010, upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of Host REIT’s shares of common stock equal to the number of stock units, and directors had the option to receive such shares as a lump sum or in substantially equal annual installments over a 10 year period.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We have three objectives for executive compensation that we have followed consistently in the design and structure of our programs over the last decade:

•	to foster a strong relationship between stockholder interests and executive compensation;

•	to provide annual and long-term incentives that emphasize performance-based compensation; and

•	to provide overall levels of compensation that attract and retain talented executives.

Elements of the 2009-2011 Compensation Program

In January of 2009, the Compensation Policy Committee (the “Committee”) of the Board of Directors of Host REIT adopted new compensatory arrangements in which senior management of Host REIT, including the named executive officers, participate. The arrangements are effective from 2009 through 2011 and replace the expired compensation program which was in effect from 2006 through 2008. The program builds on the experience of previous programs and the work that the Committee began in late 2007 when Mr. Walter became Chief Executive Officer and executives were promoted and responsibilities expanded. Consistent with prior years, there are three key elements to the compensation program: base salary, annual cash incentives and equity awards. Although the Committee does not follow a specific formula in determining the mix of compensation, at the executive level, 60% or more of the total target compensation is generally in the form of equity awards to emphasize performance and align management and stockholder interests. Each element of the 2009-2011 compensation program is discussed below.

Base Salary

Base salary is set at an annual rate, based on the level of the position within Host REIT, experience, scope of responsibility, and the individual’s performance. This is the only fixed component of the compensation program. The Committee generally reviews salary at the beginning of each year. Adjustments, if any, take into account an individual’s performance, responsibilities, experience, internal equity and external market data. Base salary represents between 16%-23% of the named executive officers’ total targeted compensation under the 2009-2011 program.

Annual Cash Incentives

The annual cash incentives reward the achievement of individual performance and our goals. Bonuses are calculated as a percentage of an individual’s salary and weighted depending on the level of responsibility in Host REIT. For the named executive officers and all employees at the executive vice president level, 80% of the eligible cash bonus is based on the satisfaction of our financial goals and 20% on satisfaction of personal performance goals. The weighting reflects the Committee’s continued belief that the incentive emphasis for senior executives should be on our performance.

The annual cash amount that may be earned is further refined based on the level of performance on each goal, which is measured at “threshold”, “target” and “high”. As a result, the total amount that any individual may earn annually depends on: (1) salary, because the award is calculated and paid as a percentage of annual salary, (2) the relative weighting between financial and personal goals, (3) the level of performance achieved on each of two Company financial goals, and (4) the level of performance achieved on personal goals. There is no bonus if performance is below threshold, and results are interpolated between the levels of threshold, target and high.

The Committee believes that the structure of the annual cash incentive award has worked well for all employees and made just a few changes in the program for 2009-2011. The chart below summarizes the changes. More detail on the financial measures and personal performance goals follows.

Annual Cash Incentive

Changes from prior program	Rationale
Introduced an additional financial measure of Company performance, Return on Invested Capital	Provides an emphasis on investing capital effectively. Reflects and supports Host REIT’s portfolio-driven balance sheet. Host REIT financial goals, which are 80% of the target annual incentive award for executives, will now be determined 70% on Adjusted FFO (defined below), which has been used in previous programs, and 30% on Return on Invested Capital.

Added a mid-year review of personal performance goals	This is a small component (only 20% of the total target award) of the annual cash incentive for executives. This measure, however, has also been added as a component to determine performance for 50% of the target equity awards (See “Equity” below). Given the greater overall emphasis on personal performance in the compensation program, a mid-year review ensures that goals established at the beginning of the year still reflect appropriate areas of emphasis for the executive. This provides Host REIT with the flexibility it needs to motivate high business performance while adapting and responding to opportunities and challenges.

Financial Measures for the Annual Cash Incentive

The two financial measures of performance are funds from operations per diluted share, as adjusted for certain items (“Adjusted FFO”) and return on invested capital (“ROIC”).

Host REIT uses funds from operations per diluted share in accordance with National Association of Real Estate Investment Trusts (“NAREIT”) guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. The Committee retained it as the primary financial measure and the “threshold”, “target” and “high” goals are established at the beginning of the year as part of Host REIT’s business plan and budget. Because it is the primary measure, it represents 70% of the total target financial performance award. The Committee considers adjustments that reflect (i) items that are unusual in nature (for example, the income from a large settlement and significant acquisition costs) and (ii) items that are in the long-term interest of Host REIT but would reduce funds from operations per diluted share in the performance period (such as costs associated with senior notes redemptions, debt prepayments, and preferred stock redemptions) which, if included, would not reflect the recurring funds from operations of Host REIT. The adjustments are reviewed by the Audit Committee and are explained in Host REIT’s earnings releases and 2009 Annual Report on Form 10-K in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income Available to Common Stockholders to Funds from Operations per Diluted Share.”

The new program incorporates ROIC as an additional measure of financial performance. ROIC was added to ensure that capital is invested effectively. It reflects and supports Host REIT’s portfolio-driven balance sheet. ROIC represents the remaining 30% of the total target financial performance award. It is calculated as property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, typically 5% of gross revenues. As with Adjusted FFO, the “threshold”, “target” and “high” ROIC goals are established at the beginning of the year based on, and subject to review and approval of, Host REIT’s business plan and budget by the Board of Directors.

The chart below shows the performance and payout levels on each of Adjusted FFO and ROIC.

	Threshold	Target	High
Performance
(as a % of Budgeted Goals)	85	100	115
Payout Level
(as a % of Target)	50	100	200

Personal Performance Goals

Personal performance goals are a small component of the annual cash incentive for executives, representing only 20% of the total target amount. However, the overall compensation program for 2009-2011 puts a greater emphasis on personal performance, and it has been added as performance measure for the restricted stock awards. See “—Equity—Restricted Stock.”

Performance goals for each executive as well as all employees are established at the beginning of the year as part of the annual business plan and budget. The Chief Executive Officer drafts the performance goals in discussion with, and for, the other executive officers. These performance goals may include a broad spectrum of metrics such as financial and operational results, strategy, and growth and leadership goals for the departments each executive leads. The Chief Executive Officer also drafts his own performance goals in consultation with the Committee. The Committee reviews and approves all goals for the named executive officers and all executive vice presidents. These goals are designed to be attainable at a “target” level. The Committee added a review of performance goals mid-year, and the goals may be revised or adjusted by the Committee to ensure that they still reflect appropriate areas of emphasis for the executive. This is, in part, a response to the volatile economic environment of the last two years which has necessitated ongoing changes in Host REIT’s business plan and strategy. It also provides Host REIT with the flexibility it needs to motivate high business performance while adapting and responding to opportunities and challenges.

Determining the Annual Incentive Award

The target annual cash incentive represents 13%-17% of the named executive officers’ total target compensation under the 2009-2011 program. The table below shows the total annual cash incentive that may be earned by the CEO and executive vice presidents as a percentage of their annual base salaries.

	Total Eligible Award as a % of Salary
Performance Level	Chief Executive Officer	Executive Vice Presidents
Below Threshold	0%	0%
Threshold	50	37.5
Target	100	75
High	200	150

The total amount that may be earned annually by the named executive officers and all employees at the executive vice president level as an annual incentive cash award would be determined as follows:

Measures	Named Executive Officers
Financial Measures	a = salary x weighting (80%) x performance level achieved (70% adjusted FFO, 30% ROIC)

Personal Performance Goals	b = salary x weighting (20%) x performance level achieved

Total Potential Annual Cash Incentive	Sum of a + b

Equity

The equity-based awards under the 2009-2011 program have 90% of the target value in the form of restricted stock and the remaining 10% in the form of stock options. This is the largest component of the named executive officers’ total target compensation, representing between 60% -71%. The most significant changes in the overall compensation program for 2009-2011 were made to the equity component. These are summarized in the chart below.

Changes from prior program	Rationale

Introduced stock options	Used in a limited manner, representing only 10% of the target value of the total equity award. Because options only have value if the stock price increases over the exercise price, they provide an additional incentive for long-term value further aligning senior management with stockholder interests. Options vest based on continued service, and, therefore, serve as a retention mechanism.

Eliminated vesting based on service in restricted stock awards	Restricted stock awards are now entirely performance shares, requiring attainment of performance standards as a condition of vesting in the award.

Added personal performance goals as a measure to determine vesting for restricted stock	Increases the performance orientation of the compensation program and line-of-sight controllable results. Vesting tied to achievement of personal objectives recognizes the importance of business and strategic priorities.

Changes from prior program	Rationale

Elimination of absolute total stockholder return as a financial measure for vesting of restricted stock	Elimination recognizes the difficulty of establishing credible, sustainable goals in a volatile market and industry. Replaced with measure based on personal performance goals and an expansion of the measures for relative total stockholder return. Also, addressed stock price orientation with the use of stock options, which only have value if the stock price increases over the exercise price.

Expansion of the definition of relative stockholder return to incorporate lodging sector results	Recognition that Host REIT competes for investors in both the REIT sector and the lodging sector.

Revised performance requirements under relative TSR measures from 40th , 60th and 80th percentiles for threshold, target and high respectively to 30th, 50th and 75th percentiles	Done in connection with expanding the relative stockholder return measure to add lodging sector results and to establish performance levels that are more consistent with market.

Restricted Stock

As with prior programs, restricted stock is an upfront award for the three-year performance period, with one-third eligible to vest in each of the performance year-end 2009, 2010 and 2011. The upfront grant represents the maximum number of shares that may be earned over the three-year period, that is, performance at the “high” level for each of the three years. The compensation program is based, however, on senior management vesting in shares at the “target” level. The award is entirely performance-based and vesting is subject to the satisfaction of personal performance goals and Host REIT’s total stockholder return compared to two indices, weighted equally, the NAREIT Equity Index and an index of lodging REITs and hotel management companies (the “Lodging Index”). Personal goals represent 56% of the target stock award each year and the total stockholder return measures represent the remaining 44%. All measures are set at three separate levels—“threshold”, “target” and “high”. Dividends accrue on unvested shares, but are paid only when, and if, the restrictions on the awards lapse, that is, the shares vest and are released. The Committee has the discretion to modify awards to reflect additional responsibilities, promotions or superior performance.

Personal Performance Goals

As previously noted, the 2009-2011 program places greater emphasis on an executive’s achievement of annual personal goals, which relate to the business plan and long-term strategy of Host REIT, in determining compensation that may be received. The Committee noted that it was the emphasis on the business plan and achievement of individual objectives tied to that plan that positioned Host REIT in 2008 to navigate economic challenges through the development of a more diversified global platform and an emphasis on financial discipline.

The chart below shows the shares that may vest annually based on the level of achievement on personal performance goals. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

Percentage Shares Vesting Based on Satisfaction of Personal Goals

(as a % of the annual Target amount)

< Threshold	Threshold	Target	High
0	50	100	150

Relative Total Stockholder Return Measures

The Committee also added a second measure of total stockholder return (“TSR”) to incorporate lodging sector results. Previously, Host REIT’s TSR was measured only against the NAREIT Equity Index. Under the new program, at each of year-end 2009, 2010 and 2011, Host REIT’s total stockholder return will be compared to two indices, weighted equally, the NAREIT Equity Index and the Lodging Index. The companies in the latter index were recommended by the Committee’s independent consultant, Towers Watson, after discussion with management, and were approved by the Committee based on comparability to Host REIT’s operating model. The companies in the Lodging Index are:

•	Starwood Hotels & Resorts Worldwide, Inc.

•	LaSalle Hotel Properties

•	DiamondRock Hospitality Co.

•	Sunstone Hotel Investors, Inc.

•	Gaylord Entertainment Co.

•	Marriott International, Inc.

•	Strategic Hotels & Resorts, Inc.

Total stockholder return is the increase in the year-end price of Host REIT’s common stock over the prior year’s end price, plus dividends paid on Host REIT’s common stock during the relevant year. The stock price will be calculated, in each case, as the average of the high and low price of Host REIT’s common stock on the NYSE on the last 60 calendar days of the relevant year. Shares will vest based on the performance of Host REIT’s total stockholder return (measured as a percentile) compared to each index. No shares are earned if performance is below threshold, and results are interpolated between the levels of threshold, target and high, as follows:

Relative Measures

	< Threshold	Threshold	Target	High
Percentile Achieved	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile
Shares Vesting (as a % of the annual Target amount)	0	50	100	200

To the extent shares do not vest in any one year based on either of the relative measures, there will be an opportunity for the unvested shares to vest at the end of 2011 based on a cumulative relative return over the three-year period for each measure, which will include dividends paid during those three years. The price to measure the cumulative stockholder return against each index for the three year period 2009-2011 is $7.44, the average of the high and low price of Host REIT’s common stock on the NYSE for the 60 calendar days prior to December 31, 2008. Shares only vest if the cumulative return is in the 75th percentile or higher measured against the respective index at the end of the three year period.

Shares will also vest in the event of an executive’s death or disability or, under certain circumstances, under the severance plan. Please see the discussion under “—Potential Severance, Change in Control Payments”. As described under “—Perquisites and Other Personal Benefits,” Messrs. Walter and Risoleo agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of such executive’s death.

Stock Options

Stock options represent 10% of the total target equity value. Grants were made upfront for the three-year period with one third eligible to vest based on continued service with Host REIT each year end December 31, 2009, 2010, 2011. The Committee believes that options are an effective retention tool and provide a further incentive for long-term value because they only have value if the stock price appreciates above the exercise price. Because Host REIT had insufficient shares remaining in its stock plan for a three-year award, options were awarded on February 4, 2009 for one year of the program, and on May 14, 2009, when the new stock plan was approved, for the remaining two years of the program. Stock options are valued using the binomial options pricing model. The exercise price of the options is the fair market value of Host REIT’s stock on the date of grant. The Committee has the discretion to grant additional options to reflect new responsibilities, promotions or superior performance. Any additional grants would generally be made at the Committee’s February meeting, the date of which is determined generally a year in advance, or, in the case of any new hire, on the date of commencement of employment or the date of Committee approval, whichever is later. Options have a 10-year life. No cash dividends accrue or are paid on options.

2009-2011 Plan Risk Considerations

Prior to adoption, the Committee considered whether the design and structure of 2009-2011 plan created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial and personal goals approved by the Committee. The Committee considered the following: the pay mix is weighted toward long-term incentives which aligns senior management interests with stockholders, total pay is capped—including annual cash incentives and long–term incentives, which are granted at a “high” level of performance, stock ownership guidelines are reasonable and ensure that senior management will retain an ownership stake in Host REIT and internal policies prohibit use of margin accounts or pledges of stock, performance metrics are tied to key measures of short-term (such as Adjusted FFO and ROIC) and long-term success (such as development of strategic plans, succession planning), personal performance is emphasized, allowing line-of-site controllable results, and financial performance is reviewed with the Audit Committee and the financial measures are tied to the annual budget and business plan which the Board reviews, discusses and approves. We believe that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Compensation of Named Executive Officers

Our “named executive officers” for 2009 were:

W. Edward Walter	President and Chief Executive Officer
James F. Risoleo	Executive Vice President, Chief Investment Officer
Minaz B. Abji	Executive Vice President, Asset Management
Larry K. Harvey	Executive Vice President, Chief Financial Officer
Gregory J. Larson	Executive Vice President, Corporate Strategy & Fund Management

In 2008 the Committee requested Towers Watson, the Committee’s independent consultant, to update its prior work on compensation, review the results of the prior program and assist the Committee in the design of a new program for 2009-2011. Towers Watson again aggregated compensation data from two peer groups that the Committee has previously used for reference. These were (1) 18 size-based real estate companies with a median total capitalization of $18 billion, and (2) Towers Watson’s general industry database of companies regressed to $5.5 billion of revenues (in excess of 800 companies). The size-based real estate group was chosen because it reflected current proxy data from the real estate industry, companies of comparable size and, in many instances, with a global portfolio. It also reflected executive compensation practices against which Host REIT competes directly for talent and investment capital. The general industry group was chosen because it presented information from a broader market than the real estate industry and was consistent with Host REIT’s inclusion in the S&P 500 index in 2007. While the Committee reviewed compensation information derived from the general industry group, the Committee did not see the identity of any of the surveyed companies. The size-based real estate group from which the data was aggregated included:

Simon Property Group, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
General Growth Properties, Inc.	Kimco Realty Corporation
Vornado Realty Trust	HCP Inc.
Equity Residential	Apartment Investment and Management
ProLogis	Company
Brookfield Properties Corporation	Macerich Company
Public Storage	AvalonBay Communities
Marriott International, Inc.	Forest City Enterprise Inc.
Boston Properties, Inc.	Developers Diversified Realty Corporation

Duke Realty Corporation

The Committee reviewed aggregated compensation data in the 25th, 50th, and 75th percentiles for each peer group. The Committee did not adhere to targeting overall compensation to a certain percentile, or a range of percentiles, in each peer group. This was because each peer group presented key differences from Host REIT and had certain limitations. The size-based real estate group did not reflect factors specific to the hospitality sector, and had data only on proxy-named positions. The general industry group did not provide direct comparables for most positions in REITs. Data from both groups did not reflect the experience of a person in a particular position. The Committee, instead, used the collective data, in consultation with Towers Watson, to inform itself of the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience and prior performance of each individual as well as internal equity considerations among the senior management team. The Committee also consulted Mr. Walter and discussed its recommendations for senior management with him. The Committee reviewed its determinations for all executives and Mr. Walter with the independent directors of the Board in executive session.

Based on the foregoing, the Committee established the total target compensation for 2009-2011 for each of the named executive officers as shown in the chart below.

2009-2011 Total Target Compensation

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Base Salary	$750,000	$500,000	$430,000	$350,000	$350,000
Annual Cash Incentive	750,000	375,000	322,500	262,500	262,500
Equity:
Options	300,000	212,500	114,750	98,750	88,750
Restricted Stock—Personal Goals	1,500,000	1,062,500	573,750	493,750	443,750
Restricted Stock—TSR measures	1,200,000	850,000	459,000	395,000	355,000
Total 2009-2011 annual target compensation	$4,500,000	$3,000,000	$1,900,000	$1,600,000	$1,500,000
2008 target compensation	4,200,000	2,488,000	1,570,000	1,250,000	1,250,000
Percentage increase	7%	20%	21%	28%	20%

Base salaries did not increase from 2008, and as a result, amounts eligible to be earned under the annual cash incentives did not increase since those amounts are based on a percentage of salary. Mr. Walter subsequently requested a decrease in his base salary from $750,000 to $675,000 effective May 25, 2009 due to the depth and length of the recession and cost cutting initiatives at Host REIT. All compensation increases were in the form of equity awards, primarily restricted stock, to emphasize long-term incentives and reward senior management for achieving short term and long term financial, strategic and operational goals.

The 2009-2011 program contemplated one upfront equity award, however, Host REIT had insufficient shares available in its stock plan. As a result, only performance shares and options for 2009 were awarded in February. Upon approval of a new stock plan at the 2009 Annual Meeting, the Committee awarded the remaining options for 2010 and 2011 on May 19, 2009, at an exercise price equal to the closing price of Host REIT’s stock on that date. In August, when Host REIT completed its registration process, the Committee awarded the remaining performance shares for 2010 and 2011. The Committee determined the number of shares for the restricted stock awards by dividing the value at the “high” level of performance by the average of the high and low price of Host REIT’s common stock for the 60 calendar days prior to December 31, 2008. The Committee has used the 60-day average in prior programs and believes that using this longer period to calculate the stock price mitigates market fluctuations and represents a better indicator of value, particularly for an upfront three-year grant. In addition, with the economic downturn, valuations of companies were at depressed levels in early 2009. The 60 day average price for Host REIT’s stock was $7.44. The Committee also reviewed Host REIT’s stock price on the date of grant, February 5, 2009, which was $5.075. The Committee decided to use the $7.44 price to determine the number of shares in August as well, although it did assess the price on the date of grant, August 25, 2009, which was $10.44. The chart below shows all options and restricted stock awarded and the year in which it is eligible to be earned.

Performance Shares and Option Awards 2009-2011

	2009 Shares	2009 Options	2010 Shares	2010 Options	2011 Shares	2011 Options	Total Shares	Total Options
Mr. Walter	625,000	122,935	624,999	122,934	625,001	122,935	1,875,000	368,804
Mr. Risoleo	442,708	87,079	442,707	87,078	442,710	87,079	1,328,125	261,236
Mr. Abji	239,063	47,023	239,061	47,022	239,064	47,023	717,188	141,068
Mr. Harvey	205,729	40,466	205,728	40,466	205,730	40,466	617,187	121,398
Mr. Larson	184,896	36,368	184,896	36,368	184,896	36,368	554,688	109,104

Results for 2009 under the 2009-2011 Plan

In February 2010, the Committee reviewed the results for the annual cash incentive awards and for the release of the 2009 performance shares.

Annual Cash Incentives

As previously described, the annual cash incentive award for the named executive officers is based 80% on the financial performance of Host REIT, which is measured by Adjusted FFO and ROIC, and 20% on personal performance goals approved by the Committee.

Financial Measures for the Annual Cash Incentive

The Adjusted FFO and ROIC measures were based on Host REIT’s internal budget adopted by the Board of Directors on February 4, 2009. The Board of Directors and the Compensation Policy Committee concluded that it was appropriate to encourage management to be flexible in responding to the recession and volatile economic conditions in 2009, particularly the lack of credit available in the first half of year. For this reason, the Committee concluded that it was appropriate to adjust FFO for the dilutive effect of the equity offerings or transactions that would result in incremental cash resources to Host REIT, which were not included in the original February 2009 budget, nor anticipated at that time given the state of the capital markets. The Committee also took into account adjustments considered by the Audit Committee, such as costs incurred in connection with the repayment of debt and non cash interest expense, impairments and an accrual for a potential loss on a litigation matter. These adjustments are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non GAAP Financial Measures—FFO Per Diluted Unit”.

The Committee reviewed the preliminary results on these performance measures on February 4, 2010. The Audit Committee approved the year-end financial results for 2009 at its February 16, 2010 meeting, which were also approved by the Board of Directors at that time. The Committee approved the financial performance measures on February 19, 2010.

The chart below shows the Adjusted FFO and ROIC measures for 2009 and the results.

	Threshold	Target	High	2009 Actual Results
Adjusted FFO per share	$0.72	$0.85	$0.98	$0.82 (between Threshold and Target)
ROIC	5.70%	6.70%	7.70%	6.20% (between Threshold and Target)

Personal Performance Goals

The Committee also reviewed the results on personal performance goals for the named executive officers, which accounts for 20% of the annual incentive award at the “target” level and vesting of 56% of the target stock award for performance year 2009. Each executive and member of senior management shared two objectives, which were focused on reinforcing our values and increasing efficiency and developing succession candidates and bench strength with 3- and 5-year plans for growth. The remaining objectives for 2009 varied, combined short-term metrics and long-term strategy. They are summarized below.

The performance goals were established at the beginning of 2009 in connection with the 2009 budget and business plan. The Committee reviewed these goals at its July meeting to ensure that they were still appropriate. Two objectives were revised. Mr. Risoleo’s disposition goal was reduced because the economy and lack of credit made it difficult for potential acquirers to obtain financing, reducing the likelihood that Host REIT could achieve sales prices it would find acceptable. Mr. Abji’s objective to mitigate RevPAR margin declines was adjusted for the second half of 2009 consistent with Host REIT’s revised internal forecast. The chart shows the 2009 personal performance goals for the named executive officers.

	Goals	Achievements
Mr. Walter	Implement 2009 Business Plan	Maximized operational performance through oversight of cost cutting efforts at properties and at the corporate level which proved to be effective at mitigating revenue loss

Managed liquidity profile through capital raising, debt financings and asset sales

Oversight of Asia/Pacific and EU business plans

	Develop outline of strategic goals for 3-5 years	As part of the strategic planning process, assessed key industry trends, optimal capital structure, core assets, international growth opportunities, alternative business models

	Promote Host REIT in the investor community	Communicated clearly with market, maintained/enhanced Company’s reputation for disciplined business approach

Mr. Risoleo	Implement disposition strategy	Completed sales of $205 million of non-core assets in difficult economy and capital market

	Develop analysis of markets for strategic planning	Completed in-depth analysis of domestic and international markets for strategic planning sessions

	Goals	Achievements
	Implement joint venture plans	Aggressively asset-managed international portfolio, secured asset management opportunities in Europe and Asia, evaluated acquisition opportunities, finalized Asia Pacific joint venture platform and infrastructure

Mr. Abji	Mitigate RevPAR, margin declines	Results for 2009 exceeded the adjusted forecasts; oversaw effective cost cutting achieved by operators.

	Develop strategic plans for each asset	Completed asset plans for strategic planning sessions

	Enhance forecasting	Enhanced revenue management analysis and analysis of customer segmentation

Mr. Harvey	Implement 2009 finance plan	Raised a total of $1.7 billion of debt and equity Maintained credit ratings

	Analyze and update finance strategy over 3-5 years	As part of long-term strategic plan addressed optimal balance sheet, credit ratings, credit statistics

	Enhance international reporting	Improved European accounting and reporting functions and responsibilities

Mr. Larson	Direct new strategic planning process	Sessions with Board of Directors over two meetings discussing and reviewing long-term strategic plan

	Implement 2009 Investor Relations plan	Led communications efforts, met individually with key institutional investors, attended conferences

	Analyze domestic joint venture opportunities	Identified and met with potential investors, progress hindered by economic downturn

The Committee reviewed the results at its February 4, 2010 meeting. The Committee’s assessments of the named executive officers, other than Mr. Walter, are based primarily on Mr. Walter’s judgment and recommendations. Mr. Walter also writes an assessment of his own performance for the Committee’s consideration, and the Committee discusses his performance and its recommendations with the independent directors in an executive session.

The chart below shows target annual cash incentive, results on each measure and the percentage of target that the actual award represents.

Name	Target as % of Salary	Target $	2009 Results
			ROIC Award $	FFO Award $	Performance Goals $	Total Payout $	Actual as % of Target
Mr. Walter	100%	704,589	126,826	349,043	197,285	$673,154	96
Mr. Risoleo	75	375,000	67,500	185,769	97,500	350,769	94
Mr. Abji	75	322,500	58,050	159,762	83,850	301,662	94
Mr. Harvey	75	262,500	47,250	130,038	67,550	244,838	93
Mr. Larson	75	262,500	47,250	130,038	69,160	246,448	94

Equity

NAREIT TSR and Lodging Index TSR

The Committee also reviewed the results on the Relative TSR measures, which were prepared by Towers Watson. As previously explained, Relative TSR represents a cumulative return for one year (from year-end 2008 to year-end 2009) reflecting price appreciation and dividend payments and is measured against two indices, the NAREIT Equity Index, and the Lodging Index. The chart below shows Host REIT’s results.

	Threshold	Target	High	2009 Actual Results
NAREIT TSR	30th percentile	50th percentile	75th percentile	70.3rd percentile

Lodging Index TSR	30th percentile	50th percentile	75th percentile	13th percentile (below Threshold)

Host REIT ranked 34th out of 112 companies in the NAREIT Equity Index for a percentile rank of 70.3%. Against the Lodging Index, Host REIT ranked 7th out of 8 companies for a percentile rank of 13%. The Lodging Index TSR result represented performance below threshold, and as a result no shares were released based on this measure.

The chart below shows all the shares eligible for release in 2009 and the actual shares released on each measure. The results on personal performance goals for the named executive officers discussed previously under “—Annual Cash Incentives” applied here as well. Unvested shares tied to the 2009 personal performance measures were forfeited.

	2009 Personal Performance Shares			2009 NAREIT TSR Shares			2009 Lodging Index TSR Shares			Total Shares	% of Target
Name	Target Shares	Actual % of Target	Actual Shares	Target Shares	Actual % of Target	Actual Shares	Target Shares	Actual % of Target	Actual Shares
Mr. Walter	201,613	120.0%	241,936	80,645	181.08%	146,032	80,645	0%	0	387,968	107%
Mr. Risoleo	142,809	115.0%	164,230	57,124	181.08%	103,440	57,124	0%	0	267,670	104%
Mr. Abji	77,117	115.0%	88,685	30,847	181.08%	55,857	30,847	0%	0	144,542	104%
Mr. Harvey	66,364	114.2%	75,788	26,546	181.08%	48,069	26,546	0%	0	123,857	104%
Mr. Larson	59,644	115.9%	69,127	23,858	181.08%	43,202	23,858	0%	0	112,329	105%

Other Benefits and Policies

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in Host REIT’s health and welfare programs, its tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are perquisites and other personal benefits, the executive deferred compensation plan, the severance plan, which addresses change in control, and the stock ownership policy.

Perquisites and Other Personal Benefits

Perquisites are limited and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties, the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

In connection with the restricted stock awards, Messrs. Walter and Risoleo each agreed at Host REIT’s request to purchase life insurance policies and to accept the proceeds under these policies to offset some or all of the stock compensation that would vest and be payable in the event of the executive’s death. The proceeds from the life insurance policies would mitigate the effect on Host REIT’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. Host REIT reimburses each of the executives for the cost of each policy and the taxes payable as a result of the reimbursement.

Executive Deferred Compensation Plan

This plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. Host REIT suspended all matching contributions effective May 25, 2009 and did not make a discretionary match. This is the only non-qualified retirement plan offered to senior executives. Host REIT does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

Host REIT has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. There are no employment agreements with any U.S. based employees. The Committee believes that a severance plan allows Host REIT to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The provision of severance upon a change in control aligns Host REIT’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by Host REIT without “cause” or by the executive for “good reason” in the one year period following a change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual.

The Committee reviewed the level of severance pay and benefits that the named executive officers would receive in determining compensation under the 2009-2011 plan. Under the restricted stock agreements and stock option agreements, a change in control coupled with a triggering event results in the acceleration and vesting of all long-term incentive awards. Because equity awards are made upfront, amounts an executive would receive are highest in the first year of the plan and decrease each year of the plan as options vest and performance shares vest or are forfeited.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2009 upon various termination events, see “—Potential Severance, Change in Control Payments.”

Stock Ownership Guidelines

The guidelines are a key component of the executive compensation program as they ensure that senior executives have a meaningful economic stake in Host REIT, while allowing for appropriate portfolio diversification. The guidelines provide that, within five years of joining Host REIT or being promoted to a position in senior management, members of senior management should own stock equal to the following respective multiple of their annual salary rate:

CEO—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. None of senior management has a plan in place by which they sell Host REIT stock on a periodic basis (referred to as a 10b5-1 plan). The Committee reviews stock ownership levels at each meeting and, all executives were in compliance with the guidelines at the end of 2009.

Additional Information-Tax and Accounting

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host L.P., the operating partnership through which Host REIT conducts all operations, and its subsidiaries, and not directly by Host REIT. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to Host REIT’s stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Committee may consider the anticipated tax treatment to Host REIT and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Host REIT therefore recognizes compensation expense over the requisite service period based on the fair value of the award at the balance sheet date. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. The Committee makes its assessments on the appropriate value of the restricted stock awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of high and low stock price of Host REIT’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. These values would not be reflected in Host REIT’s financial statements because liability awards are remeasured to fair value each reporting period.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

The following table shows, for the last three fiscal years, a summary of the compensation paid to our Chief Executive Officer and our five other most highly compensated persons serving as executive officers at the end of 2009.

Summary Compensation Table

Name	Year		Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Richard E. Marriott (6)	2009		$289,452	$0	0	$190,036	$9,333	$488,821
Chairman of the Board	2008		350,000	0	0	163,030	34,426	547,456
	2007		350,000	0	0	437,500	48,510	836,010

W. Edward Walter	2009		704,589	2,175,202	1,001,917	673,154	78,051	4,632,913
President and Chief Executive Officer	2008	(7)	750,000	1,511,590	0	467,625	129,921	2,859,136
	2007	(7)	541,781	1,853,324	0	755,704	133,390	3,284,199

James F. Risoleo	2009		500,000	1,540,768	709,691	350,769	54,445	3,155,673
Executive Vice President, Chief Investment Officer	2008	(7)	500,000	826,045	0	250,150	107,409	1,683,604
	2007	(7)	450,000	1,332,857	0	576,900	125,426	2,485,183

Minaz B. Abji	2009		430,000	832,015	383,234	301,662	32,789	1,979,700
Executive Vice President, Asset Management	2008	(7)	430,000	404,667	0	203,519	45,057	1,083,243
	2007	(7)	390,000	627,087	0	496,276	83,369	1,596,732

Larry K. Harvey	2009		350,000	716,003	329,798	244,838	18,862	1,659,501
Executive Vice President, Chief Financial Officer	2008	(7)	350,000	298,562	0	193,576	22,872	865,010
	2007	(7)	297,534	262,267	0	454,580	35,291	1,049,672

Gregory J. Larson	2009		350,000	643,498	296,399	246,448	34,198	1,570,543
Executive Vice President, Corporate Strategy and Fund Management

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. There have been no increases to salaries since 2008. Due to the depth and length of the recession in 2009, Host REIT took several actions to reduce costs and, in connection with these efforts, Mr. Marriott and Mr. Walter each requested to reduce his salary effective May 25, 2009. Mr. Marriott reduced his salary from $350,000 to $250,000 and Mr. Walter reduced his salary from $750,000 to $675,000.
(2)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. Under our compensation program, senior management received the entire restricted stock award at the start of the three-year period, 2009-2011, with one-third eligible to vest in each year subject to performance conditions, which are established at the start of each respective single-year performance period. Therefore, the amounts above primarily reflect the grant date fair value of awards that may be earned in 2009. As discussed in the Compensation Discussion and Analysis (“CD&A”), the performance conditions are the satisfaction of annual personal performance objectives by each executive (“Performance-based Awards”) and Host REIT’s annual total stockholder return (“Market-based Awards”) compared against two indices, a NAREIT Equity Index and a lodging index of seven companies (“Lodging Index”). We refer to these two relative measures as NAREIT TSR and Lodging TSR.

Each performance measure is set at a “threshold”, “target” and “high” level. The total number of shares awarded reflects the maximum that may be earned at the “high” level of performance on each performance measure over the three-year period. Shares applicable to a performance measure do not vest if performance is below “threshold”. In addition, shares that do not vest for the applicable year for Performance-based Awards are forfeited. For example, if the Compensation Policy Committee determines that an executive performed at the “threshold” level on his personal performance goals, then shares tied to that level would vest and the remaining shares that were eligible for vesting if performance were at the “high” level would be forfeited that year. Shares that do not vest under the Market-based Awards in any one year may be earned in the final year of the program if Host REIT’s cumulative total stockholder performance as measured at the start of the three-year period equals or exceeds the 75th percentile (which is the “high” level of performance) of the respective NAREIT TSR or the Lodging TSR at the ends of the period (the “Cumulative TSR”). Dividends accrue on unvested shares, but are paid only if and when the shares vest and are released.

The supplemental chart below details the restricted stock awards as allocated between Performance-based Awards and Market-based Awards, based on the fair value of the awards on the grant date. We have also included the fair value of the awards assuming that the Performance-based Awards had been earned at the high level of performance.

	Performance-based Awards		Market-based Awards vesting in 2009 (b)	Total Fair Value		Assuming Performance- based Awards earned at “High” level
				Cumulative TSR portion of Market-based Awards vesting in 2010 and 2011 (b)	Assuming Performance- based Awards earned at “Target” level
	“Target” level (a)	“High” level (a)
W. Edward Walter	$1,025,200	$1,539,313	$643,549	$506,452	$2,175,202	$2,689,314
James F. Risoleo	726,185	1,090,349	455,846	358,737	1,540,768	1,904,932
Minaz B. Abji	392,138	588,786	246,159	193,718	832,015	1,028,662
Larry K. Harvey	337,461	506,689	211,835	166,707	716,003	885,232
Gregory J. Larson	303,290	455,382	190,383	149,825	643,498	795,590

(a)	The grant date fair value of the 2009 Performance-based Awards is based on the stock price on the grant date of $5.09 multiplied by the expected performance level, which we set at target, or 66%. We have also included in the above table the total amount of awards that could be earned assuming the high level of performance for our Performance-based Awards, or 100%, at the stock price on the grant date. No similar disclosure has been made for the Market-based Awards as they have already been calculated as the maximum number of shares issued at the high level of performance multiplied by the grant date fair value. See Note (b).
(b)	We have included in the above calculations the grant date fair value of the Market-based Awards for the portion that may be earned in 2009 (granted on February 5, 2009), as well as an incremental value to the portion of the 2010 and 2011 Market-based Awards that relates to the Cumulative TSR (granted on August 25, 2009). The fair value of Market-based Awards that relate to the portion of the awards that would vest in 2010 and 2011 are not included as the performance requirements of those awards will be determined at the beginning of each of the respective years. The grant date fair values of the Market-based Awards are calculated using a simulation, or Monte Carlo, method. The chart below details the inputs used to calculate the grant date fair value of our Market-based Awards.

Granted February 5, 2009 (vesting in 2009)
Closing stock price on grant date	$5.09
3 Year Volatility of Host REIT	63.8%
Risk free interest rate	1.40%
Stock Beta compared to NAREIT Equity Index	1.322
Stock Beta compared to Lodging Index	1.045
Average grant date fair value per share	$1.99

The Compensation Policy Committee determined the level of performance on each of the annual personal performance goals and NAREIT TSR and Lodging TSR at meetings on February 4-5, 2010. The following chart shows the shares that were released to the named executive officers based on 2009 performance and the value of the shares based on the closing price of Host REITs’ stock on December 31, 2009 of $11.67.

	Annual Performance- based	Annual Market- based; NAREIT TSR	Annual Market- based; Lodging TSR	Total shares released	Market value of released shares at December 31, 2009
W. Edward Walter	241,936	146,032	0	387,968	$4,527,587
James F. Risoleo	164,230	103,440	0	267,670	3,123,709
Minaz B. Abji	88,685	55,857	0	144,542	1,686,805
Larry K. Harvey	75,788	48,069	0	123,857	1,445,411
Gregory J. Larson	69,127	43,202	0	112,329	1,310,879

Performance-based Awards that do not vest are forfeited. For 2009, the named executive officers forfeited the following unvested shares:

2009 Performance-based Awards forfeited
W. Edward Walter	60,483
James F. Risoleo	49,984
Minaz B. Abji	26,990
Larry K. Harvey	23,758
Gregory J. Larson	20,339

Host REIT recognizes compensation expense in its financial statements for the restricted stock awards over the requisite period based on the fair value at the balance sheet date, not the grant date. This is because the awards are classified as liability awards, primarily due to settlement features that allow recipients to have a percentage of the earned award withheld to meet tax requirements in excess of the statutory minimum withholding. The supplemental chart below shows the fair value of the restricted stock awards for performance year 2009 at the December 31, 2009 balance sheet date. These amounts correspond to the expense recorded in our consolidated financial statements for the fiscal year ended December 31, 2009. See “Note 8—Employee Stock Plans—Senior Executive Restricted Stock” in the Notes to Consolidated Financial Statements included elsewhere in this prospectus. The variance between the expense recorded based on the balance sheet fair value shown below and the market value of the released shares at December 31, 2009 shown above relates to the expense recorded for the Cumulative TSR.

2009 Grants at Balance sheet fair value
W. Edward Walter	$4,923,950
James F. Risoleo	3,404,463
Minaz B. Abji	1,838,416
Larry K. Harvey	1,575,879
Gregory J Larson	1,428,135

For additional information on the assumptions used by Host REIT in calculating the fair value of the restricted stock awards as of the balance sheet date, please see “Note 8—Employee Stock Plans—Senior Executive Restricted Stock” in the Notes to Condensed Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

(3)	The amounts in this column reflect the aggregate grant date fair values of stock options computed in accordance with FASB ASC Topic 718. For information on the assumptions used by Host REIT in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Employee Stock Options” in the Notes to Consolidated Financial Statements included elsewhere in this prospectus. As described in the CD&A, stock options were granted for the three-year period 2009-2011, with one-third eligible to vest each December 31, 2009, 2010, 2011, respectively, based on continued service with Host REIT. We show in the Summary Compensation Table the entire value of the three-year grant as compensation in 2009, even though only one-third is eligible to vest. We believe it is also useful to understand the value of the options in the year in which they may be earned, which is shown in the supplemental chart below.

Name	Options vesting in 2009	Options vesting in 2010	Options vesting in 2011	Total Fair Value
W. Edward Walter	$212,678	$394,618	$394,621	$1,001,917
James F. Risoleo	150,647	279,520	279,524	709,691
Minaz B. Abji	81,350	150,941	150,944	383,234
Larry K. Harvey	70,006	129,896	129,896	329,798
Gregory J. Larson	62,917	116,741	116,741	296,399

(4)	These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.
(5)	All Other Compensation consists of Company contributions to the Retirement and Savings Plan (“401(k) Plan”) and the Executive Deferred Compensation Plan, perquisites and other personal benefits, and tax reimbursements. Due to the recession, Host REIT suspended all matching contributions to the Executive Deferred Compensation Plan, effective May 25, 2009 and did not make a discretionary contribution. In addition, Host REIT did not make a discretionary matching contribution under the 401(k) Plan. The amounts are as follows:
•	Matching contributions of $7,350 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Risoleo, Mr. Abji, Mr. Larson and Mr. Harvey.

•

Matching contributions made under the Executive Deferred Compensation Plan through May 25, 2009 as follows: Mr. Marriott, $1,983; Mr. Walter, $16,198; Mr. Risoleo, $6,500; Mr. Abji, $4,213; Mr. Harvey, $2,298 and Mr. Larson $2,286.

•

Premiums associated with life insurance policies for Messrs. Walter and Risoleo. In connection with the long-term stock awards granted under the 2009-2011 executive compensation program, Messrs. Walter and Risoleo each agreed to purchase life insurance polices and to accept proceeds under these policies which would offset restricted stock compensation that would vest and would be payable in the event of the executive’s death. Host REIT annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement. In 2009, the total amounts reimbursed, excluding taxes, were: Mr. Walter, $12,161; and Mr. Risoleo, $7,395.

•

Total cost of perquisites that executive officers are eligible to receive. In 2009, these perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Financial and Tax Planning	$0	$5,059	$2,000	$850	$0	$0
Dining, rooms & hotel services	0	14,283	14,069	10,650	5,326	13,644

•

Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Messrs. Walter and Risoleo, tax reimbursements associated with the cost of the life insurance policies: Mr. Walter, $23,000; Mr. Risoleo $17,131; Mr. Abji, $9,726; Mr. Harvey, $3,888, and Mr. Larson, $10,918.

(6)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.
(7)	Prior year stock compensation has been recalculated to conform to the 2009 presentation of grant date fair value. In 2008 and 2007 we disclosed the fair value of the restricted stock awards as of the balance sheet date, in conformity with the required GAAP disclosures in our annual report on Forms 10-K for those years. We are now reflecting the amounts as the fair value of the awards as of the grant date.

Grants of Plan-Based Awards in Fiscal Year End 2009

The following table shows the plan-based awards that were granted in 2009 to the named executive officers.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards (3) #	Exercise Price of Option Awards $/share	Closing Price of Option on Grant Date $/ Share (4)	Full Grant Date Fair Value $
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	5-Feb-09	131,250	262,500	525,000	—	—	—	—

W. Edward Walter	5-Feb-09	375,000	750,000	1,500,000
	5-Feb-09				181,452	362,903	625,000				1,668,748	(5)
	5-Feb-09							122,935	5.075	5.09	212,678	(6)
	14-May-09							245,869	8.19		789,239	(6)
	25-Aug-09				362,903	725,806	1,250,000				506,453	(5)

James F. Risoleo	5-Feb-09	187,500	375,000	750,000
	5-Feb-09				128,529	257,057	442,708				1,182,031	(5)
	5-Feb-09							87,079	5.075	5.09	150,647	(6)
	14-May-09							174,157	8.19		559,044	(6)
	25-Aug-09				257,057	514,113	885,417				358,737	(5)

Minaz B. Abji	5-Feb-09	161,250	322,500	645,000
	5-Feb-09				69,406	138,811	239,063				638,297	(5)
	5-Feb-09							47,023	5.075	5.09	81,350	(6)
	14-May-09							94,045	8.19		301,884	(6)
	25-Aug-09				138,811	277,621	478,125				193,718	(5)

Larry K. Harvey	5-Feb-09	131,250	262,500	525,000
	5-Feb-09				59,728	119,456	205,729				549,298	(5)
	5-Feb-09							40,466	5.075	5.09	70,006	(6)
	14-May-09							80,932	8.19		259,792	(6)
	25-Aug-09				119,456	238,911	411,458				166,708	(5)

Gregory J. Larson	5-Feb-09	131,250	262,500	525,000
	5-Feb-09				53,680	107,359	184,896				493,673	(5)
	5-Feb-09							36,368	5.075	5.09	62,917	(6)
	14-May-09							72,736	8.19		233,483	(6)
	25-Aug-09				107,359	214,718	369,792				149,826	(5)

(1)	As described under “Annual Cash Incentives” in the CD&A, these are amounts that may be earned based on the financial performance of Host REIT, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Committee. Mr. Walter has an incentive target of 100% of base salary earned in the calendar year and executive vice presidents have an incentive target of 75% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2009 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “Results for 2009 under 2009-2011 Plan – Annual Cash Incentives.”
(2)	These are performance shares granted for the period 2009-2011. Dividends accrue on shares, but are not paid unless the shares vest and are released.
(3)	The February 5, 2009 grant of options was made under the 1997 Comprehensive Stock and Cash Incentive Plan (the “1997 Plan”) and vested December 31, 2009. No additional option grants were made under the 1997 Plan. Host REIT’s stockholders approved the 2009 Comprehensive Stock and Cash Incentive Plan (the “2009 Stock Plan”) in May 2009. The May 14, 2009 award of options was made under the 2009 Stock Plan. These options vest 50% on December 31, 2010 and 50% on December 31, 2011 based on continued service with Host REIT. All options have a 10-year life.
(4)	As noted above, the February 5, 2009 option award was made under Host REIT’s previous 1997 Plan. Under that plan options are issued at fair market value on the date of grant, which is defined as “the average of the highest and lowest quoted selling prices for shares on the relevant date.” Since May 2009, equity awards are issued under the 2009 Stock Plan, which defines fair market value as the closing sales price on the date of grant.

(5)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of the 2009 Performance-based Awards is based on the stock price on the grant date multiplied by the expected performance level, which Host REIT set at target, or 66%. The grant date fair value of the Market-based Awards represents the portion of the awards that may be earned in 2009 (granted on February 5, 2009), as well as an incremental value to the portion of the 2010 and 2011 Market-based Awards that relates to the Cumulative TSR (granted on August 25, 2009). The fair value of Market-based Awards that relate to the portion of the awards that may vest for 2010 and 2011 performance years are not included as the performance requirements of those awards will be determined at the beginning of each of the respective years. The grant date fair values of the Market-based Awards are calculated using a simulation, or Monte Carlo, method. The chart below details the inputs used to calculate the grant date fair value of Host REIT’s 2009 Market-based Awards.

Closing stock price on grant date	$5.09
3 Year Volatility of Host REIT	63.8%
Risk free interest rate	1.40%
Stock Beta compared to NAREIT Equity Index	1.322
Stock Beta compared to Lodging Index	1.045
Average grant date fair value per share	$1.99

(6)	The amounts in this column reflect the grant date fair value of the stock options calculated in accordance with FASB ASC Topic 718. For information on the assumptions used by Host REIT in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Employee Stock Options” in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Outstanding Equity Awards at Fiscal Year End 2009

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2009.

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have not Vested	Market Value of Shares or Units of Stock that Have not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have not Vested (2)		Equity Incentive Awards: Market or Payout Value ($) of Unearned Shares, Units or Other Rights that Have Not Vested (3)
W. Edward Walter	5-Feb-09	122,935	—	5.075	5-Feb-19			625,000	(4)	2,117,545
	14-May-09		245,869	8.19	14-May-19			1,250,000		4,235,078
	25-Aug-09
James F. Risoleo	5-Feb-09	87,079	—	5.075	5-Feb-19			442,708	(4)	1,499,933
	14-May-09		174,157	8.19	14-May-19			885,417		2,999,855
	25-Aug-09
Minaz B. Abji	5-Feb-09	47,023	—	5.075	5-Feb-19			239,063	(4)	809,968
	14-May-09		94,045	8.19	14-May-19			478,125		1,619,924
	25-Aug-09
Larry K. Harvey	5-Feb-09	40,466	—	5.075	5-Feb-19			205,729	(4)	697,026
	14-May-09		80,932	8.19	14-May-19			411,458		1,394,051
	25-Aug-09
Gregory J. Larson	5-Feb-09	36,368	—	5.075	5-Feb-19			184,896	(4)	626,446
	14-May-09		72,736	8.19	14-May-19			369,792		1,252,880
	25-Aug-09

(1)	Option awards vest based on continued service with Host REIT and have a 10-year life from the date of grant. Options granted on February 5, 2009 vested December 31, 2009. Options issued on May 14, 2009 were for the two-year period, 2010-2011, with 50% vesting at year-end December 31, 2010 and 50% vesting at year-end December 31, 2011 based on continued service.
(2)	This represents the entire three-year award for the 2009-2011 compensation program. The award in February 2009 was made under the 1997 Plan for performance year 2009. The award in August 2009 was made under the stockholder-approved 2009 Stock Plan for performance years 2010-2011. The number of shares awarded reflect the shares that may be earned for performance at the “high” level on all performance measures in each of 2009, 2010 and 2011. The performance measures are 1) achievement of personal performance objectives, 2) Host REIT’s relative stockholder performance against the NAREIT Equity Index, and 3) Host REIT’s relative stockholder performance against the Lodging Index. These determinations are made by the Compensation Policy Committee, generally in February of the year following the performance.
(3)	The value is calculated based on the vesting of shares at the “threshold” level of performance at the closing price of Host REIT’s stock on December 31, 2009 of $11.67. This is based on Host REIT’s 2008 performance results when shares based on performance were forfeited because performance was below threshold.

(4)	These shares were awarded for performance year 2009. The Compensation Policy Committee determined the level of performance on each of the annual personal performance objectives and the NAREIT TSR and Lodging Index TSR at meetings on February 4-5, 2010. The following chart shows the shares that were released based on 2009 performance and the value of the shares based on the closing price of Host REIT’s stock on December 31, 2009 of $11.67.

	Annual Performance based	Annual Market- based; NAREIT TSR	Annual Market- based;- Lodging TSR	Total shares released	Market value of shares at December 31, 2009
W. Edward Walter	241,936	146,032	0	387,968	$4,527,587
James F. Risoleo	164,230	103,440	0	267,670	3,123,709
Minaz B. Abji	88,685	55,857	0	144,542	1,686,805
Larry K. Harvey	75,788	48,069	0	123,857	1,445,411
Gregory J. Larson	69,127	43,202	0	112,329	1,310,879

Performance shares that do not vest are forfeited. For 2009, the named executive officers forfeited the following unvested shares:

2009 Performance-based Awards forfeited
W. Edward Walter	60,483
James F. Risoleo	49,984
Minaz B. Abji	26,990
Larry K. Harvey	23,758
Gregory J. Larson	20,339

Option Exercises and Stock Vested at Fiscal Year End 2009

No options were exercised in 2009. The chart below shows stock awards that vested in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
W. Edward Walter	25,000	$139,250
James F. Risoleo	26,809	166,734
Minaz B. Abji	17,873	111,158
Larry K. Harvey	14,748	93,752
Gregory J. Larson	14,748	93,752

(1)	Reflects the last 25% of the 2005 Shareholder Value Award that vested based on continued employment with Host REIT on February 9, 2009 and (ii) the one-year grant made on January 1, 2008, to Messrs. Risoleo, Abji, Harvey and Larson that vested January 2, 2009.

The chart below shows the number of shares associated with each award.

Award	Vest Date	Shares Vesting
		Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
2005 Shareholder Value Award	2-9-09	25,000	18,750	12,500	9,375	9,375

2)	The value realized on vesting is based on the closing market price of Host REIT’s common stock on the date of release, which is shown in the chart below.

	Shares Released 1-2-09 at Stock Price $7.73		Shares Released 2-9-09 at Stock Price $5.57
Name	Shares Vested	Share Value	Shares Vested	Share Value
W. Edward Walter	—	$—	25,000	$139,250
James F. Risoleo	8,059	62,296	18,750	104,438
Minaz B. Abji	5,373	41,533	12,500	69,625
Larry K. Harvey	5,373	41,533	9,375	52,219
Gregory J. Larson	5,373	41,533	9,375	52,219

Nonqualified Deferred Compensation

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of year end December 31, 2009. The aggregate balance shown includes amounts earned prior to 2009 and voluntarily deferred. This is the only non-qualified retirement plan offered to senior executives. Host REIT does not have a pension plan and does not have a supplemental executive retirement program.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End (1)
W. Edward Walter	$53,961	$16,198	$101,601	0	$1,110,585
James F. Risoleo	28,509	6,500	338,543	0	1,660,076
Minaz B. Abji	21,511	4,213	60,580	0	345,126
Larry K. Harvey	14,912	2,298	59,008	0	245,774
Gregory J. Larson	14,887	2,286	28,526	0	144,024

(1)	Amounts reflect vested values as of December 31, 2009.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. Host REIT does not guarantee any returns and none of the investment choices provide interest at above-market rates. Host REIT matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. Host REIT may provide a discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation. Due to the recession, Host REIT suspended its match effective May 25, 2009. In addition, in 2009 as in 2008, Host REIT did not make a discretionary matching contribution.

Participants fully vest in our contributions after five years of continued employment. The vesting schedule is 25% vesting after two years; 50% vesting after three years; 75% vesting after four years and 100% vesting after five years or more. All named executive officers are fully vested. Our contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control. The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his deferrals only (none of our contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Potential Severance, Change in Control Payments

Severance

Host REIT does not have any employment agreements with U.S.-based employees. Host REIT has a severance plan for senior executives that was adopted in 2003. This plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves Host REIT under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; engaging in any act of dishonesty or bad faith with respect to Host REIT or its affairs; committing any act that reflects unfavorably on the executive or Host REIT; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination;

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his duties for Host REIT.

The key benefits are:

•

Upon death or disability, an executive would receive a prorated annual cash incentive award at the “target” level through the month of death or disability, and all restricted stock and options would vest. In addition, the executive would be entitled to benefits under our life insurance and disability plans that are applicable to all employees.

•

In the termination examples, an executive would receive a payment equal to a multiple of the current annual base salary and average cash incentive bonus that was paid over the prior three-years. For example:

•

Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the restricted stock agreements, one year of the executives’ restricted stock award would accelerate and vest at the “target” level and under the stock option agreement, all options would accelerate and vest.

An executive terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the severance plan.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2009. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under Host REIT’s Retirement and Savings Plan and accrued vacation pay. All severance is contingent on the execution of a release in favor of Host REIT and a one year non-compete and non-solicitation agreement.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Termination payment (1)	$2,614,322	$892,606	$763,819	$584,612	$579,917
Restricted Stock (2)	4,234,850	2,999,692	1,619,831	1,393,976	1,252,821
Options (3)	855,624	606,066	327,277	281,643	253,121
Cost of benefit continuation (4)	24,545	24,545	16,492	24,545	16,492
Deferred compensation balance (5)	1,110,585	1,660,076	345,126	245,774	144,024

Total	$8,839,926	$6,182,985	$3,072,545	$2,530,550	$2,246,375

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2007-2009. All other executives would receive one times his base salary and one times the average of his annual incentive award for 2007-2009.
(2)	Amounts are based on the closing price of Host REIT’s stock on December 31, 2009 of $11.67. Under the restricted stock agreements, one year of all performance based awards would vest at the “target” level.
(3)	Under the stock option agreements, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. The chart below shows the total number of options that would vest, the value of the options based on the exercise price of $8.19, the market value of the underlying shares based on the closing price of $11.67 on December 31, 2009, and the total gain, which is market value less option exercise price.

	Options Awards Subject to Vesting	Option Value- Based on Exercise Price of $8.19	Market Value of Underling Shares at 12/31/09	Total Gain
Mr. Walter	245,869	$2,013,667	$2,869,291	$855,624
Mr. Risoleo	174,157	1,426,346	2,032,412	606,066
Mr. Abji	94,045	770,229	1,097,505	327,277
Mr. Harvey	80,932	662,833	944,476	281,643
Mr. Larson	72,736	595,708	848,829	253,121

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.
(5)	The named executive officers are fully vested in their accounts.

Change-In-Control

The severance plan also provides for certain payments in the event that there is both a change in control of Host REIT and the occurrence of any of the following events in the year immediately following the change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that the triggering events occurred on December 31, 2009. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under Host REIT’s 401(k) Plan and accrued vacation pay. Host REIT does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

	Mr. Walter	Mr. Risoleo	Mr. Abji	Mr. Harvey	Mr. Larson
Termination payment (1)	$3,921,483	$1,785,213	$1,527,637	$1,169,224	$1,159,835
Restricted Stock (2)	21,881,250	15,499,219	8,369,584	7,202,572	6,473,209
Options (3)	855,624	606,066	327,277	281,643	253,121
Cost of benefit continuation (4)	24,545	24,545	16,492	24,545	16,492
Deferred compensation balance (5)	1,110,585	1,660,076	345,126	245,774	144,024

Total	$27,793,487	$19,575,119	$10,586,116	$8,923,758	$8,046,681

(1)	The termination payment is a multiple of base salary and average annual cash incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual cash incentive award for the period 2007-2009. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2007-2009.
(2)	Under the restricted stock agreements, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. No shares were vested as of December 31, 2009 and the chart below shows the total award that would be accelerated and subject to vesting. The number of shares would be reduced by the number of shares that vested and the number of shares that were forfeited when the Compensation Committee made its determination about the 2009 performance measures on February 4-5, 2010. The value is determined by multiplying the unvested shares by $11.67, the closing price of Host REIT’s stock on December 31, 2009.

Unvested Shares
Mr. Walter	1,875,000
Mr. Risoleo	1,328,125
Mr. Abji	717,188
Mr. Harvey	617,187
Mr. Larson	554,688

(3)	Under the stock option agreements, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. The chart below shows the number of options that would vest, the value of the options based on the exercise price of $8.19, the market value based on the closing price of $11.67 on December 31, 2009 and the total gain, which is market value less option exercise price.

	Options Awards Subject to Vesting	Option Value- Based on Exercise Price of $8.19	Market Value of Underling Shares at 12/31/09	Total Gain
Mr. Walter	245,869	$2,013,667	$2,869,291	$855,624
Mr. Risoleo	174,157	1,426,346	2,032,412	606,066
Mr. Abji	94,045	770,229	1,097,505	327,277
Mr. Harvey	80,932	662,833	944,476	281,643
Mr. Larson	72,736	595,708	848,829	253,121

(4)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.
(5)	The named executive officers are fully vested in their accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2009 relating to equity compensation plans of Host REIT pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	1,468,030	$7.19	19,221,942
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	1,468,030	$7.19	19,221,942

(1)	Shares indicated are the aggregate of those issuable under Host REIT’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, as amended, whereby we may award to officers and key employees: (i) options to purchase Host REIT’s common stock, (ii) deferred shares of Host REIT’s common stock, and (iii) restricted shares of its common stock. As of December 31, 2009, no shares remain available for issuance under Host REIT’s 1997 Comprehensive Stock and Cash Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Host REIT’s common stock and of the partnership units of Host L.P. that were beneficially owned as of March 1, 2010 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of Host REIT’s directors and executive officers as a group; and

•	beneficial owners of 5% or more of its common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of Host REIT’s common stock. As of March 1, 2010 Host REIT owns approximately 98% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	97,947	*	0	*
Willard W. Brittain, Jr. (3)	5,517	*	0	*
Terence C. Golden (3)	82,901	*	0	*
Ann McLaughlin Korologos (3)	59,706	*	0	*
Richard E. Marriott (4)	16,213,539	2.5	140,296	2.5
John B. Morse, Jr. (3)	26,093	*	0	*
Gordon H. Smith (3)	5,517	*	0	*
W. Edward Walter (5)	2,255,243	0.3	0	0.3
Non-Director Named Executive Officers:
Minaz Abji (5)	754,088	*	0	*
Gregory J. Larson (5)	562,587	*	0	*
Larry K. Harvey (5)	651,327	*	0	*
James F. Risoleo (5)	1,448,627	0.2	0	0.2
All Directors and Executive Officers as a group:
(15 persons, including the foregoing) (3)(4)(5)	22,579,796	3.5	140,296	3.5
Certain Beneficial Owners:
BlackRock Inc. (6)	50,888,456	7.9	0	7.9
Cohen & Steers, Inc. (7)	36,095,710	5.6	0	5.6
Stichting Pensioenfonds ABP (8)	33,583,859	5.2	0	5.2
The Vanguard Group, Inc. (9)	62,349,301	9.6	0	9.6

*	Reflects ownership of less than 1/10th of 1%.
(1)	Any descriptions of ownership or aggregations of ownership of Host REIT’s common stock within this prospectus are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of its common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in its Charter.
(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of Host REIT’s common stock, but that none of the operating partnership units held by others are redeemed for shares of its common stock.

(3)	The number of shares of Host REIT’s common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Robert M. Baylis and Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.
(4)	The number of shares of Host REIT’s common stock listed here for Richard E. Marriott includes:
•	1,498,674 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee;
•	76,957 shares held by the wife of Richard E. Marriott;
•	517,075 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee;
•	5,583,114 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;
•	1,466,865 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and
•	1,330,610 shares held by a corporation of which Richard E. Marriott is the controlling stockholder.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of Host REIT’s common stock listed here includes the shares of restricted stock granted under its 1997 and 2009 Comprehensive Stock and Cash Incentive Plans which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of March 1, 2010 pursuant to the exercise of stock options granted under Host REIT’s 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Minaz Abji • Gregory J. Larson • Larry K. Harvey • James F. Risoleo • W. Edward Walter	47,023 vested options 36,368 vested options 40,466 vested options 87,079 vested options 122,935 vested options

(6)	BlackRock Inc. (“BlackRock”) filed a Schedule 13G with the SEC on January 29, 2010 to report beneficial ownership of 50,888,456 shares of Host REIT’s common stock. BlackRock reports that it has the sole power to dispose of and to vote all such shares. BlackRock’s business address is 40 East 52nd Street, New York, New York 10022.
(7)

Cohen & Steers, Inc. (“Cohen”) filed an amended Schedule 13G with the SEC on February 12, 2010 to report beneficial ownership of 36,095,710 shares of Host REIT’s common stock. Cohen reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 30,514,766 shares. Cohen’s business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(8)	Stichting Pensioenfonds ABP (“Stichting Pensioenfonds”) filed a Schedule 13G with the SEC on February 16, 2010 to report beneficial ownership of 33,583,859 shares of Host REIT’s common stock. Stichting Pensioenfonds reports that it has the sole power to dispose of and to vote all such shares. Stichting Pensioenfonds’s business address is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.
(9)	The Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC on February 4, 2010 to report beneficial ownership of 62,349,301 shares of Host REIT’s common stock. Vanguard reports that it has the sole power to dispose of 61,447,623 shares, has shared power to dispose of 901,678 shares, and has the sole power to vote with respect to 1,005,147 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require directors, executive officers, and owners of more than ten percent of Host REIT’s common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of Host REIT’s common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to Host REIT, it believes all persons required to file such forms have done so during 2009, except as noted below.

On March 10, 2009, a sale of 1,000 shares of Host REIT’s stock was made on behalf of a trust for the benefit of David S. Marriott for which Mr. Richard E. Marriott, Host REIT’s Chairman of the Board, serves as co-trustee. Mr. Richard Marriott was unaware of the sale until 2010 and promptly upon becoming aware reported the transaction in a filing made on February 16, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which Host REIT, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Host REIT officer, senior manager, or director;

•	an owner of 5% or more of Host REIT’s stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for Host REIT to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Host REIT to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to Host REIT’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•

management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by Host REIT or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with Host REIT’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and

Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, Host REIT distributed the airport/toll road concessions business to its stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from the separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2010, Richard E. Marriott, the Chairman of Host REIT’s Board, beneficially owned approximately 13% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Chairman of the Board and Chief Executive Officer of Marriott International. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and Host L.P. are considered related person transactions within the meaning of the policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 2,400 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2007, 2008, 2009 and through the third quarter of 2010, we paid Marriott International approximately $99,907, $98,097, $99,907 and $73,037, respectively, in rental fees for this office space. In addition, in 2007, 2008, 2009 and through the third quarter of 2010 we paid Marriott International $100,000, $100,000, $100,000 and $69,228, respectively, in ground rent under a lease in connection with property at the JW Marriott, Desert Springs.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into a franchise agreement with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for one Marriott hotel for which we have entered into an operating agreement with a hotel management company other than Marriott International. In 2007, 2008, 2009 and through September 12, 2010 we and our subsidiaries paid $197 million, $179 million, $106 million and $78.5 million, respectively, in the aggregate in management and franchise fees to Marriott

International. The initial term of our management agreements with Marriott International is generally 15 to 20 years with one or more renewal terms. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Operational Services.    Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•

Executive Supervision and Management Services.    Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. For the majority of our properties managed by Marriott International, we have approval rights over the budget, capital expenditures and other matters.

•

Chain Services.    Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•

Working Capital and Fixed Asset Supplies.    Our management agreements with Marriott International typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements.    Under our management agreements with Marriott International, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager into an escrow account in our name, to which the manager has access. However, for 61 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $33.5 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•

Building Alterations, Improvements and Renewals.    Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We generally have approval authority over such changes, alterations and improvements.

•

Service Marks.    During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•

Sale of the Hotel.    Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

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Termination on Sale.    While most of our management agreements with Marriott International are not terminable prior to their full term in connection with the sale of hotels, we have negotiated rights with respect to 18 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels subject to certain limitations (including the number of agreements that can be terminated per year, limitations measured by EBITDA, and limitations requiring that a significant portion of such hotels maintain the Marriott brand affiliation). The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

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Performance Termination.    The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s prolonged failure to meet certain financial performance criteria, generally a set return on the owner’s investment. We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements condition the manager’s right to renew pre-determined extension terms upon satisfaction of certain financial performance criteria. In addition to our management agreements with Marriott International for our full service hotels, certain of our subsidiaries were partners in a joint venture that owned 115 Courtyard by Marriott lodging properties. On September 11, 2009, we sold our remaining 3.6% limited partnership interest in the joint venture for approximately $13 million and recorded a gain on property transactions of $5 million, net of taxes. As a result of this transaction, we no longer have any ownership interest in the joint venture.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Credit Facility

General.    On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and maintaining a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

In the third quarter of 2010, we drew £37 million ($56 million) under the credit facility in order to fund the acquisition of the Le Meridien Piccadilly. At September 10, 2010 we had $543 million of available capacity on the revolver portion of the credit facility.

Collateral and Guarantees.    The obligations under the credit facility are guaranteed by certain of our existing subsidiaries (which are the same subsidiaries that guarantee our senior notes) and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges, but not the guarantees, are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As of September 10, 2010, our leverage ratio was 5.6x. As a result of having satisfied such conditions, currently we are not required to pledge our equity interests in any newly acquired or formed subsidiary and, at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Prepayments.    The loans under the credit facility are required to be prepaid, subject to certain exceptions, with excess proceeds from certain asset sales. Voluntary prepayments of the loans under the credit facility are permitted in whole or in part without premium or penalty.

Financial Covenants.    The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Currently, we are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x, our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.10x. If our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed $300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and non-cash interest expense due to the implementation in 2009 of accounting standards relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statement of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance. As of September 10, 2010, our leverage ratio was 5.6x versus the 7.25x maximum leverage ratio allowed under the credit facility, our fixed charge coverage ratio was 1.9x versus the 1.10x minimum fixed charge coverage ratio allowed under the credit facility and our unsecured interest coverage ratio was 3.0x versus the minimum unsecured interest coverage ratio of 1.75x allowed under the credit facility. Accordingly, we are in compliance with all of our financial covenants under the credit facility as of September 10, 2010.

The following table summarizes the financial tests contained in the credit facility:

Year	Financial Covenant Levels
	Minimum unsecured interest coverage ratio(a)	Maximum leverage ratio	Minimum fixed charge coverage ratio
2010	1.75x	7.25x	1.10x
2011	1.75x	7.25x	1.15x

(a)	If, at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.

Interest and Fees.    We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in US Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our current leverage ratio of 5.6x, we can borrow at a rate of LIBOR plus 90 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants and Events of Default.    The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and the payment of dividends are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host REIT’s tax status as a REIT.

The credit facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts payable under the credit facility may be accelerated, the lenders’ commitments may be terminated and the lenders may foreclose on the collateral. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Senior Notes

As of September 10, 2010, we had nine series of existing senior notes outstanding (including our Exchangeable Senior Debentures discussed below):

Principal Amount (in millions)
7 1/8% Series K senior notes due 2013 (1)	$500
6 3/8% Series O senior notes due 2015	650
6 3/4% Series Q senior notes due 2016	800
6 7/8% Series S senior notes due 2014	498
9% Series T senior notes due 2017	388
3 1/4% Exchangeable Senior Debentures due 2024 (2)	325
2 5/8% Exchangeable Senior Debentures due 2027 (2)	496
2 1/2% Exchangeable Senior Debentures due 2029 (2)	325
Senior notes, with an interest rate of 10% due May 2012	7

Total (1)(2)	$3,989

(1)	We redeemed $250 million principal amount of the Series K senior notes on November 29, 2010.
(2)	As a result of the 2009 implementation of an accounting requirement for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), the principal balance for our Exchangeable Senior Debentures was reduced by $102 million with an offsetting increase to equity. The decline in principal reflects the unamortized discount balance related to the implementation of the accounting requirement. The face amount of the Exchangeable Senior Debentures was $1,251 million at September 10, 2010. The face value of the total senior notes outstanding, including original issue discounts of approximately $17 million plus the $102 million described above, is approximately $4.1 billion as of September 10, 2010.

General.    The following summary is a description of the material provisions of the indentures governing our existing senior notes, which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. Because our leverage ratio is below this threshold, we have the right to release all pledges at any time. In October 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x. We are able to make distributions to enable Host REIT to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Under the terms of our senior notes indenture, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value, and, during the three quarters ended September 10, 2010, approximately $22 million of non-cash interest expense to be recorded as a result of the implementation in 2009 of an accounting requirement relating to our Exchangeable Senior

Debentures, all of which are included in interest expense on our consolidated statements of operations. Other covenants limiting our ability to incur indebtedness and make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) excluding intangible assets, and maintaining secured indebtedness and subsidiary indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million or $400 million, depending on the series of senior notes, of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million or $150 million, depending on the series of senior notes, of other debt.

Our senior notes indenture also imposes restrictions on customary matters, such as our ability to make distributions on, redeem or repurchase our OP units; make investments; permit payment or distribution restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture). As of September 10, 2010, we are in compliance with all of our financial covenants under our senior notes indentures.

The following table summarizes the financial tests contained in the senior notes indenture as of September 10, 2010:

	Actual Ratio		Covenant Requirement
Unencumbered assets tests	340%		Minimum ratio of 125%
Total indebtedness to total assets	32%		Maximum ratio of 65%
Secured indebtedness to total assets	7%		Maximum ratio of 45%
EBITDA-to-interest coverage ratio	2.7	x	Minimum ratio of 2.0

*	1.7x for preferred unit payments.

Differences Between the Several Series of Senior Notes.    The covenants and restrictions under the indenture applicable to our Series K and Series O senior notes (the “existing senior notes”) are substantially the same as the covenants and restrictions applicable to the Series Q, Series S and Series T senior notes, as well as the Series U senior notes and the Series V senior notes offered hereby, the terms of which are summarized in “Description of Series V Senior Notes,” except that, under the covenants applicable to such existing senior notes:

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our foreign subsidiaries are not specifically permitted to incur indebtedness of up to $300 million pursuant to clause (m) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;”

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upon being rated investment grade, as described in the “Description of Series V Notes—Covenants upon Attainment and Maintenance of an Investment Grade Rating,” the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” will continue to apply to the existing senior notes and not to the Series Q, Series S, Series T, Series U or Series V senior notes;

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we are only permitted to incur $100 million of indebtedness pursuant to the general debt basket set forth in clause (n) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” as opposed to $150 million under the same clause of the Series Q, Series S, Series T, Series U and Series V senior notes;

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the declaration or payment of dividends or other distributions by all restricted subsidiaries of Host L.P. that qualify as a REIT, not exceeding $10 million in any calendar year, is not specifically excluded from the definition of “Restricted Payment;”

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the amount of secured indebtedness that we may incur under clause (l) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” to repay and permanently reduce indebtedness outstanding under our credit facility is $300 million, as opposed to $400 million under the same clause of the Series Q, Series S, Series T, Series U and Series V senior notes; and

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defaults under the terms of our other indebtedness exceeding $50 million in the aggregate will trigger a default under the terms of the existing senior notes indentures, as opposed to $100 million and $150 million under the same clause of the Series Q, Series S and Series T senior notes indentures and the Series U and Series V senior notes indenture, respectively.

The covenants and restrictions under the indenture to the Series Q, Series S, Series T, Series U and Series V senior notes also provide us with more flexibility than those applicable to the existing senior notes to divide items of indebtedness incurred among various permitted debt baskets provided under paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and to later reclassify all or a portion of such items of indebtedness among such permitted debt baskets in a way that complies with the respective indentures. Additionally, under the terms of the Series Q, Series S, Series T, Series U and Series V senior notes, we have the ability to reclassify indebtedness incurred under the “general permitted debt” baskets provided by clauses (m) and (n) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” Notwithstanding the flexibility provided to us in the covenants and restrictions under the indenture applicable to the Series Q, Series S, Series T, Series U and Series V senior notes, so long as the existing senior notes remain outstanding, our ability to benefit from the additional flexibility is likely to be limited.

Differences Between Series U and Series V senior notes and All Other Series of Senior Notes.    The covenants and restrictions under the indenture applicable to our Series U and Series V senior notes are substantially the same as the covenants and restrictions applicable to all other series of our senior notes except for certain differences summarized below:

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the covenant restricting certain transactions with our affiliates under the Series U and Series V senior notes indenture provides that we will not be required to obtain a fairness opinion prior to consummating a transaction restricted by the covenant unless the aggregate value of the transaction exceeds $250 million, whereas the indentures governing our other senior notes require a fairness opinion for transactions with an aggregate value exceeding $50 million;

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defaults under the terms of our other indebtedness exceeding $150 million in the aggregate will trigger a default under the Series U and Series V senior notes indenture as opposed to $50 million under the existing senior notes indentures and $100 million under the Series Q, Series S and Series T senior notes indentures;

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the covenant restricting our ability to incur additional indebtedness under the Series U and Series V senior notes indenture will allow us to separately incur additional indebtedness under our credit facility of $1.5 billion (less any amounts repaid pursuant to the restrictions on asset sales), secured indebtedness of $400 million that is used to repay and permanently reduce indebtedness outstanding under the credit facility and general indebtedness of $150 million whereas the indentures governing some series of senior notes provided for lower thresholds ($300 million of secured indebtedness and $100 million of general indebtedness) and in all other series of senior notes capped these allowances collectively at $1.5 billion less any amounts repaid under our credit facility pursuant to the restrictions on asset sales; and

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the covenant restricting our use of proceeds from asset sales under the Series U and Series V senior notes indenture only applies to the extent that the net cash proceeds from such sales during any 12-month period exceeds 5% of our total assets (using undepreciated asset values) whereas the covenant restricting our use of proceeds from asset sales under the indentures governing our other series of senior notes applies when net cash proceeds from such sales during any 12-month period exceeds 1% of our total assets (using undepreciated asset values).

2009 Exchangeable Senior Debentures.    On December 22, 2009, we issued $400 million of 2 1/2% Exchangeable Senior Debentures and received proceeds of $391 million, net of underwriting fees and expenses. The 2009 Debentures mature on October 15, 2029 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2009 Debentures on October 15, 2015, October 15, 2019 and October 15, 2024 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2009 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host REIT’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash, shares of Host REIT’s common stock or a combination thereof at our option in an amount equal to the exchange value (which is the applicable exchange rate multiplied by the average exchange price of Host REIT’s common stock). The current exchange rate is 71.0101 shares of Host REIT’s common stock for each $1,000 of principal amount of the 2009 Debentures, which is equivalent to an exchange price of $14.08 per share of Host REIT’s common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT common OP units based on the current conversion ratio. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host REIT. We can redeem for cash all or part of the 2009 Debentures at any time on or after October 20, 2015 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The 2009 Debentures are not currently exchangeable.

2007 Debentures.    On March 23, 2007, we issued the $600 million 2007 Debentures and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. During 2009, we repurchased approximately $74 million face amount of the 2007 Debentures for approximately $66 million. As of September 10, 2010, $526 million face amount of the 2007 Debentures remained outstanding. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host REIT’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of Host REIT’s common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged and, at our option, Host REIT’s shares, cash or a combination thereof for any excess above the principal value. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The current exchange rate is 32.0239 shares of Host REIT common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $31.23 per share of Host REIT common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT an equivalent number of common OP Units. The exchange rate may be adjusted under certain circumstances including the payment of common dividends exceeding $.20 per share in any given quarter. The 2007 Debentures are not currently exchangeable.

2004 Debentures.    On March 16, 2004, we issued the $500 million 2004 Debentures and received proceeds of $484 million, net of discounts, underwriting fees and expenses. During 2008 and 2009, we repurchased $175 million face amount of the 2004 Debentures for approximately $151 million and recorded a gain on the purchase of approximately $17 million. As of September 10, 2010, $325 million face amount of the 2004 Debentures remain outstanding. The outstanding 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host REIT’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. The current exchange rate is 65.3528 shares for each $1,000 of principal amount of the 2004 Debentures, (which is equivalent to an exchange price of $15.31 per share). Upon issuance of such shares by Host REIT, we will issue to Host REIT an equivalent number of common OP Units. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends. We can redeem for cash all or part of the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for stock rather than receive the cash redemption price. The 2004 Debentures are not currently exchangeable.

Mortgage and Other Debt

General.    As of December 21, 2010, we had 11 assets that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of September 10, 2010, after adjustments for debt transactions that have occurred subsequent to quarter end, secured debt represented approximately 20% of our total debt and our aggregate secured debt had an average interest rate of 4.5% and an average maturity of 2.4 years.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests

For the entities that we consolidate in our financial statements that have third party minority partnership interests, the proportion of mortgage debt that is attributable to the minority owners, based on their percentage of ownership of the partnerships, is approximately $80 million. Additionally, we have minority interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The proportion of the mortgage and other debt of these partnerships attributable to us, based on our percentage of ownership of the partnerships, was $289 million at September 10, 2010. This debt balance is attributable to our 32.1% ownership interest in the European joint venture. The mortgage debt related to our European joint venture hotels contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of all our unconsolidated partnerships is non-recourse to us.

DESCRIPTION OF SERIES V SENIOR NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this section, references to “we,” “our,” or “us” refer only to Host Hotels & Resorts, L.P. and its successors in accordance with the terms of the Indenture and not to our subsidiaries.

We will issue the Series V senior notes pursuant to an indenture dated as of August 5, 1998 by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors signatory thereto and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture, the related Second Amended and Restated Pledge and Security Agreement dated as of May 25, 2007 as amended through the date hereof (the “Pledge Agreement”), which governs property securing, among other things, the obligations on the Series V senior notes, and the registration rights agreement dated as of October 25, 2010 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors and the initial purchasers of the Series V senior notes. It does not restate those agreements in their entirety. We urge you to read the Indenture, the Registration Rights Agreement and the Pledge Agreement because they, and not this description, define your rights as holders of these Series V senior notes.

You may obtain copies of the Indenture, the Registration Rights Agreement and the Pledge Agreement from Host Hotels & Resorts, L.P. upon request. You can find out how to obtain these documents by looking at the section of this prospectus titled “Where You Can Find More Information.”

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The Series V senior notes:

•	will be our unsubordinated, general obligations;

•

will be initially secured by a pledge of all the Capital Stock of certain of our subsidiaries, which Capital Stock also equally and ratably secures our obligations under the Credit Facility, the Existing Senior Notes, and certain other Indebtedness ranking on an equal and ratable basis with the Series V senior notes (see “Security” and “Ranking”);

•

will be pari passu in right of payment with all of our other outstanding or future unsubordinated Indebtedness, including the Existing Senior Notes and our obligations under the Credit Facility (see “Description of Other Indebtedness”);

•	will be senior in right of payment to all of our current and future subordinated Indebtedness; and

•	will be unconditionally guaranteed by the Subsidiary Guarantors.

For a full description of the security and ranking of the Series V senior notes, see “Security” and “Ranking”.

However, the Series V Notes effectively will be subordinated to all Secured Indebtedness (other than Indebtedness that is only secured by the Pledge Agreement) to the extent of the value of the collateral securing such Indebtedness. In addition, the Series V Notes will be junior in right of payment to liabilities of our non-guarantor subsidiaries.

The Subsidiary Guarantees

The Series V senior notes will be jointly and severally guaranteed by the Subsidiary Guarantors. Each guarantee of the Series V senior notes:

•	will be an unsubordinated general obligation of the Subsidiary Guarantor;

•	will be pari passu in right of payment with all current and future unsubordinated Indebtedness of the Subsidiary Guarantor, including the guarantees relating to the Existing Senior Notes;

•	will be senior to all current and future subordinated Indebtedness of the Subsidiary Guarantors; and

•	will be subject to release without the consent of the holders upon satisfaction of certain conditions.

For a full description of the material terms of the Subsidiary Guarantees, see “—Guarantees.”

Principal, Maturity and Interest

We will initially issue $500 million aggregate principal amount of Series V senior notes. The Indenture will provide, in addition to the $500 million aggregate principal amount of Series V senior notes being issued on the Series Issue Date, that we may also issue additional Series V senior notes having identical terms and conditions to the Series V senior notes offered hereby from time to time after this offering (the “Additional Notes”). Any issuance of Additional Notes is subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.” The aggregate principal amount of Series V senior notes and Additional Notes will be unlimited in aggregate principal amount outstanding. Any such Additional Notes would be issued on the same terms as the Series V senior notes and would constitute part of the same series of securities as the Series V senior notes and would vote together as one series on all matters with respect to the Series V senior notes (although they may have a different CUSIP number). All references to Series V senior notes herein include the Additional Notes, except as stated otherwise.

The Series V senior notes will mature on November 1, 2020. Interest on the Series V senior notes will accrue at the rate of 6% per annum and will be payable every six months in arrears on February 1 and August 1, commencing on February 1, 2011. We will make each interest payment to the holders of record of the Series V senior notes on the immediately preceding January 15 and July 15.

Interest on any series of senior notes issued under the Indenture is or will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series V senior notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on, the Series V senior notes will be payable at the office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

Except as provided below, at our option payment of interest may be made by check mailed to the holders of any Series V senior notes at the addresses set forth upon our registry books; provided, however, holders of certificated Series V senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series V senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise our office or agency will be the corporate trust office of the trustee presently located at 101 Barclay Street, New York, New York 10286.

Guarantees

The Series V senior notes offered hereby will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by the Subsidiary Guarantors. If we default in the payment of the principal of, or premium, if any, or interest on, a guaranteed series of senior notes issued under the Indenture when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, the Subsidiary Guarantors shall be required promptly to make such payment in full. The Indenture provides that the Subsidiary Guarantors will be released from their obligations as guarantors under such series of senior notes under certain circumstances. The obligations of the Subsidiary Guarantors will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

Each of our current and future Restricted Subsidiaries that subsequently guarantee any of our Indebtedness (the “Guaranteed Indebtedness”) (each a “Future Subsidiary Guarantor”) will be required to guarantee the Series V senior notes offered hereby and any other series of senior notes guaranteed under the Indenture. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the senior notes.

Subject to compliance with the preceding paragraph, the Indenture also provides that any guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released upon (1) the sale or other disposition of Capital Stock of the Subsidiary Guarantor, if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary, (2) the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary, (3) a Legal Defeasance or Covenant Defeasance, or (4) the unconditional and complete release of such Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness.

We generally are not required to cause future subsidiaries to become Subsidiary Guarantors unless they secure the Credit Facility, the Existing Senior Notes or certain of our other Indebtedness. As of September 10, 2010, our non-guarantor Subsidiaries held approximately 42% of our assets.

Security

Our obligation to pay the principal of, premium, if any, and interest on the Series V senior notes will be secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the Existing Senior Notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series V senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. The Indenture also provides that, unless otherwise provided in a supplemental indenture with respect to a series of senior notes, the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility also will be pledged to secure each such series of senior notes on an equal and ratable basis with respect to the Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be, and will not be required to be, pledged to secure any such series of senior notes if the pledge of or grant of a security interest in such shares is prohibited by law or agreement. Deutsche Bank AG New York Branch (the administrative agent under the Credit Facility) currently serves as the collateral agent with respect to such stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the collateral agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing all of our senior notes shall be automatically released; provided that should the obligations of the Operating Partnership under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Operating Partnership must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series V senior notes.

Under the Credit Facility, we have the right to release all pledges of Capital Stock in the event that our leverage ratio is below 6:00 to 1:00 for two consecutive quarters and no event of default exists. Because our leverage ratio is currently below 6:00 to 1:00, effective October 12, 2005, we exercised this right for pledges of Capital Stock that would have been otherwise required subsequent to this date. Hence, since October 12, 2005, no new pledges of Capital Stock have been made for the benefit of the Credit Facility banks and holders of senior notes. In certain cases, a requirement to pledge additional Capital Stock can otherwise result from the acquisition of entities owning hotel properties.

We have not, however, released pledges of Capital Stock existing as of October 12, 2005, although we have the right to do so at any time and no assurances can be made that we will not exercise this right at any time. The Credit Facility also requires us to reinstate the pledges of Capital Stock within 30 days should our leverage ratio subsequently exceed 6:00 to 1:00 for two consecutive quarters. If we were required to reinstate the pledges of Capital Stock, holders of our Existing Senior Notes would also receive the benefit of the pledge.

Ranking

The Series V senior notes offered hereby will be our unsubordinated, general obligations, ranking, pari passu in right of payment with any of our other outstanding or future unsubordinated Indebtedness, including, without limitation, the Existing Senior Notes and our obligations under the Credit Facility, subject to the ability to incur additional Secured Indebtedness discussed below. The Series V senior notes offered hereby will be senior to all of our current and future subordinated obligations, of which we currently have none.

Each of the Subsidiary Guarantees of the Existing Senior Notes and any other series of guaranteed senior notes, including the Series V senior notes offered hereby, will rank pari passu in right of payment with all current and future unsubordinated Indebtedness, and senior in right of payment to all current and future subordinated Indebtedness, of the Subsidiary Guarantors, subject to the ability to incur additional Secured Indebtedness discussed below. Holders of the Series V senior notes will be direct creditors of the Subsidiary Guarantors by virtue of such Guarantees of the Series V senior notes.

Under the terms of the Series V senior notes offered hereby, the Series U senior notes and certain of our Existing Senior Notes, we and the Subsidiary Guarantors are permitted to incur up to $400 million of Secured Indebtedness ($300 million in the case of certain series of our Existing Senior Notes), even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our Credit Facility. Because this Secured Indebtedness will be secured by assets that do not also secure the Series V senior notes, or the related Subsidiaries Guarantees thereof, the Series V senior notes and the related Subsidiary Guarantors thereof effectively will be subordinated to up to $400 million of borrowings under our Credit Facility that are repaid with the proceeds of such Secured Indebtedness, to the extent of the value of the assets securing such Secured Indebtedness. In addition, when we are below such coverage ratio we may also incur up to $150 million ($100 million in the case of certain series of our Existing Senior Notes) of Indebtedness (which may be Secured Indebtedness). See “Description of Other Indebtedness.”

In addition, the Series V senior notes will be junior in right of payment to Indebtedness and other liabilities of our Subsidiaries that do not guarantee the Series V senior notes. As of September 10, 2010, our non-guarantor Subsidiaries had total indebtedness and liabilities of approximately $1.5 billion.

Optional Redemption

At any time prior to November 1, 2015 upon not less than 30 nor more than 60 days’ notice, we may redeem the Series V senior notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Any notice to the holders of Series V senior notes of such a redemption need not set forth the redemption price of such Series V senior notes but need only set forth the calculation thereof as described in the immediately preceding sentence. The redemption price, calculated as aforesaid, should be set forth in an Officer’s Certificate delivered to the trustee no later than one Business Day prior to the redemption date.

At any time on or after November 1, 2015 upon not less than 30 days nor more than 60 days notice, we may redeem the Series V senior notes for cash at our option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing November 1 of the years indicated below, in each case together with accrued and unpaid interest, if any, thereon to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date):

Year	Percentage
2015	103.000%
2016	102.000%
2017	101.000%
2018 and thereafter	100.000%

Prior to November 1, 2013 we may redeem from time to time up to 35% of the aggregate principal amount of the Series V senior notes outstanding at a redemption price equal to 106% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date) with the Net Cash Proceeds of one or more Equity Offerings; provided, that at least 65% of the aggregate principal amount of the Series V senior notes originally issued on the Series Issue Date remain outstanding after such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated.

We are not prohibited from acquiring the notes offered hereby by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

No sinking fund is provided for the Series V senior notes.

Notice and Selection

Except as provided in the fourth paragraph of “—Optional Redemption,” notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Series V senior notes to be redeemed at its registered address.

Series V senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series V senior notes called for redemption.

In the case of a partial redemption of the Series V senior notes, selection of the Series V senior notes or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Series V senior notes or portion thereof, as applicable, for redemption shall be made by the trustee only on a pro rata basis, unless such method is otherwise prohibited.

Certain Definitions

Set forth below are certain defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Disqualified Stock of a Person:

(1)	existing at the time such Person becomes a Restricted Subsidiary of the Company; or

(2)	assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event;

provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that:

(1)	a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control;

(2)	the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control; and

(3)	Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

“Asset Acquisition” means:

(1)	an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries; or

(2)	an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock);

(2)	all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3)	any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the Indenture entitled “Consolidation, Merger and Sale of Assets”;

provided that “Asset Sale” shall not include:

(a)	sales or other dispositions of inventory, receivables and other current assets;

(b)	sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions;

(c)	leases of real estate assets;

(d)	Permitted Investments (other than Investments in Cash Equivalents) or Restricted Investments made in accordance with the “Limitation on Restricted Payments” covenant;

(e)	any transaction comprising part of the REIT Conversion; and

(f)	any transactions that, pursuant to the “Limitation of Asset Sales” covenant, are defined not to be an Asset Sale.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)	the sum of the products of:

(a)	the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security; and

(b)	the amount of such principal (or redemption) payment;

by:

(2)	the sum of all such principal (or redemption) payments.

“Blackstone Acquisition” means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

“Board” means:

(1)	with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation;

(2)	with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue;

(3)	in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue;

(4)	in the case of a limited liability company (an “LLC” ), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue; and

(5)	with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given, only the value of the contribution in excess of such other consideration).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalent” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof);

(2)	time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(3)	marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody’s; and

(4)	liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (1) through (3) inclusive;

provided that the securities described in clauses (1) through (3) inclusive have a maturity of one year or less after the date of acquisition.

“Change of Control” means:

(1)	any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or HMC (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee;

(2)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or HMC for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable;

(3)	during any period of 12 consecutive months after the Issue Date (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or HMC (together with any new Persons (i) whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved, and (ii) who are members of the Board (A) who were nominated by a shareholder or group of shareholders of Host or HMC for election to such Board, and (B) whose nomination as a member of such Board was included in the definitive proxy statement of Host or HMC, as applicable, pursuant to (I) Rule 14a-11 under the Securities Exchange Act of 1934, as amended, or any successor rule or similar requirement, or (II) a requirement in the bylaws of Host or HMC, to include in its proxy solicitation materials, a Person nominated for election to the Board by a shareholder or group of shareholders), cease for any reason to constitute a majority of the Board of Host or HMC, as applicable, then in office; or

(4)	HMC ceases to be a general partner of the Operating Partnership or ceases to control the Company;

provided, however, that neither:

(x)	the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host’s or HMC’s other Subsidiaries; nor

(y)	the REIT Conversion (or any element thereof);

shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means August 5, 1998.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Company” means Host Hotels & Resorts, L.P., and its successors and assigns (and, from the Issue Date to the consummation of the Merger, HMH Properties, Inc., and its successors and assigns).

“Consolidated” or “consolidated” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that:

(1)	“consolidation” will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person; and

(2)	“consolidation” will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP;

(it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

The terms “consolidated” and “consolidating” have correlative meanings to the foregoing.

“Consolidated Coverage Ratio” of any Person on any Transaction Date means the ratio, on a pro forma basis, of:

(1)	the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period, to:

(2)	the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period;

provided that for purposes of such calculation:

(a)	acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(b)	transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

(c)	the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period;

(d)	the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used; and

(e)	whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings related thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Consolidated EBITDA” means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication:

(1)	the sum of:

(a)	Consolidated Interest Expense;

(b)	provisions for taxes based on income (to the extent of such Person’s proportionate interest therein);

(c)	depreciation and amortization expense (to the extent of such Person’s proportionate interest therein);
(d)	any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein);

(e)	any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person’s proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that:

1.	such dividends or distributions are not included in the Consolidated Net Income of such Person for such period, and

2.	the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (e), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined;

(f)	any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (2) of this definition; and

(g)	any nonrecurring expenses incurred in connection with the REIT Conversion,

minus:

(2)	the sum of:

(a)	all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) for such period; and

(b)	any cash expenditures of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures (i) did not reduce the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person for such period and (ii) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued;

all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of:

(1)	interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, as determined (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the notes issued under the Indenture or to establish the Credit Facility), of such Person and its Consolidated Subsidiaries during such period, including:

(a)	original issue discount and noncash interest payments or accruals on any Indebtedness;

(b)	the interest portion of all deferred payment obligations; and

(c)	all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period; and

(2)	dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person’s proportionate interest therein, such Person’s Restricted Subsidiaries);

provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (1) or (2)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary.

For purposes of this definition:

(x)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(y)	interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that:

(1)	net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person;

(2)	the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(3)	all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded; and

(4)	the net income, if positive, of any of such Person’s Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (2), (3) and (4), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

“Consolidated Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

“Conversion Date” means December 29, 1998.

“Credit Facility” means the credit facility established pursuant to the Second Amended and Restated Credit Agreement, dated as of May 25, 2007 among the Company, certain other Subsidiaries party thereto, the lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors) but excluding Indebtedness incurred under clause (l) of paragraph (4) of the covenant entitled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is:

(1)	required to be redeemed on or prior to the Stated Maturity of the notes for cash or property other than Qualified Capital Stock;

(2)	redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3)	convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (1) or (2) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below.

With respect to Capital Stock of a Restricted Subsidiary, only the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons’ Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained in this definition:

(a)	the QUIPs are not Disqualified Stock;

(b)	any Capital Stock issued by the Operating Partnership to HMC shall not be deemed to be Disqualified Stock solely by reason of a right by HMC to require the Company to make a payment to it sufficient to enable HMC to satisfy its concurrent obligation with respect to Capital Stock of HMC, provided such Capital Stock of HMC would not constitute Disqualified Stock; and

(c)	no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

“E&P Distribution” means:

(1)	one or more distributions to the shareholders of Host and/or HMC of:

(a)	shares of SLC; and

(b)	cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or HMC from time to time as being necessary to assure that Host and HMC have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which HMC’s election to be taxed as a REIT is effective; and

(2)	the distributions from the Operating Partnership to:

(a)	HMC necessary to enable HMC to make the distributions described in clause (1); and

(b)	holders of Units (other than HMC) required as a result of or a condition to such distributions made pursuant to clause (2)(a).

“Equity Offering” means any public or private sale of (i) Qualified Capital Stock by the Company or (ii) Capital Stock by HMC where the Net Cash Proceeds of such sale are contributed to the Company as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on Form S-8.

“Excluded Person” means, in the case of the Company, Host, HMC or any Wholly Owned Subsidiary of Host or HMC.

“Exempted Affiliate Transaction” means each of the following:

(1)	employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company;

(2)	payments of reasonable fees and expenses to the members of the Board;

(3)	transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company;

(4)	Permitted Tax Payments;

(5)	Permitted Sharing Arrangements;

(6)	Procurement Contracts;

(7)	Operating Agreements;

(8)	Restricted Payments permitted under the “Limitation on Restricted Payments” covenant;

(9)	any and all elements of the REIT Conversion; and

(10)	any Affiliate Transaction involving aggregate consideration of less than $1.0 million in any 12 month period.

“Existing Senior Notes” means amounts outstanding from time to time of:

(1)	the 7 1/8% Senior Notes due 2013;

(2)	the 7% Senior Notes due 2012;

(3)	the 6 3/8% Senior Notes due 2015;

(4)	the 6 3/4% Senior Notes due 2016;

(5)	the 6 7/8% Senior Notes due 2014;

(6)	the 9% Senior Notes due 2017;

(7)	the 3 1/4% Exchangeable Senior Debentures due 2024;

(8)	the 2 5/8% Exchangeable Senior Debentures due 2027; and

(9)	the 2 1/2% Exchangeable Senior Debentures due 2029.

in each case not in excess of amounts outstanding immediately following the Series Issue Date of the Series U senior notes, less amounts retired from time to time.

“Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined:

(1)	in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction; or

(2)	by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

“Fifty Percent Venture” means a Person:

(1)	in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests;

(2)	in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means; and

(3)	which is not consolidated for financial reporting purposes with the Company under GAAP.

“FF&E” means furniture, fixtures and equipment, and other tangible personal property other than real property.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date (August 5, 1998), including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America. See “—U.S. GAAP for Covenant Calculations” for a discussion of the implications for using 1998 GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-

well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“HMH Properties” means HMH Properties, Inc., a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

“Host” means, Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the Issue Date, and its successors and assigns.

“HMC” means Host Hotels & Resorts, Inc., a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

“HMC Merger” means the merger of Host with and into HMC, with HMC surviving the merger, which merger occurred on December 29, 1998.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication:

(1)	all liabilities and obligations, contingent or otherwise, of such Person:

(a)	in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b)	evidenced by bonds, notes, debentures or similar instruments;

(c)	representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(d)	evidenced by bankers’ acceptances;

(e)	for the payment of money relating to a Capitalized Lease Obligation; or

(f)	evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(2)	all net obligations of such Person under Interest Swap and Hedging Obligations; and

(3)	all liabilities and obligations of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity.

For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

(1)	“Investment” shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity;

(2)	the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary; or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3)	any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

“Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., currently BBB–(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided in each case such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Issue Date” means August 5, 1998.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

“Limited Partner Note” means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership elected to receive at the time of the Partnership Mergers instead of or in exchange for Units.

“Make-Whole Premium” means, with respect to any note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and premium, if any, that would be payable on such note on November 1, 2015, as set forth under “Optional Redemption,” and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date) to and including November 1, 2015, discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the note being redeemed.

“Marriott International” means Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Merger” means the merger of HMH Properties with and into the Operating Partnership, with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1)	with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(a)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b)	provisions for all Taxes (including Taxes of HMC) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole;

(c)	payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold; or (II) is required to be paid as a result of such sale;

(d)	amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(e)	any Permitted REIT Distributions related to such Asset Sale;

(provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person); and

(2)

with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof

(provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person).

“Net Investments” means, with respect to any referenced category or group of Investments:

(1)	the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date;

minus:

(2)	the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date;

and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

“Non-Conforming Assets” means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize HMC’s status as a REIT.

“Non-Consolidated Entity” means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

“Non-Consolidated Restricted Entity” means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

“Non-Controlled Entity” means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

“Offering” means the offering of the notes for sale by the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary Guarantor, as applicable, by an officer of the Company or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

“Old Notes” means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

“Operating Agreements” means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

“Operating Partnership” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Parent” of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

“Partnership Mergers” means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

“Paying Agent” means, until otherwise designated, the Trustee.

“Permitted Investment” means any of the following:

(1)	an Investment in Cash Equivalents;

(2)	Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an “Acquired Person”) if, as a result of such Investments:

(a)	the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company; or

(b)	the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(3)	an Investment in a Person, provided that:

(a)	such Person is principally engaged in a Related Business;

(b)	the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person’s governing board or otherwise; and

(c)	any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause (3) subsequent to the Issue Date would exceed 10% of Total Assets;

(4)	Permitted Sharing Arrangement Payments;

(5)	securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant “Limitation on Asset Sales” (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of the “Limitation on Asset Sales” covenant);

(6)	Investments in the Company or in Restricted Subsidiaries of the Company;

(7)	Permitted Mortgage Investments;

(8)	any Investments constituting part of the REIT Conversion; and

(9)	any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company’s proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (3) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company’s proportionate ownership interest therein).

“Permitted Lien” means any of the following:

(1)	Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(2)	statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that:

(a)	the underlying obligations are not overdue for a period of more than 30 days; and

(b)	such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(3)	Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(4)	easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(5)	Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(6)	pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and

(7)	Liens securing on an equal and ratable basis the notes and any other Indebtedness.

“Permitted Mortgage Investment” means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets provided that:

(1)	the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements;

(2)	such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means; or

(3)	the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (1) and (2) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

“Permitted REIT Distributions” means, so long as HMC believes in good faith after reasonable diligence that HMC qualifies as REIT under the Code, a declaration or payment of any dividend or the making of any distribution:

(1)	to HMC equal to the greater of:

(A)	the amount estimated by HMC in good faith after reasonable diligence to be necessary to permit HMC to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of HMC within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or

(B)	the amount that is estimated by HMC in good faith after reasonable diligence to be necessary either to maintain HMC’s status as a REIT under the Code for any calendar year or to enable HMC to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by HMC to its shareholders, with such distributions to be made as and when determined by HMC, whether during or after the end of the relevant calendar year;

in either the case of (A) or (B) if:

(a)	the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company; and

(b)	no Default or Event of Default shall have occurred and be continuing; and

(2)	to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to HMC.

“Permitted REIT Payments” means, without duplication, payments to HMC and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit HMC and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

“Permitted Sharing Arrangements” means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

“Permitted Sharing Arrangements Payment” means payments under Permitted Sharing Arrangements.

“Permitted Tax Payments” means payment of any liability of the Company, Host, HMC or any of their respective Subsidiaries for Taxes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Private Partnership” means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, was partially but not Wholly Owned by Host or one of its Subsidiaries.

“Private Partnership Acquisition” means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

“Procurement Contracts” means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

“Pro Rata Share” means “PRS” where:

PRS equals CR divided by TC multiplied by OPTC

where:

CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries,

TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted Subsidiaries, and

OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

“Public Partnerships” mean, collectively:

(1)	Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership (with which HMC Atlanta Merger Limited Partnership was merged);

(2)	Desert Springs Marriott Limited Partnership, a Delaware limited partnership (with which HMC Desert Merger Limited Partnership was merged);

(3)	Hanover Marriott Limited Partnership, a Delaware limited partnership (with which HMC Hanover Merger Limited Partnership was merged);

(4)	Marriott Diversified American Hotels, L.P., a Delaware limited partnership (with which HMC Diversified Merger Limited Partnership was merged);

(5)	Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (with which HMC Properties I Merger Limited Partnership was merged);

(6)	Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership (with which HMC Properties II Merger Limited Partnership was merged);

(7)	Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership (with which HMC Chicago Merger Limited Partnership was merged);

(8)	Potomac Hotel Limited Partnership, a Delaware limited partnership (with which HMC Potomac Merger Limited Partnership was merged); and

(9)	Marriott Suites Limited Partnership, a Delaware limited partnership (with which MS Merger Limited Partnership was merged);

or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

“Qualified Assets” means:

(1)	Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of Host, HMC and each other Parent of the Company substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company; and

(2)	other assets related to corporate operations of Host, HMC and each other Parent of the Company which are de minimus in relation to those of Host, HMC and each other Parent of the Company and their Restricted Subsidiaries, taken as a whole.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of “Disqualified Stock,” also includes any Capital Stock of a Restricted Subsidiary, HMC or any Parent of the Company that is not Disqualified Stock.

“Qualified Exchange” means:

(1)	any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock; or

(2)	any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

“QUIPS” means the 6 3/4% Convertible Preferred Securities issued by Host Marriott Financial Trust, a statutory business trust.

“QUIPs Debt” means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

“Rating Agencies” means (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of all of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means currently:

(1)	with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	the equivalent of any such category of S&P or Moody’s used in another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (currently + and – for S&P, 1, 2 and 3 for Moody’s or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of:

(1)	a Change of Control; and

(2)	the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the occurrence, on or within 90 days after the earliest to occur of:

(1)	a Change of Control; and

(2)	the date of the first public notice of the occurrence of a Change of Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of:

(a)	in the event the notes are rated by either Moody’s or S&P on the Rating Date as Investment Grade, a decrease in the rating, of the notes by either of such Rating Agencies to a rating that is below Investment Grade; or

(b)	in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

“Real Estate Assets” means real property and all FF&E associated or used in connection therewith.

“Reference Period” with regard to any Person means the four full fiscal quarters (for which internal financial statements are available) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the securities or the Indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Stock:

(1)	issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or

(2)	constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness or Disqualified Stock in a principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, not to exceed:

(a)	the principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced; plus

(b)	all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall:

(x)	not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing; and

(y)	be subordinated in right of payment to the rights of holders of the notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

“REIT Conversion” means the various transactions which were carried out in connection with Host’s conversion to a REIT, as generally described in the S-4 Registration Statement, including without limitation:

(1)	the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries;

(2)	the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes);

(3)	the Partnership Mergers;

(4)	the Private Partnership Acquisitions;

(5)	the issuance of Limited Partner Notes in connection with the foregoing;

(6)	the Blackstone Acquisition;

(7)	the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets;

(8)	the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries;

(9)	the HMC Merger;

(10)	the E&P Distribution; and

(11)	such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit HMC to elect to be treated as a REIT for Federal income tax purposes.

“Related Business” means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person (but without duplication):

(1)	the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(2)	any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(3)	other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness;

(4)	any Restricted Investment by such Person; and

(5)	the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members;

provided, however, that the term “Restricted Payment” does not include:

(a)	any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock;

(b)	any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries;

(c)	Permitted Tax Payments;

(d)	the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made;

(e)	the retirement of Units upon conversion of such Units to Capital Stock of HMC;

(f)	any transactions comprising part of the REIT Conversion;

(g)	any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations;

(h)	Permitted REIT Payments;

(i)	payments in accordance with the existing terms of the QUIPS; and

(j)	the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company that qualifies as a REIT not exceeding $10 million in any calendar year by all such Restricted Subsidiaries.

and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person’s co-obligation with respect thereto.

“Restricted Subsidiary” means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

“S-4 Registration Statement” means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

“Secured Indebtedness” means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

“Series Issue Date” means with respect to any series of Indebtedness issued under the Indenture, the date any notes of such series are first issued.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

“SLC” means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the notes or a Subsidiary Guarantee thereof, as applicable.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date;

(2)	any partnership:

(a)	in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest; or

(b)	in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated;

(3)	any Non-Controlled Entity; and

(4)	any Fifty Percent Venture.

“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the notes by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the notes and the Indenture.

“Subsidiary Guarantors” means:

(1)	the current Subsidiary Guarantors identified in the following sentence; and

(2)	any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the Indenture;

but in each case excluding any Persons whose guarantees have been released pursuant to the terms of the Indenture.

The current Subsidiary Guarantors are:

(1)	Airport Hotels LLC
(2)	Host of Boston, Ltd.
(3)	Host of Houston, Ltd.
(4)	Host of Houston 1979 LP
(5)	HMC Retirement Properties, L.P.
(6)	HMH Marina LLC
(7)	HMC Atlanta LLC
(8)	HMC Burlingame LLC
(9)	HMC Capital Resources LP
(10)	Host Park Ridge LLC
(11)	HMC Suites LLC
(12)	HMC Suites Limited Partnership
(13)	Wellsford-Park Ridge HMC Hotel Limited Partnership
(14)	YBG Associates LP
(15)	HMC Chicago LLC
(16)	HMC Desert LLC
(17)	HMC Diversified LLC
(18)	HMC East Side LLC
(19)	East Side Hotel Associates, L.P.
(20)	HMC Grand LP
(21)	HMC Hotel Development LP
(22)	HMC Manhattan Beach LLC
(23)	HMC Market Street LLC
(24)	New Market Street LP
(25)	HMC Georgia LLC
(26)	HMC Mexpark LLC
(27)	HMC Polanco LLC
(28)	HMC NGL LLC
(29)	HMC OLS I L.P.
(30)	HMC PLP LLC
(31)	Chesapeake Hotel Limited Partnership
(32)	HMC Potomac LLC
(33)	HMC Properties I LLC
(34)	HMC SBM Two LLC
(35)	HMC Seattle LLC
(36)	HMC SFO LP

(37)	Host Swiss GP LLC
(38)	HMH General Partner Holdings LLC
(39)	HMH Pentagon LP
(40)	HMH Restaurants LP
(41)	HMH Rivers LLC
(42)	HMH Rivers, L.P.
(43)	HMH WTC LLC
(44)	Host La Jolla LLC
(45)	City Center Hotel Limited Partnership
(46)	Host Times Square LP
(47)	Ivy Street LLC
(48)	Market Street Host LLC
(49)	Philadelphia Airport Hotel LLC
(50)	PM Financial LLC
(51)	PM Financial LP
(52)	HMC Property Leasing LLC
(53)	HMC Host Restaurants LLC
(54)	S.D. Hotels LLC
(55)	Times Square GP LLC
(56)	Durbin LLC
(57)	HMC HT LP
(58)	HMC OLS I LLC
(59)	HMC OLS II L.P.
(60)	HMC/Interstate Manhattan Beach, L.P.
(61)	Ameliatel LP
(62)	HMC Amelia II LLC
(63)	Rockledge Hotel LLC
(64)	HMC Copley LP
(65)	HMC Headhouse Funding LLC
(66)	Ivy Street Hopewell LLC
(67)	HMC Diversified American Hotels, L.P.
(68)	Potomac Hotel Limited Partnership
(69)	HMC AP GP LLC
(70)	HMC AP LP
(71)	HMC AP Canada Company
(72)	HMC Toronto Airport GP LLC
(73)	HMC Toronto Airport LP
(74)	HMC Toronto EC GP LLC
(75)	HMC Toronto EC LP
(76)	HMC Charlotte GP LLC
(77)	HMC Charlotte LP
(78)	HMC Charlotte (Calgary) Company
(79)	Calgary Charlotte Partnership
(80)	Calgary Charlotte Holdings Company
(81)	HMC Grace (Calgary) Company
(82)	HMC Maui LP
(83)	HMC Kea Lani LP
(84)	HMC Chicago Lakefront LLC
(85)	HMC Lenox LP
(86)	HMC O’Hare Suites Ground LP
(87)	HMC Toronto Air Company
(88)	HMC Toronto EC Company

(89)	Host Realty Partnership, L.P.
(90)	Host Houston Briar Oaks, L.P.
(91)	Cincinnati Plaza LLC
(92)	Host Cincinnati Hotel LLC
(93)	Host Cincinnati II LLC
(94)	Host Financing LLC
(95)	Host Fourth Avenue LLC
(96)	Host Indianapolis I LP
(97)	Host Los Angeles LP
(98)	Host Mission Hills II LLC
(99)	Host Mission Hills Hotel LP
(100)	Host Needham Hotel LP
(101)	Host Needham II LLC
(102)	Host Realty LLC
(103)	Host Realty Hotel LLC
(104)	Host Waltham II LLC
(105)	Host Waltham Hotel LP
(106)	HST LT LLC
(107)	HST I LLC
(108)	South Coast Host Hotel LP
(109)	Starlex LP
(110)	BRE/Swiss LP
(111)	HHR Harbor Beach LLC
(112)	HHR Lauderdale Beach Limited Partnership
(113)	HMC Cambridge LP
(114)	HMC McDowell GP LLC
(115)	HMC McDowell LP
(116)	HMC Reston LP
(117)	Host Atlanta Perimeter Ground LP
(118)	Host Capitol Hill LLC
(119)	Host Dallas Quorum Ground LP
(120)	Host Indianapolis Hotel Member LLC
(121)	IHP Holdings Partnership LP
(122)	HMC Gateway LP
(123)	HHR Singer Island Limited Partnership
(124)	HHR Singer Island GP LLC
(125)	Pacific Gateway, Ltd.
(126)	Host Kierland LP
(127)	Host Tampa GP LLC
(128)	Host Reston GP LLC
(129)	Host Cambridge GP LLC
(130)	Host South Coast GP LLC
(131)	Host SFO GP LLC
(132)	Host Pentagon GP LLC
(133)	Host Moscone GP LLC
(134)	Host NY Downtown GP LLC
(135)	Host Kea Lani GP LLC
(136)	Host Kierland GP LLC
(137)	Host WNY GP LLC
(138)	Host Los Angeles GP LLC
(139)	Host Indianapolis GP LLC
(140)	Host Atlanta Perimeter Ground GP LLC

(141)	Host Dallas Quorum Ground GP LLC
(142)	Host O’Hare Suites Ground GP LLC
(143)	Host Lenox Land GP LLC
(144)	Host Restaurants GP LLC
(145)	Host OP BN GP LLC
(146)	Host Maui GP LLC
(147)	Host GH Atlanta GP LLC
(148)	Host Times Square GP LLC
(149)	Host Copley GP LLC
(150)	Host City Center GP LLC
(151)	Airport Hotels Houston LLC
(152)	Host Grand GP LLC
(153)	Host Indianapolis LP
(154)	HHR Assets LLC
(155)	HHR WRN GP LLC
(156)	HHR WRN Limited Partnership
(157)	HHR Holdings Coôperatief U.A.
(158)	HHR Rio Holdings LLC

“Subsidiary Indebtedness” means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company’s proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

“Total Assets” means the sum of:

(1)	Undepreciated Real Estate Assets; and

(2)	all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Total Unencumbered Assets” as of any date means the sum of:

(1)	Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)	all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Transaction Date” means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Units” means the limited partnership units of the Operating Partnership.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that:

(1)	any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation;

(2)	either:

(a)	the Subsidiary to be so designated has total assets of $1,000 or less; or

(b)	if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the “Limitation on Restricted Payments” covenant described below; and

(3)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock” and “Limitation on Restricted Payments” covenants.

The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2)	all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the Indenture.

Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting, members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The following covenants apply to the Series V senior notes being offered pursuant to this prospectus:

Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to the unconditional, irrevocable offer to purchase described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the “Change of Control Payment Date”).

On or before the Change of Control Payment Date, we will:

(1)	accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all notes so tendered; and

(3)	deliver to the trustee notes so accepted together with an Officer’s Certificate listing the aggregate principal amount of the notes or portions thereof being purchased by us.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the Change of Control Payment, and the trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any notes not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

The provisions of the Indenture relating to a Change of Control Triggering Event may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, we may not have sufficient financial resources available to fulfill our obligation to repurchase the notes upon a Change of Control Triggering Event.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Securities Exchange Act of 1934, as amended, and the rules thereunder and all other applicable Federal and state securities laws.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer or other conveyance of “all or substantially all” of the assets of us, Host or HMC, on a consolidated basis. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Series V senior notes to require us to repurchase such notes as a result of a sale, transfer or other conveyance of less than all of our, Host’s or HMC’s assets, on a consolidated basis, to another Person or group may be uncertain.

Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock

(1)	Except as set forth below, we will not and neither the Subsidiary Guarantors nor any of our or their respective Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom:

(a)	the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and our Disqualified Stock and the Disqualified Stock of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of our Adjusted Total Assets; and

(b)	our Consolidated Coverage Ratio would be greater than or equal to 2.0 to 1.0, we and our Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

(2)	In addition to the foregoing limitations set forth in (1) above, except as set forth below, we, the Subsidiary Guarantors and our and their Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all of our outstanding Secured Indebtedness and Subsidiary Indebtedness and all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of our Adjusted Total Assets, we and our Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

(3)	In addition to the limitations set forth in (1) and (2) above, we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries).

(4)	Notwithstanding paragraphs (1) or (2), we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following:

(a)	Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount, not to exceed $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(b)	Indebtedness or Disqualified Stock owed:

a)	to us; or

b)	to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to us or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (b);

(c)	Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (a), (b), (d), (f), (h), (l) or (n) of this paragraph) and any refinancings thereof;

(d)	Indebtedness:

(i)	in respect of performance, surety or appeal bonds Incurred in the ordinary course of business;

(ii)	under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements:

(A)	are designed solely to protect us, the Subsidiary Guarantors or any of our or their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

(B)	do not increase the Indebtedness of the obligor outstanding, at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(iii)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or any obligations of the Subsidiary Guarantors or any of our or their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by us, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(e)	our Indebtedness, to the extent the net proceeds thereof are promptly:

(i)	used to purchase all of the notes tendered in a Change of Control Offer made as a result of a Change of Control; or

(ii)	deposited to defease the notes as described below under “Legal Defeasance and Covenant Defeasance”;

(f)	Guarantees of the notes and Guarantees of our Indebtedness or Indebtedness of any of the Subsidiary Guarantors by any of our or their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary;

(g)	Indebtedness evidenced by the notes and the Guarantees thereof and represented by the Indenture up to the amounts issued pursuant thereto as of the Issue Date;

(h)	the QUIPs Debt;

(i)	Limited Partner Notes;

(j)	Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion;

(k)	Acquired Indebtedness assumed in connection with an Asset Acquisition if, on the date of any such Incurrence, the Consolidated Coverage Ratio of the Person or asset or assets so acquired would be greater than or equal to 2.0 to 1.0; provided however, that an acquisition within the meaning of clause (2) of the definition of “Asset Acquisition,” will be deemed to be an acquisition of a Person for purposes of determining such Consolidated Coverage Ratio;

(l)	Secured Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $400 million, provided, however, that (i) the Incurrence of such Secured Indebtedness is otherwise permitted pursuant to paragraph (2) above and (ii) the proceeds of such Secured Indebtedness are used substantially concurrently to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(m)	Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300 million; and

(n)	additional Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $150 million.

(5)	For purposes of determining any particular amount of Indebtedness under this covenant:

(a)	Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (a) of paragraph (4) of this covenant; and

(b)	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness.

(6)	For purposes of determining compliance with this covenant:

(a)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses.

(b)	the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under paragraph (4) above, the Company may, after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of paragraph (4); and

(c)	Indebtedness under clauses (m) and (n) of paragraph (4) of this covenant shall be reclassified automatically as having been incurred pursuant to paragraph 1 of this covenant if at any date after such Indebtedness is Incurred, such Indebtedness could have been Incurred under paragraph 1 of this covenant, but only to the extent such Indebtedness could have been so Incurred.

Indebtedness or Disqualified Stock of any Person that is not our Restricted Subsidiary, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes our Restricted Subsidiary (including by designation) or is merged with or into or consolidated with us or one of our Restricted Subsidiaries, shall be deemed to have been Incurred or issued at the time such Person becomes our Restricted Subsidiary or is merged with or into or consolidated with us, or one of our Restricted Subsidiaries, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Liens

Neither we, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Senior Notes is secured by such Lien.

Limitation on Restricted Payments

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)	a Default or Event of Default shall have occurred and be continuing;

(2)	we could not Incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” covenant; or

(3)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication:

(a)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date;

(b)	100% of the aggregate Net Cash Proceeds received by us after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary including from an issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes or Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”), and the amount of any of our Indebtedness (other than Indebtedness subordinate in right of payment to the notes) that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into our Capital Stock (other than Disqualified Stock), or otherwise received as Capital Contributions, exclusive of Capital Contributions to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”;

(c)	an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”);

(d)	the fair market value of noncash tangible assets or Capital Stock (other than ours or that of the our Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock; and

(e)	the fair market value of noncash tangible assets or Capital Stock (other than ours or that of our Parent) representing interests in Persons contributed as a Capital Contribution to us after the Issue Date.

Notwithstanding the foregoing, (A) for purposes of determining whether we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may make a Restricted Payment representing the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person constituting Preferred Stock, our Consolidated Coverage Ratio contemplated by clause (b) of paragraph (1) of the “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, shall be greater than or equal to 1.7 to 1 and (B) we may make Permitted REIT Distributions.

We estimate that as of September 10, 2010, the sum of the amounts referenced in clauses (a) through (e) above was approximately $9.3 billion.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

Neither we nor the Subsidiary Guarantors will create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by us or our Restricted Subsidiaries;

(2)	pay any Indebtedness owed to us or any Subsidiary Guarantor;

(3)	make loans or advances to us or any Subsidiary Guarantor; or

(4)	transfer its property or assets to us or any Subsidiary Guarantor.

The foregoing provisions shall not prohibit any encumbrances or restrictions:

(1)	imposed under the Indenture as in existence immediately following the Issue Date or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3)	existing under or by reason of applicable law;

(4)	existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(5)	in the case of clause (4) of the first paragraph of this covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the Indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole;

(6)	with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(7)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us) and (c) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes;

(8)	in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause (4) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced;

(9)	imposed under purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph;

(10)	by reason of provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of our Board of Directors and not otherwise prohibited by the Indenture, which limitation is applicable only to the assets that are the subject of such agreements and which do not detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole; or

(11)	by reason of restrictions on cash or other deposits or net worth imposed by hotel managers or other customers under contracts entered into in the ordinary course of business.

Nothing contained in this covenant shall prevent us, the Subsidiary Guarantors or any of our or their respective Restricted Subsidiaries from:

(a)	creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the “Limitation on Liens” covenant; or

(b)	restricting the sale or other disposition of our property or assets or property or assets of any of our Restricted Subsidiaries that secure our Indebtedness or Indebtedness of or any of our Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

Limitation on Transactions with Affiliates

Neither we, the Subsidiary Guarantors, nor any of our or their respective Restricted Subsidiaries will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any of our Affiliates or any Affiliate of any of our Restricted Subsidiaries (“Affiliate Transactions”), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to us, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)	transactions approved by a majority of our Board;

(2)	the payment of reasonable and customary fees and expenses to members of our Board who are not our employees;

(3)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant or any payments specifically exempted from the definition of Restricted Payments; and

(4)	Permitted REIT Payments.

Notwithstanding the foregoing, prior to engaging in any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (2) through (4) of the preceding paragraph:

(a)	with an aggregate value in excess of $25 million, we must deliver to the trustee an Officer’s Certificate certifying that the transaction complies with the first paragraph of this covenant;

(b)	with an aggregate value in excess of $50 million, must first be approved pursuant to a Board Resolution set forth in our Officer’s Certificate certifying that the transaction complies with the first paragraph of this covenant and that the transaction has been approved by a majority of our Board who are disinterested in the subject matter of the transaction; and

(c)	with an aggregate value in excess of $250 million, will require us to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to us, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $250 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to us, such Subsidiary Guarantor or such Restricted Subsidiary.

Limitation on Asset Sales

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by us, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by our Board, in good faith; and

(2)	at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of:

(a)	any Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold; and

(b)	any securities or other obligations received by us, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by us, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which we, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash.

In the event that the aggregate Net Cash Proceeds received by us, any Subsidiary Guarantors or such Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period” ) exceed 5% of Total Assets (determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Securities and Exchange Commission or provided to the trustee pursuant to the “Reports” covenant), then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 5% of Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period must have been or must be:

(1)	invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to the Net Cash Proceeds are, in fact, so invested, within an additional 180 days:

(a)	fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of our Board will immediately constitute or be part of our Related Business or a Related Business of the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction;

(b)	Permitted Mortgage Investments; or

(c)	a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (c) of this subsection, such entity becomes a Restricted Subsidiary; or

(2)	used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

Pending the application of any such Net Cash Proceeds as described above, we may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not or were not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.”

Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, we will make an offer to purchase from the holders of the notes and holders of any of our other Indebtedness ranking pari passu with the notes from time to time outstanding with similar provisions requiring us to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of notes and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding, and without complying with, any of the foregoing provisions:

(1)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(2)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the “Consolidation, Merger and Sale of Assets” and “Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors” covenants in the Indenture;

(3)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

(4)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may exchange assets held by us, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that our Board has determined in good faith that the fair market value of the assets received by us are approximately equal to the fair market value of the assets exchanged by us.

No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an “Asset Sale.”

Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

No Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless:

(1)	subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor’s obligations under such Subsidiary Guarantor’s Guarantee under the Indenture on the terms set forth in the Indenture; and

(2)	immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

Notwithstanding the foregoing, the Guarantee of the notes by a Subsidiary Guarantor shall be automatically released upon:

(a)	The sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary;

(b)	the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary;

(c)	a Legal Defeasance or Covenant Defeasance; or

(d)	the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

Limitation on Status as Investment Company

The Indenture prohibits us and our Restricted Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended).

Covenants upon Attainment and Maintenance of an Investment Grade Rating

The covenants “—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” “—Limitation on Liens,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and other Payment Restrictions Affecting Subsidiary Guarantors,” “—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales,” will not be applicable in the event, and only for so long as, the Series V senior notes are rated Investment Grade.

Notwithstanding the foregoing, in the event that one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Series V senior notes below the required Investment Grade, the foregoing covenants will be reinstated as of and from the date of such withdrawal or ratings downgrade. Calculations under the reinstated “Limitation on Restricted Payments” covenant will be made as if the “Limitations on Restricted Payments” covenant had been in effect since the Issue Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that the Series V senior notes will ever achieve an Investment Grade rating or that any such rating will be maintained.

U.S. GAAP for Covenant Calculations

The accounting for covenant compliance is based on U.S. generally accepted accounting standards effective as of December 31, 1998. The financial statements included in this prospectus reflect current accounting standards, which include significant changes to the treatment of business combinations, the fair value of financial instruments, the valuation of intangible assets and liabilities, the treatment of gains and losses of the extinguishment of debt as interest expense as well as imputed interest expense relating to our exchangeable debentures as a result of an accounting change in 2009. As a result, the value of amounts used in the calculation of our covenants such as interest expense, the recorded value of debt acquired or assumed, and total assets will be different from amounts presented in our financial statements.

Unrestricted Subsidiaries

Our subsidiaries (including our non-guarantor subsidiaries) are subject to the restrictive covenants in the Indenture. However, in certain circumstances, we are permitted to designate certain subsidiaries as unrestricted subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to sell or otherwise dispose of or encumber their assets, including by incurring certain liens on the assets, or incur additional indebtedness without complying with the restrictive covenants in the Indenture. If we were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in our ratio calculations. In connection with our financing strategy, we may designate certain subsidiaries as unrestricted subsidiaries in accordance with the provisions of the Indenture.

Reports

Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the trustee and to each holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

Events of Default

An Event of Default with respect to the Series V senior notes is defined as:

(1)	our failure to pay any installment of interest on the notes of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)	our failure to pay all or any part of the principal of, or premium, if any, on, the notes of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise;

(3)	our failure or the failure by any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the senior notes of that series or the Indenture with respect to that series of senior notes and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the senior notes of that series outstanding;

(4)	certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries;

(5)	a default in (a) our Secured Indebtedness or the Secured Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) our other Indebtedness or other Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;

(6)	final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against us or any of our Significant Subsidiaries and not stayed, bonded or discharged within 60 days; and

(7)	any other Event of Default with respect to note of that series, which is specified in a Board Resolution, a supplemental indenture or an Officer’s Certificate, in accordance with the Indenture.

The Indenture provides that if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such default, give to the holders written notice of such default; provided that the trustee may withhold from holders of the senior notes notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the senior notes of that series) if it determines that withholding notice is in their interest.

If an Event of Default with respect to the senior notes of any series occurs and is continuing (other than an Event of Default specified in clause (4), above, relating to us), then either the trustee or the holders of 25% in aggregate principal amount of the senior notes of that series then outstanding, by notice in writing to us (and to the trustee if given by holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to us occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding senior notes of such series without any declaration or other act on the part of trustee or the holders. The holders of a majority in aggregate principal amount of senior notes of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the senior notes of such series, other than the non-payment of the principal of, premium, if any, and interest on the senior notes of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the then outstanding senior notes of a series may direct the trustee in its exercise of any trust or power with respect to such series.

The holders of a majority in aggregate principal amount of the senior notes of a series at the time outstanding may waive on behalf of all the holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any senior note of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior note of that series affected.

Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the senior notes of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to such series.

Consolidation, Merger and Sale of Assets

We will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into us, unless:

(1)	either we shall be the continuing Person or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired such property and assets of ours shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations, on the notes and under the Indenture;

(2)	immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	we will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every one of our rights and powers under the Indenture with the same effect as if such successor Person had been named therein as the Company and we shall be released from the obligations under the Series V senior notes and the Indenture.

Legal Defeasance and Covenant Defeasance

We may, at our option, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding senior notes of any series (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding senior notes of such series and Guarantees thereof, except as to:

(1)	rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such senior notes when such payments are due from the trust funds;

(2)	our obligations with respect to such senior notes concerning issuing temporary senior notes, registration of senior notes, mutilated, destroyed, lost or stolen senior notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trust, duties, and immunities of the trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect, with respect to any series of senior notes, to have our obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the senior notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of senior notes:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior notes of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such senior notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such senior notes;

(2)	in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) we have received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

(6)	we shall have delivered to the trustee an Officer’s Certificate stating that the deposit was not made by us with the intent of preferring the holders of such senior notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(7)	we shall have delivered to the trustee an Officer’s Certificate stating that the conditions precedent provided for have been complied with.

Amendments, Supplements and Waivers

The Indenture contains provisions permitting us, the Subsidiary Guarantors and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series of notes may be made by us, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior notes of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Subsidiary Guarantors shall require the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the senior notes of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any senior note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any senior note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any senior note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any senior note;

(5)	reduce the above-stated percentages of outstanding senior notes the consent of whose holders is necessary to modify or amend the Indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the senior notes (except a rescission of acceleration of the securities of any series and a waiver of the payment default that resulted from such acceleration);

(7)	alter the provisions relating to the redemption of the senior notes at our option;

(8)	reduce the percentage or aggregate principal amount of outstanding senior notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(9)	make the senior notes subordinate in right of payment to any other Indebtedness.

No Personal Liability of Partners, Stockholders, Officers, Directors

No recourse for the payment of the principal of, premium, if any, or interest on any of the Series V senior notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, or the Subsidiary Guarantors in the Indenture, or in any of the Series V senior notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Series V senior notes, waives and releases all such liability.

Exchange Offer; Registration Rights

We have filed a registration statement to comply with our obligations under the Registration Rights Agreement to register the issuance of the Series V senior notes. See “The Exchange Offer.”

In the event that (1) any law or applicable interpretations of the staff of the Commission does not permit us to effect the exchange offer or (2) if, for any other reason the exchange offer is not consummated within 290 calendar days after the initial issuance date of the Series U senior notes, we and the subsidiary guarantors will, at our and their expense, (a) as promptly as reasonably practicable file a shelf registration statement covering resales of the Series U senior notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of one year from the issue date or such shorter period ending when all Series U senior notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or when the Series U senior notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. We will, in the event of the filing of the shelf registration statement, provide to each holder of the Series U senior notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series U senior notes. A holder of Series U senior notes that sells its Series U senior notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Series U senior notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series U senior notes included in the shelf registration statement and to benefit from the provisions regarding any increase in interest applicable to the Series U senior notes set forth in the following paragraph.

Although we have filed a registration statement with respect to the exchange of the Series U senior notes for Series V senior notes, and intend to file the shelf registration statements described above, to the extent required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. If (a) neither of the registration statements described above is filed on or before the date specified for such filing, (b) neither of such registration statements is declared effective by the Commission on or prior to the date specified for such effectiveness, (c) an exchange offer registration statement becomes effective, but we and the subsidiary guarantors fail to consummate the exchange offer within 290 days of the initial issuance date of the Series U senior notes, or (d) the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Series U senior notes during the period specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), then we and the subsidiary guarantors will pay liquidated damages to each holder of Series U senior notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Series U senior notes held by such holder. Upon a Registration Default, liquidated damages will accrue at the rate specified above until such Registration Default is cured and the amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Series U senior notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Series U senior notes (regardless of whether one or more than one Registration Default is outstanding). All accrued liquidated damages will be paid by us and the subsidiary guarantors on each interest payment date to the holders by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

Notwithstanding the foregoing, we may issue a notice that the shelf registration statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending use of the shelf registration statement required under applicable securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective does not exceed 30 days in the aggregate, then the liquidated damages payable with respect to the Series U senior notes will not be incurred as described above.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which will be made available from us upon request.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery; Form and Transfer

The Series V senior notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the “direct participants”, and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the “indirect participants”. DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

DTC has also advised us that, pursuant to DTC’s procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the global notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the Global Notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the Global Notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the Global Notes.

Investors in the Global Notes who are direct participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not direct participants may hold their interests therein indirectly through organizations which are direct participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the direct participants, which in turn act on behalf of the indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Under the terms of the Indenture, we, the subsidiary guarantors and the trustee will treat the persons in whose names the Series V senior notes are registered (including Series V senior notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the subsidiary guarantors or the trustee or any agent of ours, the subsidiary guarantors or the trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global Note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or the subsidiary guarantors. None of us, the subsidiary guarantors or the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The Global Notes will trade in DTC’s “Same-Day Funds Settlement System” and, therefore, subject to the transfer restrictions set forth under “Notice to Investors,” transfers between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

DTC has advised that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See “—Transfers of Interests in Global Notes for Certificated Notes.”

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes and we thereupon fail to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act and we thereupon fail to appoint a successor depository, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the trustee or holders of a majority of the outstanding principal amount of notes, if there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, we will notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such Global Note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related notes.

Beneficial interests in Global Notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any Global Notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC’s customary procedures).

None of us, the subsidiary guarantors or the trustee will be liable for any delay by the holder of any Global Notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Indenture will require that payments in respect of the Series V senior notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to certificated notes, the Operating Partnership will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of the Series U senior notes for the Series V senior notes pursuant to this exchange offer. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Series V senior notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations and persons holding the Series U senior notes or Series V senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Series U senior notes and Series V senior notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Series U senior notes for the Series V senior notes pursuant to this exchange offer or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Exchange of the Series U Senior Notes for the Series V Senior Notes

The exchange of the Series U senior notes for the Series V senior notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the Series V senior notes will not be considered to differ materially in kind or extent from the Series U senior notes. Accordingly, the exchange will not be a taxable event to holders for federal income tax purposes. Moreover, the Series V senior notes will have the same tax attributes as the Series U senior notes and the same tax consequences to holders as the Series U senior notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

If you are a broker-dealer that receives Series V senior notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series V senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used in connection with resales of Series V senior notes received in exchange for Series U senior notes where such Series U senior notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the exchange offer and so notifies us, we have agreed that we will make this prospectus, as amended or supplemented, available to that broker-dealer for use in connection with resales, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

•	We will not receive any proceeds from any sale of Series V senior notes by broker-dealers.

•

Series V senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series V senior notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

•

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Series V senior notes.

•

Any broker-dealer that resells Series V senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series V senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Series V senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•

The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer), subject to certain prescribed limitations, and will provide indemnification against certain liabilities, including certain liabilities that may arise under the Securities Act, to broker-dealers that make a market in the Series U senior notes and exchange Series U senior notes in the exchange offer for Series V senior notes.

By its acceptance of the exchange offer, any broker-dealer that receives Series V senior notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Series V senior notes. It also agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

VALIDITY OF SECURITIES

Certain legal matters relating to the securities offered hereby were passed upon for us by Latham & Watkins LLP, Washington, District of Columbia and certain matters of local law relating to the guarantees are being passed upon for us by Dorsey & Whitney LLP; Bingham McCutchen LLP; Kane, Russell, Coleman & Logan, P.C.; Cox & Palmer; Ballard Spahr LLP; Blake, Cassels & Graydon LLP; and De Brauw Blackstone Westbroek as set forth in and limited by their respective opinions filed as exhibits to this registration statement.

EXPERTS

The consolidated financial statements and schedule of real estate and accumulated depreciation of Host Hotels & Resorts, L.P. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the Series V senior notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents relating to the Series V senior notes. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of this information may be found on Host REIT’s website (www.hosthotels.com). Information contained on our website shall not be deemed part of this prospectus. You may also read and copy any reports and other information we file with the SEC at the public reference room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. In addition, the SEC maintains a website (www.sec.gov) that contains such reports and other information filed by us. In addition, you may inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this documents.

INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:

Host Hotels & Resorts, L.P.

Report of Independent Registered Public Accounting Firm

The Partners

Host Hotels & Resorts, L.P.:

We have audited the accompanying consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III included in part II item 21(b). These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Hotels & Resorts, L. P. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

March 4, 2010, except as to Notes 2, 6, 10, 12, 15 and 18 which are as of November 30, 2010 and Note 20 which is as of December 22, 2010

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

(in millions)

	2009	2008
ASSETS
Property and equipment, net	$10,231	$10,739
Assets held for sale	8	—
Due from managers	29	65
Investments in affiliates	153	229
Deferred financing costs, net	49	46
Furniture, fixtures and equipment replacement fund	124	119
Other	264	198
Restricted cash	53	44
Cash and cash equivalents	1,642	508

Total assets	$12,553	$11,948

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes, including $1,123 million and $916 million, respectively, net of discount, of Exchangeable Senior Debentures	$4,534	$3,943
Mortgage debt	1,217	1,436
Credit facility	—	410
Other	86	87

Total debt	5,837	5,876
Accounts payable and accrued expenses	174	119
Other	194	183

Total liabilities	6,205	6,178

Limited partnership interest of third parties	139	158

Host Hotels & Resorts, L.P. partners’ capital
General partner	1	1
Cumulative redeemable preferred limited partner	97	97
Limited partner	6,077	5,485
Accumulated other comprehensive income	12	5

Total Host Hotels & Resorts, L.P. partners’ capital	6,187	5,588
Non-controlling interests—consolidated partnerships	22	24

Total partners’ capital	6,209	5,612

Total liabilities and partners’ capital	$12,553	$11,948

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2009, 2008 and 2007

(in millions, except per common unit amounts)

	2009	2008	2007
REVENUES
Rooms	$2,490	$3,106	$3,175
Food and beverage	1,236	1,547	1,582
Other	311	347	350

Total hotel sales	4,037	5,000	5,107
Rental Income	107	119	120

Total revenues	4,144	5,119	5,227

EXPENSES
Rooms	683	762	756
Food and beverage	935	1,132	1,149
Other departmental and support expenses	1,102	1,252	1,235
Management fees	158	241	262
Other property-level expenses	386	384	384
Depreciation and amortization	615	555	497
Corporate and other expenses	116	58	69
Gain on insurance settlement	—	(7)	(51)

Total operating costs and expenses	3,995	4,377	4,301

OPERATING PROFIT	149	742	926
Interest income	7	20	37
Interest expense	(379)	(375)	(444)
Net gains on property transactions	14	2	6
Gain on foreign currency transactions and derivatives	5	1	—
Equity in earnings (losses) of affiliates	(32)	(10)	11

INCOME (LOSS) BEFORE INCOME TAXES	(236)	380	536
Benefit (provision) for income taxes	39	3	(3)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(197)	383	533
Income (loss) from discontinued operations	(61)	31	201

NET INCOME (LOSS)	(258)	414	734
Less: Net (income) loss attributable to non-controlling interests	1	(3)	(6)

NET INCOME (LOSS) ATTRIBUTABLE TO HOST HOTELS & RESORTS, L.P.	(257)	411	728
Less: Distributions on preferred units	(9)	(9)	(9)

NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(266)	$402	$719

BASIC EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$(.34)	$.68	$.96
Discontinued operations	(.10)	.06	.37

BASIC EARNINGS (LOSS) PER COMMON UNIT	$(.44)	$.74	$1.33

DILUTED EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$(.35)	$.66	$.95
Discontinued operations	(.10)	.06	.37

DILUTED EARNINGS (LOSS) PER COMMON UNIT:	$(.45)	$.72	$1.32

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’

CAPITAL AND COMPREHENSIVE INCOME (LOSS)

Years ended December 31, 2009, 2008 and 2007

(in millions)

OP Units Outstanding			Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income	Non-controlling Interests of Consolidated Partnerships	Limited Partnership Interests of Third Parties	Comprehensive Income (Loss)
Preferred	Common
4.0	521.1	Balance, December 31, 2006	$97	$1	$4,865	$25	$28	$462
—	—	Net income	—	—	703	—	6	25	$728
—	0.5	Redemptions of limited partnership interests of third parties	—	—	5	—	—	(5)
—	—	Other changes in ownership	—	—	152	—	—	(152)
—	—	Other comprehensive income (loss):
		Foreign currency translation and other comprehensive income of unconsolidated affiliates	—	—	—	20	—	—	20

		Comprehensive income (loss):							$748

—	1.0	Units issued to Host REIT for the comprehensive stock and employee stock purchase plans	—	—	(12)	—	—	—
—	—	Distributions on common OP units	—	—	(523)	—	—	(18)
—	—	Distributions on preferred OP units	—	—	(9)	—	—	—
—	—	Cumulative effect of adoption of accounting pronouncement related to income taxes	—	—	11	—	—	—
—	—	Issuance of 2007 Exchangeable Senior Debentures	—	—	89	—	—	—
—	—	Distributions to non-controlling interests of consolidated partnerships	—	—	—	—	(6)	—
4.0	522.6	Balance, December 31, 2007	97	1	5,281	45	28	312
—	—	Net income	—	—	395	—	3	16	$411
—	—	Issuance of common OP units	—	—	—	—	—	92
—	8.8	Redemptions of limited partner interests for common stock	—	—	92	—	—	(92)
—	—	Other changes in ownership	—	—	156	—	—	(156)
		Other comprehensive income (loss):
—	—	Foreign currency translation and other comprehensive income of unconsolidated affiliates	—	—	—	(46)	—	—	(46)
—	—	Change in fair value of derivative instruments	—	—	—	6	—	—	6

—	—	Comprehensive income (loss)							$371

—	0.4	Units issued to Host REIT for the comprehensive stock and employee stock purchase plans	—	—	7	—	—	—
—	—	Distributions on common OP units	—	—	(338)	—	—	(14)
—	—	Distributions on preferred OP units	—	—	(9)	—	—
—	—	Distributions to non-controlling interests of consolidated partnerships	—	—	—	—	(7)	—
—	(6.5)	Repurchase of common OP units	—	—	(99)	—	—	—
4.0	525.3	Balance, December 31, 2008	$97	$1	$5,485	$5	$24	$158

OP Units Outstanding			Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income	Non-controlling Interests of Consolidated Partnerships	Limited Partnership Interests of Third Parties	Comprehensive Income (Loss)
Preferred	Common
4.0	525.3	Balance, December 31, 2008	$97	$1	$5,485	$5	$24	$158
—	—	Net loss	—	—	(252)	—	(1)	(5)	$(257)
—	—	Unrealized loss on HMS Host common stock	—	—	—	(4)	—	—	(4)
—	—	Other changes in ownership	—	—	(19)	—	—	19
—	—	Other comprehensive income (loss):
—	—	Foreign currency translation and other comprehensive income of unconsolidated affiliates	—	—	—	15	—	—	15
—	—	Change in fair value of derivative instruments	—	—	—	(4)	—	—	(4)

—	—	Comprehensive income (loss)							$(250)

—	103.6	Common OP unit issuances	—	—	767	—	—	—
—	.4	Units issued to Host REIT for the comprehensive stock and employee stock purchase plans	—	—	6	—	—	—
—	—	Distributions on common OP units	—	—	(16)	—	—	—
—	—	Distributions on preferred OP units	—	—	(9)	—	—	—
—	—	Issuance of 2009 Exchangeable Senior Debentures	—	—	82	—	—	—
—	3.4	Redemptions of limited partnership interests of third parties	—	—	33	—	—	(33)
—	—	Contributions from non-controlling interests of consolidated partnerships	—	—	—	—	1	—
—	—	Distributions to non-controlling interests of consolidated partnerships	—	—	—	—	(2)	—
4.0	632.7	Balance, December 31, 2009	$97	$1	$6,077	$12	$22	$139

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009, 2008 and 2007

(in millions)

	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(258)	$414	$734
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(26)	(24)	(162)
Depreciation	88	27	23
Depreciation and amortization	615	555	497
Amortization of deferred financing costs	14	12	18
Amortization of debt premiums/discounts, net	31	33	27
Deferred income taxes	(38)	(8)	(7)
Net gains on property transactions and other	(14)	(2)	(6)
Gain on foreign currency transactions and derivatives	(5)	(1)	—
Gain on extinguishment of debt	(5)	(14)	—
Equity in (earnings) losses of affiliates	32	10	(11)
Distributions from equity investments	1	3	4
Change in due from managers	34	41	(57)
Changes in other assets	(12)	—	(12)
Changes in other liabilities	95	(26)	(47)

Cash provided by operating activities	552	1,020	1,001

INVESTING ACTIVITIES
Proceeds from sales of assets, net	199	38	400
Proceeds from sale of interest in CBM Joint Venture LLC	13	—	—
Acquisitions	—	—	(15)
Deposits for acquisitions	—	—	(22)
Investment in affiliates	(7)	(77)	(12)
Return of capital from investments in affiliates	39	—	—
Capital expenditures:
Renewals and replacements	(164)	(374)	(267)
Repositionings and other investments	(176)	(298)	(346)
Change in furniture, fixtures & equipment (FF&E) replacement fund	(6)	3	(23)
Change in restricted cash designated for FF&E replacement fund	(14)	6	55
Property insurance proceeds	—	—	38
Other	—	(14)	—

Cash used in investing activities	(116)	(716)	(192)

FINANCING ACTIVITIES
Financing costs	(20)	(8)	(9)
Issuances of debt	906	300	1,025
Net draws (repayments) on credit facility	(410)	410	(250)
Repurchase of senior notes, including exchangeable debentures	(139)	(82)	—
Debt prepayments and scheduled maturities	(342)	(245)	(1,015)
Scheduled principal repayments	(14)	(16)	(35)
Common OP unit issuance	767	—	—
Common OP unit repurchase	—	(100)	—
Distributions on common OP units	(43)	(542)	(460)
Distributions on preferred OP units	(9)	(9)	(9)
Distributions to non-controlling interests	(2)	(8)	(6)
Change in restricted cash other than FF&E replacement fund	4	16	74

Cash provided by (used in) financing activities	698	(284)	(685)

INCREASE IN CASH AND CASH EQUIVALENTS	1,134	20	124

CASH AND CASH EQUIVALENTS, beginning of year	508	488	364

CASH AND CASH EQUIVALENTS, end of year	$1,642	$508	$488

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009, 2008 and 2007

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2009, 2008 and 2007, non-controlling partners converted common operating partnership units (“OP units”) valued at $18 million, $119 million and $12 million, respectively, in exchange for 3.4 million, 8.8 million and 0.5 million shares, respectively, of Host REIT’s common stock.

On March 12, 2008, we acquired the remaining limited partnership interests in Pacific Gateway Ltd., a subsidiary partnership of Host L.P., which owns the San Diego Marriott Hotel and Marina, and other economic rights formerly held by our partners, including the right to receive 1.7% of the hotel’s sales, in exchange for 5,575,540 OP Units. The OP Units were valued at $93 million based on the closing stock price on such date for Host Hotels & Resorts, Inc., of $16.68.

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Host Hotels & Resorts, L.P., or Host L.P., a Delaware limited partnership, operates through an umbrella partnership, structure with Host Hotels & Resorts, Inc., or Host REIT, our sole general partner. We are primarily the owner of hotel properties. Host REIT operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. Host REIT holds approximately 98% of our partnership interests, or OP units.

As of December 31, 2009, we owned, or had controlling interests in, 111 luxury and upper-upscale, hotel lodging properties located throughout the United States, Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Westin® Sheraton®, W®, St. Regis® and Luxury Collection® brand names.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Partnership and its subsidiaries and controlled affiliates. If we determine that we are an owner in a variable interest entity and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. Additionally, we consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares and can control entity or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of non-controlling unitholders to participate in or block management decisions. All material intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture, fixtures and equipment, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions. For purposes of the statements of cash flows, changes in restricted cash that are used for furniture, fixture and equipment replacement funds controlled by our lenders are shown as investing activities. The remaining changes in restricted cash are the direct result of restrictions under our loan agreements, and, as such, are reflected in cash from financing activities.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents our restricted cash balances as of December 31, 2009 and 2008, which are restricted as a result of lender requirements (in millions):

	2009	2008
Debt service	$11	$11
Real estate taxes	6	7
Insurance	5	—
Cash collateral	4	8
Excess cash flow requirements	2	3
Furniture, fixtures and equipment replacement funds controlled by lenders	22	8
Special projects reserve	—	4
Other	3	3

Total	$53	$44

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when placed in service.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We analyze our assets for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. We test for impairment in several situations, including when a property has a current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including assumptions on the projected cash flows, both from operations and the eventual disposition, the expected useful life and holding period of the asset, the future required capital expenditures and fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we typically classify assets as held for sale when Host REIT’s Board of Directors has approved the sale, a binding

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease recording depreciation. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statements of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We recognize the fair value of any liability for conditional asset retirement obligations including environmental remediation liabilities when incurred, which is generally upon acquisition, construction, or development and/or through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation.

Intangible Assets

In conjunction with our acquisition of hotel properties, we may identify intangible assets. Identifiable intangible assets are typically contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. These contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements.

Non-Controlling Interests of Consolidated Partnerships

As of December 31, 2009, we consolidate three majority-owned partnerships with mandatorily redeemable non-controlling interests with finite lives ranging from 99 to 100 years that terminate between 2081 and 2095. Third party partnership interests that have finite lives are included in non-controlling interests-consolidated partnerships in the consolidated balance sheets and totaled $22 million and $24 million as of December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, the fair values of the non-controlling interests in these partnerships were approximately $44 million and $66 million, respectively. As of December 31, 2009, none of our partnerships have infinite lives as defined by GAAP.

Net income (loss) attributable to non-controlling interests of consolidated partnerships is not included in the determination of net income (loss). However, net income (loss) has been reduced by the amount attributable to non-controlling interests, which totaled $(1) million, $3 million and $6 million for the years ended December 31, 2009, 2008 and 2007, respectively, in the determination of net income (loss) attributable to Host L.P.

Distributions from Investments in Affiliates

We classify the distributions from our equity investments in the statements of cash flows based upon an evaluation of the specific facts and circumstances of each distribution to determine its nature. For example, distributions from cash generated by property operations are classified as cash flows from operating activities. However, distributions received as a result of property sales would be classified as cash flows from investing activities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other-than-Temporary Impairments

We review our equity method investments for other-than-temporary impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected useful life or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we will generally have few observable inputs and will determine the fair value based on a discounted cash flow analysis of the investment, as well as considering the impact of other elements (i.e. control premiums, etc.). We use certain inputs such as available third-party appraisals and forecast net operating income for the hotel properties to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between the fair value and the carrying value of the investment.

Income Taxes

As a partnership for federal income tax purposes, we are not subject to federal income tax. We are, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of our taxable REIT subsidiaries is taxable as a regular C corporation. Host REIT has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, one of our subsidiary REITs is subject to a tax on “built-in-gains” on sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host REIT and us and foreign income taxes incurred by us.

Under our partnership agreement, we are generally required to reimburse Host REIT for any tax payments it is required to make. Accordingly, the tax information included herein represents disclosures regarding Host REIT and its subsidiaries. As a result, such liabilities and related disclosures are included in our financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using the effective interest method.

Foreign Currency Translation

As of December 31, 2009, our foreign operations consist of four properties located in Canada, one property located in Mexico, two in Chile, an investment in a joint venture in Europe and an investment in a joint venture in Asia. The operations of these properties and our investments are maintained in their functional currency, which is generally the local currency, and then translated to U.S. dollars using the average exchange rates for the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

period. The assets and liabilities of the properties and the investment are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Derivative Instruments

We are subject to market exposures in several aspects of our business including foreign currency exposure related to our investment in the European joint venture, our consolidated international hotels, interest rate exposure for the interest payments for our floating rate debt and the fair value of our fixed rate debt. We may, from time to time, enter into derivative instruments to either protect against fluctuations in the fair value of our investments in foreign entities or the fair value of our debt instruments. Prior to entering into the derivative contract, we evaluate whether the transaction would qualify for hedge accounting and continue to evaluate hedge effectiveness through the life of the contract. Gains and losses on contracts that meet the requirements for fair value hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to net income (loss) or accumulated other comprehensive income, based on the applicable accounting guidance. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

In situations where we have floating rate debt, we may purchase interest rate swaps or interest rate caps, which would be considered derivative instruments. If the requirements for hedge accounting are met and the instruments qualify as cash flow hedges, amounts paid or received under these agreements would be recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives would be recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to accumulated other comprehensive income.

Other Comprehensive Income

The components of total accumulated other comprehensive income in the balance sheets are as follows (in millions):

	2009	2008
Unrealized gain on HM Services common stock	$—	$4
Gain on forward currency contracts	2	6
Foreign currency translation	10	(5)

Total accumulated other comprehensive income	$12	$5

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided. Additionally, we collect sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on our statements of operations.

Earnings Per Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common units outstanding. Diluted earnings per common unit is computed by dividing net income available to common unitholders as adjusted for potentially dilutive securities, by the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

weighted average number of common units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host REIT to support Host REIT’s common shares granted under comprehensive stock plans, other non-controlling interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2009	2008	2007
	(in millions, except per unit amounts)
Net income (loss)	$(258)	$414	$734
Net (income) loss attributable to non-controlling interests	1	(3)	(6)
Dividends on preferred OP units	(9)	(9)	(9)

Earnings (loss) available to common unitholders	(266)	402	719
Assuming deduction of gain recognized for the repurchase of 2004 Debentures(1)	(2)	(8)	—

Diluted earnings (loss) available to common unitholders	$(268)	$394	$719

Basic weighted average units outstanding	598.3	541.8	540.6
Assuming weighted average units for the repurchased 2004 Debentures	.9	5.4	—
Assuming distribution of units to Host REIT for Host REIT’s common shares granted under the comprehensive stock plan, less shares assumed purchased at market price	—	.4	.9
Assuming conversion of non-controlling OP units issuable	—	—	1.2

Diluted weighted average units outstanding	599.2	547.6	542.7

Basic earnings (loss) per unit	$(.44)	$.74	$1.33
Diluted earnings (loss) per unit	$(.45)	$.72	$1.32

(1)

During 2009 and 2008, we repurchased $75 million and $100 million face amount, respectively, of our $500 million 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) with a carrying value of $72 million and $96 million for approximately $69 million and $82 million, respectively. We are required to determine the dilutive effect of the repurchased 2004 Debentures separately from the 2004 Debentures outstanding at December 31, 2009 and 2008. The 2004 Debentures repurchased during 2009 and 2008 are treated as having been converted to common unit equivalents at the start of the period. Accordingly, the 2009 and 2008 adjustments to net income related to the repurchased 2004 Debentures include a $3 million and $14 million gain, respectively, net of interest expense on the repurchased debentures.

(2)	There are 50 million potentially dilutive units for our Exchangeable Senior Debentures and units to Host REIT for Host REIT’s shares granted under comprehensive stock plans which were not included in the computation of diluted earnings per unit as of December 31, 2009 because to do so would have been anti-dilutive for the period. See Note 4, “Debt” for the terms and conditions of our Exchangeable Senior Debentures and Note 8, “Employee Stock Plans” for the terms and conditions of Host REIT’s comprehensive stock plans.

Accounting for Share-Based Payments

At December 31, 2009, Host REIT maintained two stock-based employee compensation plans, which are accounted for in accordance with GAAP. See Note 8, “Employee Stock Plans.”

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility, and amounts due or payable under our derivative contracts. At December 31, 2009, our exposure risk related to our derivative contracts totaled $3.4 million and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

counterparties are investment grade financial institutions. Our credit risk exposure with regard to our cash and the $600 million available under our credit facility is spread among a diversified group of investment grade financial institutions.

Application of New Accounting Standards

Business Combinations.    This new accounting pronouncement provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and goodwill acquired in a business combination. The pronouncement particularly requires the assets acquired, liabilities assumed and non-controlling interests to be measured at the acquisition date fair value, including contingent considerations. Furthermore, the pronouncement prohibits acquisition-related costs, such as due diligence, legal and accounting fees, from being capitalized or applied in determining the fair value of the acquired assets. We adopted the provisions of this pronouncement on January 1, 2009. We do not believe the adoption of this pronouncement will materially affect the recognition and measurement related to our future business combinations.

Consolidation of Variable Interest Entities.    The FASB recently amended its guidance surrounding a company’s analysis to determine whether any of its variable interests constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:

•	The power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance.

•

The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the first annual reporting period that begins after November 15, 2009 and, accordingly, we will reevaluate our interests in variable interest entities for the period beginning on January 1, 2010 to determine that the entities are reflected properly in the financial statements as investments or consolidated entities. We do not anticipate that the implementation of this guidance will have any material effect on our financial statements.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Property and Equipment

Property and equipment consists of the following as of December 31:

	2009	2008
	(in millions)
Land and land improvements	$1,574	$1,613
Buildings and leasehold improvements	11,502	11,502
Furniture and equipment	1,794	1,749
Construction in progress	104	174

	14,974	15,038
Less accumulated depreciation and amortization	(4,743)	(4,299)

	$10,231	$10,739

The aggregate cost of real estate for federal income tax purposes is approximately $9,601 million at December 31, 2009.

During 2009, we recorded non-cash impairment charges totaling $97 million of which $20 million of impairment charges is included in depreciation and amortization and the remaining $77 million of impairment charges is recorded in discontinued operations. See Note 12, “Fair Value Measurements.”

3.	Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2009
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$—	$—	None
HHR Euro CV	32.1%	137	1,032	Eleven hotels located in Europe
HHR TRS CV	9.8%	1	5	Lease agreements for certain hotels owned by HHR Euro CV
Tiburon Golf Ventures, L.P.	49.0%	15	—	36-hole golf club

Total		$153	$1,037

	As of December 31, 2008
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$—	$—	None
HHR Euro CV	32.1%	208	1,017	Eleven hotels located in Europe
HHR TRS CV	9.8%	1	5	Lease agreements for certain hotels owned by HHR Euro CV
CBM Joint Venture L.P.	3.6%	5	810	115 Courtyard hotels
Tiburon Golf Ventures, L.P.	49.0%	15	—	36-hole golf club

Total		$229	$1,832

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

European Joint Venture

In March 2006, we formed a joint venture, HHR Euro CV, to acquire hotels in Europe (the “European joint venture”). We serve as the general partner for the European joint venture and have a 32.1% ownership interest (including our limited and general partner interests). The initial term of the European joint venture is ten years, subject to two one-year extensions with partner approval. As of December 31, 2009, five of the hotels owned by HHR Euro CV are leased to HHR TRS CV, an entity of which we also serve as a general partner and have a 9.8% ownership interest, including our general and limited partner interests. Due to the ownership structure and the non-Host limited partners’ rights to cause the dissolution and liquidation of the European joint venture and HHR TRS CV at any time, they are not consolidated in our financial statements. As general partner, we earn a management fee based on the amount of equity commitments and equity investments. In 2009, 2008 and 2007, we recorded approximately $6 million, $6 million and $5 million of management fees, respectively.

During 2008, we entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with SFAS 133, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the stockholders’ equity portion of our balance sheet. We also evaluate counterparty credit risk in the calculation of the fair value of the derivatives. Changes in the fair value of the derivative instruments totaled $(4) million and $6 million in 2009 and 2008, respectively, and are included in other comprehensive income. The balance in accumulated other comprehensive income related to the foreign currency forward purchase contracts was $2 million and $6 million at December 31, 2009 and December 31, 2008, respectively.

Our unconsolidated investees assess impairment of real estate properties based on whether estimated undiscounted future cash flows from each individual property are less than book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel. In 2008, we recognized a charge of approximately $2 million related to the impairment of one such property in equity in earnings of affiliates. We also review our investments for other-than-temporary impairment based on the occurrence of any events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. During the second quarter of 2009, we recorded a non-cash impairment charge totaling $34 million in equity in earnings (losses) of affiliates based on the difference between the estimated fair value of our investment and its carrying value. As of December 31, 2009, no further impairment was recorded. See Note 12, “Fair Value Measurements.”

Asian Joint Venture

On March 25, 2008, we entered into a joint venture, structured as a Singapore Corporation that will explore investment opportunities in various markets throughout Asia, including China, Japan, Vietnam, and India, as well as in Australia (the “Asian joint venture”). We own a 25% interest in the joint venture, which has an initial term of seven years. Due to the ownership structure of the Asian joint venture and our partner’s rights to cause the dissolution and liquidation of the joint venture, it is not consolidated in our financial statements. As of December 31, 2009, the Asian joint venture did not own any hotels.

CBM Joint Venture LP

CBM Joint Venture Limited Partnership (“CBM JV”) owns 115 Courtyard by Marriott hotels, which are operated by Marriott International pursuant to long-term management agreements. On September 11, 2009, we sold our remaining 3.6% limited partnership interest in CBM JV for approximately $13 million and recorded the gain on property transaction of $5 million, net of taxes. As a result of this transaction, we no longer have any ownership interest in CBM JV.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Investments

We own a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. We also own minority interests in three partnerships that directly or indirectly own two hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2009	2008
	(in millions)
Property and equipment, net	$1,461	$2,685
Other assets	175	482

Total assets	$1,636	$3,167

Debt	$1,037	$1,832
Other liabilities	212	376
Equity	387	959

Total liabilities and equity	$1,636	$3,167

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2009	2008	2007
	(in millions)
Total revenues	$360	$986	$954
Operating expenses
Expenses	(274)	(769)	(698)
Depreciation and amortization	(119)	(121)	(87)

Operating profit (loss)	(33)	96	169
Interest income	3	10	7
Interest expense	(53)	(118)	(103)

Net income (loss)	$(83)	$(12)	$73

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Debt

Debt consists of the following:

	December 31, 2009	December 31, 2008
Series K senior notes, with a rate of 7 1/8% due November 2013	$725	$725
Series M senior notes, with a rate of 7% due August 2012(1)	344	348
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	497
Series T senior notes, with a rate of 9% due May 2017	387	—
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	323	383
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	484	533
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	316	—
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,534	3,943
Mortgage debt (non-recourse) secured by $1.5 billion and $2.1 billion of real estate assets, with an average interest rate of 5.1% and 6.2% at December 31, 2009 and 2008, maturing through December 2023(1)(2)	1,217	1,436
Credit facility	—	410
Other	86	87

Total debt	$5,837	$5,876

(1)	During the first quarter of 2010, we redeemed the remaining $346 million of the 7% Series M senior notes and repaid the $124 million mortgage debt on the Atlanta Marriott Marquis.
(2)	The assets securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current market value of the assets.

Senior Notes

General.    Under the terms of our senior notes indenture, which includes our Exchangeable Senior Debentures, our senior notes are equal in right of payment with all of Host L.P.’s unsubordinated indebtedness and senior to all subordinated obligations of Host L.P. The face amount of our senior notes as of December 31, 2009 and 2008 was $4.7 billion and $4.0 billion, respectively. The senior notes balance as of December 31, 2009 and 2008 includes discounts of approximately $145 million and $89 million, respectively. The notes under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements, if any, with lenders that are parties to the credit facility. We pay interest on each series of our senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

We had the following activities during 2009 and 2008:

•	On December 22, 2009, we issued $400 million of 2 1/2% Exchangeable Senior Debentures and received proceeds of $391 million, net of underwriting fees and expenses (the “2009 Debentures”). The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

proceeds, along with available cash, were used to redeem the remaining $346 million of the 7% Series M senior notes and to repay the $124 million mortgage on the Atlanta Marriott Marquis in the first quarter of 2010. We separately account for the debt and equity portion of the debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, we recorded the liability component of the debentures at a fair value of $316 million which is based on an effective interest rate of 6.9% on December 16, 2009. We will amortize the resulting discount over the expected life of the debentures. See “2009 Exchangeable Senior Debentures” below.

•

During 2009, we repurchased approximately $74 million face amount of the 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”) with a carrying value of $68 million for $66 million and recorded a gain of approximately $2 million on the transactions. We have $526 million face amount of the 2007 Debentures outstanding.

•

On May 11, 2009, we issued $400 million of 9% Series T senior notes maturing May 15, 2017 and received net proceeds of approximately $380 million after discounts and underwriting fees and expenses. Interest on the Series T notes is payable semi-annually in arrears on January 15 and July 15, beginning July 15, 2009. A portion of the proceeds were used to repay the $200 million outstanding on the revolver portion of our credit facility and the outstanding $135 million mortgage debt on the Westin Kierland Resort & Spa. The outstanding 9% Series T senior notes are equal in right of payment with all of our other senior notes.

•

In the first quarter of 2009, we repurchased $75 million face amount of the 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) with a carrying value of $72 million for approximately $69 million and recorded a gain on the repurchase of approximately $3 million. We have $325 million face amount of the 2004 Debentures outstanding.

During the fourth quarter of 2008, we repurchased $100 million face amount of the 2004 Debentures with a carrying value of $96 million for approximately $82 million and recorded a gain of approximately $14 million.

The gains on the repurchased debentures are recorded in interest expense in the consolidated financial statements. We evaluated the fair value of the debt repurchased based on the fair value of the cash flows at the date of the repurchase discounted at risk adjusted rates. Based on this calculation, the fair value of the debt repurchased was generally greater than the conversion price; therefore, substantially all of the repurchase price was allocated to the debt portion of the debentures.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by Host L.P. Furthermore, Host L.P. is able to make distributions to enable Host REIT to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. For example, under the terms of our senior notes indenture interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $27 million, $30 million and $25 million in 2009, 2008 and 2007, respectively, of non-cash interest expense related to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Our subsidiaries are subject to the restrictive covenants in the indenture, however, in certain circumstances, we are permitted to designate certain subsidiaries as unrestricted

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to dispose of or encumber their assets or otherwise incur additional indebtedness without complying with the restrictive covenants in the indenture. If we were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in our ratio calculations. Other covenants limiting our ability to incur indebtedness and make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) excluding intangible assets and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million of other debt. Our senior notes indenture also imposes restrictions on customary matters, such as our ability to make distributions on, redeem or repurchase our equity interests; make investments; permit payment or dividend restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture).

We are in compliance with all of our financial covenants under the senior notes indenture. The following table summarizes the financial tests contained in the senior notes indenture as of December 31, 2009:

	Actual Ratio		Covenant Requirement
Unencumbered assets tests	304%		Minimum ratio of 125%
Total indebtedness to total assets	34%		Maximum ratio of 65%
Secured indebtedness to total assets	6.7%		Maximum ratio of 45%
EBITDA-to-interest coverage ratio	2.5	x	Minimum ratio of 2.0x*

*	1.7x for preferred stock payments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Exchangeable Debentures

We separately account for the liability and equity components of our exchangeable debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, for the 2009 Debentures, 2007 Debentures and 2004 Debentures (collectively, the “Debentures”), we record the liability components of the Debentures at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt; however, there is no effect on our cash interest payments. We measured the fair value of the debt components of the 2009 Debentures, 2007 Debentures and 2004 Debentures at issuance based on effective interest rates of 6.9%, 6.5% and 6.8%, respectively. As a result, we attributed $247 million of the proceeds received to the conversion feature of the Debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in partners’ capital on the condensed consolidated balance sheets. The following details the initial allocations between the debt and equity components of the Debentures, net of the original issue discount, based on the effective interest rate at the time of issuance, as well as the debt balances at December 31, 2009:

	Date Issued	Initial Face Amount	Initial Liability Value	Initial Equity Value	Face Amount Outstanding at 12/31/2009	Debt Carrying Value at 12/31/2009	Unamortized Discount at 12/31/2009
		(in millions)
2009 Debentures	12/22/2009	$400	$316	$82	$400	$316	$84
2007 Debentures	3/23/2007	600	502	89	526	484	42
2004 Debentures	3/16/2004	500	413	76	325	323	2

Total		$1,500	$1,231	$247	$1,251	$1,123	$128

Interest expense recorded for the Debentures for the periods presented consists of the following (in millions):

	2009	2008	2007
Contractual interest expense (cash)	$26	$32	$28
Non-cash interest expense due to discount amortization	27	30	25

Total interest expense	$53	62	53

2009 Exchangeable Senior Debentures.    On December 22, 2009, we issued $400 million of 2 1/2% Exchangeable Senior Debentures and received proceeds of $391 million, net of underwriting fees and expenses. The 2009 Debentures mature on October 15, 2029 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on January 15, 2010. We can redeem for cash all, or part of, the 2009 Debentures at any time on or after October 20, 2015 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. Holders have the right to require us to repurchase the 2009 Debentures on October 15, 2015, October 15, 2019 and October 15, 2024 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2009 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of our common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash, shares of Host REIT’s common stock or a combination thereof at our option in an amount equal to the exchange value (which is the applicable exchange rate multiplied by the average exchange price of Host REIT’s common stock). Upon issuance of such shares by Host REIT, we will issue to Host REIT common OP units based on the current conversion ratio. The exchange rate at December 31, 2009 was 71.0101 shares of Host REIT’s common stock per $1,000 principal

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amount of debentures, which is equivalent to an exchange price of $14.08 per share of Host REIT’s common stock, or approximately 28 million shares. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends. The 2009 Debentures are not currently exchangeable.

2007 Exchangeable Senior Debentures.    On March 23, 2007, we issued $600 million of 2 5/8% 2007 Debentures and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. During 2009, we repurchased approximately $74 million face amount of the 2007 Debentures for approximately $66 million. As of December 31, 2009, we have $526 million face amount of the 2007 Debentures that remain outstanding. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host REIT’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of Host REIT’s common stock) and the aggregate principal amount of the 2007 Debentures to be exchanged, and, at our option, shares of Host REIT’s common stock, cash or a combination thereof for any excess above the principal value. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The exchange rate at December 31, 2009 was 32.0239 shares of Host REIT’s common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $31.23 per share of Host REIT common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT’s common OP units based on the current conversion ratio. The exchange rate may be adjusted under certain circumstances including the payment of common dividends by Host REIT exceeding $.20 per share in any given quarter.

2004 Exchangeable Senior Debentures.    On March 16, 2004, Host L.P. issued $500 million of 3 1/4% 2004 Debentures and received net proceeds of $484 million, net of discounts, underwriting fees and expenses. During 2008 and 2009, we repurchased $175 million face amount of the 2004 Debentures with a carrying value of $168 million for approximately $151 million and recorded gains on repurchase of approximately $17 million. As of December 31, 2009, $325 million of the 2004 Debentures remain outstanding. The outstanding 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host REIT’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. The exchange rate at December 31, 2009 was 65.3258 shares of Host REIT’s common stock for each $1,000 of principal amount of the 2004 Debentures, or a total of approximately 21 million shares (which is equivalent to an exchange price of $15.31 per share). Upon issuance of such shares by Host REIT, we will issue to Host REIT common OP units based on the current conversion ratio. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host REIT. We can redeem for cash all, or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for shares of Host REIT’s common stock rather than receive the cash redemption price.

Authorization for Senior Notes and Exchangeable Debentures Repurchase

In May 2009, Host REIT’s Board of Directors authorized the repurchase of up to $750 million of senior notes and exchangeable debentures. Host REIT may purchase senior notes and exchangeable debentures through open market purchases, privately negotiated transactions, tender offers or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. In February of 2010, this program was terminated with $680 million of remaining capacity, and a new $400 million program was authorized. This new program includes the ability to repurchase senior notes, exchangeable debentures, mortgage debt and preferred stock.

Credit Facility.    On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and maintaining a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

In the second quarter of 2008, we entered into a $210 million term loan under the credit facility. The term loan bore interest at LIBOR plus 175 basis points, with a LIBOR floor of 2.25%. In the third quarter of 2009, we repaid the entire $210 million term loan. In September 2008, we also borrowed $200 million under the revolver portion of our credit facility at a rate of LIBOR plus 65 basis points based on our leverage. During the second quarter of 2009, we repaid the $200 million outstanding on the revolver portion of our credit facility. Based on our leverage at December 31, 2009, we have $600 million available under our credit facility.

The obligations under the credit facility are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions as of December 31, 2009, we are not required to pledge our equity interests in any newly acquired or formed subsidiary, and at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Covenants.    The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Due to the decline in operations during the year, our unsecured interest coverage ratio and fixed charge coverage ratio have declined and our leverage ratio has increased relative to year end 2008. We are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x and our unsecured coverage ratio is not less than 1.75x. If our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed $300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. For example, under the terms of the credit facility interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $27 million, $30 million and $25 million in 2009, 2008 and 2007, respectively, of interest expense recorded as a result of the adoption of a new accounting pronouncement relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance.

We are in compliance with all of our financial covenants under the credit facility. The following table summarizes the financial tests contained in the credit facility as of December 31, 2009:

	Actual Ratio		Covenant Requirement
				2009		2010		2011
Leverage ratio	5.3	x	Maximum ratio of:	7.25	x	7.25	x	7.25	x
Fixed charge coverage ratio	1.7	x	Minimum ratio of:	1.05	x	1.10	x	1.15	x
Unsecured interest coverage ratio(a)	2.7	x	Minimum ratio of:	1.75	x	1.75	x	1.75	x

(a)	If at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.

Interest and Fees.    We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in U.S. Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our leverage ratio at December 31, 2009 of 5.3x, we can borrow at a rate of LIBOR plus 90 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants.    The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and distributions contained in the credit facility will be superseded by the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and distributions are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host REIT’s tax status as a REIT.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for environmental liabilities, fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2009, we have 12 assets that are secured by mortgage debt with an average interest rate of 5.1% that mature between 2011 and 2023. As of December 31, 2009, we are in compliance with the covenants under all of our mortgage debt obligations.

We had the following mortgage debt issuances and repayments since January 2008. Interest for our mortgage debt is payable on a monthly basis:

Transaction Date		Property	Rate	Maturity Date	Amount
Issuances
March	2009	JW Marriott, Washington, D.C.(1)	7.50%	4/2/2013	$120
June	2008	Orlando World Center Marriott(2)	3.74%	7/1/2011	300
Repayments/Defeasance
February	2010	Atlanta Marriott Marquis	7.4%	2/11/2023	124
September	2009	Westin Kierland Resort & Spa	5.08%	9/1/2009	135
July	2009	San Diego Marriott Hotel & Marina	8.45%	7/1/2009	173
March	2009	The Westin Indianapolis	9.214%	3/11/2022	34
December	2008	Scottsdale Marriott McDowell Mountains	6.08%	12/1/2008	34
June	2008	Orlando World Center Marriott	7.48%	6/12/2008	208

(1)	The JW Marriott, Washington, D.C. mortgage debt has a floating interest rate of LIBOR plus 600 basis points, with a LIBOR floor of 1.5%. The interest rate shown reflects the rate in effect at December 31, 2009. Additionally, we have the right to extend the maturity for an additional one-year period, subject to certain conditions. In addition, as required by the loan agreement, we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan.
(2)	The Orlando World Center Marriott mortgage loan has a floating rate of interest of LIBOR plus 350 basis points. The interest rate shown reflects the rate in effect at December 31, 2009. The loan may be extended in whole or in part, at our option, for two one-year periods, subject to certain conditions. We anticipate that the property will have sufficient funds to cover debt service and all operating requirements in 2010. However, based on the December 31, 2009 debt service coverage ratio, the loan agreement requires that we deposit excess cash flow generated by the hotel into a lender restricted escrow.

Interest Rate Derivative Instruments

We have entered into several derivatives to manage our exposures to risks associated with changes in interest rates. None of our derivatives have been entered into for trading purposes. See Note 12, “Fair Value Measurements”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2009 are as follows (in millions):

2010, including the $470 million of debt repaid in the first quarter of 2010(1)	$804
2011(2)	430
2012	541
2013	842
2014	972
Thereafter	2,389

5,978
Unamortized (discounts) premiums, net	(142)
Capital lease obligations	1

$5,837

(1)	During the first quarter of 2010, we redeemed $346 million face amount of our Series M senior notes and repaid the $124 million mortgage debt on Atlanta Marriott Marquis.
(2)	The debt maturing in 2011 includes the $300 million mortgage loan on the Orlando World Center Marriott, which can be extended, in whole or in part for two one-year periods at our option, subject to achieving a certain debt coverage ratio and other conditions.

Interest

The following are included in interest expense for the years ended December 31, (in millions):

	2009(1)	2008	2007(2)
Interest expense	$379	$375	$444
Amortization of debt premiums/discounts, net(3)	(31)	(33)	(27)
Amortization of deferred financing costs	(12)	(12)	(13)
Non-cash gains/(losses) on debt extinguishments	2	14	(5)
Interest expense reclassified to discontinued operations	—	—	3
Change in accrued interest	(11)	(4)	(1)

Interest paid(4)	$327	$340	$401

(1)	Interest expense and interest paid for 2009 is net of $7 million received in connection with the 2007 defeasance of $514 million in collateralized mortgage-backed securities.
(2)	Interest expense and interest paid for 2007 include prepayment premiums of $40 million in 2007. No significant prepayment premiums were paid in 2009 or 2008.
(3)	Primarily represents the amortization of the debt discount, which is non-cash interest expense, on our Debentures established at the date of issuance. See “–Exchangeable Debentures–General”.
(4)	Does not include capitalized interest of $5 million, $10 million, and $10 million during 2009, 2008 and 2007, respectively.

Amortization of property and equipment under capital leases totaled $1 million for 2009 and $2 million for both 2008 and 2007 and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5.	Partners’ Capital

As of December 31, 2009 and 2008, 644.4 million and 540.4 million common OP units, respectively, were outstanding, of which Host REIT held 632.7 million and 525.3 million, respectively. In addition, 4.0 million preferred OP units were outstanding as of December 31, 2009 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Issuances

On April 29, 2009, Host REIT issued 75,750,000 shares of common stock at $6.60 per share and received net proceeds of approximately $480 million, after underwriting discounts and commissions and transaction expenses.

On August 19, 2009, Host REIT entered into a Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host REIT may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. During 2009, Host REIT has issued approximately 28 million shares of common stock through this program at an average price of approximately $10.27 per share for net proceeds of approximately $287 million. Host REIT may continue to sell shares of common stock under this program from time to time based on market conditions, although they are not under obligation to sell any shares. In exchange for the shares issued by Host REIT, Host L.P. issued OP units based on the applicable conversion ratio.

On December 22, 2009, we issued the 2009 Debentures for proceeds of $391 million, net of underwriting fees and expenses. We separately account for the debt and equity portion of the debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. The excess proceeds received over the fair value of the liability are allocated to the equity component of the debentures. Accordingly, we allocated $82 million to the equity portion of the 2009 Debentures upon their issuance. See Note 4, “Debt.”

Distributions

On September 14, 2009, Host REIT announced that its Board of Directors authorized a special dividend of $0.25 per share of common stock of Host REIT, which was paid on December 18, 2009 to holders of record as of November 6, 2009. The dividend was paid with cash or with shares of common stock, at the election of the stockholder. In order to comply with Host REIT’s remaining REIT taxable income distribution requirements for the year ended December 31, 2008, while retaining capital and maintaining maximum financial flexibility, Host REIT’s Board of Directors determined that the cash component of the dividend (other than cash paid in lieu of fractional shares) would not exceed 10% in the aggregate. As a result, Host REIT issued 13.4 million shares of Host REIT common stock valued at $140 million on December 18, 2009, and paid cash in the amount of $16 million, for a total dividend of $156 million. Pursuant to the Third Amended and Restated Agreement of Limited Partnership of Host L.P., as amended (the “Partnership Agreement”), common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host REIT to its common stockholders, or $0.025 per OP unit, but did not receive an equivalent per unit distribution for the 90% of the dividend paid with Host REIT’s common stock. Therefore, subsequent to the issuance of shares of common stock to stockholders of Host REIT, the conversion factor used to convert OP units into shares of Host REIT common stock was adjusted from 1.0 to 1.021494.

The table below presents the amount of common and preferred distributions per unit:

	2009	2008	2007
Common OP units	$.025	$.65	$1.00
Class E preferred OP units 8 7/8%	2.22	2.22	2.22

Stock Repurchase

During 2008, Host REIT’s Board of Directors authorized a program to repurchase up to $500 million of common stock and equity-related securities. These securities may be purchased in the open market or through

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

private transactions, depending on market conditions. During 2008, the Company repurchased 6.5 million shares valued at approximately $100 million. We redeem common OP units from Host REIT based on the applicable conversion ratio for each common share repurchased. Additionally, as part of this program, we repurchased $175 million face amount of the Debentures in the fourth quarter of 2008 and the first quarter of 2009, for approximately $151 million. See Note 4, “Debt.” This program was terminated in the third quarter of 2009 and no additional common shares or equity related securities have been repurchased as part of this program. At the time of termination, there was $249 million left under the Board’s authorization for future repurchases.

Preferred OP Units

As of December 31, 2009, we have one class of publicly-traded preferred units outstanding: 4,034,300 units of 8 7/8% Class E preferred units. Holders of the preferred units are entitled to receive cumulative cash distributions at 8 7/8% per annum of the $25.00 per unit liquidation preference, which are payable quarterly in arrears. After June 2, 2009, we have the option to redeem the Class E preferred units for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred OP unit ranks senior to the common OP unit. The preferred unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2009 and 2008 were approximately $2 million.

6.	Income Taxes

As a partnership for federal income tax purposes, we are not subject to federal income tax. We are, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of our taxable REIT subsidiaries is taxable as a regular C corporation. Host REIT has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, one of our subsidiary REITs is subject to taxes on “built-in-gains” on sales of certain assets. Additionally, Host REIT’s taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host REIT and us and foreign income taxes incurred by Host L.P. as well as each of their respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss, capital loss and tax credit carryovers based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2009 and 2008 are as follows (in millions):

	2009	2008
Deferred tax assets	$108	$110
Less: Valuation allowance	(37)	(28)

Subtotal	71	82
Deferred tax liabilities	(17)	(66)

Net deferred tax asset	$54	$16

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have recorded a 100% valuation allowance of approximately $36 million against the net deferred tax asset related to the net operating loss and asset tax credit carryovers as of December 31, 2009 with respect to our hotel in Mexico. There is a $1 million valuation allowance against the deferred tax asset related to the net operating loss and capital loss carryovers as of December 31, 2009 with respect to our hotels in Canada. The net increase in the valuation allowance for the year ending December 31, 2009 and December 31, 2008 was approximately $9 million and $3 million, respectively. We expect that all net operating loss and alternative minimum tax credit carryovers for U.S. federal income tax purposes to be realized. The primary components of our net deferred tax asset were as follows (in millions):

	2009	2008
Accrued related party interest	$—	$5
Net operating loss and capital loss carryovers	59	65
Alternative minimum tax credits	3	3
Property and equipment	(4)	(3)
Investments in domestic and foreign affiliates	(11)	(60)
Prepaid revenue	46	37
Purchase accounting items	(2)	(3)

Subtotal	91	44
Less: Valuation allowance	(37)	(28)

Net deferred tax asset	$54	$16

At December 31, 2009, we have aggregate gross domestic and foreign net operating loss, capital loss and tax credit carryovers of approximately $169 million. We have deferred tax assets related to these loss and tax credit carryovers of approximately $62 million, with a valuation allowance of approximately $37 million. Our net operating loss carryovers expire through 2027, and our foreign capital loss carryovers have no expiration period. Our domestic alternative minimum tax credits have no expiration period and our foreign asset tax credits expire through 2017.

Our U.S. and foreign income (loss) from continuing operations before income taxes was as follows (in millions):

	2009	2008	2007
U.S. income (loss)	$(223)	$372	$505
Foreign income (loss)	(13)	8	31

Total	$(236)	$380	$536

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The (benefit) provision for income taxes for continuing operations consists of (in millions):

	2009	2008	2007
Current—Federal	$(7)	$—	$—
—State	2	2	3
—Foreign	4	3	7

	(1)	5	10

Deferred—Federal	(33)	(11)	(8)
—State	(7)	2	—
—Foreign	2	1	1

	(38)	(8)	(7)

Income tax (benefit) provision—continuing operations	$(39)	$(3)	$3

The total (benefit) provision for income taxes, including the amounts associated with discontinued operations, was ($39) million, ($3) million and $3 million in 2009, 2008 and 2007, respectively.

The differences between the income tax (benefit) provision calculated at the statutory U.S. federal income tax rate of 35% and the actual income tax (benefit) provision recorded each year for continuing operations are as follows (in millions):

	2009	2008	2007
Statutory federal income tax provision (benefit)—continuing operations	$(83)	$133	$188
Nontaxable (income) loss of Host REIT—continuing operations	43	(144)	(196)
State income tax provision, net	(3)	2	2
Uncertain tax positions provision (benefit)	(7)	2	1
Foreign income tax provision	11	4	8

Income tax (benefit) provision—continuing operations	$(39)	$(3)	$3

Cash paid for income taxes, net of refunds received, was $5 million in 2009 and $7 million in each of 2008 and 2007.

Current accounting literature prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement to determine the amount of benefit to recognize in the financial statements. This accounting standard applies to all tax positions related to income taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2009	2008
Balance at January 1	$13	$11
Reductions due to expiration of certain statutes of limitation	(7)	—
Other increases (decreases)	(1)	2

Balance at December 31	$5	$13

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All of such amount, if recognized, would impact our reconciliation between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35% and the actual income tax provision (benefit) recorded each year. In 2009, we recognized an income tax benefit of $7 million relating to the reduction of previously accrued income taxes after an evaluation of the exposure items and the expiration of the related statutes of limitation. No such amount was recognized in 2007 or 2008.

It is reasonably possible that the total amount of unrecognized tax benefits will decrease within 12 months of the reporting date due to the expiration of certain statutes of limitation. An estimate of the range of such possible decrease is zero to $.5 million. As of December 31, 2009, the tax years that remain subject to examination by major tax jurisdictions generally include 2006-2009.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During each of the years ended December 31, 2009, 2008 and 2007, we recognized approximately $0.1 million of interest expense related to the unrecognized tax benefits. We had approximately $0.5 million and $0.4 million of interest accrued at December 31, 2009, and 2008, respectively.

7.	Leases

Hotel Leases

We lease substantially all of our hotels (the “Leases”) to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation and management of a hotel.

Hospitality Properties Trust Relationship

In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard by Marriott (“Courtyard”) properties and 18 Residence Inn by Marriott (“Residence Inn”) properties to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring between 2010 and 2012 and are renewable at our option. Minimum rent payments are $59 million annually for the Courtyard properties and $21 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In 1998, we sublet the HPT properties (the “Subleases”) to separate sublessee subsidiaries of Barceló Crestline Corporation (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the Sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT properties (one for the Courtyard properties and one for the Residence Inn properties). Rent payable by the Sublessee under the Subleases consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by us. Rent payable under the subleases is guaranteed by the parent of the subtenants up to a maximum of approximately $21.6 million for the Courtyard leases, of which approximately $6.7 million has been funded through December 31, 2009, and approximately $10.8 million for the Residence Inn leases, of which approximately $5.9 million has been funded through December 31, 2009. To the extent the parent of the subtenants fails to perform or fully funds its guarantee obligation, we will be responsible for funding any rent shortfalls to HPT. At the expiration of these leases, HPT will return our initial security deposit of approximately $67 million, plus additional cash collateral of approximately $7.8 million. We gave notice that we will terminate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the lease on the 18 Residence Inn properties effective December 31, 2010, at which time we expect our $17 million security deposit will be returned by HPT. In 2010, we also intend to give notice that we will terminate the lease on the 53 Courtyard by Marriott properties effective December 31, 2012.

Other Lease Information

As of December 31, 2009, all or a portion of 35 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. For lease agreements with scheduled rent increases, we recognize the lease expense on a straight-line basis over the term of the lease. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Additionally, the rental payments under one lease are based on real estate tax assessments. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or ten-year periods. The restaurant leases are accounted for as operating leases. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. Equipment leases are accounted for as either operating or capital leases depending on the characteristics of the particular lease arrangement. Equipment leases that are characterized as capital leases are classified as furniture and equipment and are depreciated over the life of the lease. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2009. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and the Sublessee of approximately $7 million and $198 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2010	$1	$143
2011	1	119
2012	—	115
2013	—	52
2014	—	49
Thereafter	—	1,005

Total minimum lease payments	2	$1,483

Less: amount representing interest	—

Present value of minimum lease payments	$2

We remain contingently liable on certain leases relating to our former restaurant business. Such contingent liabilities aggregated $20 million as of December 31, 2009. However, management considers the likelihood of any material funding related to these leases to be remote.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense is included in other property-level expenses line item and consists of (in millions):

	2009	2008	2007
Minimum rentals on operating leases	$122	$121	$120
Additional rentals based on sales	23	39	39
Rental payments based on real estate tax assessments	19	—	—
Less: sublease rentals	(83)	(90)	(92)

	$81	$70	$67

8.	Employee Stock Plans

In connection with Host REIT’s conversion to a REIT, we assumed the employee obligations of Host REIT. Upon the issuance of Host REIT’s common stock under either of the two stock-based compensation plans described below, we will issue to Host common OP units of an equivalent value. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

Host REIT maintains two stock-based compensation plans, the Comprehensive Stock and Cash Incentive Plan (the “2009 Comprehensive Plan”), whereby Host REIT may award to participating employees (i) restricted shares of Host REIT’s common stock, (ii) options to purchase Host REIT’s common stock and (iii) deferred shares of Host REIT’s common stock and the employee stock purchase plan (ESPP). At December 31, 2009, there were approximately 19.2 million shares of Host REIT’s common stock reserved and available for issuance under the 2009 Comprehensive Plan.

We recognize costs resulting from Host REIT’s share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or liability awards. The classification of Host REIT’s restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity awards are measured based on the fair value on the date of grant. Liability classified awards are re-measured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives outstanding as of December 31, 2009 have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Restricted stock awards to other employees, including upper-middle management, have been classified as equity awards as these awards do not have this optional tax withholding feature.

On May 14, 2009, Host REIT’s stockholders approved the 2009 Comprehensive Plan, which authorized 25 million shares that can be issued for stock-based compensation to employees and directors. Shares described below that were granted after this date were issued under this plan. Host REIT granted 4.8 million restricted shares to senior executives that vest in 2010 and 2011 and 1.0 million stock options under this plan. Host REIT also granted 0.2 million restricted shares to other employees at a per share price of $10.40.

Prior to the adoption of the 2009 Comprehensive Plan, Host REIT granted 2.4 million restricted shares and 0.4 million stock options to senior executives that had a requisite service period through December 31, 2009. These shares were granted under its previous 1997 Comprehensive Stock and Cash Incentive Plan (the “1997 Comprehensive Plan”, which is not in effect as of December 31, 2009. Host REIT also granted 0.2 million restricted shares to upper-middle management during 2009 through the 1997 Comprehensive Plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2009, 2008 and 2007, we recorded compensation expense of approximately $20.5 million, $2.8 million and $4.4 million, respectively. Shares granted in 2009, 2008 and 2007 totaled 9.0 million, 0.3 million and 0.1 million, respectively, while 2.2 million, 0.3 million and 0.3 million vested during those years. Approximately 6.5 million shares are unvested as of December 31, 2009 with a weighted average fair value of $6.86.

Senior Executive Restricted Stock

During the 2009, Host REIT granted shares to senior executives that vested through year end 2011 in three annual installments (the “2009—2011 Plan”). Vesting for these shares is determined based on (1) personal performance based on the achievement of specific management business objectives or (2) market performance based on the achievement of total shareholder return on a relative basis. These awards are considered liability awards; therefore we recognize compensation expense over the requisite period based on the fair value of the award at the balance sheet date. The fair value of the personal performance awards are based on management’s estimate of shares that will vest during the requisite service period at the balance sheet market rate. The fair value of the awards that vest based on market performance is estimated using a simulation or Monte Carlo method. For the purpose of the simulation at year end 2009, we assumed a volatility of 82.0%, which is calculated based on the volatility of our stock price over the last three years, a risk-free interest rate of 1.70%, which reflects the yield on a 3-year Treasury bond, and stock betas of 1.075 and 1.38 compared to the Lodging composite index and the REIT composite index, respectively, based on three years of historical price data. The number of shares issued is adjusted for forfeitures.

The majority of shares that vested in 2009 were granted on February 5, 2009 under the 1997 Comprehensive Plan. Approximately 1.2 million shares were granted that vest based on the satisfaction of personal performance goals set by each individual executive, of which approximately 0.9 million shares vested during 2009. Approximately 0.6 million shares were granted that vest based on the achievement of total shareholder return on a relative basis compared to the NAREIT index, of which approximately 87.5%, or, 0.6 million shares, vested during 2009. Approximately 0.6 million shares were granted that vest based on the achievement of total shareholder return in comparison to eight other lodging companies, of which none vested during 2009. The 0.6 million shares that did not vest based on the achievement of market conditions are still outstanding and may be earned based on our cumulative relative market performance for the period from January 1, 2009 through December 31, 2011.

The majority of shares that vest in 2010 and 2011 were granted on August 25, 2009 under the 2009 Comprehensive Plan. Approximately 2.3 million shares were granted that vest based on the satisfaction of personal performance goals set by each individual executive. Approximately 1.2 million shares were granted that vest based on the achievement of total shareholder return on a relative basis compared to the NAREIT index. Approximately 1.2 million shares were granted that vest based on the achievement of total shareholder return in comparison to eight other lodging companies.

During the first quarter of 2006, Host REIT granted shares to senior executives that vested through year end 2008 in three annual installments (the “2006—2008 Plan”). The plan concluded as of December 31, 2008 and all shares were either vested or forfeited. Vesting for these shares was determined both on continued employment and market performance based on the achievement of total shareholder return on an absolute and relative basis. Approximately 110,000 shares that vested as of December 31, 2008 were issued on February 5, 2009. There are no shares outstanding under this plan as of December 31, 2009.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Host REIT made an additional grant of shares to senior executives in February 2006 (“2006 supplemental grant”). Twenty-five percent of this award vested immediately and was expensed on the date of grant, while the remaining 75% vested over a three-year period that began in February 2006 based on continued employment. Approximately 94,000 shares that vested as of February 2009 were issued on February 9, 2009. We recognized compensation expense from January 1, 2009 through February 9, 2009 based on the market price at February 9, 2009. There are no shares outstanding under this plan as of December 31, 2009.

During 2009, 2008 and 2007, we recorded compensation expense of approximately $19 million, $2 million and $3 million respectively, related to the restricted stock awards to senior executives. Based on the valuation criteria above, the total unrecognized compensation cost that relates to nonvested restricted stock awards at December 31, 2009 was approximately $40 million, which, if earned, will be recognized over the weighted average of one year. The following table is a summary of the status of our senior executive plans for the three years ended December 31, 2009. The fair values for the awards below are based on the fair value at the respective transaction dates, as the awards are classified as liability awards.

	2009		2008		2007
	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)
Balance, at beginning of year	.1	$7	1.5	$7	2.4	$19
Granted	7.2	9	.2	18	—	—
Vested(1)	(1.6)	11	(.3)	10	(.2)	24
Forfeited/expired	(.1)	7	(1.3)	—	(.7)	8

Balance, at end of year	5.6	$7	.1	$7	1.5	$7

Issued in calendar year(1)	.1	$7	.1	$15	.6	$25

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 0.1 million shares issued in 2009 include shares vested at December 31, 2008, after adjusting for shares withheld to meet employee tax requirements. The shares withheld for employee tax requirements were valued at $0.6 million, $1.6 million and $13.3 million, for 2009, 2008 and 2007, respectively.

Upper Middle Management and Broad-Based Restricted Stock Issuances

Host REIT maintains a restricted stock program for its upper-middle management. Vesting for these shares is determined based on continued employment and, accordingly, compensation expense is recognized on a straight-line basis over the service period of three years. Additionally, in August 2009, Host REIT issued restricted shares to eligible employees in a broad-based issuance. These shares vest over a two-year period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We recorded compensation expense related to these shares of $1.4 million, $1.1 million and $1.6 million during 2009, 2008 and 2007, respectively. The total unrecognized compensation cost, measured on the grant date, that relates to nonvested restricted stock awards at December 31, 2009 was approximately $1.4 million, which, if earned, will be recognized over the weighted average remaining service period of one year. The following table is a summary of the status of our upper-middle management plan for the three years ended December 31, 2009. The fair values for the awards below are based on the fair value at the grant date of the respective awards, which is equal to the market value on such date, as the awards are classified as equity awards.

	2009		2008		2007
	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)
Balance, at beginning of year	14	$17	20	$28	22	$20
Granted	331	7	51	17	66	28
Vested(1)	(144)	2	(53)	21	(64)	25
Forfeited/expired	(24)	6	(4)	20	(4)	25

Balance, at end of year	177	$9	14	$17	20	$28

Issued in calendar year(1)	77	$10	41	$21	45	$22

(2)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 77,000 shares issued in 2009 include the shares vested at December 31, 2008, after adjusting for shares withheld to meet employee tax requirements. The shares withheld for employee tax requirements were valued at $0.1 million for 2009 and were immaterial for 2008 and 2007.

Employee Stock Options

As part of the 2009 Comprehensive Plan, Host REIT granted 1.4 million stock options during the year. The options expire ten years after the grant date. Vesting for these shares is based on continuing employment. The fair value of the stock options was estimated on the date of grant based on a Simulation/Monte Carlo method. During 2009, 464,000 of the options were issued under the 1997 Comprehensive Plan that vested on December 31, 2009. These options were valued assuming a volatility of 49.7%, an average dividend of 5%, and an average risk free interest rate of 2.06%. The remaining 931,000 options, which vest in two equal installments in 2010 and 2011, were granted under the 2009 Comprehensive Plan. These options were valued assuming a volatility of 57%, an average dividend of 5% and an average risk free interest rate of 2.24%.

On December 31, 2009, approximately 464,000 of the options vested and we recorded approximately $0.8 million in compensation expense for these options in 2009. No other options were granted between December 2002 and December 2008. The following table summarizes the stock option grants during the year.

Date	Shares (in millions)	Weighted Average Option Price	Weighted Average Grant Date Fair Value	Unrecognized Compensation Expense
2/5/2009	.5	$5.08	$1.73	$—
5/14/2009	.9	8.19	3.21	3.0

	1.4	$7.16	$2.72

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table is a summary of the status of Host REIT’S stock option plans that have been approved by Host REIT’S stockholders. Host REIT does not have stock option plans that have not been approved by its stockholders.

	2009		2008		2007
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	.2	$8	.4	$7	.7	$6
Granted	1.4	7	—	—	—	—
Exercised	(.1)	8	(.2)	7	(.3)	5
Forfeited/expired	—	—	—	—	—	—

Balance, at end of year	1.5	$7	.2	$8	.4	$7

Options exercisable at year-end	.5		.2		.4

The following table summarized the information about stock options at December 31, 2009.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$4 – 6.5		9	$5.08	.4	$5.08
7 – 9	1	9	8.16	.1	7.82

Total	1.5			.5

Employee Stock Purchase Plan

Under the terms of the employee stock purchase plan (“ESPP”), eligible employees may purchase common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan period and is therefore compensatory under SFAS 123R. Effective January 1, 2008, we updated the plan so that shares vested on a calendar quarter basis and employees made their purchase options on a quarterly basis. Prior to 2008, the shares vested on an annual basis. We record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-priced model. The compensation expense reflected in net income was not material for all periods presented.

9.	Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host REIT’S Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Our recorded liability for this obligation is not material. Payments for these items were not material for the three years ended December 31, 2009.

10.	Discontinued Operations

We disposed of two hotels in 2010 (one of which was classified as held-for-sale on our consolidated balance sheet as of December 31, 2009), six hotels in 2009, two hotels in 2008 and nine hotels in 2007. The 2009 dispositions include one hotel for which our ground lease expired in 2009 and, in connection therewith, the hotel

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

will revert back to the ground lessor in 2010. The operations for these hotels are included in discontinued operations on the accompanying statements of operations. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held for sale and the results of sold hotels prior to their disposition in the consolidated statements of operations for the periods presented (in millions):

	2009	2008	2007
Revenues	$72	$175	$234
Income before taxes	(88)	9	39
Gain on disposals, net of tax	26	24	164

11.	Gain on Insurance Settlement

Eight of our properties sustained damage from hurricanes during 2005. Two of these properties, the New Orleans Marriott and the Fort Lauderdale Marina Marriott, had extensive damage that required us to temporarily close all or part thereof. Property damage was $37 million. Our insurance coverage for the properties entitles us to receive recoveries for damage as well as payments for business interruption. During 2007, we received property insurance proceeds of $38 million and recorded a gain on property insurance proceeds of $22 million. Gains on property insurance proceeds represent proceeds received in excess of the insurance receivable, which receivable represents the book value of the damaged assets that were written-off. All gains resulting from insurance proceeds are recognized at the point in time that all contingencies are resolved. We did not receive any property insurance proceeds in 2009 or 2008.

During 2008 and 2007, we also recorded a gain on business interruption insurance proceeds of $7 million and $36 million, respectively, related to hurricanes in those years. We did not receive any business interruption insurance proceeds in 2009.

12.	Fair Value Measurements

We have adopted the provisions under GAAP for both recurring and non-recurring fair value measurements. Our recurring fair value measurements consist of the valuation of our derivative instruments, which may or may not be designated as accounting hedges. Non-recurring fair value measurements during 2009 consisted of the impairment of four of our hotel properties and an other-than-temporary impairment of our investment in the European joint venture.

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The requirements are intended to increase the consistency and comparability of fair value measurements and the related disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an exit price). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as defined by GAAP. The three levels are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2—Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means.

Level 3—Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

The following table details the fair value of our financial assets and liabilities that are required to be measured at fair value on a recurring basis, as well as when non-recurring fair value measurements that we completed during 2009 due to the impairment of non-financial assets.

		Fair Value at Measurement Date Using
	Balance at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Gains (Losses)
Fair Value Measurements on a Recurring Basis:
Interest rate swap derivatives(1)	$(1.0)	$—	$(1.0)	$—	$(1.0)
Interest rate cap derivative	1.8	—	1.8	—	0.3
Forward currency purchase contracts(1)(2)	1.7	—	1.7	—	(4.4)
Fair Value Measurements on a Non-recurring Basis:
Impaired hotel properties held and used(3)	78	—	73	5	(20)
Impaired hotel properties sold(3)	—	—	35	—	(77)
Other-than-temporary impairment of investment(3)	138	—	—	125	(34)

(1)	These derivative contracts have been designated as hedging instruments under GAAP.
(2)	As described below, our forward currency purchase contracts were entered into in 2008. At December 31, 2008, these contracts had a value of $6.1 million based on Level 2 inputs as described in the fair value hierarchy.
(3)	The fair value measurements are as of the measurement date of the impairment and may not reflect the book value as of December 31, 2009.

Interest rate swap derivatives

During 2009, we entered into three interest rate swap agreements for a notional amount totaling $300 million related to The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa mortgage loan in the amount of $300 million. We entered into the derivative instruments to hedge changes in the fair value of the fixed-rate mortgage that occur as a result of changes in the 3-month LIBOR rate. As a result, we will pay a floating interest rate equal to the 3-month LIBOR plus a spread which ranges from 2.7% to 3.2%, as opposed to the fixed rate of 5.531%, on the notional amount of $300 million through March 1, 2014. We have designated these derivatives as fair value hedges. The derivatives are valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. As of December 31, 2009, we recorded a liability of $1 million related to the fair value of the swaps. At the same time, we record the change in the fair value of the underlying debt due to change in the 3-month LIBOR rate as a reduction to the carrying amount of the debt, or $.7 million, at December 31, 2009. The difference between the change in the fair value of the swap and the change in the fair value in the underlying debt is considered the ineffective portion of the hedging relationship. We recognized a loss of $.3 million related to the ineffective portion of the hedging relationship in 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Cap Derivative

In connection with the mortgage debt secured by the JW Marriott, Washington, D.C., we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan. At December 31, 2009, the variable interest rate on the loan was 7.5% and the fair value of the cap was $1.8 million. The interest rate cap is valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the cap. We recognized a gain of $.3 million based on the changes in the fair value of the derivative during the year. Changes in the fair value of these instruments are recorded in gain on foreign currency and derivatives on the consolidated statements of operations.

Foreign Currency Forward Purchase Contracts.

During 2008, we entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. Under these transactions, we will sell the Euro amount, and receive the U.S. Dollar amount on the forward purchase date. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation and are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the equity portion of our balance sheet. The forward purchase contracts are valued based on the forward yield curve of the Euro to U.S. Dollar forward exchange rate on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. The following table summarizes our three foreign currency purchase contracts (in millions):

Transaction Date	Transaction Amount in Euros	Transaction Amount in Dollars	Forward Purchase Date	Fair Value As of December 31, 2009	Change in Fair Value
					2009	2008
February 2008	€30	$43	August 2011	$(.1)	$(1.8)	$1.7
February 2008	15	22	February 2013	.7	(1.2)	1.9
May 2008	15	23	May 2014	1.1	(1.4)	2.5

Total	€60	$88		$1.7	$(4.4)	$6.1

Impairment of Hotel Properties

During 2009, we reviewed our hotel portfolio for impairment and identified several properties that may be sold prior to the end of their previously estimated useful lives or that had current or projected operating losses or other events or circumstances indicating a reduction in value or change in intended use. Properties exhibiting these characteristics were tested for impairment based on management’s estimate of expected future undiscounted cash flows from operations and sale during our expected remaining hold period. The fair value of these properties was determined based on either a discounted cash flow analysis or negotiated sales price. Based on these assessments, we recorded non-cash impairment charges totaling $97 million for 2009 of which $20 million is included in depreciation and amortization and the remaining $77 million in discontinued operations.

Other-than-temporary impairment of investment

During 2009, we determined that our investment in the European joint venture was impaired based on the reduction of distributable cash flows from the joint venture, which has been caused primarily by a decline in cash flows generated by the properties. We believe this impairment to be other-than-temporary as defined by GAAP

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

because the time period over which the joint venture may be able to improve operations such that our investment would be fully recoverable is constrained by the remaining life of the joint venture. As a result, during the second quarter we recorded a non-cash impairment charge totaling $34 million in equity in earnings (losses) of affiliates based on the difference between our investment’s estimated fair value and its carrying value. As of December 31, 2009, we determined that our investment was not impaired.

Fair Value of Other Financial Assets and Liabilities

Although permitted under GAAP, we did not elect the fair measurement option for any of our other financial assets or liabilities. Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt and our credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Exchangeable Senior Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts. The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$11	$11	$12	$12
Financial liabilities
Senior notes	3,411	3,473	3,027	2,297
Exchangeable Senior Debentures	1,123	1,246	916	743
Credit facility	—	—	410	378
Mortgage debt and other, net of capital leases	1,302	1,269	1,522	1,501

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt and our credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Exchangeable Senior Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

13.	Relationship with Marriott International

We have entered into various agreements with Marriott, including the management of approximately 60% of our hotels, financing for joint ventures or partnerships, including our JW Marriott Hotel, Mexico City, Mexico and certain limited administrative services.

In 2009, 2008 and 2007, we paid Marriott $105 million, $178 million and $197 million, respectively, in hotel management fees and approximately $1 million, in franchise fees for each of 2009, 2008 and 2007. Included in the management fees are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

We enter into negotiations with Marriott from time to time in order to secure mutually beneficial modifications to the terms of management agreements on an individual or portfolio-wide basis, most typically in connection with repositioning projects or substantial capital investments at our properties. We negotiated amendments to various management agreements with Marriott in 2005 and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott agreed to make cash payments to us, over time, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. We agreed to use a portion of Marriott’s cash payments for brand reinvestment projects at various hotels in our portfolio.

14.	Hotel Management Agreements and Operating and License Agreements

Our hotels are subject to management agreements under which various operators, including Marriott, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Starwood, operate our hotels in exchange for the payment of a management fee. The agreements generally provide for both base and incentive management fees that are based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

As of December 31, 2009, 65 of our hotels were subject to management agreements under which Marriott or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with one or more renewal terms at the option of Marriott. Marriott typically receives a base fee of three percent of gross revenues and incentive management fees generally equal to 20% of operating profit after we have received a priority return. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

Additionally, while most of our management agreements are not terminable prior to their full term, we have negotiated rights with respect to 18 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels, subject to certain limitations, including the number of agreements that can be terminated per year, limitations measured by EBITDA, and limitations requiring that a significant part of such hotels maintain the Marriott brand affiliation. The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

We have a franchise agreement with Marriott for one hotel. Pursuant to the franchise agreement, we pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Ritz-Carlton

As of December 31, 2009, we hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott, to manage nine of our hotels. These agreements have an initial term of 15 to 25 years with one or more renewal terms at the option of Ritz-Carlton. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, after we have received a priority return as defined in the agreements.

Starwood

As of December 31, 2009, 21 of our hotels are subject to operating and license agreements with Starwood, under which Starwood operates the hotels, for an initial term of 20 years, with two renewal terms of 10 years each. Starwood receives compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after we have received a priority return of 10.75% on our purchase price and other investments in the hotels.

The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin, Sheraton, W, Luxury Collection and St. Regis, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of room sales and 2% of food and beverage sales.

We have termination rights relating to the operating agreements on 11 specified hotels upon the sale of those hotels. Such termination rights are active as of December 31, 2009, with respect to two of such hotels. With respect to one of those hotels, we have the limited right to also terminate one license agreement annually and, in February 2010, we disposed of this hotel. With respect to nine of the 11 specified hotels, we have the right beginning in 2016 to sell 35% of such hotels (measured by EBITDA), not to exceed two hotels annually, free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Other Managers

As of December 31, 2009, we also hold management agreements with hotel management companies such as Hyatt, Hilton, Four Seasons and Fairmont for 15 of our hotels. These agreements generally provide for an initial term of 10 to 20 years, with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. These agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements, after we have received a priority return.

15.	Geographic and Business Segment Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our leased hotels and office buildings) are immaterial and meet the aggregation criteria, and thus, we report one segment: hotel ownership. Our foreign operations consist

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of four properties located in Canada, two properties located in Chile and one property located in Mexico. There were no intersegment sales during the periods presented. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2009		2008		2007
	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net
United States	$4,006	$10,013	$4,941	$10,541	$5,056	$10,358
Canada	96	135	119	123	117	140
Chile	25	53	32	45	27	57
Mexico	17	30	27	30	27	33

Total	$4,144	$10,231	$5,119	$10,739	$5,227	$10,588

16.	Guarantees and Contingencies

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not recognized in our consolidated financial statements due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $20 million as of December 31, 2009.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership to Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

•

In connection with the Starwood acquisition, we have three properties with environmental liabilities, primarily asbestos in non-public areas of the properties, for which we have recorded the present value of the liability, or approximately $2.7 million, in accordance with FIN 47 “Accounting for Conditional Asset Retirement Obligations”. The amount is based on management’s estimate of the timing and future costs to remediate the liability. We will record the accretion expense over the period we intend to hold the hotel or until the item is remediated.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Legal Proceedings

On February 8, 2010, we received an adverse jury verdict in a trial in the 166th Judicial District Court of Bexar County, Texas involving the sale of land encumbered by a ground lease for the San Antonio Marriott Rivercenter hotel. The jury found that we intentionally interfered with the attempted sale by Keystone-Texas Property Holding Corporation of the land under the San Antonio Marriott Rivercenter and slandered title to the property. The jury awarded damages that range from $42 million to $56 million, including statutory interest, as well as exemplary damages on the latter claim. The verdict is not yet final and is subject to post-trial motions. Based on the range of possible outcomes, we accrued an additional potential litigation loss of approximately $41 million in the fourth quarter consistent with generally accepted accounting principles, which is included in corporate expenses on the consolidated statements of operations. We believe that a number of legal rulings decided by the trial court were in error and had an adverse effect on the jury’s verdict. We intend to vigorously pursue these issues in post trial motions and, if necessary, on appeal.

18.	Supplemental Guarantor and Non-Guarantor Information

All of our subsidiaries guarantee our senior notes, except those owning 23 of the Partnership’s hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following condensed consolidating financial information sets forth the financial position as of December 31, 2009 and 2008 and results of operations and cash flows for each of the years in the three year period ending December 31, 2009 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Consolidating Balance Sheets

(in millions)

December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$722	$5,210	$4,299	$—	$10,231
Assets held for sale	—	8	—	—	8
Due from managers	(23)	1	53	(2)	29
Investments in affiliates	5,887	1,199	28	(6,961)	153
Rent receivable	—	37	—	(37)	—
Deferred financing costs, net	42	—	7	—	49
Furniture, fixtures and equipment replacement fund	40	32	52	—	124
Other	256	64	344	(400)	264
Restricted cash	—	—	53	—	53
Cash and cash equivalents	1,340	34	268	—	1,642

Total assets	$8,264	$6,585	$5,104	$(7,400)	$12,553

Debt	$1,799	$3,004	$1,327	$(293)	$5,837
Rent payable	—	—	37	(37)	—
Other liabilities	139	172	166	(109)	368

Total liabilities	1,938	3,176	1,530	(439)	6,205
Limited partnership interests of third parties	139	—	—	—	139
Partners’ capital	6,187	3,409	3,552	(6,961)	6,187

Total liabilities and partners’ capital	8,264	6,585	5,082	(7,400)	12,531
Non-controlling interests—consolidated partnerships	—	—	22	—	22

Total liabilities and capital	$8,264	$6,585	$5,104	$(7,400)	$12,553

December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$831	$5,504	$4,404	$—	$10,739
Due from managers	(19)	—	85	(1)	65
Investments in affiliates	5,844	1,229	34	(6,878)	229
Rent receivable	—	37	—	(37)	—
Deferred financing costs, net	38	1	7	—	46
Furniture, fixtures and equipment replacement fund	37	52	30	—	119
Other	493	62	218	(575)	198
Restricted cash	—	—	44	—	44
Cash and cash equivalents	255	44	209	—	508

Total assets	$7,479	$6,929	$5,031	$(7,491)	$11,948

Debt	$1,606	$3,344	$1,263	$(337)	$5,876
Rent payable	—	—	37	(37)	—
Other liabilities	127	261	153	(239)	302

Total liabilities	1,733	3,260	1,453	(613)	6,178
Limited partnership interests of third parties	158	—	—	—	158
Partners’ capital	5,588	3,605	3,554	(6,878)	5,588

Total liabilities and partners’ capital	7,479	6,929	5,007	(7,491)	11,924
Non-controlling interests—consolidated partnerships	—	—	24	—	24

Total liabilities and capital	$7,479	$6,929	$5,031	$(7,491)	$11,948

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Consolidating Statements of Operations

(in millions)

Year ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$111	$593	$4,073	$(633)	$4,144
Hotel operating expenses	—	—	(2,878)	—	(2,878)
Property-level expenses	(21)	(145)	(220)	—	(386)
Depreciation and amortization	(60)	(312)	(243)	—	(615)
Corporate and other expenses	(8)	(59)	(49)	—	(116)
Rental expense	—	—	(633)	633	—
Interest income	11	3	12	(19)	7
Interest expense	(93)	(227)	(78)	19	(379)
Net gains on property transactions	1	—	13	—	14
Gain on foreign currency transactions and derivatives	4	—	1	—	5
Equity in earnings (losses) of affiliates	(140)	49	(19)	78	(32)

Income (loss) before income taxes	(195)	(98)	(21)	78	(236)
Benefit (provision) for income taxes	(2)	—	41	—	39

INCOME (LOSS) FROM CONTINUING OPERATIONS	(197)	(98)	20	78	(197)
Income (loss) from discontinued operations	(61)	(15)	(1)	16	(61)

NET INCOME (LOSS)	(258)	(113)	19	94	(258)
Less: Net loss attributable to non-controlling interests	—	—	1	—	1

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$(258)	$(113)	$20	$94	$(257)

Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$115	$782	$5,049	$(827)	$5,119
Hotel operating expenses	—	—	(3,387)	—	(3,387)
Property-level expenses	(22)	(156)	(206)	—	(384)
Depreciation and amortization	(58)	(269)	(228)	—	(555)
Corporate and other expenses	(5)	(29)	(24)	—	(58)
Gain on insurance settlement	—	—	7	—	7
Rental expense	—	—	(827)	827	—
Interest income	26	6	18	(30)	20
Interest expense	(97)	(226)	(82)	30	(375)
Net gains (losses) on property transactions	(2)	—	4	—	2
Gain (loss) on foreign currency transactions and derivatives	(18)	—	19	—	1
Equity in earnings (losses) of affiliates	429	126	(17)	(548)	(10)

Income (loss) before income taxes	368	234	326	(548)	380
Benefit (provision) for income taxes	15	—	(12)	—	3

INCOME (LOSS) FROM CONTINUING OPERATIONS	383	234	314	(548)	383
Income (loss) from discontinued operations	31	14	2	(16)	31

NET INCOME (LOSS)	$414	$248	$316	$(564)	$414
Less: Net income attributable to non-controlling interests	—	—	(3)	—	(3)

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$414	$248	$313	$(564)	$411

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$148	$879	$5,156	$(956)	$5,227
Hotel operating expenses	—	—	(3,402)	—	(3,402)
Property-level expenses	(26)	(153)	(205)	—	(384)
Depreciation and amortization	(54)	(246)	(197)	—	(497)
Corporate and other expenses	(7)	(33)	(29)	—	(69)
Gain on insurance settlement	—	—	51	—	51
Rental expense	—	—	(956)	956	—
Interest income	34	8	25	(30)	37
Interest expense	(156)	(192)	(126)	30	(444)
Net gains on property transactions	—	3	3	—	6
Equity in earnings (losses) of affiliates	597	87	(20)	(653)	11

Income (loss) before income taxes	536	353	300	(653)	536
Provision for income taxes	(3)	—	—	—	(3)

INCOME (LOSS) FROM CONTINUING OPERATIONS	533	353	300	(653)	533
Income (loss) from discontinued operations	201	149	2	(151)	201

NET INCOME (LOSS)	$734	$502	$302	$(804)	$734
Less: Net income attributable to non-controlling interests	—	—	(6)	—	(6)

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$734	$502	$296	$(804)	$728

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$63	$198	$291	$552

INVESTING ACTIVITIES
Proceeds from sales of assets, net	30	143	26	199
Proceeds form sale of interest in CMB Joint Venture LLC	13	—	—	13
Investment in affiliates	32	—	—	32
Capital expenditures	(24)	(173)	(143)	(340)
Change in furniture, fixtures and equipment (FF&E) reserves	(4)	20	(22)	(6)
Change in restricted cash designated for FF&E reserves	—	(4)	(10)	(14)
Other	—	—	—	—

Cash provided by (used in) investing activities	47	(14)	(149)	(116)

FINANCING ACTIVITIES
Financing costs	(15)	—	(5)	(20)
Issuances of debt	786	—	120	906
Credit facility, repayments and draws, net	(410)	—	—	(410)
Repurchase of senior notes, including exchangeable debentures	(139)	—	—	(139)
Debt prepayments and scheduled maturities	—	(342)	—	(342)
Scheduled principal repayments	—	(3)	(11)	(14)
Common OP unit issuance	767	—	—	767
Distributions on common OP units	(43)	—	—	(43)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to non-controlling interests	—	—	(2)	(2)
Change in restricted cash other than FF&E replacement	—	3	1	4
Transfers to/from Parent	38	148	(186)	—

Cash provided by (used in) financing activities	975	(194)	(83)	698

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$1,085	$(10)	$59	$1,134

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$61	$401	$558	$1,020

INVESTING ACTIVITIES
Proceeds from sales of assets, net	14	24	—	38
Investment in affiliates	(77)	—	—	(77)
Capital expenditures	(54)	(356)	(262)	(672)
Change in furniture, fixtures and equipment (FF&E) reserves	(4)	5	2	3
Change in restricted cash designated for FF&E reserves	—	6	—	6
Other	—	—	(14)	(14)

Cash used in investing activities	(121)	(321)	(274)	(716)

FINANCING ACTIVITIES
Financing costs	(3)	—	(5)	(8)
Issuances of debt	—	—	300	300
Credit facility, repayments and draws, net	410	—	—	410
Repurchase of senior notes, including exchangeable debentures	(82)	—	—	(82)
Debt prepayments and scheduled maturities	—	(34)	(211)	(245)
Scheduled principal repayments	—	(6)	(10)	(16)
Common OP unit repurchase	(100)	—	—	(100)
Distributions on common OP units	(542)	—	—	(542)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to non-controlling interests	—	—	(8)	(8)
Change in restricted cash other than FF&E replacement	—	1	15	16
Transfers to/from Parent	345	(60)	(285)	—

Cash provided by (used in) financing activities	19	(99)	(204)	(284)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(41)	$(19)	$80	$20

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$47	$511	$443	$1,001

INVESTING ACTIVITIES
Proceeds from sales of assets, net	55	345	—	400
Acquisitions	(15)	—	—	(15)
Deposits for acquisitions	—	—	(22)	(22)
Investment in affiliates	(12)	—	—	(12)
Capital expenditures	(48)	(302)	(263)	(613)
Change in furniture, fixtures and equipment (FF&E) reserves	(3)	(11)	(9)	(23)
Change in restricted cash designated for FF&E reserves	—	10	45	55
Property insurance proceeds	7	—	31	38

Cash provided by (used in) investing activities	(16)	42	(218)	(192)

FINANCING ACTIVITIES
Financing costs	(6)	—	(3)	(9)
Issuances of debt	591	—	434	1,025
Credit facility, repayments and draws, net	(250)	—	—	(250)
Debt prepayments and scheduled maturities	(6)	(33)	(976)	(1,015)
Scheduled principal repayments	—	(4)	(31)	(35)
Distributions on common OP units	(460)	—	—	(460)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to non-controlling interests	—	—	(6)	(6)
Change in restricted cash other than FF&E replacement	(1)	13	62	74
Transfers to/from Parent	140	(497)	357	—

Cash used in financing activities	(1)	(521)	(163)	(685)

INCREASE IN CASH AND CASH EQUIVALENTS	$30	$32	$62	$124

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Quarterly Financial Data (unaudited)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
Revenues	$864	$1,051	$903	$1,326
Operating profit (loss)	20	104	(8)	33
Loss from continuing operations	(54)	(11)	(67)	(65)
Income (loss) from discontinued operations	(6)	(58)	9	(7)
Net loss	(60)	(69)	(58)	(72)
Net loss attributable to Host Hotels & Resorts, L.P	(60)	(69)	(56)	(72)
Net loss available to common unitholders	(62)	(71)	(58)	(74)
Basic earnings (loss) per common unit:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)
Diluted earnings (loss) per common unit:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
Revenues	$1,030	$1,370	$1,126	$1,593
Operating profit	134	273	117	218
Income from continuing operations	63	177	29	113
Income (loss) from discontinued operations	—	16	18	(2)
Net income	63	193	47	111
Net income attributable to Host Hotels & Resorts, L.P.	57	191	50	113
Net income available to common unitholders	55	189	48	111
Basic earnings per common unit:
Continuing operations	.10	.32	.06	.21
Discontinued operations	—	.03	.03	—
Net income	.10	.35	.09	.21
Diluted earnings per common unit:
Continuing operations	.10	.31	.06	.18
Discontinued operations	—	.03	.03	—
Net income	.10	.34	.09	.18

The sum of the basic and diluted earnings per common OP unit for the four quarters in all years presented differs from the annual earnings per common OP unit due to the required method of computing the weighted average number of OP units in the respective periods.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Subsequent Events

Acquisitions

For our acquisitions, we record the assets acquired, liabilities assumed and non-controlling interests at fair value as of the acquisition date. Furthermore, acquisition-related costs, such as broker fees, due diligence costs and legal and accounting fees, are expensed in the period incurred and are not capitalized or applied in determining the fair value of the acquired assets. During 2010, we have acquired four hotel assets. The acquisitions are consistent with our strategy of acquiring luxury and upper-upscale hotels in major urban markets. We recorded the purchase price of the acquired assets and liabilities at the estimated fair value on the date of purchase. The purchase price allocations are estimated based on available information, however, we are still in the process of finalizing the acquisition accounting for the below transactions:

On September 30, 2010, we acquired the 245-room JW Marriott, Rio de Janeiro for approximately R$81 million ($48 million);

On September 2, 2010, we formed a joint venture with a subsidiary of Istithmar World to purchase the 270-room W New York, Union Square. We have a 90% interest and serve as the managing member of the joint venture and, therefore, consolidate the entity. The joint venture purchased the hotel for $188 million, which, in addition to cash consideration, includes the assumption of $115 million of mortgage debt, with a fair value of $119 million, and contingent and deferred consideration valued at $8 million. Additionally, in conjunction with the acquisition, the joint venture purchased restricted cash, FF&E reserve funds and other working capital at the hotel of $10 million. The joint venture acquired the hotel as part of the settlement agreement reached with the previous owners and mezzanine lenders on July 22, 2010;

On July 22, 2010, we acquired the leasehold interest in the 266-room Le Meridien Piccadilly in London, England for £64 million ($98 million), including cash consideration of approximately £31 million ($47 million) and the assumption of a £33 million ($51 million) mortgage. As part of the purchase of the leasehold interest, we acquired restricted cash and working capital at the hotel of £4 million ($6 million). In connection with the acquisition, we assumed a capital lease obligation which we valued at £14 million ($21 million). The capital lease obligation is included in debt on the accompanying balance sheet and increased the book value of the leasehold interest purchased. We also recorded a deferred tax liability and corresponding goodwill of £11 million ($17 million) related to the difference in the hotel valuation measured at fair value on the acquisition date and the tax basis of the asset. The final allocation of the fair value of assets and the capital lease obligation are in part dependent upon valuation determined by third party appraisals, which have not been completed; and

On August 11, 2010, we acquired the 424-room Westin Chicago River North for approximately $165 million.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in our acquisitions (in millions):

Property and equipment	$524
Goodwill	17
Restricted cash, FF&E reserve and other assets	19

Total assets	560
Mortgage debt	(170)
Deferred tax liability	(17)
Other liabilities	(31)

Net assets acquired	$342

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our summarized unaudited consolidated pro forma results of operations, assuming the acquisitions occurred on January 1, 2008, are as follows (in millions, except per share amounts):

	2009	2008
Revenues	$4,263	$5,265
Income (loss) from continuing operations	(202)	381
Net income (loss)	(263)	412
Net income (loss) available to common unitholders	(271)	400
Basic earnings (loss) per common unit:
Continuing operations	(.35)	.68
Discontinued operations	(.10)	.06

Basic earnings (loss) per common unit	$(.45)	$.74

Diluted earnings (loss) per common unit:
Continuing operations	(.36)	.66
Discontinued operations	(.10)	.06

Diluted earnings (loss) per common unit	$(.46)	$.72

Debt

On November 10, 2010, we issued an irrevocable notice to prepay the $71 million, 9.8% mortgage loan on the JW Marriot, Desert Springs on December 10, 2010. There was no prepayment penalty.

On October 22, 2010, we issued $500 million of 6% Series U senior notes that mature on November 1, 2020. We used $250 million of the proceeds to redeem a portion of our 7 1/8 % Series K senior notes due 2013 on November 29, 2010. As a result of the repurchase, we will record a $5 million loss on debt extinguishment in the fourth quarter.

On October 20, 2010, we defeased the $115 million mortgage debt that was assumed in connection with the acquisition of a 90% controlling interest in a joint venture that owns the W New York, Union Square for $120 million, which included approximately $5 million in defeasance, prepayment and other costs. The loan had a book value of $119 million and, accordingly, we will record a loss on debt extinguishment of $1 million in the fourth quarter of 2010.

On August 25, 2010, we redeemed $225 million of our 7 1/8 % Series K senior notes due in 2013. As a result of the repurchase, we recorded a $7 million loss on debt extinguishment.

On July 20, 2010, we drew £37 million ($56 million) under our credit facility at an interest rate of one-month LIBOR plus 90 basis points to fund the acquisition of the leasehold interest in the Le Meridien Piccadilly.

On February 11, 2010, Host repaid the $124 million Atlanta Marquis mortgage loan on the optional prepayment date.

On January 20, 2010, we redeemed the remaining $346 million outstanding of our 7% Series M senior notes that were due in August 2012. As a result of the repurchase, we recorded an $8 million loss on debt extinguishments.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capital Transactions

During 2010, Host REIT issued the remaining 8.1 million shares of common stock available under the 2009 Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC at an average price of $13.58 per share for proceeds of $109 million, net of $1 million of commissions. On August 19, 2010, Host REIT entered into a new Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC on similar terms, through which Host REIT may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. The sales will be made in “at the market” offerings under Securities and Exchange Commission rules, including sales made directly on the New York Stock Exchange. BNY Mellon Capital Markets, LLC is acting as sales agent. As of November 30, 2010, Host REIT issued approximately 12.9 million shares of common stock through this new program at an average price of $15.47 per share for proceeds of $198 million, net of $2 million of commissions. Host REIT may continue to sell shares of common stock under its new program from time to time based on market conditions, although it is not under an obligation to sell any shares. In exchange for the shares issued by Host REIT, Host LP issued OP Units based on the conversion ratio of 1.021494 shares per unit. Host REIT has approximately $200 million remaining under the new program.

On June 18, 2010, we redeemed 4.0 million units of our 8 7/8% Class E cumulative redeemable preferred OP units at a redemption price of $25.00 per unit, plus accrued distributions. The original issuance costs for the Class E preferred units are treated as a deemed distribution in the statement of operations and have been reflected as a deduction to net income available to common unitholders for the purpose of calculating our basic and diluted earnings per unit. As a result of the redemption, no classes of preferred OP units are outstanding.

Other Investments

Hospitality Property Trust Leases

In late June 2010, HPT sent notices of default because the subtenants failed to meet net worth covenants, which would have triggered an event of default by us under the master leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and we started to act as owner under the management agreements. Accordingly, for the remaining portion of the third quarter of 2010, we recorded the operations of the hotels as opposed to rental income. As a result, we recorded $50 million of hotel revenues for the 71 properties, as well as $43 million of rental income earned prior to the termination of the subleases for the year-to-date 2010. Additionally, we recorded $37 million of hotel expenses related to the 71 properties, as well as $57 million of rental expense due to HPT for year-to-date 2010. The property revenues and rental income recorded less the hotel expenses and rental expenses resulted in a slight loss for the period.

We will continue to perform all obligations under the master leases. The subtenants remain obligated to us for outstanding rent payment obligations to the extent that operating cash generated by the hotels is less than rent that would have been paid under the terminated subleases. At the expiration of the master leases, HPT is obligated to pay us deferred proceeds related to the initial sale of the properties of approximately $67 million, subject to damages arising out of an event of default, if any, under the master leases, plus additional amounts of approximately $7.8 million. We gave notice to HPT that we will not extend the term of the master lease on the 18 Residence Inn properties which results in the termination and expiration of the master lease on those properties effective December 31, 2010, at which time we expect that $17 million of deferred proceeds will be paid to us by HPT. In the fourth quarter of 2010, we also intend to give notice that we will not extend the term of the master lease on the 53 Courtyard by Marriott properties, which will result in termination and expiration of the master lease on those properties effective December 31, 2012.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note Receivable

On April 13, 2010, we acquired, at a discount, the two most junior tranches of a €427 million ($581 million) mortgage loan that is secured by six hotels located in Europe. The two junior tranches purchased by us have a face value of €64 million ($87 million) and are subordinate to €363 million ($494 million) of senior debt. Interest payments for the tranches are based on the 90-day EURIBOR rate plus 303 basis points, or approximately 3.8%, and the loan is performing. The loan matures in October of 2011 and there is a one-year extension option, subject to debt service coverage requirements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 10, 2010 and December 31, 2009

(in millions)

	September 10, 2010	December 31, 2009
	(unaudited)
ASSETS

Property and equipment, net	$10,452	$10,231
Assets held for sale	—	8
Due from managers	59	29
Investments in affiliates	136	153
Deferred financing costs, net	39	49
Furniture, fixtures and equipment replacement fund	153	124
Other	333	264
Restricted cash	84	53
Cash and cash equivalents	838	1,642

Total assets	$12,094	$12,553

LIABILITIES, LIMITED PARTNERSHIP INTEREST OF THIRD PARTIES AND CAPITAL

Debt
Senior notes, including $1,146 million and $1,123 million, respectively, net of discount, of Exchangeable Senior Debentures	$3,989	$4,534
Credit facility	57	—
Mortgage debt	1,270	1,217
Other	108	86

Total debt	5,424	5,837
Accounts payable and accrued expenses	187	174
Other	201	194

Total liabilities	5,812	6,205

Limited partnership interests of third parties	154	139

Host Hotels & Resorts, L.P. capital:
General partner	1	1
Cumulative redeemable preferred limited partner	—	97
Limited partner	6,085	6,077
Accumulated other comprehensive income	9	12

Total Host Hotels & Resorts, L.P. capital	6,095	6,187
Non-controlling interests—consolidated partnerships	33	22

Total capital	6,128	6,209

Total liabilities, limited partnership interest of third parties and capital	$12,094	$12,553

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Quarter and Year-to-date Ended September 10, 2010 and September 11, 2009

(unaudited, in millions, except per unit amounts)

	Quarter ended		Year-to-date ended
	September 10, 2010	September 11, 2009	September 10, 2010	September 11, 2009
REVENUES
Rooms	$629	$574	$1,785	$1,696
Food and beverage	254	239	849	823
Other	63	68	192	223

Total full-service hotel sales	946	881	2,826	2,742
Other revenues	60	22	117	76

Total revenues	1,006	903	2,943	2,818

EXPENSES
Rooms	178	167	497	465
Food and beverage	213	203	641	627
Other departmental and support expenses	277	259	778	754
Management fees	37	32	112	106
Other property-level expenses	124	94	306	270
Depreciation and amortization	134	137	409	429
Corporate and other expenses	20	19	69	50

Total operating costs and expenses	983	911	2,812	2,701

OPERATING PROFIT (LOSS)	23	(8)	131	117
Interest income	2	1	3	5
Interest expense	(89)	(95)	(268)	(264)
Net gains on property transactions and other	—	11	—	13
Gain (loss) on foreign currency transactions and derivatives	(1)	1	(6)	5
Equity in losses of affiliates	(1)	(2)	(5)	(36)

LOSS BEFORE INCOME TAXES	(66)	(92)	(145)	(160)
Benefit for income taxes	5	25	21	29

LOSS FROM CONTINUING OPERATIONS	(61)	(67)	(124)	(131)
Income (loss) from discontinued operations, net of tax	—	9	(2)	(55)

NET LOSS	(61)	(58)	(126)	(186)
Less: Net loss attributable to non-controlling interests	2	2	—	1

NET LOSS ATTRIBUTABLE TO HOST HOTELS & RESORTS, L.P	(59)	(56)	(126)	(185)
Less: Distributions on preferred units	—	(2)	(4)	(6)
Issuance costs of redeemed preferred units	—	—	(4)	—

NET LOSS AVAILABLE TO COMMON UNITHOLDERS	$(59)	$(58)	$(134)	$(191)

Basic and diluted earnings (loss) per common unit:
Continuing operations	$(.09)	$(.10)	$(.21)	$(.24)
Discontinued operations	—	.01	—	(.09)

Basic and diluted loss per common unit	$(.09)	$(.09)	$(.21)	$(.33)

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-date Ended September 10, 2010 and September 11, 2009

(unaudited, in millions)

	Year-to-date ended
	September 10, 2010	September 11, 2009
OPERATING ACTIVITIES
Net loss	$(126)	$(186)
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
(Gain) loss on dispositions	1	(27)
Depreciation	—	86
Depreciation and amortization	409	429
Amortization of deferred financing costs	8	11
Amortization of debt premiums/discounts, net	24	22
Deferred income taxes	(22)	(33)
Net gains on property transactions and other	—	(13)
(Gain) loss on foreign currency transactions and derivatives	6	(5)
Non-cash loss (gain) on extinguishment of debt	4	(4)
Equity in losses of affiliates, net	5	36
Distributions from equity investments	2	1
Change in due from managers	(25)	11
Changes in other assets	24	(20)
Changes in other liabilities	18	62

Cash provided by operations	328	370

INVESTING ACTIVITIES
Proceeds from sales of assets, net	12	199
Acquisitions	(292)	—
Proceeds from sale of interest in CBM Joint Venture LLC	—	13
Return of capital from investments in affiliates	—	39
Purchase of mortgage note on a portfolio of hotels	(53)	—
Capital expenditures:
Renewals and replacements	(99)	(114)
Repositionings and other investments	(50)	(141)
Change in furniture, fixtures and equipment (FF&E) replacement fund	(20)	(20)
Change in FF&E replacement funds designated as restricted cash	4	(11)

Cash used in investing activities	(498)	(35)

FINANCING ACTIVITIES
Financing costs	—	(10)
Issuances of debt	—	506
Draw (repayment) on credit facility	56	(410)
Repurchase/redemption of senior notes, including exchangeable debentures	(571)	(115)
Mortgage debt prepayments and scheduled maturities	(124)	(342)
Scheduled principal repayments	(8)	(11)
Common stock issuance	158	588
Redemption of preferred OP units	(101)	—
Distributions on common OP units	(14)	(27)
Distributions on preferred OP units	(6)	(7)
Distributions to non-controlling interests	(3)	(2)
Contributions from non-controlling interests	7	—
Change in restricted cash other than FF&E replacement fund	(28)	6

Cash provided by (used in) financing activities	(634)	176

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(804)	511
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,642	508

CASH AND CASH EQUIVALENTS, END OF PERIOD	$838	$1,019

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-date Ended September 10, 2010 and September 11, 2009

(unaudited)

Supplemental disclosure of cash flow information (in millions):

	Year-to-date ended
	September 10, 2010	September 11, 2009
Interest paid	$209	$216
Income taxes paid	3	4

Supplemental disclosure of noncash investing and financing activities:

For the year-to-date periods ended September 10, 2010 and September 11, 2009, limited partners converted operating partnership units, or OP units, valued at approximately $12 million and $17 million, respectively, in exchange for approximately 1.1 million and 3.3 million shares, respectively, of Host Hotels & Resorts, Inc. common stock.

On September 2, 2010, we acquired a 90% controlling interest in the W New York, Union Square hotel through a consolidated joint venture in which we are the controlling member. In conjunction with the acquisition, the joint venture assumed a $115 million mortgage debt with a fair value of $119 million and contingent and deferred consideration valued at $8 million.

On July 22, 2010, we acquired a leasehold interest in the Le Meridien Piccadilly in London, England. In conjunction with the acquisition, we assumed a $51 million (£33 million) mortgage loan and recorded a $21 million (£14 million) capital lease obligation.

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Organization

Host Hotels & Resorts, L.P., or Host LP, a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., or Host, as the sole general partner, is the owner of hotel properties. Host operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. As of, September 10, 2010 Host held 98% of our operating partnership interests, or OP units.

2.	Summary of Significant Accounting Policies

We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, in the accompanying unaudited condensed consolidated financial statements. We believe the disclosures made are adequate to prevent the information presented from being misleading. However, the unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10–K for the year ended December 31, 2009.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In our opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly our financial position as of September 10, 2010 and the results of our operations for the quarterly and year-to-date periods ended September 10, 2010 and September 11, 2009 and cash flows for the year-to-date periods ended September 10, 2010 and September 11, 2009. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

3.	Earnings per Common Unit

Basic earnings (loss) per common unit is computed by dividing net income (loss) available to common unitholders by the weighted average number of common OP units outstanding. Diluted earnings per common unit is computed by dividing net income (loss) available to common unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding plus potentially dilutive securities. Dilutive securities may include units distributed to Host for Host common shares granted under comprehensive stock plans, preferred OP Units held by non-controlling partners and exchangeable debt securities. No effect is shown for securities that are anti-dilutive.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

	Quarter ended		Year-to-date ended
	September 10, 2010	September 11, 2009	September 10, 2010	September 11, 2009
	(in millions, except per unit amounts)
Net loss	$(61)	$(58)	$(126)	$(186)
Net loss attributable to non-controlling interests	2	2	—	1
Distributions on preferred units	—	(2)	(4)	(6)
Issuance costs of redeemed preferred OP units(a)	—	—	(4)	—

Loss available to common unitholders	(59)	(58)	(134)	(191)
Assuming deduction of gain recognized for the repurchase of 2004 Debentures(b)	—	—	—	(2)

Diluted loss available to common unitholders	$(59)	$(58)	$(134)	$(193)

Basic weighted average units outstanding	651.4	617.9	648.8	581.7

Diluted weighted average units outstanding	651.4	617.9	648.8	583.0

Basic and diluted loss per unit	$(.09)	$(.09)	$(.21)	$(.33)

(a)	Represents the original issuance costs associated with the Class E preferred OP units, which were redeemed during the second quarter 2010.
(b)

During 2009, we repurchased $75 million face amount of our 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) with a carrying value of $72 million for $69 million. The adjustments to dilutive earnings per common unit include the $3 million gain, net of interest expense on the repurchased debentures.

4.	Property and Equipment

Property and equipment consists of the following as of (in millions):

	September 10, 2010	December 31, 2009
Land and land improvements	$1,645	$1,574
Buildings and leasehold improvements	11,960	11,502
Furniture and equipment	1,874	1,794
Construction in progress	92	104

	15,571	14,974
Less accumulated depreciation and amortization	(5,119)	(4,743)

	$10,452	$10,231

5.	Debt

Senior Notes. On August 25, 2010, we redeemed $225 million of the outstanding $725 million of our 7 1/8% Series K senior notes that are due in November 2013. As a result of the repurchase, we recorded a $7 million loss on debt extinguishment which is included in interest expense.

Mortgage Debt. On September 2, 2010, we assumed a $115 million mortgage loan as part of our acquisition of a 90% controlling interest in a consolidated joint venture that owns the W New York, Union Square with a fair value of $119 million. The mortgage loan bears interest at a fixed rate of 6.3847% and matures October 11, 2011.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

On July 22, 2010, we assumed a £33 million ($51 million) mortgage loan as part of our acquisition of the leasehold interest in the Le Meridien Piccadilly. The loan bears interest at 3-month LIBOR plus 118 basis points and matures on January 20, 2011, with two one-year extensions subject to the satisfaction of certain financial covenants.

Credit Facility. On July 20, 2010, we drew £37 million ($56 million) under our credit facility at an interest rate of one-month LIBOR plus 90 basis points to fund the acquisition of the leasehold interest in the Le Meridien Piccadilly.

6.	Capital

Dividends. On September 16, 2010, Host’s Board of Directors declared a dividend of $0.01 per share on its common stock. The dividend was paid on October 15, 2010 to stockholders of record as of September 30, 2010. Accordingly, we made a distribution of $.01021494 per unit on our common OP Units based on the current conversion ratio.

Common Stock Offering. During the third quarter of 2010, Host issued the remaining 3.8 million shares of common stock available under the 2009 Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC. On August 19, 2010, Host entered into a new Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. The sales will be made in “at the market” offerings under Securities and Exchange Commission (SEC) rules, including sales made directly on the New York Stock Exchange. BNY Mellon Capital Markets, LLC is acting as sales agent. During the third quarter, Host issued approximately 3.6 million shares of common stock through this new program. For the quarter, Host issued 7.4 million shares under its stock issuance programs at an average price of $14.08 per share for net proceeds of $103.5 million. Host may continue to sell shares of common stock under its new program from time to time based on market conditions, although they are not under an obligation to sell any shares. In exchange for the shares issued by Host, Host LP issued OP units based on the conversion ratio of 1.021494 shares per unit. Host has approximately $350 million remaining under the new program.

Capital is allocated between controlling and non-controlling interests as follows (in millions):

	Capital of Host L.P.	Non-controlling interests	Total Capital	Limited Partnership Interests of Third Parties
Balance, December 31, 2009	$6,187	$22	$6,209	$139
Net income (loss)	(124)	—	(124)	(2)
Issuance of common OP units	158	—	158	—
Redemption of preferred OP units	(101)	—	(101)	—
Other changes in ownership	(22)	11	(11)	17
Other comprehensive income (loss) (note 8)	(3)	—	(3)	—

Balance, September 10, 2010	$6,095	$33	$6,128	$154

Balance, December 31, 2008	$5,588	$24	$5,612	$158
Net income (loss)	(181)	(1)	(182)	(4)
Issuance of common OP units	611	—	611	—
Other changes in ownership	30	(1)	29	(30)
Other comprehensive income (loss) (note 8)	1		1	—

Balance, September 11, 2009	$6,049	$22	$6,071	$124

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

7.	Geographic Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our leased hotels and office buildings) are immaterial and meet the aggregation criteria, and thus, we report one segment: hotel ownership. Our foreign operations consist of four properties in Canada, two properties in Chile, one property in Mexico and one property in the United Kingdom. There were no intercompany sales during the periods presented. The following table presents total revenues for each of the geographical areas in which we operate (in millions):

	Quarter ended		Year-to-date ended
	September 10, 2010	September 11, 2009	September 10, 2010	September 11, 2009
United States	$969	$874	$2,838	$2,731
Canada	22	20	71	61
Chile	6	5	17	15
Mexico	5	4	13	11
United Kingdom	4	—	4	—

Total revenue	$1,006	$903	$2,943	$2,818

8.	Comprehensive Income

Other comprehensive income consists of unrealized gains and losses on foreign currency translation adjustments and hedging instruments.

The following table presents comprehensive income for all periods presented (in millions):

	Quarter ended		Year-to-date ended
	September 10, 2010	September 11, 2009	September 10, 2010	September 11, 2009
Net loss	$(61)	$(58)	$(126)	$(186)
Other comprehensive income (loss)	7	4	(3)	1

Comprehensive loss	(54)	(54)	(129)	(185)
Comprehensive loss attributable to the non-controlling interests	2	2	—	1

Comprehensive income (loss) attributable to Host Hotels & Resorts, L.P	$(52)	$(52)	$(129)	$(184)

9.	Dispositions

Dispositions.    We have disposed of two hotels in 2010 for net proceeds of approximately $12 million. The following table summarizes the revenues, income (loss) before taxes, and the gain (loss) on dispositions, net of income tax, of the hotels which have been included in discontinued operations for all periods presented (in millions):

	Quarter ended		Year-to-date ended
	September 10, 2010	September 11, 2009	September 10, 2010	September 11, 2009
Revenues	$—	$14	$5	$61
Loss before income taxes	—	—	(2)	(81)
Gain (loss) on dispositions, net of tax	—	9	(1)	26

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Net income attributable to Host Hotels & Resorts, L.P. is allocated between continuing and discontinued operations as follows (in millions):

	Quarter ended		Year-to-date ended
	September 10, 2010	September 11, 2009	September 10, 2010	September 11, 2009
Loss from continuing operations, net of tax	$(59)	$(65)	$(124)	$(130)
Discontinued operations, net of tax	—	9	(2)	(55)

Net loss attributable to Host Hotels & Resorts, L.P.	$(59)	$(56)	$(126)	$(185)

10.	Acquisitions

For our acquisitions, we record the assets acquired, liabilities assumed and non-controlling interests at fair value as of the acquisition date. Furthermore, acquisition-related costs, such as broker fees, due diligence costs and legal and accounting fees, are expensed in the period incurred and are not capitalized or applied in determining the fair value of the acquired assets. During 2010, we have acquired four hotel assets; three in the third quarter and one subsequent to quarter end. For the acquisitions described below, we recorded $5 million of acquisition-related expenses, $1 million of which will be reflected in the fourth quarter. The acquisitions are consistent with our strategy of acquiring luxury and upper-upscale hotels in major urban markets. We recorded the purchase price of the acquired assets and liabilities at the estimated fair value on the date of purchase. The purchase price allocations are estimated based on available information, however, we are still in the process of finalizing the acquisition accounting for the below transactions:

•	On September 30, 2010, subsequent to quarter end, we acquired the 245-room JW Marriott, Rio de Janeiro for approximately R$81 million ($48 million);

•

On September 2, 2010, we formed a joint venture with a subsidiary of Istithmar World to purchase the 270-room W New York, Union Square. We have a 90% interest and serve as the managing member of the joint venture and, therefore, consolidate the entity. The joint venture purchased the hotel for $188 million, which, in addition to cash consideration, includes the assumption of $115 million of mortgage debt, with a fair value of $119 million, and contingent and deferred consideration valued at $8 million. Additionally, in conjunction with the acquisition, the joint venture purchased restricted cash, FF&E reserve funds and other working capital at the hotel of $10 million. The joint venture acquired the hotel as part of the settlement agreement reached with the previous owners and mezzanine lenders on July 22, 2010;

•	On August 11, 2010, we acquired the 424-room Westin Chicago River North for approximately $165 million; and

•

On July 22, 2010, we acquired the leasehold interest in the 266-room Le Meridien Piccadilly in London, England for £64 million ($98 million), including cash consideration of approximately £31 million ($47 million) and the assumption of a £33 million ($51 million) mortgage. As part of the purchase of the leasehold interest, we acquired restricted cash and working capital at the hotel of £4 million ($6 million). In connection with the acquisition, we assumed a capital lease obligation which we valued at £14 million ($21 million). The capital lease obligation is included in debt on the accompanying balance sheet and increased the book value of the leasehold interest purchased. We also recorded a deferred tax liability and corresponding goodwill of £11 million ($17 million) related to the difference in the hotel valuation measured at fair value on the acquisition date and the tax basis of the asset. We drew £37 million ($56 million) from our credit facility to fund the cash portion of the acquisition. For

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

accounting purposes, the above allocations are based on estimates from the best current information available. The final allocation of the fair value of assets and the capital lease obligation are in part dependent upon valuation determined by third party appraisals, which have not been completed.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in our acquisitions (in millions):

Property and equipment	$524
Goodwill	17
Restricted cash, FF&E reserve and other assets	19

Total assets	560

Mortgage debt	(170)
Capital lease obligation	(21)
Deferred tax liability	(17)
Other liabilities	(10)

Net assets acquired	$342

Our summarized unaudited consolidated pro forma results of operations, assuming the acquisitions occurred on January 1, 2009, are as follows (in millions, except per share amounts):

	Quarter ended		Year-to-date ended
	September 10, 2010	September 11, 2009	September 10, 2010	September 11, 2009
Revenues	$1,046	$935	$3,035	$2,897
Loss from continuing operations	(59)	(66)	(130)	(134)
Net loss	(59)	(57)	(132)	(189)
Net loss available to common unitholders	(57)	(57)	(140)	(194)
Basic earnings (loss) per common unit:
Continuing operations	$(.09)	$(.10)	$(.22)	$(.24)
Discontinued operations	—	.01	—	(.09)

Basic loss per common unit	$(.09)	$(.09)	$(.22)	$(.33)

Diluted earnings (loss) per common unit:
Continuing operations	$(.09)	$(.10)	$(.22)	$(.25)
Discontinued operations	—	.01	—	(.09)

Diluted loss per common unit	$(.09)	$(.09)	$(.22)	$(.34)

For the third quarter and year-to-date 2010, we have included $3.4 million of revenues and $0.2 million of net income in our condensed consolidated statements of operations related to the operations of our acquisitions.

Other investments.    On April 13, 2010, we acquired, at a discount, the two most junior tranches of a €427 million ($581 million) mortgage loan that is secured by six hotels located in Europe. The two junior tranches purchased by us have a face value of €64 million ($87 million) and are subordinate to €363 million ($494 million) of senior debt. Interest payments for the tranches are based on the 90-day EURIBOR rate plus 303 basis points, or approximately 3.8%, and the loan is performing. The loan matures in October of 2010 and there are two, one-year extension options, subject to debt service coverage requirements. We anticipate that these coverage requirements will be met for the initial one-year extension, and that the borrower will exercise the first extension option through October of 2011.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

11.	Fair Value Measurements

We have adopted the provisions under GAAP for both recurring and non-recurring fair value measurements. Our recurring fair value measurements consist of the valuation of our derivative instruments, which may or may not be designated as accounting hedges. In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an exit price) and includes an evaluation of counterparty credit risk.

The following table details the fair value of our financial assets and liabilities that are required to be measured at fair value on a recurring basis and the change in the fair value of the derivative instruments at September 10, 2010 (in millions).

	Fair Value at Measurement Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in the Fair Value for the year-to-date period ended September 10, 2010
Fair Value Measurements on a Recurring
Basis:
Interest rate swap derivatives(1)	$—	$12.5	$—	$13.5
Interest rate cap derivative	—	0.1	—	(1.7)
Foreign currency forward purchase contracts(1)	—	11.6	—	9.9

(1)	These derivative contracts have been designated as hedging instruments.

Interest Rate Swap Derivatives.    We have three interest rate swap agreements for an aggregate notional amount of $300 million. We entered into these derivative instruments in order to hedge changes in the fair value of the fixed-rate debt that occur as a result of changes in market interest rates. We have designated these derivatives as fair value hedges. The derivatives are valued based on the benchmark yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. As of September 10, 2010 and December 31, 2009, we recorded an asset of $12.5 million and a liability of $1 million, respectively, related to the fair value of the swaps. We record the change in the fair value of the underlying debt due to change in the LIBOR rate as an addition to the carrying amount of the debt. The difference between the change in the fair value of the swap and the change in the fair value in the underlying debt is considered the ineffective portion of the hedging relationship. We recognized a loss of $0.2 million and $0.5 million related to the ineffective portion of the hedging relationship for the third quarter of 2010 and 2009, respectively. For year-to-date 2010 and 2009, we recognized a loss of $1.0 million and $0.5 million, respectively. These loss amounts exclude the actual interest savings from the interest rate swaps included in our results of operations of $1.4 million and $4.5 million for the quarter and year-to-date 2010 periods, respectively.

Interest Rate Cap Derivative.    We have one interest rate cap agreement related to variable rate mortgage debt. The interest rate cap is valued based on the benchmark yield curve on the date of measurement. We recognized a loss of $0.3 million and $1.0 million based on the changes in the fair value of the derivative during the third quarter of 2010 and 2009, respectively. For year-to-date 2010 and 2009, we recognized a loss of $1.7 million and a gain of $0.3 million, respectively. The fair value of the cap was $0.1 million and $1.8 million at September 10, 2010 and December 31, 2009, respectively. Changes in the fair value of this instrument are recorded in gain (loss) on foreign currency transactions and derivatives.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Foreign Currency Forward Purchase Contracts.    As of September 10, 2010, we had four foreign currency forward purchase contracts to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation with changes in fair value recorded to accumulated other comprehensive income. The forward purchase contracts are valued based on the forward yield curve of the Euro to U.S. Dollar forward exchange rate on the date of measurement. The following table summarizes our foreign currency forward purchase contracts (in millions):

Transaction Date	Transaction Amount in Euros	Transaction Amount in Dollars	Forward Purchase Date	Fair Value at		Change in Fair Value for the period ended
				September 10, 2010	December 31, 2009	September 10, 2010	September 11, 2009

February 2008	€30	$43	August 2011	$4.7	$(.1)	$4.8	$(2.6)
February 2008	15	22	February 2013	3.1	.7	2.4	(1.5)
May 2008	15	23	May 2014	3.7	1.1	2.6	(1.6)
July 2010	20	26	October 2014	0.1	—	0.1	—

Total	€80	$114		$11.6	$1.7	$9.9	$(5.7)

Fair Value of Other Financial Assets and Liabilities.    We did not elect the fair value measurement option for any of our other financial assets or liabilities. Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates and are adjusted to reflect the effects of foreign currency translation. Valuations for secured debt and the credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the exchangeable senior debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts. The fair value of certain financial assets and liabilities are shown below (in millions):

	September 10, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Mortgage notes	$49	$49	$—	$—
Other notes receivable	—	—	11	11
Financial liabilities
Senior notes	2,843	2,970	3,411	3,473
Exchangeable Senior Debentures	1,146	1,330	1,123	1,246
Credit facility	57	56	—	—
Mortgage debt and other, net of capital leases	1,355	1,364	1,303	1,269

12.	Non-controlling Interests of Consolidated Partnerships

As of September 10, 2010, we consolidate four majority-owned partnerships that have third-party, non-controlling ownership interests. The third-party partnership interests are included in non-controlling interest-other consolidated partnerships on the consolidated balance sheets and totaled $33 million and $22 million as of September 10, 2010 and December 31, 2009, respectively. Three of the partnerships have finite lives ranging from 99 to 100 years that terminate between 2081 and 2095, and the associated non-controlling interests are mandatorily redeemable. At September 10, 2010 and December 31, 2009, the fair values of the non-controlling interests in the partnerships with finite lives were approximately $58 million and $44 million, respectively.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

13.	Other Real Estate Investments

We own a leasehold interest in 53 Courtyard by Marriott properties and 18 Residence Inn by Marriott properties, which were sold to Hospitality Properties Trust (“HPT”) and leased back to us in 1995 and 1996. In conjunction with our conversion to a REIT, in 1999 we entered into subleases for these 71 properties with a third party. In late June 2010, HPT sent notices of default because the subtenants failed to meet net worth covenants, which would have triggered an event of default by us under the master leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and we started to act as owner under the management agreements. Accordingly, for the remaining portion of the third quarter of 2010, we recorded the operations of the hotels as opposed to rental income. As a result, we recorded $50 million of hotel revenues for the 71 properties, as well as $6 million of rental income earned prior to the termination of the subleases in the third quarter, which are included in other revenues on the condensed consolidated statements of operations. Additionally, we recorded $37 million of hotel expenses related to the 71 properties, as well as $19 million of rental expense due to HPT in the third quarter, which are included in other property-level expenses on the condensed consolidated statements of operations. The property revenues and rental income recorded less the hotel expenses and rental expenses resulted in a slight loss for all periods presented.

We will continue to perform all obligations under the master leases. The subtenants remain obligated to us for outstanding rent payment obligations to the extent that operating cash generated by the hotels is less than rent that would have been paid under the terminated subleases. At the expiration of the master leases, HPT is obligated to pay us deferred proceeds related to the initial sale of the properties of approximately $67 million, subject to damages arising out of an event of default, if any, under the master leases, plus additional amounts of approximately $7.8 million. We gave notice to HPT that we will not extend the term of the master lease on the 18 Residence Inn properties which results in the termination and expiration of the master lease on those properties effective December 31, 2010, at which time we expect that $17 million of deferred proceeds will be paid to us by HPT. In the fourth quarter of 2010, we also intend to give notice that we will not extend the term of the master lease on the 53 Courtyard by Marriott properties, which will result in termination and expiration of the master lease on those properties effective December 31, 2012.

14.	Supplemental Guarantor and Non-Guarantor Subsidiary Information

A portion of our subsidiaries guarantee our senior notes. Among the subsidiaries not providing guarantees are those owning 25 of our full-service hotels, our taxable REIT subsidiaries and all of their respective subsidiaries, and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is wholly owned by us.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following condensed consolidating financial information sets forth the financial position as of September 10, 2010 and December 31, 2009, results of operations for the quarter and year-to-date periods ended September 10, 2010 and September 11, 2009 and cash flows for the year-to-date periods ended September 10, 2010 and September 11, 2009 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Consolidating Balance Sheets

(in millions)

September 10, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,000	$5,268	$4,184	$—	$10,452
Due from managers	(3)	2	62	(2)	59
Investments in affiliates	6,448	1,304	22	(7,638)	136
Rent receivable	—	32	—	(32)	—
Deferred financing costs, net	33	—	6	—	39
Furniture, fixtures and equipment replacement fund	50	42	61	—	153
Other	432	116	348	(563)	333
Restricted cash	35	1	48	—	84
Cash and cash equivalents	504	27	307	—	838

Total assets	$8,499	$6,792	$5,038	$(8,235)	$12,094

Debt	$2,104	$2,463	$1,254	$(397)	$5,424
Rent payable	—	—	32	(32)	—
Other liabilities	146	156	254	(168)	388

Total liabilities	2,250	2,619	1,540	(597)	5,812
Limited partnership interests of third parties	154	—	—	—	154
Capital	6,095	4,173	3,465	(7,638)	6,095

Total liabilities and capital	8,499	6,792	5,005	(8,235)	12,061
Non-controlling interests—other consolidated partnerships	—	—	33	—	33

Total liabilities, limited partnership interest of third parties and capital	$8,499	$6,792	$5,038	$(8,235)	$12,094

December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$722	$5,210	$4,299	$—	$10,231
Assets held for sale	—	8	—	—	8
Due from managers	(23)	1	53	(2)	29
Investments in affiliates	5,887	1,199	28	(6,961)	153
Rent receivable	—	37	—	(37)	—
Deferred financing costs, net	42	—	7	—	49
Furniture, fixtures and equipment replacement fund	40	32	52	—	124
Other	256	64	344	(400)	264
Restricted cash	—	—	53	—	53
Cash and cash equivalents	1,340	34	268	—	1,642

Total assets	$8,264	$6,585	$5,104	$(7,400)	$12,553

Debt	$1,799	$3,004	$1,327	$(293)	$5,837
Rent payable	—	—	37	(37)	—
Other liabilities	139	172	166	(109)	368

Total liabilities	1,938	3,176	1,530	(439)	6,205
Limited partnership interests of third parties	139	—	—	—	139
Capital	6,187	3,409	3,552	(6,961)	6,187

Total liabilities and capital	8,264	6,585	5,082	(7,400)	12,531
Non-controlling interests—consolidated partnerships	—	—	22	—	22

Total liabilities, limited partnership interest of third parties and capital	$8,264	$6,585	$5,104	$(7,400)	$12,553

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Supplemental Condensed Consolidating Statements of Operations

(in millions)

Quarter ended September 10, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$16	$138	$1,004	$(152)	$1,006
Hotel operating expenses	—	—	(705)	—	(705)
Property-level expenses	(6)	(30)	(88)	—	(124)
Depreciation and amortization	(12)	(69)	(53)	—	(134)
Corporate and other expenses	(3)	(10)	(7)	—	(20)
Rental expense	—	—	(152)	152	—
Interest income	1	1	3	(3)	2
Interest expense	(28)	(47)	(17)	3	(89)
Net gains (losses) on property transactions and other	(12)	—	12	—	—
Gain (loss) on foreign currency transactions and derivatives	—	—	(1)	—	(1)
Equity in earnings (losses) of affiliates	(17)	7	3	6	(1)

Income (loss) before income taxes	(61)	(10)	(1)	6	(66)
Income tax benefit	—	—	5	—	5

INCOME (LOSS) FROM CONTINUING OPERATIONS	(61)	(10)	4	6	(61)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—

NET INCOME (LOSS)	(61)	(10)	4	6	(61)
Less: Net loss attributable to non-controlling interests	—	—	2	—	2

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$(61)	$(10)	$6	$6	$(59)

Quarter ended September 11, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$6	$135	$901	$(139)	$903
Hotel operating expenses	—	—	(661)	—	(661)
Property-level expenses	(5)	(35)	(54)	—	(94)
Depreciation and amortization	(14)	(66)	(57)	—	(137)
Corporate and other expenses	—	(10)	(9)	—	(19)
Rental expense	—	—	(139)	139	—
Interest income	2	1	2	(4)	1
Interest expense	(22)	(59)	(18)	4	(95)
Net gains on property transactions and other	1	—	10	—	11
Gain on foreign currency transactions and derivatives	1	—	—	—	1
Equity in earnings (losses) of affiliates	(36)	10	—	24	(2)

Income (loss) before income taxes	(67)	(24)	(25)	24	(92)
Income tax benefit	—	—	25	—	25

INCOME (LOSS) FROM CONTINUING OPERATIONS	(67)	(24)	—	24	(67)
Income (loss) from discontinued operations	9	3	(1)	(2)	9

NET INCOME (LOSS)	(58)	(21)	(1)	22	(58)
Less: Net loss attributable to non-controlling interests	—	—	2	—	2

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$(58)	$(21)	$1	$22	$(56)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Supplemental Condensed Consolidating Statements of Operations

(in millions)

Year-to-date ended September 10, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$142	$387	$2,939	$(525)	$2,943
Hotel operating expenses	—	—	(2,028)	—	(2,028)
Property-level expenses	(19)	(97)	(190)	—	(306)
Depreciation and amortization	(39)	(204)	(166)	—	(409)
Corporate and other expenses	(6)	(35)	(28)	—	(69)
Rental expense	—	—	(525)	525	—
Interest income	3	2	8	(10)	3
Interest expense	(76)	(151)	(51)	10	(268)
Net gains (losses) on property transactions	(12)	—	12	—	—
Loss on foreign currency and derivatives	(3)	—	(3)	—	(6)
Equity in earnings (losses) of affiliates	(114)	26	3	80	(5)

Income (loss) before income taxes	(124)	(72)	(29)	80	(145)
Income tax benefit	—	—	21	—	21

INCOME (LOSS) FROM CONTINUING OPERATIONS	(124)	(72)	(8)	80	(124)
Income (loss) from discontinued operations, net of tax	(2)	—	(1)	1	(2)

NET INCOME (LOSS)	(126)	(72)	(9)	81	(126)
Less: Net income attributable to non-controlling interests	—	—	—	—	—

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$(126)	$(72)	$(9)	$81	$(126)

Year-to-date ended September 11, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$134	$382	$2,814	$(512)	$2,818
Hotel operating expenses	—	—	(1,952)	—	(1,952)
Property-level expenses	(17)	(101)	(152)	—	(270)
Depreciation and amortization	(41)	(220)	(168)	—	(429)
Corporate and other expenses	(2)	(26)	(22)	—	(50)
Rental expense	—	—	(512)	512	—
Interest income	9	2	8	(14)	5
Interest expense	(58)	(169)	(51)	14	(264)
Net gains on property transactions	1	—	12	—	13
Gain on foreign currency and derivatives	4	—	1	—	5
Equity in earnings (losses) of affiliates	(161)	36	—	89	(36)

Income (loss) before income taxes	(131)	(96)	(22)	89	(160)
Income tax benefit	—	—	29	—	29

INCOME (LOSS) FROM CONTINUING OPERATIONS	(131)	(96)	7	89	(131)
Income (loss) from discontinued operations	(55)	(11)	(4)	15	(55)

NET INCOME (LOSS)	(186)	(107)	3	104	(186)
Less: Net loss attributable to non-controlling interests	—	—	1	—	1

Net income (loss) attributable to common unitholders	$(186)	$(107)	$4	$104	$(185)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Supplemental Condensed Consolidating Statements of Cash Flows

(in millions)

Year-to-date ended September 10, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$65	$124	$139	$328

INVESTING ACTIVITIES
Proceeds from sales of assets, net	3	9	—	12
Acquisitions	—	(165)	(127)	(292)
Purchase of mortgage note on a portfolio of hotels	—	(53)	—	(53)
Capital expenditures	(14)	(75)	(60)	(149)
Change in furniture, fixtures and equipment (FF&E) replacement fund	(1)	(10)	(9)	(20)
Change in FF&E replacement funds designated as restricted cash	—	—	4	4

Cash used in investing activities	(12)	(294)	(192)	(498)

FINANCING ACTIVITIES
Draw on credit facility	56	—	—	56
Repurchase/redemption of senior notes, including exchangeable debentures	(571)	—	—	(571)
Mortgage debt prepayments and scheduled maturities	—	—	(124)	(124)
Scheduled principal repayments	—	(1)	(7)	(8)
Common OP unit issuance	158	—	—	158
Redemption of preferred OP units	(101)	—	—	(101)
Distributions on common OP units	(14)	—	—	(14)
Distributions on preferred OP units	(6)	—	—	(6)
Contributions from non-controlling interests	—	—	7	7
Distributions to non-controlling interests	—	—	(3)	(3)
Change in restricted cash other than FF&E replacement fund	(27)	(1)	—	(28)
Transfers to/from Parent	(384)	165	219	—

Cash provided by (used in) financing activities	(889)	163	92	(634)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(836)	$(7)	$39	$(804)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Supplemental Condensed Consolidating Statements of Cash Flows

(in millions)

Year-to-date ended September 11, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$72	$98	$200	$370

INVESTING ACTIVITIES
Proceeds from sales of assets, net	30	143	26	199
Proceeds from sale of interest in CBM Joint Venture LLC	13	—	—	13
Investments in and return of capital from affiliates, net	39	—	—	39
Capital expenditures	(18)	(130)	(107)	(255)
Change in furniture, fixtures and equipment replacement fund	(4)	—	(16)	(20)
Changes in restricted cash designated for FF&E replacement fund	(8)	5	(8)	(11)

Cash provided by (used in) investing activities	52	18	(105)	(35)

FINANCING ACTIVITIES
Financing costs	(6)	—	(4)	(10)
Issuances of debt	386	—	120	506
Repayments on credit facility	(410)	—	—	(410)
Repurchase of senior notes, including exchangeable debentures	(115)	—	—	(115)
Debt prepayments and scheduled maturities	—	(342)	—	(342)
Scheduled principal repayments	—	(3)	(8)	(11)
Common stock issuance	588	—	—	588
Distributions on common units	(27)	—	—	(27)
Distributions on preferred units	(7)	—	—	(7)
Distributions to non-controlling interests	—	—	(2)	(2)
Change in restricted cash, other than FF&E replacement fund	1	1	4	6
Transfers to/from Parent	(24)	210	(186)	—

Cash provided by (used in) financing activities	386	(134)	(76)	176

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$510	$(18)	$19	$511

PROSPECTUS

Host Hotels & Resorts, L.P.

Offer to Exchange

up to

$500,000,000

of

6% Series V Senior Notes due 2020,

which have been

registered under the

Securities Act

for up to

$500,000,000

of outstanding

6% Series U Senior Notes

due 2020

                    ,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Host REIT’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Host REIT’s Articles of Restatement of Articles of Incorporation (the “Articles of Incorporation”) authorize it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any present or former director or officer or (ii) any individual who, while a director or officer of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of Host REIT. Host REIT’s Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of Host REIT who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. Host REIT’s Articles of Incorporation and Bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which Host REIT’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, Host REIT is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good-faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written statement by him or her or on his or her behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the applicable standard of conduct was not met.

Host REIT has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require

Host REIT to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding (other than one initiated by or on behalf of Host REIT) to which such person became subject by reason of his or her status as a present or former director or officer of Host REIT or any other corporation or enterprise for which such person is or was serving at Host REIT’s request. In addition, the indemnification agreement requires Host REIT to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding that is brought by or on behalf of Host REIT. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires Host REIT to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by Host REIT of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good-faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of Host REIT.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

The limited partnership agreements of those Co-Registrants that are Delaware limited partners authorize each partnership to indemnify, defend and hold harmless its partners, stockholders, members, owners, partners, directors, officers, employees and agents from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) arising out of or alleged to arise out of any demands, claims, suits, actions or proceedings against any of them in or as a result of or relating to their respective capacities, actions or omissions with respect to the partnership, or otherwise concerning the business or affairs of the partnership including, without limitation, any demands, claims, suits, actions or proceedings, initiated by any of the partnership’s partners; provided, however that the acts or omissions of the partnership’s general partner shall not be indemnified to the extent a court of competent jurisdiction finds, upon entry of a final judgment, that the same resulted from gross negligence, willful misconduct, recklessness, malfeasance or fraud. The foregoing rights are cumulative of, and in addition to, any and all rights, remedies and recourse to which any indemnified party is entitled, whether pursuant to the provisions of the limited partnership agreement, at law or in equity. Indemnification will be made solely and entirely from assets of the partnership (excluding all assets of the partnership’s partners other than those of and attributable to such partner’s interest in the partnership), and no such partner shall be personally liable to any party indemnified pursuant to the foregoing. Any person or entity, when entitled to indemnification, is entitled to receive, upon application, advances to cover the costs of defending any proceeding. All such rights to indemnification will survive the dissolution of the partnership and the death, retirement, incompetency, insolvency or bankruptcy of any partner.

The Third Amended and Restated Agreement of Limited Partnership of Host, L.P. (the “Partnership Agreement”) also provides for indemnification of Host REIT and its officers and directors to the same extent that indemnification is provided to officers and directors of Host REIT in its Articles of Incorporation, and limits liability of Host REIT and its officers and directors to Host L.P. and its respective partners to the same extent that the liability of the officers and directors of Host REIT to Host REIT and its stockholders is limited under Host REIT’s Articles of Incorporation.

Pursuant to Section 18-108 of the Delaware Limited Liability Company Act, a Delaware limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The operating agreements of those Co-Registrants that are Delaware limited liability companies require the that the respective company indemnify and hold harmless its members and managers and any stockholders, directors, partners, officers, employees and agents of the member or of the company (individually, in each case, an “Indemnitee”), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal or administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the company, regardless of whether the Indemnitee continues to be a member or a manager, stockholder, director, partner, officer, employee or agent, at the time any such liability or expense is paid or incurred; provided that the liability of an Indemnitee will not be eliminated for any breach of the Indemnitee’s duty of loyalty to the company or a member or for acts or omissions which involve intentional misconduct, gross negligence, or a knowing violation of law. The company may advance expenses (including attorneys’ fees) incurred by an Indemnitee in advance of the final disposition of an action, suit, or proceeding upon the receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to such indemnification.

In addition, such operating agreements provide that the debts, obligations, and liabilities of the respective company, whether arising in contact, tort or otherwise, shall be solely the debts, obligations, and liabilities of the company. Neither a member nor any manager or any stockholder, director, partner, officer, agent or employee of a member of the company, shall be obligated personally for any debt, obligation, or liability of the company solely by reason of his, her or its status as such member, manager, stockholder, director, partner, officer, agent or employee. The failure of a company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware Limited Liability Company Act or its operating agreement is not grounds for imposing personal liability on a member, manager or any officer, agent or employee or a member of a company for liabilities of such company.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Host L.P. has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

Exhibit No.		Description
2.1		Master Agreement and Plan of Merger among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership dated as of November 14, 2005 (incorporated by reference from Annex A to the proxy statement/prospectus contained in Host Marriott Corporation’s Registration Statement on Form S-4 (Registration No. 333-130249) filed on December 9, 2005).

2.2		Indemnification Agreement among Host Marriott Corporation, Host Marriott L.P. and Starwood Hotels & Resorts Worldwide, Inc. dated November 14, 2005 (incorporated by reference from Annex B to the proxy statement/prospectus contained in Host Marriott Corporation’s Registration Statement on Form S-4 (Registration No. 333-130249) filed on December 9, 2005).

2.3		Tax Sharing and Indemnification Agreement among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership dated as of November 14, 2005 (incorporated by reference from Annex C to the proxy statement/prospectus contained in Host Marriott Corporation’s Registration Statement on Form S-4 (Registration No. 333-130249) filed on December 9, 2005).

2.4		Amendment Agreement, dated March 24, 2006, amending the master agreement and plan of merger, the indemnification agreement and the tax sharing and indemnification agreement by and among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership, each dated November 14, 2005 (incorporated by reference to Exhibit 2.4 of Host Marriott, L.P.’s Current Report on Form 8-K, filed March 28, 2006).

3.1		Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P. (incorporated by reference to Exhibit 3.1 of Host Hotels & Resorts, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007).

3.2		Amended and Restated Bylaws of Host Hotels & Resorts, Inc., effective November 6, 2008 (incorporated by reference to Exhibit 3.3 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on November 12, 2008).

3.3	†	Articles of Restatement of the Charter of Host Hotels & Resorts, Inc., as filed with the State of Maryland Department of Assessments and Taxation on November 12, 2010.

4.1		Reserved.

4.2		Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998).

4.3		Third Supplemental Indenture, dated as of December 14, 1998, by and among HMH Properties Inc., Host Marriott, L.P., the entities identified therein as New Subsidiary Guarantors and Marine Midland Bank, as Trustee, to the Amended and Restated Indenture, dated as of August 5, 1998, among the Host REIT, the Guarantors named therein, Subsidiary Guarantors named therein and the Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott, L.P.’s Current Report on Form 8-K filed with the Commission on December 31, 1998).

Exhibit No.	Description
4.4	Amended and Restated Twelfth Supplemental Indenture, dated as of July 28, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatures thereto and The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee to the Amended and Restated Indenture, dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended September 10, 2004, filed on October 19, 2004).

4.5	Thirteenth Supplemental Indenture, dated as of March 16, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatories thereto, and The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended March 26, 2004, filed on May 3, 2004).

4.6	Registration Rights Agreement, dated as of March 16, 2004, among Host Marriott Corporation, Host Marriott, L.P. and Goldman, Sachs & Co. as representatives of the several Initial Purchasers named therein related to the 3.25% Exchangeable debentures due 2024 (incorporated by reference to Exhibit 4.10 of Host Marriott Corporation’s Registration Statement on Form S-3 (SEC File No. 333-117229) filed with the Commission on July 8, 2004).

4.7	Sixteenth Supplemental Indenture, dated March 10, 2005, by and among Host Marriott, L.P., the Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.19 of Host Marriott, L.P.’s Report on Form 8-K, filed on March 15, 2005).

4.8	Nineteenth Supplemental Indenture, dated April 4, 2006, by and among Host Marriott, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.26 of Host Marriott Corporation’s Current Report on Form 8-K, filed April 10, 2006).

4.9	Twenty-Second Supplemental Indenture, dated November 2, 2006, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.27 of Host Hotels & Resorts, Inc. Current Report on Form 8-K filed November 7, 2006).

4.10	Twenty-Third Supplemental Indenture, dated March 23, 2007, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed March 29, 2007).

4.11	Registration Rights Agreement, dated March 23, 2007, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Goldman, Sachs & Co. and Banc of America Securities LLC, as representatives of the several Initial Purchasers named therein, related to the 2.625% Exchangeable Senior Debentures due 2027 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on March 29, 2007).

4.12	Twenty-Ninth Supplemental Indenture, dated May 11, 2009, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed May 11, 2009).

Exhibit No.		Description
4.13		Thirty-Second Supplemental Indenture, dated December 22, 2009, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed December 23, 2009).

4.14		Registration Rights Agreement, dated December 22, 2009, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., in their capacity as representatives of the several initial purchasers of the debentures, related to the 2.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on December 23, 2009).

4.15		Thirty-Sixth Supplemental Indenture, dated October 25, 2010, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed October 25, 2010).

5.1	†	Opinion of Latham & Watkins LLP regarding the validity of the Series V senior notes.

5.2	†	Opinion of Dorsey & Whitney LLP.

5.3	†	Opinion of Bingham McCutchen LLP.

5.4	†	Opinion of Kane, Russell, Coleman & Logan, P.C.

5.5	†	Opinion of Ballard Spahr LLP.

5.6	†	Opinion of Cox & Palmer.

5.7	†	Opinion of Blake, Cassels & Graydon LLP

5.8	†	Opinion of De Brauw Blackstone Westbroek

10.1		Reserved.

10.2		Distribution Agreement dated as of September 15, 1993 between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference from Host Marriott Corporation’s Current Report on Form 8-K dated October 25, 1993).

10.3		Amendment No. 1 to the Distribution Agreement dated December 29, 1995 by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.8 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.4		Amendment No. 2 to the Distribution Agreement dated June 21, 1997 by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.8 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.5		Amendment No. 3 to the Distribution Agreement dated March 3, 1998 by and among Host Marriott Corporation, Host Marriott Services Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc. (incorporated by reference to Exhibit 10.9 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

Exhibit No.	Description
10.6	Amendment No. 4 to the Distribution Agreement by and among Host Marriott Corporation and Marriott International Inc. (incorporated by reference to Exhibit 10.10 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.7	Amendment No. 5 to the Distribution Agreement, dated December 18, 1998, by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International Inc. (incorporated by reference to Exhibit 10.14 of Host Marriott Corporation’s Form 10-K for the year ended December 31, 1998, filed on March 26, 1999).

10.8	Amendment No. 6, dated as of January 10, 2001, to the Distribution Agreement dated as of September 15, 1993 between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.14 of Host Marriott Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 2, 2004).

10.9	Amendment No. 7, dated as of December 29, 2001, to the Distribution Agreement dated as of December 15, 1993 between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.38 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended September 6, 2002, filed on October 21, 2002).

10.10	Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Exhibit 2.1 of Host Marriott Corporation’s Current Report on Form 8-K filed with the Commission on January 16, 1996).

10.11	Amendment to Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Exhibit 10.16 of Host Marriott Corporation’s Form Report on 10-K for the year ended December 31, 1998, filed on March 26, 1999).

10.12	Tax Sharing Agreement dated as of October 5, 1993 by and between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K dated October 25, 1993).

10.13	Tax Administration Agreement dated as of October 8, 1993 by and between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K dated October 25, 1993).

10.14	Restated Noncompetition Agreement dated March 3, 1998 by and among Host Marriott Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc. (incorporated by reference to Exhibit 10.17 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.15	First Amendment to Restated Noncompetition Agreement by and among Host Marriott Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc. (incorporated by reference to Exhibit 10.18 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.16	Employee Benefits and Other Employment Matters Allocation Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Exhibit 99.4 of Host Marriott Corporation’s Current Report on Form 8-K filed with the Commission on January 16, 1996).

10.17	Tax Sharing Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K filed with the Commission on January 16, 1996).

Exhibit No.	Description
10.18	Contribution Agreement dated as of April 16, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein, together with Exhibit B (incorporated by reference to Exhibit 10.20 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement No. 333-55807, on Form S-4, filed on September 30, 1998).

10.19	Amendment No. 1 to Contribution Agreement dated May 8, 1998 among Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.21 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed with the Commission on September 30, 1998).

10.20	Amendment No. 2 to Contribution Agreement dated May 18, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.22 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed with the Commission on September 30, 1998).

10.21	Employee Benefits and Other Employment Matters Allocation Agreement between Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation (incorporated by reference to Exhibit 10.25 of Host Marriott Corporation’s Amendment No. 2 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 10, 1998).

10.22	Amendment to the Employee Benefits and Other Employment Matters Allocation Agreement effective as of December 29, 1998 by and between Host Marriott Corporation, Marriott International, Inc., Sodexho Marriott Services, Inc., Crestline Capital Corporation and Host Marriott, L.P. (incorporated by reference to Exhibit 10.34 of Host Marriott Corporation’s Report on Form 10-K for the year ended December 31, 1998, filed on March 26, 1999).

10.23	Noncompetition Agreement among Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation, dated December 28, 1998 (incorporated by reference to Exhibit 10.19 of Host Marriott Corporation’s Annual Report on Form 10-K dated December 31, 1998, filed on March 26, 1999).

10.24	First Amendment, dated as of December 28, 1998, to the Restated Noncompetition Agreement dated March 3, 1998 by and among Host Marriott Corporation, Marriott International, Inc. and Crestline Capital Corporation (incorporated by reference to Exhibit 10.32 of Host Marriott Corporation’s Annual Report on Form 10-K for 2003, filed March 2, 2004).

10.25	Acquisition and Exchange Agreement dated November 13, 2000 by and among Host Marriott, L.P. and Crestline Capital Corporation and certain other parties named therein (incorporated by reference to Exhibit 99.2 of Host Marriott, L.P.’s Form 8-K/A filed December 14, 2000).

10.26	Host Hotels & Resorts, L.P. Executive Deferred Compensation Plan as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10.26 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.27	Trust Agreement between T. Rowe Price Trust Company and Host Marriott, L.P., dated November 23, 2005, relating to the Host Marriott, L.P. Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.38 of Host Marriott Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, filed March 10, 2006.)

10.28	Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan, as amended and restated December 29, 1998, as amended January 2004 (incorporated by reference to Exhibit 10.7 of Host Marriott Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 2, 2004).

10.29	Host Hotels & Resorts, L.P. Retirement and Savings Plan, as amended and restated, effective as of January 1, 2008 (incorporated by reference to Exhibit 10.29 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

Exhibit No.	Description
10.30	Host Hotels & Resorts, Inc.’s Non-Employee Director’s Deferred Stock Compensation Plan, as amended and restated, effective as of December 15, 2009 (incorporated by reference to Exhibit 10.30 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, filed March 1, 2010).

10.31	Host Hotels & Resorts, Inc.’s Severance Plan for Executives, as amended and restated, effective as of January 1, 2008 (incorporated by reference to Exhibit 10.31 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.32	Form of Indemnification Agreement for officers and directors of Host Hotels & Resorts, Inc. (incorporated by reference to Exhibit 10.32 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed November 12, 2008).

10.33	Form of Restricted Stock Agreement for 2009 for use under the 1997 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.33 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.34	Form of Option Agreement for 2009 under the 1997 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.34 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.35	Form of Restricted Stock Agreement for use under the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.33 of Host Hotels & Resorts, Inc.’s Quarterly Report on Form 10-Q, filed July 28, 2009).

10.36	Form of Option Agreement for use under the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.34 of Host Hotels & Resorts, Inc.’s Quarterly Report on Form 10-Q, filed July 28, 2009).

10.37©	Second Amended and Restated Agreement of Limited Partnership of HHR EURO CV, dated as of May 27, 2010, by and among HST GP EURO B.V., HST LP EURO B.V., Stichting Pensioenfonds ABP, APG Strategic Real Estate Pool N.V. and Jasmine Hotels PTE Ltd. (incorporated by reference to Exhibit 10.37 of Host Hotels & Resorts, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 18, 2010, filed on July 27, 2010).

10.38	Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P., Host Euro Business Trust, Certain Canadian Subsidiaries of Host Hotels & Resorts, L.P., Deutsche Bank AG New York Branch, Bank of America, N.A., Citicorp North America, Inc., Société Générale, Calyon New York Branch, and Various Lenders (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed June 1, 2007).

10.39	Second Amended and Restated Pledge and Security Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P. and the other Pledgors named therein and Deutsche Bank AG New York Branch, as Collateral Agent (incorporated by reference to Exhibit 10.2 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed June 1, 2007).

10.40	Second Amended and Restated Subsidiaries Guaranty, dated as of May 25, 2007, by the subsidiaries of Host Hotels & Resorts, L.P. named as Guarantors therein (incorporated by reference to Exhibit 10.3 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed June 1, 2007).

10.41	Amendment No. 1 to Credit Agreement, dated as of April 22, 2008, among Host Hotels & Resorts, L.P., Host Holding Business Trust, Certain Subsidiaries of Host Hotels & Resorts, L.P., Deutsche Bank AG New York Branch and Various Lenders (incorporated by reference to Exhibit 10.41 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed with the Commission on April 28, 2008).

Exhibit No.		Description
10.42		Amended and Restated Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan, effective as of January 1, 2008 (incorporated by reference to Exhibit 10.40 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 25, 2008).

10.43		Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan, effective as of March 12, 2009 (incorporated by reference to Appendix A to the Host Hotels & Resorts, Inc. Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2009).

10.44		Sales Agency Financing Agreement, dated August 19, 2010, between Host Hotels & Resorts, Inc. and BNY Mellon Capital Markets, LLC, as sales agent (incorporated by reference to Exhibit 1.1 of Host Hotels & Resorts, Inc. Current Report on Form 8-K filed with the Commission on August 20, 2010).

12.1	†	Computation of Ratio of Earnings to Fixed Charges and Preferred Limited Partner Unit Distributions.

21.1	†	List of Subsidiaries of Host Hotels & Resorts, L.P.

23.1	*	Consent of KPMG LLP.

23.2	†	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.3	†	Consent of Dorsey & Whitney LLP (included in Exhibit 5.2).

23.4	†	Consent of Bingham McCutchen LLP (included in Exhibit 5.3).

23.5	†	Consent of Kane, Russell, Coleman & Logan, P.C. (included in Exhibit 5.4).

23.6	†	Consent of Ballard Spahr LLP (included in Exhibit 5.5).

23.7	†	Consent of Cox & Palmer (included in Exhibit 5.6)

23.8	†	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.7)

23.9	†	Consent of De Brauw Blackstone Westbroek (included in Exhibit 5.8).

24.1	†	Power of Attorney (included on the signature pages hereto)

25.1	†	Statement of Eligibility of Trustee with respect to the Amended and Restated Indenture, as supplemented.

99.1	†	Form of Letter of Transmittal, with respect to the Exchange Offer.

99.2	†	Form of Notice of Guaranteed Delivery with respect to the Series U senior notes and Series V senior notes.

99.3	†	Form of Letter to DTC participants regarding the Exchange Offer.

99.4	†	Form of Letter to Beneficial Holders regarding the Exchange Offer.

*	Filed Herewith
†	Previously Filed
©	Confidential Treatment Granted

(b) Financial Statement Schedules

Schedule III Real Estate and Accumulated Depreciation

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

(in millions)

Description(1)	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2009				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Hotels:
The Ritz-Carlton, Amelia Island, Florida	$—	$25	$115	$50	$25	$165	$190	$46	—	1998	40
Four Seasons, Atlanta, Georgia	—	5	48	18	6	65	71	20	—	1998	40
Grand Hyatt, Atlanta, Georgia	—	8	88	16	8	104	112	31	—	1998	40
Atlanta Marquis, Georgia	124	13	184	158	16	339	355	81	—	1998	40
Atlanta Midtown Suites, Georgia	—	—	26	8	—	34	34	12	—	1996	40
Westin Buckhead, Georgia	—	5	84	20	6	103	109	31	—	1998	40
Miami Biscayne Bay, Florida	—	—	27	20	—	47	47	18	—	1998	40
Boston Marriott Copley Place, Massachusetts	—	—	203	45	—	248	248	54	—	2002	40
Hyatt Regency, Burlingame, California	—	16	119	49	20	164	184	47	—	1998	40
Calgary, Canada	34	5	18	14	5	32	37	14	—	1996	40
Hyatt Regency, Cambridge, Massachusetts	—	18	84	(4)	19	79	98	30	—	1998	40
Chicago/Downtown Courtyard, Illinois	—	7	27	11	7	38	45	15	—	1992	40
Chicago Embassy Suites, Illinois	—	—	86	5	—	91	91	13	—	2004	40
Chicago O’Hare, Illinois	—	4	26	37	4	63	67	46	—	1998	40
Chicago O’Hare Suites, Illinois	—	5	36	6	5	42	47	13	—	1997	40
Swissôtel, Chicago, Illinois	—	29	132	70	30	201	231	46	—	1998	40
Coronado Island Resort, California	—	—	53	25	—	78	78	24	—	1997	40
Costa Mesa Suites, California	—	3	18	6	3	24	27	9	—	1996	40
Dallas Quorum, Texas	—	14	27	17	14	44	58	19	—	1994	40
Dayton, Ohio	—	2	30	7	2	37	39	11	—	1998	40
Hyatt DC Capitol Hill, Washington, D.C.	—	40	230	16	40	246	286	27	—	2006	40
The Ritz-Carlton, Dearborn, Michigan	—	8	51	(37)	2	20	22	18	—	1998	40
Denver Tech Center, Colorado	—	6	26	26	6	52	58	19	—	1994	40
Westin Tabor Center, Colorado	39	—	89	6	—	95	95	9	—	2006	40
Desert Springs, a JW Marriott Resort, Palm Desert, California	77	13	143	110	14	252	266	79	—	1997	40
Gaithersburg/Washingtonian Center, Maryland	—	7	22	8	7	30	37	11	—	1993	40
Harbor Beach Resort, Florida	134	—	62	89	—	151	151	55	—	1997	40
Houston Airport, Texas	—	—	10	37	—	47	47	35	—	1984	40
Houston Medical Center, Texas	—	—	19	17	—	36	36	14	—	1998	40
Westin Indianapolis, Indiana	—	11	100	6	12	105	117	11	—	2006	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

(in millions)

Description(1)	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2009				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
JW Marriott Hotel at Lenox, Georgia	—	16	21	17	16	38	54	20	—	1990	40
JW Marriott Houston, Texas	—	4	26	22	6	46	52	22	—	1994	40
JWDC, Washington, D.C.	119	26	98	40	26	138	164	40	—	2003	40
Kansas City Airport, Missouri	—	—	8	21	—	29	29	25	—	1993	40
Westin Kierland, Arizona	—	100	280	4	100	284	384	24	—	2006	40
Fairmont Kea Lani, Hawaii	—	55	294	11	55	305	360	44	—	2003	40
Key Bridge, Virginia	—	—	38	31	—	69	69	50	—	1997	40
Manhattan Beach, California	—	7	29	13	—	49	49	20	—	1997	40
Marina Beach, California	—	—	13	23	—	36	36	14	—	1995	40
Maui Hyatt, Hawaii	—	92	212	21	92	233	325	39	—	2003	40
Memphis, Tennessee	—	—	16	34	—	50	50	19	—	1998	40
Mexico/Polanco, Mexico	—	11	35	7	10	43	53	25	—	1996	40
McDowell Mountains, Arizona	—	8	48	3	8	51	59	7	—	2004	40
Minneapolis City Center, Minnesota	—	—	27	38	—	65	65	36	—	1986	40
New Orleans, Louisiana	—	16	96	106	16	202	218	74	—	1996	40
New York Financial Center, New York	—	19	79	38	19	117	136	41	—	1997	40
New York Marquis, New York	—	—	552	129	—	681	681	384	—	1986	40
Newark Airport, New Jersey	—	—	30	4	—	34	34	16	—	1984	40
Newport Beach, California	100	11	13	112	11	125	136	56	—	1975	40
Orlando World Center Marriott, Florida	300	18	157	311	29	457	486	130	—	1997	40
Pentagon City Residence Inn, Virginia	—	6	29	6	6	35	41	13	—	1996	40
Philadelphia Airport, Pennsylvania	—	—	42	7	—	49	49	17	—	1995	40
Philadelphia CC and HH, Pennsylvania	—	3	144	66	11	202	213	72	—	1995	40
Four Seasons, Philadelphia, Pennsylvania	—	26	60	20	27	79	106	26	—	1998	40
Portland, Oregon	—	6	40	20	6	60	66	24	—	1994	40
Hyatt Regency, Reston, Virginia	—	11	78	17	12	94	106	28	—	1998	40
The Ritz-Carlton, Phoenix, Arizona	—	10	63	5	10	68	78	22	—	1998	40
The Ritz-Carlton, Tysons Corner, Virginia	—	—	89	13	—	102	102	33	—	1998	40
The Ritz-Carlton, San Francisco, California	—	31	123	20	31	143	174	44	—	1998	40
San Antonio Rivercenter, Texas	—	—	86	67	—	153	153	50	—	1996	40
San Antonio Riverwalk, Texas	—	—	45	17	—	62	62	22	—	1995	40
San Diego Hotel and Marina, California	—	—	202	207	—	409	409	121	—	1996	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

(in millions)

Description(1)	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2009				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
San Diego Mission Valley, California	—	4	23	10	4	33	37	12	—	1998	40
San Francisco Airport, California	—	11	48	37	12	84	96	33	—	1994	40
San Francisco Fisherman’s Wharf, California	—	6	20	16	6	36	42	16	—	1994	40
San Francisco Moscone Center, California	—	—	278	70	—	348	348	158	—	1989	40
San Ramon, California	—	—	22	16	—	38	38	13	—	1996	40
Santa Clara, California	—	—	39	52	—	91	91	58	—	1989	40
Seattle SeaTac Airport, Washington	—	3	42	15	3	57	60	25	—	1998	40
Tampa Waterside, Florida	—	—	—	105	11	94	105	24	2000	—	40
The Ritz-Carlton, Buckhead, Georgia	—	14	81	57	15	137	152	47	—	1996	40
The Ritz-Carlton, Marina del Rey, California	—	—	52	23	—	75	75	29	—	1997	40
The Ritz-Carlton, Naples, Florida	200	19	126	92	21	216	237	87	—	1996	40
The Ritz-Carlton, Naples Golf Lodge, Florida	—	6	—	66	6	66	72	14	2002	—	40
Toronto Airport, Canada	23	5	24	15	5	39	44	14	—	1996	40
Toronto Eaton Center, Canada	35	—	27	16	—	43	43	15	—	1995	40
Toronto Delta Meadowvale, Canada	32	4	20	17	4	37	41	17	—	1996	40
Dulles Airport, Washington, D.C.	—	—	3	34	—	37	37	28	—	1970	40
Washington Metro Center, Washington D.C.	—	20	24	18	20	42	62	16	—	1994	40
Westfields, Virginia	—	7	32	15	7	47	54	18	—	1994	40
Sheraton Boston, Massachusetts	—	42	262	30	42	292	334	27	—	2006	40
Sheraton, Indianapolis, Indiana	—	3	51	1	3	52	55	5	—	2006	40
Sheraton New York Hotel & Towers, New York	—	346	409	29	346	438	784	45	—	2006	40
Sheraton, Parsippany, New Jersey	—	8	30	6	8	36	44	4	—	2006	40
Sheraton Santiago Hotel & Convention Center, Chile	—	19	11	2	19	13	32	2	—	2006	40
San Cristobal Tower, Santiago, Chile	—	7	15	1	7	16	23	1	—	2006	40
St. Regis Hotel, Houston, Texas	—	6	33	11	6	44	50	5	—	2006	40
W New York, New York	—	138	102	29	138	131	269	15	—	2006	40
W Seattle, Washington	—	11	125	—	11	125	136	12	—	2006	40
Westin Cincinnati, Ohio	—	—	54	9	—	63	63	7	—	2006	40
Westin Grand, Washington, D.C.	—	16	80	9	16	89	105	9	—	2006	40
Westin Los Angeles Airport, California	—	—	102	11	—	113	113	11	—	2006	40

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

(in millions)

Description(1)	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2009				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Westin Mission Hills Resort, California	—	38	49	11	38	60	98	7	—	2006	40
Westin Seattle, Washington	—	39	175	2	39	177	216	17	—	2006	40
Westin South Coast Plaza, California	—	—	47	8	—	55	55	11	—	2006	40
Westin Waltham Boston, Massachusetts	—	9	59	7	9	66	75	7	—	2006	40
Sheraton San Diego Marina, California	—	—	328	18	—	346	346	32	—	2006	40
Atlanta Perimeter Center, Georgia	—	—	7	33	15	25	40	18	—	1976	40
Denver West, Colorado	—	—	12	10	—	22	22	12	—	1983	40
Greensboro, North Carolina	—	—	19	8	—	27	27	11	—	1983	40
Courtyard Nashua, New Hampshire	—	3	14	6	3	20	23	11	—	1989	40
Hilton Singer Island Oceanfront Resort, Florida	—	3	10	11	2	22	24	11	—	1986	40
Park Ridge, New Jersey	—	—	20	10	—	30	30	9	—	1987	40
Rocky Hill, Connecticut	—	—	17	5	—	22	22	10	—	1991	40
South Bend, Indiana	—	—	8	9	—	17	17	8	—	1981	40
Downers Grove Suites, Illinois	—	2	14	5	2	19	21	7	—	1989	40
Newport Beach Bay view Suites, California	—	6	14	8	6	22	28	7	—	1975	40
Scottsdale Old Town Suites, Arizona	—	3	20	6	3	26	29	8	—	1988	40
Tampa Airport, Florida	—	—	9	17	—	26	26	19	—	2000	40
Sheraton Needham Hotel, Massachusetts	—	5	27	2	5	29	34	3	—	1986	40

Total hotels:	1,217	1,523	8,240	3,294	1,574	11,483	13,057	3,391
Other properties, each less than 5% of total	—	—	7	12	—	19	19	13		various	40

TOTAL	$1,217	$1,523	$8,247	$3,306	$1,574	$11,502	$13,076	$3,404

(1)	Each hotel is operated as a Marriott-brand hotel unless otherwise indicated by its name.

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

(in millions)

Notes:

(A) The change in total cost of properties for the fiscal years ended December 31, 2009, 2008 and 2007 is as follows:

Balance at December 31, 2006	$12,317
Additions:
Acquisitions	15
Capital expenditures and transfers from construction-in-progress	411
Deductions:
Dispositions and other	(215)

Balance at December 31, 2007	12,528
Additions:
Acquisitions	93
Capital expenditures and transfers from construction-in-progress	512
Deductions:
Dispositions and other	(18)

Balance at December 31, 2008	13,115
Additions:
Acquisitions	2
Capital expenditures and transfers from construction-in-progress	326
Deductions:
Dispositions and other	(265)
Impairments	(94)
Assets held for sale	(8)

Balance at December 31, 2009	$13,076

SCHEDULE III

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

(in millions)

(B) The change in accumulated depreciation and amortization of real estate assets for the fiscal years ended December 31, 2009, 2008 and 2007 is as follows:

Balance at December 31, 2006	$2,363
Depreciation and amortization	378
Dispositions and other	(90)

Balance at December 31, 2007	2,651
Depreciation and amortization	430
Dispositions and other	(6)

Balance at December 31, 2008	3,075
Depreciation and amortization	451
Dispositions and other	(121)
Depreciation on assets held for sale	(1)

Balance at December 31, 2009	$3,404

(C) The aggregate cost of real estate for federal income tax purposes is approximately $9,601 million at December 31, 2009.

(D) The total cost of properties excludes construction-in-progress properties.

Item 22. Undertakings

The following undertakings are made by each of the undersigned registrants:

(a)

The	undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on December 23, 2010.

HOST HOTELS & RESORTS, L.P.

By: HOST HOTELS & RESORTS, INC., its general partner

By:	/s/ LARRY K. HARVEY
Larry K. Harvey Executive Vice President, Chief Financial Officer

Signatures	Title	Date

* Richard E. Marriott	Chairman of the Board of Directors	December 23, 2010

* W. Edward Walter	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2010

/s/ LARRY K. HARVEY Larry K. Harvey	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	December 23, 2010

* Brian G. Macnamara	Senior Vice President, Corporate Controller (Principal Accounting Officer)	December 23, 2010

* Robert M. Baylis	Director	December 23, 2010

* Willard W. Brittain, Jr.	Director	December 23, 2010

* Terence C. Golden	Director	December 23, 2010

* Ann McLaughlin Korologos	Director	December 23, 2010

* John B. Morse, Jr.	Director	December 23, 2010

* Gordon H. Smith	Director	December 23, 2010

*By:	/s/ LARRY K. HARVEY
Larry K. Harvey
as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on December 23, 2010.

AIRPORT HOTELS LLC,

HOST OF BOSTON, LTD.,

BY: AIRPORT HOTELS LLC,

HOST OF HOUSTON, LTD.,

BY: AIRPORT HOTELS HOUSTON LLC

HOST OF HOUSTON 1979 LP,

BY: HOST OF HOUSTON, LTD.

HMC RETIREMENT PROPERTIES, L.P.,

BY: DURBIN LLC

HMH MARINA LLC,

HMC ATLANTA LLC,

HMC BURLINGAME LLC,

HMC CAPITAL RESOURCES LP,

BY: HOST NY DOWNTOWN GP LLC

HOST PARK RIDGE LLC,

HMC SUITES LLC,

HMC SUITES LIMITED PARTNERSHIP,

BY: HMC SUITES LLC,

WELLSFORD-PARK RIDGE HMC HOTEL LIMITED

PARTNERSHIP,

BY: HOST PARK RIDGE LLC,

YBG ASSOCIATES LP,

BY: HOST MOSCONE GP LLC

HMC CHICAGO LLC,

HMC DESERT LLC,

HMC DIVERSIFIED LLC,

HMC EAST SIDE LLC,

EAST SIDE HOTEL ASSOCIATES, L.P.

BY: HMC EAST SIDE LLC

HMC GRAND LP,

BY: HOST GRAND GP LLC,

HMC HOTEL DEVELOPMENT LP,

BY: HOST TAMPA GP LLC,

HMC MANHATTAN BEACH LLC,

HMC MARKET STREET LLC,

NEW MARKET STREET LP,

BY: HMC MARKET STREET LLC

HMC GEORGIA LLC,

HMC MEXPARK LLC,

HMC POLANCO LLC,

HMC NGL LLC,

HMC OLS I L.P.,

BY: HMC OLS I LLC

HMC PLP LLC,

CHESAPEAKE HOTEL LIMITED PARTNERSHIP,

BY: HMC PLP LLC

HMC POTOMAC LLC,

HMC PROPERTIES I LLC,

HMC SBM TWO LLC,

HMC SEATTLE LLC,

HMC SFO LP,

BY: HOST SFO GP LLC,

HOST SWISS GP LLC,

HMH GENERAL PARTNER HOLDINGS LLC,

HMH PENTAGON LP,

BY: HOST PENTAGON GP LLC,

HMH RESTAURANTS LP,

BY: HOST RESTAURANTS GP LLC,

HMH RIVERS LLC,

HMH RIVERS, L.P.,

BY: HMH RIVERS LLC

HMH WTC LLC,

HOST LA JOLLA LLC,

CITY CENTER HOTEL LIMITED PARTNERSHIP,

BY: HOST CITY CENTER GP LLC

HOST TIMES SQUARE LP,

BY: HOST TIMES SQUARE GP LLC,

IVY STREET LLC,

MARKET STREET HOST LLC,

PHILADELPHIA AIRPORT HOTEL LLC,

PM FINANCIAL LLC,

PM FINANCIAL LP,

BY: PM FINANCIAL LLC

HMC PROPERTY LEASING LLC,

HMC HOST RESTAURANTS LLC,

S.D. HOTELS LLC,

TIMES SQUARE GP LLC,

DURBIN LLC,

HMC HT LP,

BY: HOST GH ATLANTA GP LLC,

HMC OLS I LLC,

HMC OLS II L.P.,

BY: HMC OLS I LLC

HMC/INTERSTATE MANHATTAN BEACH, L.P.,

BY: HMC MANHATTAN BEACH LLC

AMELIATEL LP,

BY: HMC AMELIA II LLC

HMC AMELIA II LLC,

ROCKLEDGE HOTEL LLC,

HMC COPLEY LP,

BY: HOST COPLEY GP LLC,

HMC HEADHOUSE FUNDING LLC,

IVY STREET HOPEWELL LLC,

HMC DIVERSIFIED AMERICAN HOTELS, L.P.,

BY: HMC DIVERSIFIED LLC,

POTOMAC HOTEL LIMITED PARTNERSHIP,

BY: HMC POTOMAC LLC

HMC AP GP LLC,

HMC AP LP,

BY: HMC AP GP LLC

HMC AP CANADA COMPANY,

HMC TORONTO AIRPORT GP LLC,

HMC TORONTO AIRPORT LP,

BY: HMC TORONTO AIRPORT GP LLC

HMC TORONTO EC GP LLC,

HMC TORONTO EC LP,

BY: HMC TORONTO EC GP LLC

HMC CHARLOTTE GP LLC,

HMC CHARLOTTE LP,

BY: HMC CHARLOTTE GP LLC

HMC CHARLOTTE (CALGARY) COMPANY,

CALGARY CHARLOTTE PARTNERSHIP,

BY: HMC CHARLOTTE (CALGARY) COMPANY

BY: HMC GRACE (CALGARY) COMPANY

CALGARY CHARLOTTE HOLDINGS COMPANY,

HMC GRACE (CALGARY) COMPANY,

HMC MAUI LP,

BY: HOST MAUI GP LLC,

HMC KEA LANI LP,

BY: HOST KEA LANI GP LLC,

HMC CHICAGO LAKEFRONT LLC,

HMC LENOX LP,

BY: HOST LENOX LAND GP LLC

HMC O’HARE SUITES GROUND LP,

BY: HOST O’HARE SUITES GROUND GP LLC,

HMC TORONTO AIR COMPANY,

HMC TORONTO EC COMPANY,

HOST REALTY PARTNERSHIP, L.P.,

BY: HST I LLC

HOST HOUSTON BRIAR OAKS, L.P.,

BY: HOST REALTY PARTNERSHIP, L.P.

BY: HST I LLC

CINCINNATI PLAZA LLC,

HOST CINCINNATI HOTEL LLC,

HOST CINCINNATI II LLC,

HOST FINANCING LLC,

HOST FOURTH AVENUE LLC,

HOST INDIANAPOLIS I LP,

BY: HOST INDIANAPOLIS GP LLC,

HOST LOS ANGELES LP,

BY: HOST LOS ANGELES GP LLC,

HOST MISSION HILLS II LLC,

HOST MISSION HILLS HOTEL LP,

BY: HOST MISSION HILLS II LLC

HOST NEEDHAM HOTEL LP,

BY: HOST NEEDHAM II LLC

HOST NEEDHAM II LLC,

HOST REALTY LLC,

HOST REALTY HOTEL LLC,

HOST WALTHAM II LLC,

HOST WALTHAM HOTEL LP,

BY: HOST WALTHAM II LLC

HST LT LLC,

HST I LLC,

SOUTH COAST HOST HOTEL LP,

BY: HOST SOUTH COAST GP LLC

STARLEX LP,

BY: HOST WNY GP LLC,

BRE/SWISS LP,

BY: HOST SWISS GP LLC

HHR HARBOR BEACH LLC,

HHR LAUDERDALE BEACH LIMITED PARTNERSHIP,

BY: HHR HARBOR BEACH LLC

HMC CAMBRIDGE LP,

BY: HOST CAMBRIDGE GP LLC

HOST MCDOWELL GP LLC,

HMC MCDOWELL LP,

BY: HOST MCDOWELL GP LLC

HMC RESTON LP,

BY: HOST RESTON GP LLC,

HOST ATLANTA PERIMETER GROUND LP,

BY: HOST ATLANTA PERIMETER GROUND GP LLC,

HOST CAPITOL HILL LLC,

HOST DALLAS QUORUM GROUND LP,

BY: HOST DALLAS QUORUM GROUND GP LLC

HOST INDIANAPOLIS HOTEL MEMBER LLC,

IHP HOLDINGS PARTNERSHIP LP,

BY: HMH GENERAL PARTNER HOLDINGS LLC

HMC GATEWAY LP,

BY: S.D. HOTELS LLC

HHR SINGER ISLAND LIMITED PARTNERSHIP,

BY: HHR SINGER ISLAND GP LLC

HHR SINGER ISLAND GP LLC,

PACIFIC GATEWAY, LTD.,

BY: S.D. HOTELS LLC

HOST KIERLAND LP,

BY: HOST KIERLAND GP LLC

HOST TAMPA GP LLC,

HOST RESTON GP LLC,

HOST CAMBRIDGE GP LLC,

HOST SOUTH COAST GP LLC,

HOST SFO GP LLC,

HOST PENTAGON GP LLC,

HOST MOSCONE GP LLC,

HOST NY DOWNTOWN GP LLC,

HOST KEA LANI GP LLC,

HOST KIERLAND GP LLC,

HOST WNY GP LLC,

HOST LOS ANGELES GP LLC,

HOST INDIANAPOLIS GP LLC,

HOST ATLANTA PERIMETER GROUND GP LLC,

HOST DALLAS QUORUM GROUND GP LLC,

HOST O’HARE SUITES GROUND GP LLC,

HOST LENOX LAND GP LLC,

HOST RESTAURANTS GP LLC,

HOST OP BN GP LLC,

HOST MAUI GP LLC,

HOST GH ATLANTA GP LLC,

HOST TIMES SQUARE GP LLC,

HOST COPLEY GP LLC,

HOST CITY CENTER GP LLC,

AIRPORT HOTELS HOUSTON LLC,

HOST GRAND GP LLC,

HOST INDIANAPOLIS LP,

BY: HOST INDIANAPOLIS HOTEL MEMBER LLC

HHR ASSETS LLC,

HHR WRN GP LLC,

HHR WRN LIMITED PARTNERSHIP,

BY: HHR WRN GP LLC,

HHR RIO HOLDINGS LLC

By:	/S/ LARRY K. HARVEY
Name: Larry K. Harvey
Title: President of the entities listed above (or, where applicable, of the general partner of the co-registrant listed above)

HHR HOLDINGS COÖPERATIEF U.A.

By:	/S/ LARRY K. HARVEY
Name: Larry K. Harvey
Title: Managing Director A

By:	/S/ YVONNE THEUNS
Name: Yvonne Theuns
Title: Managing Director B

Pursuant to the requirement of the Securities Act of 1933, as amended, this registration statement has been signed in respect of each co-registrant listed above (or, where applicable, by the general partner of the co-registrant), except for HHR Holdings Coöperatief U.A., by the following persons in the capacities and on the dates indicated.

/s/ LARRY K. HARVEY Larry K. Harvey	President and Manager (Principal Executive Officer)	December 23, 2010

/S/ GREGORY J. LARSON Gregory J. Larson	Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	December 23, 2010

Pursuant to the requirement of the Securities Act of 1933, as amended this registration statement has been signed in respect of HHR Holdings Coöperatief U.A., by the following persons in the capacities and on the dates indicated.

/s/ LARRY K. HARVEY Larry K. Harvey	Managing Director A	December 23, 2010

/s/ YVONNE THEUNS Yvonne Theuns	Managing Director B	December 23, 2010

EXHIBIT INDEX

Exhibit No.	Description
2.1	Master Agreement and Plan of Merger among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership dated as of November 14, 2005 (incorporated by reference from Annex A to the proxy statement/prospectus contained in Host Marriott Corporation’s Registration Statement on Form S-4 (Registration No. 333-130249) filed on December 9, 2005).

2.2	Indemnification Agreement among Host Marriott Corporation, Host Marriott L.P. and Starwood Hotels & Resorts Worldwide, Inc. dated November 14, 2005 (incorporated by reference from Annex B to the proxy statement/prospectus contained in Host Marriott Corporation’s Registration Statement on Form S-4 (Registration No. 333-130249) filed on December 9, 2005).

2.3	Tax Sharing and Indemnification Agreement among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership dated as of November 14, 2005 (incorporated by reference from Annex C to the proxy statement/prospectus contained in Host Marriott Corporation’s Registration Statement on Form S-4 (Registration No. 333-130249) filed on December 9, 2005).

2.4	Amendment Agreement, dated March 24, 2006, amending the master agreement and plan of merger, the indemnification agreement and the tax sharing and indemnification agreement by and among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership, each dated November 14, 2005 (incorporated by reference to Exhibit 2.4 of Host Marriott, L.P.’s Current Report on Form 8-K, filed March 28, 2006).

3.1	Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P. (incorporated by reference to Exhibit 3.1 of Host Hotels & Resorts, L.P.’s Annual Report on
Form 10-K for the year ended December 31, 2006, filed on March 1, 2007).

3.2	Amended and Restated Bylaws of Host Hotels & Resorts, Inc., effective November 6, 2008 (incorporated by reference to Exhibit 3.3 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed on November 12, 2008).

3.3†	Articles of Restatement of the Charter of Host Hotels & Resorts, Inc., as filed with the State of Maryland Department of Assessments and Taxation on November 12, 2010.

4.1	Reserved.

4.2	Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998).

4.3	Third Supplemental Indenture, dated as of December 14, 1998, by and among HMH Properties Inc., Host Marriott, L.P., the entities identified therein as New Subsidiary Guarantors and Marine Midland Bank, as Trustee, to the Amended and Restated Indenture, dated as of August 5, 1998, among Host REIT, the Guarantors named therein, Subsidiary Guarantors named therein and the Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott, L.P.’s Current Report on Form 8-K filed with the Commission on December 31, 1998).

Exhibit No.	Description
4.4	Amended and Restated Twelfth Supplemental Indenture, dated as of July 28, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatures thereto and The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee to the Amended and Restated Indenture, dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended September 10, 2004, filed on October 19, 2004).

4.5	Thirteenth Supplemental Indenture, dated as of March 16, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatories thereto, and The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended March 26, 2004, filed on May 3, 2004).

4.6	Registration Rights Agreement, dated as of March 16, 2004, among Host Marriott Corporation, Host Marriott, L.P. and Goldman, Sachs & Co. as representatives of the several Initial Purchasers named therein related to the 3.25% Exchangeable debentures due 2024 (incorporated by reference to Exhibit 4.10 of Host Marriott Corporation’s Registration Statement on Form S-3 (SEC File No. 333-117229) filed with the Commission on July 8, 2004).

4.7	Sixteenth Supplemental Indenture, dated March 10, 2005, by and among Host Marriott, L.P., the Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.19 of Host Marriott, L.P.’s Report on Form 8-K, filed on March 15, 2005).

4.8	Nineteenth Supplemental Indenture, dated April 4, 2006, by and among Host Marriott, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.26 of Host Marriott Corporation’s Current Report on Form 8-K, filed April 10, 2006).

4.9	Twenty-Second Supplemental Indenture, dated November 2, 2006, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.27 of Host Hotels & Resorts, Inc. Current Report on Form 8-K filed November 7, 2006).

4.10	Twenty-Third Supplemental Indenture, dated March 23, 2007, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed March 29, 2007).

4.11	Registration Rights Agreement, dated March 23, 2007, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Goldman, Sachs & Co. and Banc of America Securities LLC, as representatives of the several Initial Purchasers named therein, related to the 2.625% Exchangeable Senior Debentures due 2027 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on March 29, 2007).

4.12	Twenty-Ninth Supplemental Indenture, dated May 11, 2009, by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed May 11, 2009).

Exhibit No.	Description
4.13	Thirty-Second Supplemental Indenture, dated December 22, 2009, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed December 23, 2009).

4.14	Registration Rights Agreement, dated December 22, 2009, among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc. and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., in their capacity as representatives of the several initial purchasers of the debentures, related to the 2.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed on December 23, 2009).

4.15	Thirty-Sixth Supplemental Indenture, dated October 25, 2010, by and among Host Hotels & Resorts, L.P., Host Hotels & Resorts, Inc., the Subsidiary Guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York) as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998, including form of debenture (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed October 25, 2010).

5.1†	Opinion of Latham & Watkins LLP regarding the validity of the Series V senior notes.

5.2†	Opinion of Dorsey & Whitney LLP.

5.3†	Opinion of Bingham McCutchen LLP.

5.4†	Opinion of Kane, Russell, Coleman & Logan, P.C.

5.5†	Opinion of Ballard Spahr LLP.

5.6†	Opinion of Cox & Palmer.

5.7†	Opinion of Blake, Cassels & Graydon LLP

5.8†	Opinion of De Brauw Blackstone Westbroek

10.1	Reserved.

10.2	Distribution Agreement dated as of September 15, 1993 between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference from Host Marriott Corporation’s Current Report on Form 8-K dated October 25, 1993).

10.3	Amendment No. 1 to the Distribution Agreement dated December 29, 1995 by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.8 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.4	Amendment No. 2 to the Distribution Agreement dated June 21, 1997 by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.8 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.5	Amendment No. 3 to the Distribution Agreement dated March 3, 1998 by and among Host Marriott Corporation, Host Marriott Services Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc. (incorporated by reference to Exhibit 10.9 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

Exhibit No.	Description
10.6	Amendment No. 4 to the Distribution Agreement by and among Host Marriott Corporation and Marriott International Inc. (incorporated by reference to Exhibit 10.10 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.7	Amendment No. 5 to the Distribution Agreement, dated December 18, 1998, by and among Host Marriott Corporation, Host Marriott Services Corporation and Marriott International Inc. (incorporated by reference to Exhibit 10.14 of Host Marriott Corporation’s Form 10-K for the year ended December 31, 1998, filed on March 26, 1999).

10.8	Amendment No. 6, dated as of January 10, 2001, to the Distribution Agreement dated as of September 15, 1993 between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.14 of Host Marriott Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 2, 2004).

10.9	Amendment No. 7, dated as of December 29, 2001, to the Distribution Agreement dated as of December 15, 1993 between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Exhibit 10.38 of Host Marriott Corporation’s Report on Form 10-Q for the quarter ended September 6, 2002, filed on October 21, 2002).

10.10	Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Exhibit 2.1 of Host Marriott Corporation’s Current Report on Form 8-K filed with the Commission on January 16, 1996).

10.11	Amendment to Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Exhibit 10.16 of Host Marriott Corporation’s Form Report on 10-K for the year ended December 31, 1998, filed on March 26, 1999).

10.12	Tax Sharing Agreement dated as of October 5, 1993 by and between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K dated October 25, 1993).

10.13	Tax Administration Agreement dated as of October 8, 1993 by and between Host Marriott Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K dated October 25, 1993).

10.14	Restated Noncompetition Agreement dated March 3, 1998 by and among Host Marriott Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc. (incorporated by reference to Exhibit 10.17 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.15	First Amendment to Restated Noncompetition Agreement by and among Host Marriott Corporation, Marriott International, Inc. and Sodexho Marriott Services, Inc. (incorporated by reference to Exhibit 10.18 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 20, 1998).

10.16	Employee Benefits and Other Employment Matters Allocation Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Exhibit 99.4 of Host Marriott Corporation’s Current Report on Form 8-K filed with the Commission on January 16, 1996).

10.17	Tax Sharing Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott Services Corporation (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K filed with the Commission on January 16, 1996).

Exhibit No.	Description
10.18	Contribution Agreement dated as of April 16, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein, together with Exhibit B (incorporated by reference to Exhibit 10.20 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement No. 333-55807, on Form S-4, filed on September 30, 1998).

10.19	Amendment No. 1 to Contribution Agreement dated May 8, 1998 among Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.21 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed with the Commission on September 30, 1998).

10.20	Amendment No. 2 to Contribution Agreement dated May 18, 1998 among Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.22 of Host Marriott Corporation’s Amendment No. 3 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed with the Commission on September 30, 1998).

10.21	Employee Benefits and Other Employment Matters Allocation Agreement between Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation (incorporated by reference to Exhibit 10.25 of Host Marriott Corporation’s Amendment No. 2 to its Registration Statement on Form S-4 (SEC File No. 333-64793) filed with the Commission on November 10, 1998).

10.22	Amendment to the Employee Benefits and Other Employment Matters Allocation Agreement effective as of December 29, 1998 by and between Host Marriott Corporation, Marriott International, Inc., Sodexho Marriott Services, Inc., Crestline Capital Corporation and Host Marriott, L.P. (incorporated by reference to Exhibit 10.34 of Host Marriott Corporation’s Report on Form 10-K for the year ended December 31, 1998, filed on March 26, 1999).

10.23	Noncompetition Agreement among Host Marriott Corporation, Host Marriott, L.P. and Crestline Capital Corporation, dated December 28, 1998 (incorporated by reference to Exhibit 10.19 of Host Marriott Corporation’s Annual Report on Form 10-K dated December 31, 1998, filed on March 26, 1999).

10.24	First Amendment, dated as of December 28, 1998, to the Restated Noncompetition Agreement dated March 3, 1998 by and among Host Marriott Corporation, Marriott International, Inc. and Crestline Capital Corporation (incorporated by reference to Exhibit 10.32 of Host Marriott Corporation’s Annual Report on Form 10-K for 2003, filed March 2, 2004).

10.25	Acquisition and Exchange Agreement dated November 13, 2000 by and among Host Marriott, L.P. and Crestline Capital Corporation and certain other parties named therein (incorporated by reference to Exhibit 99.2 of Host Marriott, L.P.’s Form 8-K/A filed December 14, 2000).

10.26	Host Hotels & Resorts, L.P. Executive Deferred Compensation Plan as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10.26 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.27	Trust Agreement between T. Rowe Price Trust Company and Host Marriott, L.P., dated November 23, 2005, relating to the Host Marriott, L.P. Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.38 of Host Marriott Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, filed March 10, 2006.)

10.28	Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan, as amended and restated December 29, 1998, as amended January 2004 (incorporated by reference to Exhibit 10.7 of Host Marriott Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 2, 2004).

10.29	Host Hotels & Resorts, L.P. Retirement and Savings Plan, as amended and restated, effective as of January 1, 2008 (incorporated by reference to Exhibit 10.29 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

Exhibit No.	Description
10.30	Host Hotels & Resorts, Inc.’s Non-Employee Director’s Deferred Stock Compensation Plan, as amended and restated, effective as of December 15, 2009 (incorporated by reference to Exhibit 10.30 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, filed March 1, 2010).

10.31	Host Hotels & Resorts, Inc.’s Severance Plan for Executives, as amended and restated, effective as of January 1, 2008 (incorporated by reference to Exhibit 10.31 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.32	Form of Indemnification Agreement for officers and directors of Host Hotels & Resorts, Inc. (incorporated by reference to Exhibit 10.32 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed November 12, 2008).

10.33	Form of Restricted Stock Agreement for 2009 for use under the 1997 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.33 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.34	Form of Option Agreement for 2009 under the 1997 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.34 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009).

10.35	Form of Restricted Stock Agreement for use under the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.33 of Host Hotels & Resorts, Inc.’s Quarterly Report on Form 10-Q, filed July 28, 2009).

10.36	Form of Option Agreement for use under the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (incorporated by reference to Exhibit 10.34 of Host Hotels & Resorts, Inc.’s Quarterly Report on Form 10-Q, filed July 28, 2009).

10.37©	Second Amended and Restated Agreement of Limited Partnership of HHR EURO CV, dated as of July 27, 2010, by and among HST GP EURO B.V., HST LP EURO B.V., Stichting Pensioenfonds ABP, APG Strategic Real Estate Pool N.V. and Jasmine Hotels PTE Ltd. (incorporated by reference to Exhibit 10.37 of Host Hotels & Resorts, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 18, 2010, filed on July 27, 2010).

10.38	Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P., Host Euro Business Trust, Certain Canadian Subsidiaries of Host Hotels & Resorts, L.P., Deutsche Bank AG New York Branch, Bank of America, N.A., Citicorp North America, Inc., Société Générale, Calyon New York Branch, and Various Lenders (incorporated by reference to Exhibit 10.1 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed June 1, 2007).

10.39	Second Amended and Restated Pledge and Security Agreement, dated as of May 25, 2007, among Host Hotels & Resorts, L.P. and the other Pledgors named therein and Deutsche Bank AG New York Branch, as Collateral Agent (incorporated by reference to Exhibit 10.2 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed June 1, 2007).

10.40	Second Amended and Restated Subsidiaries Guaranty, dated as of May 25, 2007, by the subsidiaries of Host Hotels & Resorts, L.P. named as Guarantors therein (incorporated by reference to Exhibit 10.3 to Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed June 1, 2007).

10.41	Amendment No. 1 to Credit Agreement, dated as of April 22, 2008, among Host Hotels & Resorts, L.P., Host Holding Business Trust, Certain Subsidiaries of Host Hotels & Resorts, L.P., Deutsche Bank AG New York Branch and Various Lenders (incorporated by reference to Exhibit 10.41 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K filed with the Commission on April 28, 2008).

Exhibit No.	Description
10.42	Amended and Restated Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan, effective as of January 1, 2008 (incorporated by reference to Exhibit 10.40 of Host Hotels & Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 25, 2008).

10.43	Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan, effective as of March 12, 2009 (incorporated by reference to Appendix A to the Host Hotels & Resorts, Inc. Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2009).

10.44	Sales Agency Financing Agreement, dated August 19, 2010, between Host Hotels & Resorts, Inc. and BNY Mellon Capital Markets, LLC, as sales agent (incorporated by reference to Exhibit 1.1 of Host Hotels & Resorts, Inc. Current Report on Form 8-K filed with the Commission on August 20, 2010).

12.1†	Computation of Ratio of Earnings to Fixed Charges and Preferred Limited Partner Unit Distributions.

21.1†	List of Subsidiaries of Host Hotels & Resorts, L.P.

23.1*	Consent of KPMG LLP.

23.2†	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.3†	Consent of Dorsey & Whitney LLP (included in Exhibit 5.2).

23.4†	Consent of Bingham McCutchen LLP (included in Exhibit 5.3).

23.5†	Consent of Kane, Russell, Coleman & Logan, P.C. (included in Exhibit 5.4).

23.6†	Consent of Ballard Spahr LLP (included in Exhibit 5.5).

23.7†	Consent of Cox & Palmer (included in Exhibit 5.6)

23.8†	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.7)

23.9†	Consent of De Brauw Blackstone Westbroek (included in Exhibit 5.8).

24.1†	Power of Attorney (included on the signature pages hereto)

25.1†	Statement of Eligibility of Trustee with respect to the Amended and Restated Indenture, as supplemented.

99.1†	Form of Letter of Transmittal, with respect to the Exchange Offer.

99.2†	Form of Notice of Guaranteed Delivery with respect to the Series U senior notes and Series V senior notes.

99.3†	Form of Letter to DTC participants regarding the Exchange Offer.

99.4†	Form of Letter to Beneficial Holders regarding the Exchange Offer.

*	Filed Herewith
†	Previously Filed
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